Form 10-K, Exhibit 13
REPUBLIC BANCORP INC
filed 1995-03-30
CIK 813808

Exhibit 13


TABLE OF CONTENTS

Financial Highlights                                     3
Letter to Shareholders                                   4
Five Year Summary of Selected Financial Data             6
Management's Discussion and Analysis                     7
Consolidated Financial Statements                       21
Notes to Consolidated Financial Statements              26
Report of Management                                    44
Independent Auditors' Report                            45
Summary of Common Share and Quarterly Data              46
Republic Affiliates                                     47
Republic Bancorp Inc. Board of Directors and Officers   56
Corporate Information                                   57

COMPANY PROFILE

Republic Bancorp Inc. is a bank holding company established in 1986 which currently operates 86 banking and mortgage banking offices in 19 states. The Company owns Republic Bank based in Ann Arbor, Michigan, with 25 offices in Michigan, and Republic Savings Bank with 11 offices primarily in the greater Cleveland, Ohio area. The Company's two banking entities engage in the business of commercial banking and exercise the powers of a full-service commercial bank and savings bank, respectively, with the exception of trust services.

To complement its retail banking activities, the Company maintains a nationwide mortgage banking presence with Republic Bancorp Mortgage Inc., located in Farmington Hills, Michigan, which operates its retail and wholesale mortgage operations in 19 offices located in 6 states; Market Street Mortgage Corporation, a retail mortgage company based in Clearwater, Florida with 24 locations in 9 states; and CUB Funding Corporation, a retail and wholesale mortgage company, headquartered in Calabasas, California with 7 offices in 3 states. During 1994 the Company originated or purchased $2.8 billion in residential mortgage loans. The Company also performs servicing of mortgage loans, which includes the processing and administration of mortgage loan payments. At December 31, 1994, the mortgage loan servicing portfolio was $4.7 billion.

Financial Highlights
                                                                                 %
(Dollars in thousands, except per share data)           1994         1993      Change
NET INCOME                                             $15,719      $23,183    (32)%
PER COMMON SHARE DATA:
Income before cumulative effect of change
  in accounting principle                                 1.00         1.45    (31)
Cumulative effect of change in accounting principle        -            .06     -
Net income - primary                                      1.00         1.51    (34)
Net income - fully diluted                                1.00         1.50    (33)
Cash dividends declared                                    .32          .23     39
Book value per common share outstanding                   7.73         7.37      5
Average shares outstanding (000s) - fully diluted       15,751       15,437      2

OPERATING DATA (IN MILLIONS):
Residential mortgage loan closings                      $2,837       $4,911    (42)%
Mortgage loan servicing portfolio                        4,669        3,023     54

YEAR-END BALANCES:
Total assets                                        $1,363,614   $1,170,594     16%
Portfolio loans, net                                   599,545      399,903     50
Total deposits                                         818,742      833,734     (2)
Shareholders' equity                                   117,914      111,433      6

FINANCIAL RATIOS:
Return on average assets                                  1.23%        1.94%   (37)%
Return on average equity                                 13.43        23.72    (43)
Total shareholders' equity to assets                      8.65         9.52     (9)
Total risk-based capital                                 21.05        20.19      4

ASSET QUALITY RATIOS:
Non-performing assets to loans and other
  real estate owned                                        .54%         .58%    (7)%
Non-performing assets to total assets                      .30          .45    (33)

Letter to Shareholders


RESULTS

We are pleased to report your Company earned net income of $15.7 million in 1994. While 1994 earnings were below our banner year of 1993 in which the Company earned $23.2 million, they are very respectable in relationship to both our peer group and the volatile interest rate environment in 1994. Our return on average assets was 1.23% for 1994, compared with national peer of 1.11%, and our return on average equity was 13.43%, compared with peer of 12.77%. Included in net income for 1993 was $950,000 in earnings for the Company's change in accounting for income taxes, or $.06 per share. Fully diluted earnings per share was $1.00 for the year ended December 31, 1994 compared to $1.45 in 1993, excluding the earnings for the Company's change in accounting for income taxes. All earnings per share amounts presented are restated to reflect the 10% stock dividend issued December 2, 1994.

Mortgage loan closings were $2.8 billion for the year ending December 31, 1994, a decrease of 42% from the $4.9 billion closed during 1993. While the dramatic increase in interest rates throughout the year substantially reduced the volume of refinance mortgages, the Company's origination of home purchase mortgages actually increased by 28% during 1994 through our nationwide mortgage network.


STRENGTH OF ASSET QUALITY AND CAPITAL

The Company's total assets increased to $1.36 billion at December 31, 1994, compared to $1.17 billion reported at December 31, 1993. Republic's asset quality ratios continue to be among the best in the country. Net charge-offs in 1994 were only .20% of average total loans and non-performing assets were only .30% of total assets at December 31, 1994. These ratios reflect the Company's emphasis on conservative lending policies. At December 31, 1994, approximately 90% of the Company's loan portfolio consisted of residential mortgages and commercial loans secured by real estate.

The Company also continues to enjoy very strong capital levels with total shareholders' equity increasing to $118 million at December 31, 1994 from $111 million at December 31, 1993. The Company's capital ratios are more than double the regulatory requirements of a well-capitalized financial institution, with a Total Risk-Based capital ratio of 21.05% at December 31, 1994.


1994 OVERVIEW

The year ending December 31, 1994 was a year of significant change in our industry. The dramatic increase in both short-term and long-term interest rates during the year caused a reduction in mortgage loan volume, a fall-off of the refinance business, overcapacity in the mortgage market and very competitive pricing. In this challenging environment, the Company still closed $2.84 billion in mortgages during 1994. Other than for the refinance boom of 1993, our mortgage loan closings in 1994 represent the highest volume ever at the Company.

The Company also did very well in Small Business Administration (SBA) lending in 1994. Based on number of loans closed, Republic Bank was the Number One SBA originator in the state of Michigan. As a Company, we closed over $12 million in SBA loans during the year.

While 1994 also saw a reduction in the price of the Company's stock, the Company's five year average return on stock of 31% continues to exceed that of the NASDAQ Stock Market composite for all U.S. companies of 20% and the NASDAQ bank stocks of 15%.

During 1994, the Company also took the following steps to better position itself for 1995 and beyond:

Republic acquired Home Funding with seven mortgage origination offices in the states of New York, Connecticut, Massachusetts and Maryland. Additionally, we expanded into the Southwest market in Phoenix, and into the Northwest in Portland and Seattle. Also, in December, 1994 we sold our bank branch offices in the Traverse City, Michigan region and redeployed those assets through an acquisition of deposits in the Flint, Owosso and Flushing, Michigan markets. This expansion has been coupled with a review of the staffing levels and profitability of all of our offices.

During the fourth quarter, the Company sold approximately $47 million of lower yielding, adjustable rate securities. The proceeds from the securities sale were redeployed into higher yielding adjustable rate residential mortgage loans which will improve our future interest income.

The Company significantly increased its mortgage loan servicing portfolio to $4.7 billion, an increase of more than 50% since 1993. This servicing has value in that it may either be sold or retained and recognized as an income stream over an extended period. Our mortgage loan servicing portfolio also acts as a natural hedge against rising interest rates, in that its value increases as mortgage loan interest rates increase. As of December 31, 1994, we estimate the market value of this servicing portfolio exceeds its book value by more than $10 million.


DIRECTORS

John F. Northway retired from the Board of Directors in January 1995 and became a director-emeritus. We would like to acknowledge his many significant contributions and counsel to the Company over the last nine years. Additionally, Lyman H. (Tim) Treadway has chosen to retire from the Board effective with the 1995 annual meeting. We would like to express our sincere appreciation for his efforts and guidance.


OUTLOOK

In February 1995, your Board of Directors approved a 12.5% increase in the quarterly dividend to $.09 per share, as a result of the Company's strong capital position and positive outlook for 1995. This is the third increase in Republic's regular quarterly dividend in the last three years and represents a cumulative increase of 140% over this period. Additionally, the Company has acquired approximately 250,000 shares under the previously announced stock repurchase program.

We believe the actions we have taken and those we continue to implement will create additional opportunities in our fundamental business. Republic is a geographically diversified organization with 86 offices in 19 states, and our emphasis remains on our strengths of mortgage banking, SBA lending and personal banking. With the talent of Republic employees and a clear vision of our goals and objectives, we will continue to create value for our shareholders.

The directors, officers and staff look forward to 1995 and want to thank you for your continued support.

Sincerely,

/s/ Jerry D. Campbell
-----------------------
Jerry D. Campbell
Chairman and President

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

The selected consolidated financial information for the Company and its subsidiaries presented below for each of the five years in the period ended December 31, 1994 has been derived from the Consolidated Financial Statements of the Company and the related notes to the Consolidated Financial Statements.

                                                                             Year Ended December 31,
                                                               1994       1993       1992       1991       1990
STATEMENTS OF INCOME INFORMATION (Dollars in thousands):
Total interest income                                          $78,219    $78,831    $74,068    $70,886    $71,106
Total interest expense                                          44,999     42,268     40,339     43,990     48,015
Net interest income before provision for loan losses            33,220     36,563     33,729     26,896     23,091
Provision for loan losses                                           94        603      3,967      2,135      1,151
Mortgage banking income                                         69,899     85,128     30,697      8,985      5,652
Other non-interest income                                        5,762      6,992      6,113      4,482      1,578
Non-interest expense                                            85,021     93,539     47,811     29,325     25,246
Provision for income taxes                                       8,047     12,308      7,339      3,342      1,497
                                                                ------     ------     ------      -----      -----
Net income before cumulative effect of
  change in accounting principle                                15,719     22,233     11,422      5,561      2,427
Cumulative effect of change in accounting principle               -          (950)      -          -          -
                                                               -------    -------    -------    -------    -------
Net income                                                     $15,719    $23,183    $11,422    $ 5,561    $ 2,427
                                                               =======    =======    =======    =======    =======

PER COMMON SHARE DATA:
Net income (primary)  (1)                                        $1.00      $1.51       $.83       $.45       $.17
Net income (fully diluted)  (1)                                   1.00       1.50        .80        .44        .17
Cash dividends declared                                            .32        .23        .20        -          -
Dividend payout ratio                                               32%        15%        25%       -          -
Book value per common share outstanding  (1)                     $7.73      $7.37      $5.93      $5.30      $5.18
OPERATING DATA (Dollars in millions):
Residential mortgage loan closings                              $2,837    $ 4,911    $ 2,078    $   528    $   267
Mortgage loan servicing rights sold                              4,508      2,301      1,213        201        103
Mortgage loan servicing portfolio                                4,669      3,023      2,049        284        150
YEAR-END BALANCES (Dollars in millions):
Total assets                                                    $1,364     $1,171     $1,126       $838       $743
Total earning assets                                             1,224      1,078      1,041        801        703
Net loans                                                          600        400        519        459        466
Total deposits                                                     819        834        898        686        630
Long-term debt                                                      56         20          5          7          9
Shareholders' equity                                               118        111         84         65         59
PERFORMANCE RATIOS:
Return on average assets                                          1.23%      1.94%      1.20%       .71%       .33%
Return on average common equity                                  13.43      23.72      15.05       8.91       3.60
Net interest margin                                               2.88       3.29       3.70       3.62       3.30
ASSET QUALITY RATIOS:
Non-performing assets to loans and other real estate owned (2)     .54%       .58%      1.01%      1.68%      1.78%
Non-performing assets to total assets                              .30        .45        .69       1.07       1.16
Allowance for estimated loan losses to non-performing loans     158.61     148.34     163.73      78.41      54.37
Allowance for estimated loan losses to loans                       .92       1.77       1.46       1.16        .94
Net charge-offs to average loans outstanding  (2)                  .20        .06        .26        .23        .12
CAPITAL RATIOS:
Total shareholders' equity to assets                              8.65%      9.52%      7.48%      7.74%      7.96%
Tier 1 risk-based capital                                        17.57      16.35      12.97      13.07      12.99
Total risk-based capital                                         21.05      20.19      14.23      14.54      14.37
Tier 1 leverage                                                   8.43       8.43       7.51       8.02       7.83

(1) All per common share amounts have been restated to reflect stock dividends and stock splits.
(2) Includes mortgage loans held for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS


OVERVIEW
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Net income in 1994 totaled $15.7 million, compared to $23.2 million earned in 1993. This decrease in earnings was due primarily to a significant decline in single-family mortgage volume, which resulted in a reduction in mortgage banking income. Net income per common share, fully diluted, was $1.00 for 1994, compared to $1.50 earned in 1993. Return on average assets in 1994 was 1.23%, while return on average equity was 13.43%.

Republic Bancorp Inc. has five subsidiaries engaged in two business segments, mortgage banking and commercial banking. The subsidiaries in the mortgage banking segment include: Republic Bancorp Mortgage Inc. ("Republic Mortgage"), Market Street Mortgage Corporation ("Market Street") and CUB Funding Corporation ("CUB Funding"), while the commercial banking segment includes Republic Bank and Republic Savings Bank ("Republic Savings").

MORTGAGE BANKING
During 1994, the Company closed $2.8 billion in single-family, residential mortgage loans, compared to $4.9 billion during 1993, a decrease of 42%. The decline in the Company's residential loan closings for 1994 was due to the significant increase in both short-term and long-term interest rates which substantially reduced the volume of mortgage loan originations.

The decrease in mortgage loan volume resulted in a decrease of mortgage banking income of $15.2 million, or 18% from $85.1 million in 1993 to $69.9 million in 1994. A breakdown of income from mortgage banking activities is summarized as follows:

                                                                  Year ended December 31,
                                                               1994       1993       1992
(Dollars in thousands)
Net mortgage loan servicing fees                                $7,439     $4,558       $918
Origination fee income                                          25,054     34,044      9,550
Gain on sale of mortgages                                        4,968     33,190     17,760
Gain on sale of servicing                                       32,438     13,336      2,469
                                                               -------    -------    -------
Total mortgage banking income                                  $69,899    $85,128    $30,697
                                                               =======    =======    =======

The Company generates origination fee income primarily through its retail mortgage loan operation. The Company's retail mortgage loan closings were $1.77 billion in 1994 compared to $2.35 billion for 1993. This decrease in retail mortgage closings resulted in a decrease in origination fee income of $9.0 million from $34.0 million in 1993 to $25.0 million in 1994.

The Company typically sells all of its long-term fixed rate and a significant portion of its variable rate mortgages to the secondary market. During 1994, the Company's gain on sale of mortgages totaled $5.0 million compared to $33.2 million for 1993. The decrease in the gain on sale of mortgages was due to lower volume and the significant decline in margins. The margin decline was caused by an overcapacity in the mortgage market, resulting in very competitive pricing for a significant portion of 1994.

During 1994, the Company continued its emphasis on the purchase of and retention of mortgage loan servicing rights. This emphasis contributed to the increase in the mortgage servicing portfolio from $3.0 billion at December 31, 1993 to $4.7 billion at December 31, 1994. This increase in the servicing portfolio resulted in net mortgage loan servicing fees of $7.4 million for the year ended December 31, 1994, or a 63% increase over the $4.6 million in fees in 1993. The servicing fees are net of the amortized cost of the purchased mortgage servicing rights for the years ended December 31, 1994, 1993 and 1992 of $5.0 million, $4.6 million, and $1.4 million, respectively.

During 1994 and 1993, the Company sold both purchased and originated mortgage servicing rights of $4.5 billion and $2.3 billion, respectively, resulting in gains of $32.4 million and $13.3 million, respectively.

For a further discussion of the mortgage banking segment, please refer to Notes 4 and 19 of the Notes to the Consolidated Financial Statements. The remainder of the Management's Discussion and Analysis provides various disclosures and analysis relating principally to the commercial banking segment.

RESULTS OF OPERATIONS
NET INTEREST INCOME
Net interest income totaled $33.2 million in 1994, a decrease of 9.1% from the $36.6 million earned during 1993. The decrease in net interest income was primarily due to the decline in the net interest margin from 3.29% in 1993 to 2.88% in 1994. The decrease in the net interest margin was a result of a decrease in mortgage loans held for sale and a subsequent redeployment of assets into lower yielding securities as well as a significant increase in short-term borrowing costs.

While average earning asset balances grew 3.6% or $40.4 million, to $1.15 billion as of December 31, 1994, the yield on average earning assets decreased from 7.08% to 6.78%, resulting in an overall decrease of $612,000 in interest income. As a result of the rise in interest rates and the decline in mortgage production, the average mortgage loans held for sale balance decreased from $382 million in 1993 to $214 million in 1994. These assets were redeployed primarily into investment securities, which earned 161 basis points less on average than mortgage loans held for sale. An additional factor in the decline in yield on interest earning assets was the 84 basis points decline in average rates earned on portfolio real estate mortgages from 1993, a significant portion of which reprice annually based on the one-year Constant Maturity Treasury, plus an index.

Interest expense for 1994 increased $2.7 million compared with 1993. This was a result of an increase in average interest bearing liabilities of $51.9 million, or 5.5%, over 1993 and an increase in the average rates paid on liabilities from 4.47% to 4.51%. As a result of the decrease in mortgage loan originations, the 1994 average borrowings of the Company's mortgage affiliates under the higher cost warehousing facilities decreased $60.7 million while the average borrowing rate increased from 5.77% to 6.19% in 1994. Offsetting the reduction in these borrowings was an increase of $136.0 million in other short-term borrowings of the bank affiliates, primarily reverse repurchase agreements. Average balances and rates on these borrowings were $159.6 million and 4.83% in 1994 and $23.6 million and 3.78% in 1993, respectively.

Net interest income totaled $36.6 million in 1993, an increase of 8.4% from 1992. The increase in net interest income in 1993 compared with 1992, resulted from an increase of $4.8 million in interest income offset by an increase of $1.9 million in interest expense. The increase in both interest income and interest expense was primarily due to an increase in interest earning assets and interest bearing liabilities partially offset by general declines in interest rates. The net interest margin decreased from 3.70% in 1992 to 3.29% in 1993.

The following table presents an analysis of average balances and rates for each of the three years ended December 31, 1994, 1993 and 1992.

                                                                     Year Ended December 31,
                                                1994                         1993                            1992
                                   Average                Avg.   Average                Avg.    Average                Avg.
                                   Balance(1)  Interest   Rate   Balance(1)   Interest  Rate    Balance(1)  Interest   Rate
(Dollars in thousands)
AVERAGE ASSETS:
Money market investments              $13,163      $474  3.60%     $50,541     $1,473   2.91%    $47,942     $1,572    3.28%
Mortgage loans held for sale          213,593    15,317  7.17      382,196     27,361   7.16     153,754     10,966    7.13
Securities                            434,440    24,128  5.56      213,984     10,823   5.06     205,832     14,391    6.99
Commercial loans                      114,954    10,599  9.22      148,707     13,213   8.89     193,595     18,493    9.55
Real estate mortgage loans            326,902    23,243  7.11      270,537     21,520   7.95     262,214     23,662    9.02
Installment loans                      50,120     4,458  8.89       46,830      4,441   9.48      48,290      4,984   10.32
Total loans, net of                   -------    ------  ----      -------     ------   ----     -------     ------   -----
  unearned income                     491,976    38,300  7.78      466,074     39,174   8.41     504,099     47,139    9.35
                                    ---------    ------  ----    ---------     ------   ----     -------     ------    ----
Total interest earning assets       1,153,172    78,219  6.78    1,112,795     78,831   7.08     911,627     74,068    8.12
                                    ---------    ------  ----    ---------     ------   ----     -------     ------    ----
Allowance for loan losses              (6,360)                      (7,594)                       (6,147)
Cash and due from banks                25,758                       20,467                        14,525
Other assets                          108,549                       71,892                        35,435
                                   ----------                   ----------                      --------
Total assets                       $1,281,119                   $1,197,560                      $955,440
                                   ==========                   ==========                      ========
AVERAGE LIABILITIES AND
  SHAREHOLDERS' EQUITY:
Deposits:
Interest bearing demand
  deposits                            $86,965     2,295  2.64      $65,392      1,846   2.82     $57,552      1,907    3.31
Savings deposits                      188,267     6,212  3.30      179,988      5,093   2.83     178,072      6,451    3.62
Time deposits                         420,995    19,754  4.69      512,666     25,346   4.94     489,934     28,338    5.78
                                      -------    ------  ----      -------     ------   ----     -------     ------    ----
Total interest bearing deposits       696,227    28,261  4.06      758,046     32,285   4.26     725,558     36,696    5.06
Short-term borrowings                 216,663    10,902  5.03      141,409      6,479   4.58      28,776      1,557    5.41
FHLB advances                          42,796     2,237  5.23       28,008      1,781   6.36      23,546      1,666    7.05
Long-term debt                         42,499     3,599  8.47       18,833      1,723   9.15       6,410        420    6.55
                                      -------    ------  ----      -------     ------   ----     -------     ------    ----
Total interest bearing liabilities    998,185    44,999  4.51      946,296     42,268   4.47     784,290     40,339    5.14
                                      -------    ------  ----      -------     ------   ----      ------     ------    ----
Non-interest bearing deposits         121,594                      127,562                        62,605
Other liabilities                      44,273                       25,951                        30,708
                                    ---------                    ---------                       -------
Total liabilities                   1,164,052                    1,099,809                       877,603
                                    ---------                    ---------                       -------
Shareholders' equity                  117,067                       97,751                        77,837
Total liabilities and              ----------                   ----------                      --------
  shareholders' equity             $1,281,119                   $1,197,560                      $955,440
                                   ==========                   ==========                      ========
Net interest income                             $33,220                       $36,563                       $33,729
                                                =======                       =======                       =======
Net interest spread                                      2.27%                          2.61%                          2.98%
                                                         ====                           ====                           ====
Net interest margin                                      2.88%                          3.29%                          3.70%
                                                         ====                           ====                           ====

(1) Non-accrual loans and overdrafts are included in average balances. No significant amounts of tax-exempt income were earned by the Company or its subsidiaries during 1994, 1993 or 1992.

Net interest income can be analyzed in terms of the impact of changing rates and changing volumes of interest earning assets and interest bearing liabilities. The following table sets forth certain information regarding changes in net interest income due to changes in the average balance of interest earning assets and interest bearing liabilities and due to changes in average rates for the periods indicated.

                                                         Year Ended December 31,
                                           1994 versus 1993                  1993 versus 1992
                                          Increase/(Decrease)               Increase/(Decrease)
                                           Due to Change In:                 Due to Change In:
                                      Average     Average    Net         Average     Average    Net
                                      Balance(1)  Rate(1)    Change      Balance(1)  Rate(1)    Change
(Dollars in thousands)
INTEREST INCOME:
Money market investments              $(1,285)      $286      $(999)       $83        $(182)    $(99)
Mortgage loans held for sale          (12,082)        38    (12,044)    16,350           45    16,395
Securities                             12,140      1,165     13,305        598       (4,166)   (3,568)
Loans, net of unearned income(2)        2,129     (3,003)      (874)    (3,414)      (4,551)   (7,965)
                                        -----     ------       ----     ------       ------     -----
Total interest income                     902     (1,514)      (612)    13,617       (8,854)    4,763
                                        -----     ------       ----     ------       ------     -----
INTEREST EXPENSE:
Interest bearing demand deposits          573       (124)       449        241         (302)      (61)
Savings deposits                          243        876      1,119         68       (1,426)   (1,358)
Time deposits                          (4,358)    (1,234)    (5,592)     1,268       (4,260)   (2,992)
                                       ------     ------     ------      -----       ------    ------
Total interest bearing deposits        (3,542)      (482)    (4,024)     1,577       (5,988)   (4,411)
Short-term borrowings                   3,734        689      4,423      5,196         (274)    4,922
FHLB advances                             815       (359)       456        295         (180)      115
Long-term debt                          2,007       (131)     1,876        986          317     1,303
                                        -----       ----      -----      -----       ------     -----
Total interest expense                  3,014       (283)     2,731      8,054       (6,125)    1,929
                                      -------    -------    -------     ------      -------    ------
Net interest income                   $(2,112)   $(1,231)   $(3,343)    $5,563      $(2,729)   $2,834
                                      =======    =======    =======     ======      =======    ======

(1) Any variance attributable jointly to volume and rate changes is allocated to volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.
(2) Non-accrual loans are included in average balances.

NON-INTEREST INCOME
Non-interest income decreased to $75.7 million in 1994 compared to $92.1 million in 1993. The largest component of non-interest income is mortgage banking income which is discussed previously in the mortgage banking section of Management's Discussion and Analysis. Certain non-recurring items had a impact on non-interest income for the Company in 1994. In December 1994, the Company completed the sale of its three northern Michigan branch offices with total deposits of $43.7 million, resulting in a gain of $4.0 million. In addition, during the fourth quarter of 1994 the Company sold approximately $47.0 million of low yielding mortgage backed securities, resulting in a loss of $2.0 million and an overall loss on sale of securities of $1.4 million for the year. During 1993, the Company's gain on sale of securities was $2.0 million

NON-INTEREST EXPENSE
During 1994, non-interest expense decreased to $85.0 million, or 6.6% of average assets, compared to $93.5 million, or 7.8% of average assets from 1993. The decrease in non-interest expense was due primarily to the reduction in salaries and employee benefits of $7.4 million, including commissions paid on residential loan closings. Salaries and employee benefits are the largest portion of non-interest expense, totalling $47.6 million, or 56.0% of total non-interest expense in 1994. Furthermore, other non-interest expenses decreased from $38.5 million in 1993 to $37.4 million in 1994, a decrease of 2.8%. This decrease is primarily attributable to a decrease in mortgage loan closing costs.

Non-interest expense increased from $47.8 million in 1992, or 5.0% of average assets, compared to $93.5 million, or 7.8% of average assets, in 1993. Salaries and employee benefits were the largest portion of non-interest expense, totalling $55.0, or 58.8% of total non-interest expense in 1993. The increase in salaries and employee benefits were primarily due to increased commissions on the significant increase in residential loan closings and the expansion of the Company's mortgage banking activities, including the Market Street acquisition.

INCOME TAXES
Federal income tax expense was $8.0 million in 1994, as compared to $12.3 million in 1993 and $7.3 million in 1992. The effective tax rate in 1994 was 33.9%, as compared to 35.6% in 1993 and 39.1% in 1992. The decrease from 1993 is due to a decreased percentage of non-tax deductible expenses to income before income taxes.

The Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," effective January 1, 1993. Included in earnings for the year ended December 31, 1993 was a cumulative adjustment of $950,000, or $.06 per share, relating to the adoption of SFAS 109.

FINANCIAL CONDITION
ASSETS
Total assets at December 31, 1994 were $1.36 billion, compared to $1.17 billion at December 31, 1993, an increase of 16%. The increase in assets during 1994 was due primarily to an increase in securities, which increased by $307.8 million, and an increase in portfolio loans of $198.0 million. These increases have been funded by a decrease in mortgage loans held for sale of $355.7 million and increased levels of federal funds purchased and reverse repurchase agreements, as well as Federal Home Loan Bank advances totalling $228.5 million. The decrease in mortgage loans held for sale resulted from the decreased mortgage volume attributable to the significant increase in interest rates during the year.

Average earning assets totalled $1.15 billion for 1994, compared with $1.11 billion for 1993.

LOANS
Total loans, excluding loans held for sale, at December 31, 1994 were $605.1 million. This represents an increase of $198.0 million from the $407.1 million reported at December 31, 1993. Residential real estate loans increased $228.6 million to $457.8 million, or 75.7% of total loans at December 31, 1994, from $229.2 million, or 56.3% at December 31, 1993, due primarily to the Company increasing it's portfolio of variable rate residential real estate loans. The Company will continue its emphasis on originating fixed rate residential real estate loans to be subsequently sold into the secondary market, and on generating adjustable rate, real estate-secured portfolio loans. Commercial loans, including commercial loans secured by real estate, decreased from $126.5 million to $97.9 million or 16.1% of total loans at December 31, 1994. The decrease of $28.6 million from 1993 was due to the sale of $12.8 million of commercial loans by Republic Bank and Republic Savings Bank to other financial institutions, SBA loan sales and loan payoffs.

Mortgage loans held for sale decreased from $507.8 million at December 31, 1993 to $152.1 million at December 31, 1994. During 1994, the Company closed $2.8 billion in residential real estate mortgage loans, compared to $4.9 billion closed during 1993. The substantial majority of all mortgage loans closed were sold or committed for sale into the secondary market.

The Company attempts to minimize credit risk in its loan portfolio by focusing primarily on residential real estate mortgages and real estate-secured commercial loans. As of December 31, 1994, these loans comprise 89.2% of the total loan portfolio, excluding mortgage loans held for sale. The Company's general policy is to originate conventional real estate mortgages with loan to value ratios of 80% or less and SBA-secured loans or real estate-secured commercial loans with loan to value ratios of 70% or less. The substantial majority of the Company's loans are conventional mortgage loans which are secured by residential properties and which comply with the requirements for sale to or conversion to mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation ("FHLMC") or the Federal National Mortgage Association ("FNMA"). The majority of the Company's commercial loans are secured by real estate and are made to small and medium-sized businesses. These loans are generally made at rates based on the prevailing prime interest rates of Republic Bank and Republic Savings and are adjusted periodically. The focus of the Company on real estate-secured lending with lower loan to value ratios is generally reflected in the low net charge-off ratio percentages.

The Company has not emphasized installment loans and, excluding home equity loans, does not intend to emphasize these loans in the future. To the extent made, these loans generally result from accommodations to customers related to other banking activities. The Company has insignificant amounts of agribusiness loans outstanding, and has no loans to foreign debtors. The table on the following page summarizes the composition of the Company's loan portfolio.


MANAGEMENT'S DISCUSSION AND ANALYSIS (continued)

                                                            December 31,
                               1994              1993              1992              1991              1990
                          Amount    %       Amount    %       Amount    %       Amount    %       Amount      %
(Dollars in thousands)
Commercial loans:
Secured by real
  estate                 $81,922   13.5%   $94,428   23.2%  $147,790   28.1%  $144,832   31.2%  $128,069     27.2%
Other (generally
  secured)                15,989    2.6     32,114    7.9     44,538    8.5     48,238   10.4     56,020     11.9
                          ------   ----    -------   ----    -------   ----    -------   ----    -------     ----
Total commercial
  loans                   97,911   16.1    126,542   31.1    192,328   36.6    193,070   41.6    184,089     39.1
Residential loans:
Real estate
  mortgages              457,755   75.7    229,203   56.3    286,502   54.4    224,478   48.3    242,416     51.6
Installment loans         49,423    8.2     51,372   12.6     47,563    9.0     46,955   10.1     43,536      9.3
                        --------  -----   --------  -----   --------  -----   --------  -----   --------    -----
Total loans             $605,089  100.0%  $407,117  100.0%  $526,393  100.0%  $464,503  100.0%  $470,041    100.0%
                        ========  =====   ========  =====   ========  =====   ========  =====   ========    =====

The following table sets forth information regarding the maturity and sensitivity to interest rates of the Company's commercial loan portfolio.

                                        December 31, 1994
(Dollars in thousands)
Commercial Loan Maturity:
Due within one year                        $25,121
One year through five years                 52,074
After five years                            20,716
                                           -------
Total commercial loans                     $97,911
                                           =======
Commercial Loans Maturing After One Year:
With predetermined rates                   $24,564
With floating rates                         48,226
                                           -------
Total commercial loans                     $72,790
                                           =======

The following table sets forth information regarding the geographic distribution of the Company's loan portfolio as of December 31, 1994. As noted below, the majority of loans have been originated in Michigan.

                                         December 31,       Percent of Total
                                           1994               Outstanding
(Dollars in thousands)
Michigan                                   $404,966            66.9%
Ohio                                        114,359            18.9
Florida                                      12,986             2.2
Indiana                                      12,144             2.0
Other                                        60,634            10.0
                                           --------           -----
Total                                      $605,089           100.0%
                                           ========           =====

There are no loans outstanding which would be considered a concentration of lending in any particular industry or group of industries.

NON-PERFORMING ASSETS
Loans held in portfolio are reviewed on a regular basis and are placed on non-accrual status when, in the opinion of management, reasonable doubt exists as to the full, timely collection of interest or principal. Generally, loans are placed in non-accrual status when either principal or interest is 90 days or more past due. Furthermore, at the time such loans are placed in non-accrual status, uncollected accrued interest is charged against current income. At December 31, 1994, approximately $1.6 million, or .3% of the loans in the Company's portfolio were 30-89 days delinquent.

Real estate acquired by the Company as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned ("ORE") until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its net realizable value. Any further write-down of the property is charged to expense. The following table provides information with respect to the Company's past due loans and the components of non-performing assets at the dates indicated.

                                                                              December 31,
                                                             1994      1993      1992      1991      1990
(Dollars in thousands)
Loans past due 90 days or more and still accruing interest:
Commercial                                                     $104      $217      -         -         $435
Residential real estate mortgages                              -         -          $90      -          176
Installment                                                      35        93        31        $3        12
                                                               ----      ----      ----        --      ----
Total                                                          $139      $310      $121        $3      $623
                                                               ====      ====      ====        ==      ====
Non-accrual loans:
Commercial                                                     $982    $1,812    $1,386    $3,332    $6,285
Residential real estate mortgages                             1,304       803     1,085     1,223     1,808
Installment                                                      79       108        82       163        48
                                                              -----     -----     -----     -----     -----
Total                                                         2,365     2,723     2,553     4,718     8,141
Restructured loans                                            1,130     2,140     2,140     2,181      -
Other real estate owned                                         586       405     3,117     2,078       449
                                                             ------    ------    ------    ------    ------
Total non-performing assets                                  $4,081    $5,268    $7,810    $8,977    $8,590
                                                             ======    ======    ======    ======    ======
Non-performing assets as a percentage of:
Total loans and OREO(1)                                         .67%     1.29%     1.47%     1.92%     1.83%
Total loans and OREO(2)                                         .54       .58      1.01      1.68      1.78
Total assets                                                    .30       .45       .69      1.07      1.16

(1) Including other real estate owned, but excluding loans held for sale.
(2) Including other real estate owned and loans held for sale.

Gross interest income that would have been recorded in 1994 for loans that were classified as non-accrual on December 31, 1994, assuming they had been accruing interest throughout the year in accordance with their original terms, was approximately $214,000. The amount of interest collected on these loans and included in income for 1994 was approximately $75,000. Therefore, on a net basis, total income foregone in 1994 due to these loans was approximately $139,000. Furthermore, gross interest income that would have been recorded on restructured loans throughout the year in accordance with their original terms, was approximately $114,000, versus $77,000, the amount actually collected under the new loan terms, resulting in lost interest of approximately $37,000.

The Company also maintains a watch list for loans identified as requiring a higher level of monitoring by management. These are loans which, because of one or more characteristics, such as economic conditions, industry trends, nature of collateral, collateral margin or other factors, require more than normal monitoring by the Company. As of December 31, 1994, total loans on the watch list of the Company were $9.2 million, or 1.52% of total portfolio loans, compared to $8.9 million, or 2.18% of the total loan portfolio at December 31, 1993.

ALLOWANCE FOR ESTIMATED LOAN LOSSES
Management is responsible for maintaining an adequate allowance for estimated loan losses. The appropriate level of the allowance for estimated loan losses is determined by systematically reviewing the loan portfolio quality, analyzing economic changes, consulting with regulatory agencies and reviewing historical loan loss experience. Actual net loan losses are charged against this allowance. If actual circumstances and losses differ substantially from management's assumptions and estimates, such reserves for loan losses may not be sufficient to absorb all future losses, and net earnings could be significantly and adversely affected. Management is of the opinion that the allowance for estimated loan losses is adequate to meet potential losses in the portfolio. It must be understood, however, that there are inherent risks and uncertainties related to the operation of a financial institution. By necessity, Republic Bancorp's financial statements are dependent upon estimates, appraisals and evaluations of loans. Therefore, the possibility exists that abrupt changes in such estimates, appraisals and evaluations might be required because of changing economic conditions and the economic prospects of borrowers.

As of December 31, 1994, the allowance for estimated loan losses was $5.5 million, or .92% of total loans, excluding mortgage loans held for sale, compared with $7.2 million, or 1.77%, as of December 31, 1993, and $7.7 million, or 1.46% as of December 31, 1992. Including mortgage loans held for sale such ratios would be .73%, .79% and 1.00% as of December 31, 1994, 1993 and 1992, respectively. The provision for loan losses for the years ended December 31, 1994, 1993 and 1992 was $94,000, $603,000 and $4.0 million, respectively.

An analysis of the allowance for estimated loan losses, the amount of loans charged off, and the recoveries on loans previously charged off is summarized in the following table:

                                                              Year Ended December 31,
                                                     1994      1993      1992      1991      1990
(Dollars in thousands)
Allowance for estimated loan losses:
Balance at beginning of period                       $7,214    $7,684    $5,410    $4,426    $3,862
Loans charged off                                    (1,705)     (762)   (2,079)   (1,350)     (871)
Recoveries of loans previously charged off              291       279       386       199       284
                                                     ------      ----    ------    ------      ----
Net charge-offs                                      (1,414)     (483)   (1,693)   (1,151)     (587)
                                                     ------      ----     -----     -----     -----
Provision charged to expense                             94       603     3,967     2,135     1,151
Reduction due to sale of commercial loans              (350)     (590)     -         -         -
                                                     ------    ------    ------    ------    ------
Balance at end of period                             $5,544    $7,214    $7,684    $5,410    $4,426
                                                     ======    ======    ======    ======    ======
Analysis of charge-offs and recoveries:
Charge-offs:
Commercial loans                                     $1,521      $612    $1,778      $860      $346
Residential real estate mortgage loans                   70        49        69       291       217
Installment loans                                       114       101       232       199       308
                                                      -----       ---     -----     -----       ---
Total charge-offs                                     1,705       762     2,079     1,350       871
                                                      -----       ---     -----     -----       ---
Recoveries:
Commercial loans                                        219       170       262        81       135
Residential real estate mortgage loans                 -           36         4        39        26
Installment loans                                        72        73       120        79       123
                                                        ---       ---       ---       ---       ---
Total recoveries                                        291       279       386       199       284
                                                     ------      ----    ------    ------      ----
Net charge-offs                                      $1,414      $483    $1,693    $1,151      $587
                                                     ======      ====    ======    ======      ====
Net charge-offs as a percentage of average loans
  outstanding                                           .29%      .10%      .34%      .25%      .12%
Allowance for estimated loan losses at end of year
  as a percentage of loans outstanding                  .92      1.77      1.46      1.16       .94
Allowance for estimated loan losses at end of year
  as a percentage of non-performing loans            158.61    148.34    163.73     78.41     54.37

The following table summarizes the allocation of the loan loss reserve by loan type. The entire loan loss reserve is available for use against any loan charge-offs:

                                                                                 December 31,
                                           ----------------------------------------------------------------------------------------
                                                1994              1993             1992                1991             1990
(Dollars in thousands)                     ----------------  ----------------  ----------------  ----------------  ----------------
                                                    % of              % of              % of              % of              % of
                                                    related           related           related           related           related
                                                    loans             loans             loans             loans             loans
                                            Dollar  to total  Dollar  to total  Dollar  to total  Dollar  to total  Dollar  to total
                                            Amount  loans     Amount  loans     Amount  loans     Amount  loans     Amount  loans
Commercial loans                            $2,221   16%      $3,382   31%     $4,738     37%     $3,454   42%     $2,783     39%
Residential real estate mortgage loans         598   76        1,298   56         906     54         508   48         449     52
Installment loans                              501    8          559   13         481      9         513   10         449      9
Unallocated                                  2,224   -         1,975   -        1,559     -          935   -          745     -
                                            ------  ---       ------  ---      ------    ---      ------  ---      ------    ---
Total allowance for estimated loan losses   $5,544  100%      $7,214  100%     $7,684    100%     $5,410  100%     $4,426    100%
                                            ======  ===       ======  ====     ======    ===      ======  ===      ======    ===

INVESTMENT SECURITIES
The securities portfolio serves as a source of earnings with relatively minimal principal risk. As a result, the Company's portfolio includes a large portion of U.S. Treasury and Government agency obligations and obligations collateralized by U.S. Government agencies, primarily in the form of collateralized mortgage obligations and mortgage-backed securities. The maturity structure of the portfolio is generally short-term (with estimated average maturities of 0.1 to 6.1 years) or at variable rates. The held-to-maturity and available-for-sale investment securities portfolios constituted 19.8% and 14.4%, respectively, of the Company's assets at December 31, 1994. The held-to-maturity investment securities portfolios at December 31, 1993 and 1992, constituted 9.2% and 16.8%, respectively, of the Company's assets, while the held-for-sale investment securities portfolios constituted 4.4% and 1.6%, respectively. The increase in investment securities during 1994 was primarily a result of excess liquidity provided by a decrease in mortgage loans held for sale. Securities identified that will be held for indefinite periods of time, including securities that will be used as part of the Company's asset/liability management strategy and may be sold in response to changes in interest rates, prepayments and similar factors, are classified as available-for-sale and accounted for at market value. The following schedule sets forth the book value of the held-to-maturity, available-for-sale and held-for-sale investment portfolios at December 31, 1994, 1993 and 1992.

                                                              December 31,
                                              1994                    1993                   1992
                                       Held-To     Available   Held-To    Held-For    Held-To     Held-For
                                       Maturity    For-Sale    Maturity   Sale        Maturity    Sale
(Dollars in thousands)
U.S. Treasury                           $81,395        -         $3,121      -          $4,178       -
U.S. Government agency obligations       70,106      $3,708       9,637      -          12,736       -
Collateralized mortgage obligations     104,667       4,811      21,026    $9,002       56,899     $2,011
Mortgage-backed securities               12,436     176,798      68,145    42,042      110,307     16,167
Other securities                          1,097      19,297       5,469      -           4,987       -
                                       --------    --------    --------   -------     --------    -------
Total securities                       $269,701    $204,614    $107,398   $51,044     $189,107    $18,178
                                       ========    ========    ========   =======     ========    =======

The maturity distribution and average yields, on a fully taxable equivalent basis, of the major components of the investment securities portfolio at December 31, 1994 are shown below:

                                              U.S. Govt.        Collateralized          Mortgage-
                              U.S. Treasury   Agency            Mortgage                Backed                Other
                              Obligations     Obligations       Obligations(2)          Securities(2)         Securities(1)
                            ---------------- ---------------- ----------------------  --------------------- --------------------
                              Book     Avg.    Book      Avg.     Book       Avg.       Book        Avg.       Book       Avg.
Held-To-Maturity Securities   Value    Yield   Value     Yield    Value      Yield      Value       Yield      Value      Yield
(Dollars in thousands)      --------  ------ --------   ------ ---------    ------    --------     ------     ------      -----
Maturities:
Due within one year           $3,508   4.81%    -        -         -         -           -           -          $236      8.01%
One to five years             77,887   5.84   $70,106    6.39%    $1,934     5.67%      $4,679       6.14%        327      9.16
Five to ten years               -       -        -        -       11,190     6.12        7,757       6.08         204      9.57
After ten years(3)              -       -        -        -       91,543     5.95         -           -           330      9.92
                             -------   ----   -------    ----   --------     ----      -------       ----      ------      ----
                             $81,395   5.80%  $70,106    6.39%  $104,667     5.96%     $12,436       6.10%     $1,097      9.22%
                             =======   ====   =======    ====   ========     ====      =======       ====      ======      ====
                                U.S. Govt.     Collateralized         Mortgage-
                                Agency         Mortgage               Backed               Equity
                                Obligations    Obligations(2)         Securities(2)        Securities
                             ---------------  ------------------    -------------------  ------------------
                               Book    Avg.     Book       Avg.        Book       Avg.     Book        Avg.
Available-For-Sale Securities  Value   Yield    Value      Yield       Value      Yield    Value       Yield
(Dollars in thousands)       -------- ------- -------     ------    ----------   ------   -------    -------
Maturities:
Due within one year              -      -         -          -              -         -     $19,297     5.80%
One to five years              $2,934  4.77%      -          -              -         -        -         -
Five to ten years                 774  5.18       -          -              -         -        -         -
After ten years(3)               -      -       $4,811      5.24%       $176,798     5.97%     -         -
                               ------  ----     ------      ----        --------     ----   -------     ----
                               $3,708  4.85%    $4,811      5.24%       $176,798     5.97%  $19,297     5.80%
                               ======  ====     ======      ====        ========     ====   =======     ====

(1) Average yields on tax-exempt obligations included in other securities have been computed on a tax equivalent basis, based on a 35% federal tax rate.
(2) Collateral guaranteed by U.S. Government agencies.
(3) All maturities beyond ten years are at variable rates or have estimated average lives of less than 6.2 years. The average yield presented is the current yield on these securities.

LIABILITIES
DEPOSITS
The Company's primary funding sources are non-interest bearing and interest bearing deposits. Interest bearing deposits increased 4.0% to $707.3 million in 1994, from $680.3 million in 1993. Non-interest bearing deposits decreased $42.0 million to $111.4 million at December 31, 1994 from $153.4 million at December 31, 1993. The decrease in non-interest bearing deposits was primarily due to a decrease in official checks outstanding of $26.0 million.

The following table sets forth the average deposits of the Company for the years indicated:

                                                 Year Ended December 31,
                                     1994                  1993                  1992
                             Average    Average    Average    Average    Average    Average
                             Balance    Rate       Balance    Rate       Balance    Rate
(Dollars in thousands)
Demand deposits:
Non-interest bearing         $121,594    -         $127,562    -          $62,605    -
Interest bearing               86,965   2.64%        65,392   2.82%        57,552   3.31%
Savings deposits              188,267   3.30        179,988   2.83        178,072   3.62
Time deposits                 420,995   4.69        512,666   4.94        489,934   5.78
                             --------              --------              --------
Total                        $817,821              $885,608              $788,163
                             ========              ========              ========
The maturity distribution of time deposits of $100,000 or more is as follows:

                                                  December 31,
                               1994                   1993                 1992
(Dollars in thousands)
Three months or less         $111,707               $28,446               $28,256
Four through six months        24,133                21,257                30,006
Seven through twelve months    17,337                22,466                41,085
Over twelve months             16,773                19,825                26,076
                             --------               -------              --------
Total                        $169,950               $91,994              $125,423
                             ========               =======              ========

Approximately $86.4 million of time deposits of $100,000 or more at December 31, 1994, were from brokers with the remaining being originated primarily in the Republic Bank and Republic Savings Bank local markets.

FEDERAL FUNDS BORROWED AND REVERSE REPURCHASE AGREEMENTS
As of December 31, 1994, the Company had federal fund borrowings of $21.0 million that had a weighted average interest rate of 6.13% and matured January 2, 1995. The Company also had $196.1 million of reverse repurchase agreements at an average rate of 5.96%. Such agreements are secured by certain securities with a carrying value of $235.3 million, with $120.7 million of the reverse repurchase agreements maturing January 1995 and $75.4 million maturing in February 1995. The proceeds from both the federal funds borrowed and the reverse repurchase agreements were used to fund portfolio loans and investment securities purchases.

SHORT-TERM BORROWINGS
Market Street Mortgage has a $75 million warehousing line of credit agreement with G.E. Capital Mortgage Services, Inc. and Cooper River Funding Inc. used for the purpose of funding the origination of mortgage loans by Market Street. The line of credit, which is payable on demand, is secured by various real estate mortgage loans and expires in July 1995. Interest, which is payable monthly, is calculated at a rate equal to 2.00% above the lower of the lender's one month commercial paper rate or the LIBOR rate. Due to the decreased mortgage loan origination volume, borrowings under this warehousing line of credit decreased to $22.8 million at December 31, 1994, from $85.5 million at December 31, 1993. During 1994, the average borrowings and interest rate on this line were $35.4 million and 6.23%, respectively.

Republic Bancorp Mortgage has a $20 million warehousing line of credit with NBD Bank, N.A. used to fund the acquisition or origination of mortgage loans by Republic Mortgage. The line of credit, which is payable on demand, is secured by various real estate mortgage loans and expires in April 1995. Republic Mortgage is required to pay interest on the unpaid principal amount on each borrowing at the adjusted LIBOR rate or federal funds sold plus 1.25%, as applicable to such advance. No borrowings under this line were outstanding at December 31, 1994. At December 31, 1993 borrowings under this line were $14.9 million. During 1994, the average borrowings and interest rate on this line were $4.5 million and 5.87%, respectively.

CUB Funding has a $16 million warehousing line of credit agreement with Prudential Home Mortgage Company used for the purpose of funding the origination of mortgage loans by CUB Funding. The line of credit, which is payable on demand, is secured by various real estate mortgage loans and expires in August 1995. Interest, which is payable monthly, is computed based on the 30 day commercial paper index plus various spreads ranging from 1.00% to 2.75% based on the document status of each loan. Borrowings under this warehousing line of credit at December 31, 1994 totaled $12.0 million. During 1994, the average borrowings and interest rate on this line were $10.2 million and 6.0%.

CUB Funding entered into a $1.1 million repurchase agreement with Paine Webber Inc. to fund a portion of its mortgage loan originations. Security for this borrowing includes various real estate mortgage notes and expires January 23, 1995. The interest rate on the borrowing was fixed at 6.98% at December 31, 1994.

The Company has an $18 million Revolving Credit Agreement with Firstar
Bank Milwaukee, N.A. with loan proceeds being utilized for working capital purposes. The credit facility is secured by the common and preferred stock of Republic Bank and expires January 1996. The agreement provides for interest at the prime rate less .25% or LIBOR rate plus 1.75%. At December 31, 1994 no amounts were outstanding under this Credit Agreement.

FHLB ADVANCES
Republic Savings Bank has outstanding two advances from the Federal Home Loan Bank ("FHLB"), one a $10 million advance with an interest rate of 7.15%, maturing in February 1997, and a $5 million advance with an interest rate of 4.45%, maturing in December 1995. These advances are secured by first mortgage loans equal to at least 150% of the advances under a blanket security agreement, with interest payable monthly for both advances.

In order to provide liquidity needs for mortgage loan originations, Republic Savings Bank entered into a $50 million line of credit with the FHLB in September 1994. The line of credit, which is payable on demand, has borrowing rates set daily by the FHLB, is secured by various real estate mortgage loans, and expires in September 1995. As of December 31, 1994, borrowing under this line totaled $35.0 million with an interest rate of 5.90%.

Republic Bank has outstanding one advance with the FHLB, a $20 million advance with an interest rate of 6.25%, maturing in March 1995. This advance is secured by investment securities equal to at least 110% of the advance under a specific collateral agreement, with interest payable monthly.

LONG-TERM DEBT
During March 1994, the Company completed a private offering of $25.0 million principal amount of 7.17% Senior Debentures which mature April 1, 2001. Interest on the notes is payable semiannually at 7.17%. A portion of the net proceeds were used to fund the purchase of mortgage servicing rights and expand the Company's mortgage banking network. The remainder of the net proceeds will be used to further expand the Company's mortgage banking operations and activities and for general corporate purposes, including future acquisitions.

During April 1994, Market Street entered into a Term Loan Agreement with
GE Capital Mortgage Services, Inc. to finance the acquisition of mortgage loan servicing rights. At December 31, 1994, the Company had $16 million available under this agreement, of which $15.3 million had been borrowed. Borrowings under this agreement are collateralized by the mortgage loan servicing portfolio in respect of when a borrowing advance has been made pursuant to the Term Loan Agreement. Interest on borrowings under the Term Loan Agreement is payable monthly at a rate of 3.75% above the lender's one month commercial paper rate, or 9.73% at December 31, 1994. Principal payments began on January 1, 1995 and are due monthly based on a 60 month amortization period with a balloon payment equal to the unpaid principal balance on December 1, 1998. As of December 31, 1994, $3.1 million of the amount outstanding is classified as short-term borrowings.

During January 1993, the Company completed a public offering of $17.25 million of 9% Subordinated Notes which mature in 2003. The majority of the net proceeds from the sale of the notes were used to repay the $15 million of borrowings incurred with Firstar Bank Milwaukee, N.A. in connection with the Company's acquisition of the assets of Market Street Mortgage Corporation. The Subordinated Notes qualify as Tier 2 capital for the calculation of Total Risk-Based capital under Federal Reserve Board guidelines.

During September 1993, Republic Bancorp Mortgage financed the acquisition of its new corporate office with a mortgage loan in the amount of $2.1 million with Firstar Bank Milwaukee, N.A. Principal and interest with a fixed rate of 6.99% is payable quarterly, with a final maturity date of October 1, 2000. As of December 31, 1994, $91,000 of the total $2.0 million outstanding is classified as short-term borrowings.

In connection with the purchase of Market Street Mortgage Corporation, a subsidiary of Poughkeepsie Savings Bank F.S.B. ("Poughkeepsie"), Market Street incurred a $2.2 million note payable to Poughkeepsie. This note is secured by the servicing rights underlying the Poughkeepsie mortgages which are serviced by Market Street. Interest is payable at the prime rate plus 2%, or 10.5% at December 31, 1994, and is payable in twelve (12) equal quarterly installments commencing February 1993 with final maturity due November 30, 1995. As of December 31, 1994, the remaining $744,000 is classified as short-term borrowings.


CAPITAL RESOURCES
Total shareholders' equity at December 31, 1994 was $117.9 million compared to $111.4 million at December 31, 1993 and $84.2 million at December 31, 1992. The increase of $6.5 million in 1994 was due primarily to earnings, net of dividends and the market value adjustment for securities available-for-sale. The increase of $27.2 million in 1993 was due to earnings, net of dividends and the proceeds and tax benefits from the exercise of stock options.

The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. At December 31, 1992 the minimum guidelines for the ratio of Total capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) became 8%. The Federal Reserve capital guidelines require at least 4% of the Total capital to be composed of common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill and purchased mortgage servicing rights in excess of 50% of Tier 1 capital less goodwill, or Tier 1 capital. The remainder may consist of subordinated debt, other preferred stock and a limited amount of loan loss reserves, or Tier 2 capital. At December 31, 1994, Republic's Tier 1 capital and Total capital ratios were 17.57% and 21.05%, respectively. These ratios exceed minimum guidelines prescribed by regulatory agencies. As of December 31, 1994, Total risk-based capital was $137.8 million, an excess of $85.4 million over the minimum guidelines prescribed by regulatory agencies.

In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum Tier 1 Capital Leverage ratio (Tier 1 capital to total average assets for the most recent quarter, less goodwill, less purchased mortgage servicing rights in excess of 50% of Tier 1 capital less goodwill) of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a minimum Tier 1 Capital Leverage ratio of 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicated that the Federal Reserve Board will continue to consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activities. The Federal Reserve Board has not advised Republic of any specific minimum Tier 1 Capital Leverage ratio applicable to it. Republic's Tier 1 Capital Leverage ratio at December 31, 1994 was 8.43%.

The following table sets forth the Total capital to risk-weighted assets ratio, the Tier 1 capital to risk-weighted assets ratio, and the Tier 1 Capital Leverage ratios for the Company.

                                                         At December 31,
                                                     1994      1993      1992
Total capital to risk-weighted assets ratio         21.05%    20.19%    14.23%
Tier 1 capital to risk-weighted assets ratio        17.57     16.35     12.97
Tier 1 capital leverage ratio                        8.43      8.43      7.51

The Company is committed to maintaining a strong capital position at Republic Bank and Republic Savings Bank. As of December 31, 1994, Republic Bank and Republic Savings Bank Total capital to risk-weighted assets ratio, and Tier 1 Capital to risk-weighted assets ratio were in excess of requirments. It is management's opinion that the Company and its subsidiaries' capital structure is adequate and the Company does not anticipate any difficulty in meeting these guidelines on an ongoing basis.

INTEREST RATE SENSITIVITY AND LIQUIDITY
ASSET/LIABILITY MANAGEMENT. The primary objective of interest rate management is to maintain an appropriate balance between the stability of net interest income and the risks associated with significant changes in market interest rates. Interest rate risk arises when assets and liabilities reprice, or mature, at different times. If more assets than liabilities reprice in a given period (an asset sensitive position or "positive gap"), market interest rate changes will be reflected more quickly in asset rates and increases in interest rates will generally benefit net interest income. Alternatively, where liabilities reprice more quickly than assets in a given period
(a liability sensitive position or "negative gap"), an increase in market rates will generally have an adverse impact on net interest income. The Company's current policy is to maintain a mix of asset and liability maturities that permits a moderate amount of short-term interest rate risk based on current interest rate projections, customer credit demands and deposit preferences. Management believes that this policy reduces the vulnerability to large shifts in market interest rates while allowing the Company to take advantage of fluctuations in current short-term rates. The interest rate sensitivity table below presents the repricing structure of the Company's balance sheet as of December 31, 1994.

                                                                       December 31, 1994
                                               Within     4 Months    Total Within   1 to       5 Years
                                               3 Months   to 1 Year   One Year       5 Years    or Over     Total
(Dollars in thousands)
RATE SENSITIVE ASSETS:
Other cash investments                             $779       -           $779           -          -            $779
Mortgage loans held for sale                    152,138       -        152,138           -          -         152,138
Securities available for sale                   132,218    $61,388     193,606         $2,896       -         196,502
Securities held to maturity                         896     11,646      12,542        199,431    $57,728      269,701
Loans                                           136,040    124,546     260,586        262,368     82,135      605,089
                                                -------    -------     -------        -------    -------    ---------
Total rate sensitive assets                     422,071    197,580     619,651        464,695    139,863    1,224,209
                                                =======    =======     =======        =======    =======    =========

RATE SENSITIVE LIABILITIES:
Interest bearing deposits:
Demand deposits                                    -        25,758      25,758         20,999       -          46,757
Savings deposits                                   -        16,500      16,500        193,274       -         209,774
Certificates of deposit:
Under $100,000                                   54,594    131,077     185,671         94,971        194      280,836
Over $100,000                                   111,707     41,470     153,177         16,773       -         169,950
                                                -------    -------     -------        -------        ---      -------
Total interest bearing deposits                 166,301    214,805     381,106        326,017        194      707,317
                                                -------    -------     -------        -------       ----      -------
Short-term borrowings(1)                        256,134        812     256,946           -          -         256,946
FHLB advances                                    54,950      5,000      59,950         10,000       -          69,950
Long-term debt                                   12,242       -         12,242            429     43,708       56,379
                                                -------    -------     -------        -------     ------    ---------
Total rate sensitive liabilities                489,627    220,617     710,244        336,446     43,902    1,090,592
                                               --------   --------    --------       --------    -------    ---------
Interest rate sensitivity gap(2)               $(67,556)  $(23,037)   $(90,593)      $128,249    $95,961     $133,617
                                               ========   ========    ========       ========    =======    =========
Interest rate sensitivity gap as percentage of
  total rate sensitive assets                     (5.52)%    (1.88)%     (7.40)%        10.48%      7.84%       10.91%
                                                  =====      =====       =====          =====       ====        =====

(1) Includes federal funds purchased and reverse repurchase agreements.
(2) Interest rate sensitivity gap is the difference between interest rate sensitive assets and interest rate sensitive liabilities within the above time frames.

This table incorporates a number of estimation techniques and assumptions and represents only a one day position at the date presented. It shows the interval of time in which given volumes of interest earning assets and interest bearing liabilities will be responsive to changes in market interest rates. The Company adjusts its interest rate sensitivity throughout the year. As a result, there may be considerable day-to-day variations in the interest rate sensitivity gap. The table indicates that as of December 31, 1994, the Company was in a position to benefit in the next year from decreasing short-term interest rates. Interest margins would widen because liabilities would reprice more quickly than assets. Of those assets identified as interest sensitive within 3 months, the largest category is mortgage loans held for sale, which are primarily fixed rate loans and generally held less than 60 days, as outstanding commitments are generally obtained to sell the loans to investors prior to the Company funding the loans. Therefore, the Company can earn long-term interest rates on short-term assets while reducing interest rate risk. Additionally, approximately $261 million of total portfolio loans reprice within one year, of which approximately 65.7% are adjustable rate mortgages and have maximum adjustments, or caps, of 2% in one year and 6% over their terms. These loans, therefore, are not totally interest sensitive in that a significant change in interest rates would only be reflected up to the maximum of the rate cap in any one year. Consistent with a strategy of managing interest rate risk, the Company typically securitizes and sells all long-term fixed rate mortgages and retains a portion of variable rate and short-term fixed rate mortgages.

LIQUIDITY MANAGEMENT. The objectives of liquidity management are to provide funds at an acceptable cost to meet mortgage and commercial loan demand, deposit withdrawals and service other liabilities as they become due, as well as to capitalize on opportunities for business expansion. Asset liquidity sources consist of cash and due from banks, mortgage loans held for sale, repayments and maturities of portfolio loans, money market investments, and investment securities. Also, liquidity is generated from liabilities through deposit growth, the maturity structure of time deposits and the accessibility to market sources of funds through warehouse lines of credit, FHLB advances, federal funds borrowings and reverse repurchase agreements.

At December 31, 1994, Republic Bank had available $24.9 million in unused lines for federal funds borrowing. Additionally, Republic Savings Bank had available $15.0 million in unused borrowings on its line of credit with the FHLB. The mortgage companies had unused capacity of $76.2 million on warehouse lines of credit to fund mortgage loan origination volume. The parent company has available an $18 million revolving line of credit with Firstar Bank Milwaukee, N.A. for borrowings to be used for general corporate purposes.

Republic is a legal entity separate and distinct from its subsidiaries. A portion of Republic's revenues result from dividends paid to it by its subsidiaries as well as earnings on investments. There are statutory and regulatory requirements applicable to the payment of dividends by Republic Bank and Republic Savings Bank as well as by Republic to its shareholders. Such restrictions have not had, and are not expected to have, a material effect on the Company's ability to meet its cash obligations.

IMPACT OF INTEREST RATE FLUCTUATIONS AND INFLATION
Unlike most industrial companies, substantially all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rate fluctuations generally have a more significant and direct impact on a financial institution's performance than do the effects of inflation. To the extent inflation affects interest rates, real estate values and other costs, the Company's lending activities are impacted. Significant increases in interest rates make it more difficult for potential borrowers to purchase residential property and to qualify for mortgage loans. As a result, the volume and related income on loan originations may be reduced. Significant decreases in interest rates result in higher loan prepayment activity although such conditions may enable potential borrowers to qualify for a relatively higher mortgage loan balance.

ACCOUNTING AND REPORTING DEVELOPMENTS
In May 1993, the FASB issued Statement of Financial Accounting Standards ("SFAS") 114, "Accounting by Creditors for Impairment of a Loan." In October 1994, the FASB issued SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," that amended SFAS 114 and eliminated its provisions regarding how a creditor should report income on an impaired loan. SFAS 114 provides guidance in measuring and accounting for impaired loans. The Statements are effective for fiscal years beginning after December 15, 1994. The impact of these Statements on the Company's financial statements have not been estimated.

REPUBLIC BANCORP INC. AND SUBSIDIARIES
                                                                                   December 31,
                                                                             1994              1993
CONSOLIDATED BALANCE SHEETS    (Dollars in thousands)
ASSETS:
Cash and due from banks (Note 3)                                             $22,518           $23,508
Other cash investments                                                           779             4,517
                                                                              ------            ------
Cash and cash equivalents                                                     23,297            28,025
Mortgage loans held for sale                                                 152,138           507,795
Securities (Note 5):
Held-to-Maturity (aggregate market value of approximately
  $254,996, 1994 and $108,360, 1993)                                         269,701           107,398
Available-for-Sale (amortized cost of approximately $204,614, 1994)          196,502              -
Held-for-Sale (aggregate market value of approximately $51,776, 1993)           -               51,044
Loans (Note 6)                                                               605,089           407,117
Less allowance for estimated loan losses (Note 7)                              5,544             7,214
                                                                             -------           -------
Net loans                                                                    599,545           399,903
Premises and equipment, net (Note 8)                                          15,484            16,295
Purchased mortgage servicing rights (Note 4)                                  57,183            18,428
Other assets                                                                  49,764            41,706
                                                                          ----------        ----------
Total assets                                                              $1,363,614        $1,170,594
                                                                          ==========        ==========

LIABILITIES
Deposits:
Non-interest bearing                                                        $111,425          $153,474
Interest bearing                                                             707,317           680,260
                                                                             -------           -------
Total deposits                                                               818,742           833,734
Federal funds purchased and reverse repurchase agreements (Note 9)           217,124            35,572
Short-term borrowings (Note 9)                                                39,822           101,273
FHLB advances (Note 10)                                                       69,950            23,000
Accrued and other liabilities                                                 43,077            45,123
Long-term debt (Note 11)                                                      56,379            19,970
                                                                           ---------         ---------
Total liabilities                                                          1,245,094         1,058,672
Minority interest                                                                606               489
                                                                                 ---               ---
Commitments and contingencies (Notes 18 and 20)
SHAREHOLDERS' EQUITY (Notes 2, 13, 14 and 22):
Preferred stock, $25 stated value; $2.25 cumulative and convertible;
  5,000,000 shares authorized, none issued and outstanding                      -                 -
Common stock, $5 par value; 20,000,000 shares authorized; 15,246,134 and
  13,747,771 shares issued and outstanding in 1994 and 1993, respectively     76,231            68,739
Capital surplus                                                               35,636            27,229
Market value adjustment for securities available-for-sale                     (5,273)             -
Retained earnings                                                             11,320            15,465
                                                                             -------           -------
Total shareholders' equity                                                   117,914           111,433
                                                                          ----------        ----------
Total liabilities and shareholders' equity                                $1,363,614        $1,170,594
                                                                          ==========        ==========

See notes to consolidated financial statements.

REPUBLIC BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
                                                                                     Year Ended December 31,
                                                                             1994              1993        1992
(Dollars in thousands, except per share data)
INTEREST INCOME:
Loans, including fees                                                        $53,617           $66,535     $58,105
Securities:
Held-to-Maturity                                                              12,878             8,556      13,186
Available-for-Sale                                                            11,250              -           -
Held-for-Sale                                                                   -                2,267       1,205
Money market investments:
Federal funds sold                                                               277             1,282       1,091
Other                                                                            197               191         481
                                                                              ------            ------      ------
Total interest income                                                         78,219            78,831      74,068
                                                                              ------            ------      ------
INTEREST EXPENSE:
Demand deposits                                                                2,295             1,846       1,907
Savings and time deposits                                                     25,966            30,439      34,789
Short-term borrowings                                                         10,902             6,479       1,557
FHLB advances                                                                  2,237             1,781       1,666
Long-term debt                                                                 3,599             1,723         420
                                                                              ------            ------      ------
Total interest expense                                                        44,999            42,268      40,339
                                                                              ------            ------      ------
Net interest income                                                           33,220            36,563      33,729
Provision for loan losses (Note 7)                                                94               603       3,967
                                                                              ------            ------      ------
Net interest income after provision for loan losses                           33,126            35,960      29,762
                                                                              ------            ------      ------
NON-INTEREST INCOME:
Service charges                                                                1,337             1,431       1,424
Mortgage banking                                                              69,899            85,128      30,697
Gain/(Loss) on sale of securities                                             (1,392)            2,014       3,580
Gain on sale of commercial loans                                               1,135             2,224        -
Gain on sale of bank branches                                                  4,034              -           -
Other                                                                            648             1,323       1,109
                                                                              ------            ------      ------
Total non-interest income                                                     75,661            92,120      36,810
                                                                              ------            ------      ------
NON-INTEREST EXPENSE:
Salaries and employee benefits                                                47,586            55,028      26,892
Occupancy expense of premises                                                  5,807             4,540       2,805
Equipment expense                                                              4,090             3,133       1,733
Other (Note 16)                                                               27,538            30,453      16,303
Minority interest                                                               -                  385          78
                                                                              ------            ------      ------
Total non-interest expense                                                    85,021            93,539      47,811
                                                                              ------            ------      ------
Income before income taxes                                                    23,766            34,541      18,761
Provision for income taxes (Note 12)                                           8,047            12,308       7,339
                                                                              ------            ------      ------
Net income before cumulative effect of change in accounting principle         15,719            22,233      11,422
Cumulative effect of change in accounting principle (Note 12)                   -                 (950)       -
                                                                              ------            ------      ------
NET INCOME                                                                    15,719            23,183      11,422
Less dividends on preferred shares                                              -                 -            275
                                                                             -------           -------     -------
Net income applicable to common shares                                       $15,719           $23,183     $11,147
                                                                             =======           =======     =======
NET INCOME PER COMMON SHARE (Note 14):
Income before cumulative effect of change in accounting principle              $1.00             $1.45        $.83
Cumulative effect of change in accounting principle                             -                  .06        -
                                                                               -----             -----        ----
Net income per common share, primary                                           $1.00             $1.51        $.83
Net income per common share, fully diluted                                     $1.00             $1.50        $.80

See notes to consolidated financial statements.

REPUBLIC BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                                                              Market
                                                                                              Valuation
                                             Number                Number                     Adjustment               Total
                                             of                    of                         for Securities           Share-
                                             Preferred  Preferred  Common  Common   Capital   Available-     Retained  holders'
                                             Shares     Stock      Shares  Stock    Surplus   For-Sale       Earnings  Equity
(Dollars and numbers of shares in thousands)
BALANCES AT JANUARY 1, 1992                    245      $6,125      8,635  $43,175   $5,286   $   -          $10,344    $64,930
Net income                                                                                                    11,422     11,422
Preferred stock dividends                                                                                       (275)      (275)
Cash dividends declared on common
  shares ($.20 per share)                                                                                     (1,903)    (1,903)
Amortization of restricted stock                                                         15                                  15
Conversion of Series B and C preferred
  shares to common shares                      (85)     (2,125)       311    1,556      569                                -
Conversion and redemption of Series A
  preferred shares to common shares           (160)     (4,000)       437    2,187    1,120                                (693)
Conversion of subordinated debentures
  to common shares                                                    151      752      376                               1,128
10% common share dividend                                             760    3,800    3,230                   (7,036)        (6)
Issuance of common shares:
Through exercise of stock options                                       5       26       61                                  87
Through exercise of stock warrants                                     65      327      109                                 436
Through sale of common shares                                       1,374    6,869    2,196                               9,065
                                              -----      -----     ------   ------   ------   ---------       ------     ------
BALANCES AT DECEMBER 31, 1992                  -          -        11,738   58,692   12,962       -           12,552     84,206
Net income                                                                                                    23,183     23,183
Cash dividends declared on
  common shares ($.23 per share)                                                                              (2,746)    (2,746)
Amortization of restricted stock                                                        119                                 119
Awards of common shares under
  Restricted Stock Plan                                                                (328)                               (328)
10% common share dividend                                           1,219    6,093   11,423                  (17,524)        (8)
Issuance of common shares:
Through exercise of stock options                                     752    3,757      757                               4,514
Through exercise of stock warrants                                     39      197       38                                 235
Tax benefit relating to
  exercise of stock options                                                           2,258                               2,258
                                              -----      -----     ------   ------   ------   ------          ------    -------
BALANCES AT DECEMBER 31, 1993                  -          -        13,748   68,739   27,229     -             15,465    111,433
Net income                                                                                                    15,719     15,719
Cash dividends declared on common
  shares ($.32 per share)                                                                                     (4,542)    (4,542)
Amortization of restricted stock                                                        109                                 109
10% common share dividend                                           1,392    6,961    8,353                  (15,322)        (8)
Issuance of common shares:
Through exercise of stock options                                     104      522      130                                 652
Through exercise of stock warrants                                     82      409       10                                 419
Tax benefit relating to exercise of
  stock options                                                                         243                                 243
Adjustment to beginning balance for
  change in accounting method for
  securities available-for-sale, net of
  income taxes of $453                                                                            840                       840
Change in market valuation for
  securities available-for-sale, net of
  income tax benefit of $3,292                                                                 (6,113)                   (6,113)
Repurchase of common shares                                           (80)    (400)    (438)                               (838)
                                              -----      ----      ------  -------  -------   -------        -------   --------
BALANCES AT DECEMBER 31, 1994                  -          -        15,246  $76,231  $35,636   $(5,273)       $11,320   $117,914
                                              =====      ====      ======  =======  =======   =======        =======   ========

See notes to consolidated financial statements.

REPUBLIC BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                        Year Ended December 31,
                                                                                   1994          1993          1992
(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                        $15,719       $23,183       $11,422
Adjustments to reconcile net income to net cash
  provided by/(used in) operating activities:
Depreciation and amortization                                                       4,268         3,090         1,846
Amortization of purchased mortgage servicing rights                                 5,008         4,607         1,407
(Increase)/decrease in deferred income tax credit                                  (1,801)          317        (1,429)
Provision for loan losses                                                              94           603         3,967
Provision for loss on other real estate                                              -              888           447
Gain on sale of purchased mortgage servicing rights                               (32,438)      (13,336)       (2,469)
Gain on sale of securities held-for-sale                                             -           (2,014)       (3,580)
Loss on sale of securities available-for-sale                                       1,392          -             -
Gain on sale of loans                                                              (2,793)       (3,869)         (342)
Gain on sale of other real estate                                                    -             (170)          (38)
Gain on sale of bank branches                                                      (4,034)         -             -
(Increase)/decrease in interest receivable                                         (3,639)        1,001           (49)
Increase in interest payable                                                          793           362           124
Increase/(decrease) in deferred loan fees                                          (1,113)       (1,830)          454
Net premium amortization on securities                                                839         1,146           853
Increase in other assets                                                           (8,782)       (4,719)       (5,372)
Increase/(decrease) in other liabilities                                           (5,409)          654        18,345
Proceeds from sale of mortgage loans held for sale                              3,002,993     4,578,910     1,649,042
Origination of mortgage loans held for sale                                    (2,640,165)   (4,841,731)   (1,827,451)
Other, net                                                                            595           211          (213)
                                                                                  -------      --------      --------
Total adjustments                                                                 315,808      (275,880)     (164,458)
                                                                                  -------      --------      --------
Net cash provided by/(used in) operating activities                               331,527      (252,697)     (153,036)
                                                                                  -------      --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of mortgage servicing rights                                             (52,604)      (19,454)      (11,472)
Proceeds from sale of mortgage servicing rights                                    45,676        20,070         7,068
Proceeds from sale of securities held-for-sale                                       -           84,150       132,484
Proceeds from sale of securities available-for-sale                               106,470          -             -
Proceeds from maturities/principal payments of securities held-to-maturity
  and held-for-sale and interest earning deposits                                  16,728        82,119        54,465
Proceeds from maturities/principal payments of securities
  available-for-sale                                                               48,808          -             -
Purchase of securities held-for-sale                                                 -          (21,413)         -
Purchase of securities available-for-sale                                        (238,926)         -             -
Purchase of securities held-to-maturity                                          (250,958)      (53,061)     (108,191)
Proceeds from sale of other real estate                                             1,770         1,605           246
Proceeds from sale of loans related to bank branch sale                            28,933          -             -
Proceeds from sale of loans                                                        82,742        92,096        10,896
Net increase in loans made to customers                                          (307,793)      (10,937)     (113,708)
Recoveries on loans previously charged off                                            291           279           386
Premises and equipment expenditures                                                (2,849)       (6,609)       (2,844)
Payment for the purchase of Market Street Mortgage                                   -             -          (17,456)
Payment for the purchase of CUB Funding                                              -           (3,390)         -
Payment for the purchase of Home Funding.                                          (2,450)         -             -
                                                                                 --------       -------       -------
Net cash provided by/(used in) investing activities                              (524,162)      165,455       (48,126)
                                                                                 --------       -------       -------

REPUBLIC BANCORP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
                                                               Year Ended December 31,
                                                           1994        1993        1992
(Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase/(decrease) in demand deposits, NOW accounts
  and savings accounts                                     $(20,175)    $75,474    $49,636
Net increase/(decrease) in certificates of deposit           52,966    (139,395)    61,688
Sale of bank branch deposits                                (43,749)       -          -
Net increase in short-term borrowings                       120,094      69,238     28,611
Net increase/(decrease) in FHLB advances                     46,950      (4,000)    12,000
Redemption of Series A Preferred Stock                         -           -          (619)
Redemption of Subordinated Debentures                          -           -          (471)
Increase in long-term debt                                   12,244       1,976       -
Net proceeds from issuance of common shares                   1,072       4,741      9,595
Repurchase of common shares                                    (838)       -          -
Dividends paid                                               (4,542)     (2,746)    (2,183)
Payments on current portion of long-term debt                  (827)     (4,368)    (1,558)
Issuance of senior debt, net of issuance costs               24,712        -          -
Issuance of subordinated debt, net of issuance costs           -         16,492       -
                                                            -------      ------    -------
Net cash provided by financing activities                   187,907      17,412    256,699
                                                             ------     -------     ------
Net increase/(decrease) in cash and cash equivalents         (4,728)    (69,830)    55,537
Cash and cash equivalents at beginning of year               28,025      97,855     42,318
                                                            -------     -------    -------
Cash and cash equivalents at end of year(1)                 $23,297     $28,025    $97,855
                                                            =======     =======    =======

Cash paid during the year for:
Interest                                                    $44,206    $41,906    $40,216
Income taxes                                                 $9,980     $9,873     $8,521

Noncash investing activities:
* During the years ended December 31, 1993 and 1992, the Company securitized residential real estate portfolio loans into investment securities held-for-sale of $42.0 million and $38.0 million, respectively.
* During the years ended December 31, 1994, 1993 and 1992, the Company incurred charge-offs on portfolio loans of $1.7 million, $762,000 and $2.1 million, respectively.
Noncash financing activities:
* During the year ended December 31, 1992, the Company purchased certain assets of Market Street Mortgage Corporation for $17.5 million in cash (primarily purchased mortgage servicing rights) and notes payable to the seller of $2.4 million and a purchase holdback of $300,000.
* During the year ended December 31, 1992, the Company converted $1.1 million of subordinated debentures into 150,498 common shares.
* During the year ended December 31, 1992, the Company converted $5.5 million of Series A, B and C preferred stock into 748,499 common shares.

(1) For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and other short-term money market investments with maturities less than 30 days. Generally, federal funds are purchased and sold for one-day periods.

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Republic Bancorp Inc. ("Republic" or the "Company") and the accounts of three wholly owned subsidiaries: Republic Bank, Republic Bancorp Mortgage Inc., and Republic Savings Bank (formerly Horizon Savings Bank); and Market Street Mortgage Corporation and CUB Funding Corporation, of which the Company owns an 80% majority interest in each subsidiary. Republic Bancorp Mortgage Inc. operates Home Funding, Inc., which was acquired in October 1994, as a division. The Company's financial statements have been restated for the effect of the acquisition of Horizon Financial Services, Inc. in 1993, which was accounted for under the "pooling of interests method" of accounting (See
Note 2). All significant intercompany transactions and balances have been eliminated in consolidation.

SECURITIES: In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities," effective for fiscal years beginning after December 15, 1993. Under SFAS 115, all affected debt and equity securities must be classified as held-to-maturity, trading or available-for-sale. Classification is critical because it affects the carrying amount of the security, as well as the timing of gain or loss recognition in the income statement. The Company does not currently maintain a trading account classification. The Company adopted SFAS 115 for the financial period beginning January 1, 1994.

Management determines the appropriate classification for debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities consist primarily of U.S. Treasuries, U.S. Government Agency obligations, fixed rate mortgage-backed securities and fixed rate collateralized mortgage obligations and are stated at amortized cost.

Debt securities not classified as held-to-maturity and marketable equity securities are classified as available-for-sale. Available-for-sale securities consist primarily of adjustable rate mortgage-backed securities. Such securities are stated at fair value, with the market value adjustment, net of tax, reported as a separate component of shareholders' equity.

The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premium and accretion of discounts to maturity, or in the case of mortgage-backed securities and collateralized mortgage obligations, over the estimated life of the security. Interest and dividends are included in interest income from investments. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

MORTGAGE BANKING ACTIVITIES: Mortgage loans held for sale are valued at the lower of cost or market as determined by outstanding commitments to sell loans to investors. All mortgage loans held for sale balances are committed for sale to secondary market investors under firm agreements at or prior to closing date on the individual loan. Since mortgage loans originated or acquired are generally sold within 60 to 90 days, the related fees and costs are not amortized during that period. For mortgage portfolio loans which later become securitized and retained as investment securities, the net remaining deferred fees or costs are treated as discount or premium, and recognized as an adjustment to yield over the life of the security using the effective interest method. If the security is sold, the net deferred balance is treated as part of the cost basis in calculating the gain or loss on sale of security.

The cost of purchased mortgage servicing rights is capitalized and amortized over the period of, and in proportion to, the related net servicing income to be generated from the various servicing portfolios acquired.

The Company evaluates possible impairment using the undiscounted, disaggregated method.

LOANS: Loans are stated at the principal amount outstanding and the related interest on loans is generally accrued daily. Loans on which the accrual of interest has been discontinued are designated as non-accrual loans. Accrual of interest on loans is discontinued when, in the opinion of management, reasonable doubt exists as to the full, timely collection of interest or principal. Further, uncollected accrued interest is charged against current income at the time such loans are placed in a non-accrual status. Loan origination fees are deferred, along with incremental direct costs and are amortized over the term of the loan as an adjustment to yield.

In May 1993, the FASB issued SFAS 114, "Accounting by Creditors for Impairment of a Loan." In October 1994, the FASB issued SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," that amended SFAS 114 and eliminated its provisions regarding how a creditor should report income on an impaired loan. SFAS 114 provides guidance in measuring and accounting for impaired loans. The Statements are effective for fiscal years beginning after December 15, 1994. The impact of these Statements on the Company's financial statements have not been estimated.

ALLOWANCE FOR ESTIMATED LOAN LOSSES: Management provides for and determines the adequacy of the allowance for estimated loan losses based on actual loan loss experience, reviews of individual loans, estimates of potential losses in the loan portfolio in light of prevailing and anticipated economic conditions and other factors which require recognition in estimating credit losses. A charge is made to the allowance at the time management determines that all or part of a loan is uncollectible.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the estimated useful lives of the related assets or the remaining lease terms.

GOODWILL: The excess of cost over the fair value of net assets acquired is amortized using the straight-line method over fifteen years.

INCOME TAXES: Deferred income taxes are accounted for under SFAS 109. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. To the extent that current available evidence about the future raises doubt about the future realization of a deferred tax asset, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date.

Effective January 1, 1993, the Company adopted SFAS 109 which resulted in a cumulative adjustment of $950,000 or $.06 per share. Previously, the Company accounted for deferred income taxes using APB No. 11 which provides for items of income and expense in different periods or on different basis than those used to determine income taxes currently payable.

PER COMMON SHARE AMOUNTS: All per common share amounts have been restated to reflect stock dividends.

NOTE 2: ACQUISITIONS
On November 1, 1994, pursuant to an agreement with Home Funding, Inc. of Hopewell Junction, New York, the Company's subsidiary, Republic Bancorp Mortgage Inc., purchased the assets and mortgage origination network of Home Funding, Inc. The purchase included the acquisition of Home Funding's $130 million mortgage servicing portfolio. The total purchase price was approximately $2.5 million, of which $1.2 million was goodwill. The purchased assets and results of operations of Home Funding, Inc. are included in the consolidated financial statements from November 1, 1994, the effective date of the acquisition.

On November 10, 1993, pursuant to an agreement with California United Bank, N.A. ("C.U.B."), of Encino, California, the Company purchased C.U.B's mortgage origination network, loan production offices and certain other assets. The total purchase price was approximately $4 million, of which $2.25 million was goodwill, with C.U.B. entitled to additional payments through 1995 based on the profitability of the mortgage banking operation. This mortgage banking acquisition operates under the name of CUB Funding Corporation. The purchased assets and results of operations of CUB Funding are included in the consolidated financial statements from November 10, 1993, the effective date of the acquisition.

On December 29, 1992, pursuant to an agreement with Poughkeepsie Savings Bank, FSB, ("Poughkeepsie"), a federal savings bank, and its subsidiary, Market Street Mortgage Corporation, a Florida corporation, the Company purchased Market Street's mortgage loan servicing and origination operations, a servicing portfolio of approximately $1.4 billion and certain other assets for a total purchase price of $20.2 million, of which $2.8 million was goodwill. The purchased assets and results of operations of Market Street are included in the consolidated financial statements from December 1, 1992, the effective date of the acquisition.

The unaudited proforma consolidated results of operations if the acquistition of the assets of Market Street had occurred on January 1, 1992 would have resulted in interest income of $78.5 million, net interest income of $34.4 million, net income of $12.6 million and earnings per common share of $0.93. This information is based upon numerous assumptions and estimates and may not be indicative of actual consolidated results of operations if the acquisition had been consummated on January 1, 1992. The acquisition of the assets of Home Funding, Inc. and CUB Funding Corporation did not have a significant impact on the results of operations of the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

On June 30, 1993, pursuant to an agreement entered into on September 30, 1992 with Horizon Financial Services, Inc. ("Horizon Financial"), a registered unitary savings and loan holding company incorporated under the laws of the state of Delaware and located in Cleveland, Ohio, Horizon Financial was merged with and into the Company. Under the terms of the restated and amended agreement, Horizon Financial shareholders received two shares of the Company's common stock for each share of Horizon Financial stock tendered. As a result of the exchange, approximately 4.1 million shares of Republic stock were issued. The merger was accounted for under the "pooling of interests method" of accounting and, accordingly, all amounts presented give retroactive effect to reflect the acquisition of Horizon Financial.

The effect on the results of operations for the periods prior to the combination is as follows:

                                            Six Months         Year Ended
                                            Ended              December 31,
                                            June 30, 1993      1992
(Unaudited)
(in thousands, except per share amounts)
Total Revenue:
Republic Bancorp Inc.                       $61,619             $77,795
Horizon Financial Services, Inc.             16,292              33,083
                                            -------            --------
Total                                       $77,911            $110,878
                                            =======            ========

Net Income:
Republic Bancorp Inc.                        $9,404             $11,353
Horizon Financial Services, Inc.              2,739                  69
                                            -------             -------
Total                                       $12,143             $11,422
                                            =======             =======

Earnings Per Share-Primary:(1)
Republic Bancorp Inc.                         $0.84               $1.22
Combined                                      $0.80               $0.85
Earnings Per Share-Fully Diluted:(1)
Republic Bancorp Inc.                         $0.84               $1.11
Combined                                      $0.80               $0.80
Average Shares-Primary:(1)
Republic Bancorp Inc.                        11,131               9,297
Combined                                     15,205              13,373
Average Shares-Fully Diluted:(1)
Republic Bancorp Inc.                        11,175              10,266
Combined                                     15,250              14,342

(1) Restated for the 10% stock dividends distributed on October 29, 1993 and December 2, 1994.

In December 1992, Horizon Financial recorded $1.2 million ($772,000 after tax) of merger-related expenses for investment banking services, legal and accounting fees, and severance packages for senior management. In June 1993, Horizon Financial recorded an additional $280,000 ($182,000 after tax) related to the senior management severance packages.

Pursuant to a stock purchase agreement dated September 30, 1988 and the amended stock purchase agreement approved by the Board of Directors on November 14, 1991, Republic purchased common stock from the shareholders of Premier Bancorporation, Inc. ("Premier") resulting in Republic owning 94.8% of the issued and outstanding common stock of Premier as of December 31, 1991. During 1992 and 1993, Republic acquired the remaining 32,131 shares of Premier's common stock for total cash consideration aggregating $778,000. On March 31, 1993, Premier Bancorporation, Inc. was merged into Republic Bancorp. The excess of cost over the fair value of the increased ownership interest in the net assets acquired totaled approximately $1.1 million for the acquisitions during the years 1990 through 1993.

NOTE 3: CASH RESERVE REQUIREMENTS
Republic Bank and Republic Savings Bank are required by the Federal Reserve Bank to maintain an average reserve balance. Such reserve amounted to approximately $9.6 million and $9.9 million at December 31, 1994 and 1993, respectively.

NOTE 4: MORTGAGE BANKING
PURCHASED MORTGAGE SERVICING RIGHTS
The unamortized cost of purchased mortgage servicing rights are summarized as follows:

                                                                                  Year Ended December 31,
                                                                                1994       1993       1992
(Dollars in thousands)
Balance at January 1                                                           $18,428    $16,126     $1,450
Purchases of mortgage loan servicing rights                                     52,604     19,454     11,472
Mortgage loan servicing rights acquired through the purchase of the assets
  of mortgage companies                                                          1,388       -        17,029
Sales of purchased and acquired mortgage loan servicing rights                 (10,229)   (12,545)   (12,418)
Amortization                                                                    (5,008)    (4,607)    (1,407)
                                                                               -------    -------    -------
Balance at December 31                                                         $57,183    $18,428    $16,126
                                                                               =======    =======    =======

SERVICING OF MORTGAGE LOANS
The Company originates, purchases and sells to investors, without recourse, loans secured by mortgages, principally on single-family residential properties. The Company generally retains the servicing of certain loans sold to investors and collects the monthly principal and interest payments and performs certain escrow services. The aggregate mortgage servicing portfolio was approximately $4.7 billion and $3.0 billion at December 31, 1994 and 1993, respectively, representing approximately 59,000 and 37,000 mortgages, respectively.

The Company is accountable for related escrow funds aggregating $59.8 million and $80.4 million at December 31, 1994 and 1993, respectively. At December 31, 1994 and 1993, $58.1 million and $67.5 million, respectively, of these funds are included in the consolidated non-interest bearing deposit accounts of Republic Bank and Republic Savings Bank. The remaining $1.7 million and $12.9 million of escrow balances at December 31, 1994 and 1993, respectively, are on deposit at financial institutions not affiliated with the Company, and are not included in the consolidated balance sheet totals.

NOTE 5: INVESTMENTS
The following is a summary of the Company's securities portfolio:

                                                                    Gross         Gross         Estimated
                                                                    Unrealized    Unrealized    Fair
                                                           Cost     Gains         Losses        Value
Available-for-Sale Securities    (Dollars in thousands)
December 31, 1994:
Obligations of U.S. government agencies                     $3,708    -             $343          $3,365
Mortgage-backed securities                                 176,798    -            6,631         170,167
Collateralized mortgage obligations                          4,811    -              316           4,495
                                                           -------  -------        -----         -------
Total debt securities                                      185,317    -            7,290         178,027
Equity securities                                           19,297    -              822          18,475
                                                          --------  -------       ------        --------
Total available-for-sale securities                       $204,614    -           $8,112        $196,502
                                                          ========  =======       ======        ========

Held-to-Maturity Securities
December 31, 1994:
U.S. Treasury securities and obligations
  of U.S. government agencies                             $151,501    -           $6,023        $145,478
Mortgage-backed securities                                  12,436  $11              836          11,611
Collateralized mortgage obligations                        104,667    -            7,832          96,835
Other debt securities                                        1,097    9               34           1,072
                                                          --------  ---          -------        --------
Total held-to-maturity securities                         $269,701  $20          $14,725        $254,996
                                                          ========  ===          =======        ========

                                                                 Gross         Gross         Estimated
                                                                 Unrealized    Unrealized    Fair
                                                     Cost        Gains         Losses        Value
Held-for-Sale Securities (Dollars in thousands)
December 31, 1993:
Mortgage-backed securities                            $42,042      $734        $18            $42,758
Collateralized mortgage obligations                     9,002        16          -              9,018
                                                      -------      ----        ---            -------
Total held-for-sale securities                        $51,044      $750        $18            $51,776
                                                      =======      ====        ===            =======

Held-to-Maturity Securities
December 31, 1993:
U.S. Treasury securities and obligations
  of U.S. government agencies                         $12,758      $128         $8            $12,878
Mortgage-backed securities                             68,145       662         35             68,772
Collateralized mortgage obligations                    21,026        76          6             21,096
Other debt securities                                   5,469       145          -              5,614
                                                     --------   -------        ---           --------
Total held-to-maturity securities                    $107,398    $1,011        $49           $108,360
                                                     ========   =======        ===           ========

The Company adopted SFAS 115 as of January 1, 1994. The market valuation adjustment of $5.3 million on available-for-sale securities, net of tax, is reported as a separate component in shareholders' equity at December 31, 1994.

The amortized cost and estimated market value of held-to-maturity and available-for-sale investments at December 31, 1994, by contractual maturity, are shown below. Expected maturities for mortgage-backed securities and collateralized mortgage obligations will differ from contractual maturities because borrowers may have the right to call or prepay obligations. Based upon prepayment assumptions, estimated lives of the fixed rate mortgage-backed securities range from 1.0 to 3.8 years. The variable rate mortgage-backed securities are primarily indexed to the one-year Constant Maturity
Treasury and 11th District Cost of Funds. Estimated average remaining lives of the Company's collateralized fixed rate mortgage obligations range from 0.1 to
6.1 years. Collateral for all mortgage-backed securities and collateralized mortgage obligations is guaranteed by U.S. Government agencies.

                                                      Available-for-Sale Securities
                                     ------------------------------------------------------------------
                                        Obligations of                              Collateralized
                                        U.S.Government        Mortgage-Backed       Mortgage
                                        Agencies              Securities            Obligations
                                     ------------------------------------------------------------------
                                                Estimated              Estimated              Estimated
                                     Amortized  Market     Amortized   Market    Amortized    Market
                                     Cost       Value      Cost        Value     Cost         Value
Maturities:(Dollars in thousands)    ---------  ---------  ---------   --------- ---------    ---------
Due within one year                     -           -          -           -         -            -
One to five years                     $2,934      $2,602       -           -         -            -
Five to ten years                        774         763       -           -         -            -
After ten years                         -           -      $176,798    $170,167    $4,811       $4,495
                                      ------      ------   --------    --------    ------       ------
Total                                 $3,708      $3,365   $176,798    $170,167    $4,811       $4,495
                                      ======      ======   ========    ========    ======       ======
                                                        Available-for-Sale Securities
                                     -----------------------------------------------------------------
                                       Total                                       Total
                                       Available-for-Sale                          Available-for-Sale
                                       Debt Securities       Equity Securities     Securities
                                     -------------------------------------------------------------------
                                                Estimated              Estimated              Estimated
                                     Amortized  Market     Amortized   Market    Amortized    Market
                                     Cost       Value      Cost        Value     Cost         Value
Maturities:(Dollars in thousands)    ---------  ---------- ---------   --------- ---------    ---------
Due within one year                     -           -       $19,297     $18,475   $19,297      $18,475
One to five years                     $2,934      $2,602       -           -        2,934        2,602
Five to ten years                        774         763       -           -          774          763
After ten years                      181,609     174,662       -           -      181,609      174,662
                                     ------     --------    -------     -------- --------     --------
Total                                185,317    $178,027    $19,297     $18,475  $204,614     $196,502
                                     ======     ========    =======     ========  ======      ========

                                                                Held-to-Maturity Securities
                       ------------------------------------------------------------------------------------------------------------
                        U.S. Treasury and                          Collateralized                              Total
                        Government Agency   Mortgage-Backed        Mortgage                Other Debt          Held-to-Maturity
                        Obligations         Securities             Obligations             Securities          Securities
                       -------------------- ---------------------- ---------------------- -------------------- --------------------
                                                        Estimated              Estimated             Estimated            Estimated
                        Amortized  Market   Amortized   Market    Amortized    Market     Amortized  Market    Amortized  Market
                        Cost       Value    Cost        Value     Cost         Value      Cost       Value     Cost       Value
(Dollars in thousands)  ---------  ------- ---------  ---------  ---------   ----------  ---------  --------- ---------  ----------
Maturities:
Due within one year       $3,508     $3,438     -            -          -           -         $236      $238      $3,744     $3,675
One to five years        147,993    142,040   $4,679       $4,456     $1,934      $1,888       327       331     154,933    148,715
Five to ten years           -         -        7,757        7,155     11,190      10,304       204       207      19,151     17,667
After ten years             -         -         -            -        91,543      84,643       330       296      91,873     84,939
                        --------   --------  -------      -------   --------     -------    ------    ------    --------   --------
Total                   $151,501   $145,478  $12,436      $11,611   $104,667     $96,835    $1,097    $1,072    $269,701   $254,996
                        ========   ========  =======      =======   ========     =======    ======    ======    ========   ========

Proceeds from the sale of securities available-for-sale during 1994 were $106.5 million with gross realized gains and losses on those securities of $587,000 and $2.0 million, respectively. Proceeds from sale of securities held-for-sale during 1993 and 1992 were $84.2 million and $132.5 million, respectively. The gross realized gains on such sales totaled $2.2 million and $3.7 million, respectively, and the gross realized losses totaled $184,000 and $167,000, respectively.

Certain securities, with a carrying value of approximately $235.3 million and $25.5 million at December 31, 1994 and 1993, respectively, were pledged to secure certain short-term borrowings and public and other deposits as required by law.

NOTE 6: LOANS

Loans consist of the following:

                                                  December 31,
                                              1994          1993
Commercial loans: (Dollars in thousands)
Secured by real estate                       $81,922       $94,428
Other (generally secured)                     15,989        32,114
                                              ------       -------
Total commercial loans                        97,911       126,542
Residential real estate mortgages            457,755       229,203
Installment loans                             49,423        51,372
                                            --------      --------
Net loans                                   $605,089      $407,117
                                            ========      ========

The commercial loan portfolio is well diversified as to industry concentration with no aggregate loans to any one specific industry exceeding 10% of total commercial loans outstanding at December 31, 1994. Approximately 67% and 19% of the Company's loan portfolio at December 31, 1994 has been originated in the states of Michigan and Ohio, respectively.

NOTE 7: ALLOWANCE FOR ESTIMATED LOAN LOSSES
Changes in the allowance for estimated loan losses are as follows:

                                                                        Year Ended December 31,
                                                                     1994        1993        1992
(Dollars in thousands)
Balance at January 1                                                 $7,214      $7,684      $5,410
Loans charged off                                                    (1,705)       (762)     (2,079)
Recoveries on loans previously charged off                              291         279         386
Provision charged to expense                                             94         603       3,967
Reduction due to sale of commercial loans at Republic Savings Bank     (350)       (590)       -
                                                                      ------     ------      ------
Balance at December 31                                               $5,544      $7,214      $7,684
                                                                     ======      ======      ======

NOTE 8: PREMISES AND EQUIPMENT

Premises and equipment consist of the following:

                                                      December 31,
                                                   1994         1993
(Dollars in thousands)
Land                                              $2,038       $2,066
Furniture and equipment                           16,195       15,105
Buildings and improvements                         9,664       10,109
                                                  ------       ------
                                                  27,897       27,280
Less accumulated amortization and depreciation    12,413       10,985
                                                 -------      -------
Net premises and equipment                       $15,484      $16,295
                                                 =======      =======

NOTE 9: SHORT-TERM BORROWINGS
Short-term borrowings, including Federal funds purchased and reverse repurchase agreements, consist of the following:

                                                                            December 31,
                                                           --------------------------------------------
                                                                   1994                  1993
                                                           ---------------------  ---------------------
                                                                        Interest              Interest
                                                           Balance      Rate      Balance     Rate
(Dollars in thousands)                                     -------      --------  -------     ---------
Federal funds purchased and reverse repurchase agreements  $217,124     5.97%      $35,572    3.34%
                                                           ========                =======
Short-term borrowings:
Mortgage banking warehousing line of credit for
  Market Street, variable rate                              $22,806     7.98       $85,535    5.73
Mortgage banking warehousing line of credit for
  Republic Mortgage, variable rate                             -         -          14,911    6.13
Mortgage banking warehousing line of credit for
  CUB Funding, variable rate                                 11,984     7.57          -        -
Repurchase agreement for CUB Funding, fixed rate              1,136     6.98          -        -
Short-term portion of long-term debt (See Note 11)            3,896     9.80           827    7.90
                                                            -------               --------
Total short-term borrowings                                 $39,822               $101,273
                                                            =======               ========

On July 30, 1994, Market Street entered into a $75 million warehousing line of credit agreement with G.E. Capital Mortgage Services, Inc. (G.E. Capital) and Cooper River Funding Inc. (Cooper River). Advances under such line are to be used for funding the origination of mortgage loans by Market Street. Interest, which is payable monthly, is computed at a rate equal to the lower of 2.00% above the lower of the lender's one month commercial paper rate or the LIBOR rate. The interest rate at December 31, 1994 was 7.98% and the balance outstanding was $22.8 million. The line of credit, which is payable on demand, is secured by various real estate mortgage loans and expires in July 1995. The provisions of the warehousing line of credit include various financial covenants for Market Street. Prior to this warehousing line of credit, Market Street funded its mortgage originations and those of its division, CUB Funding, through a $135 million mortgage warehousing line of credit with G.E. Capital. Security for this warehousing line of credit, which was payable on demand, included various real estate mortgage loans. Interest, which was payable monthly, was computed at the lower of 2.25% plus the monthly commercial paper rate, or 2.25% plus the LIBOR rate. The interest rate at December 31, 1993 was 5.73% and the balance outstanding was $85.5 million. The average aggregate amounts outstanding under such agreements were $35.4 million and $76.8 million in 1994 and 1993, respectively. As of April 1, 1994, CUB Funding ceased to operate as a division of Market Street and began to operate as a separate affiliate of Republic Bancorp Inc.

On December 18, 1992, Republic Mortgage entered into a $50 million warehousing line of credit with NBD Bank, N.A. and Comerica, Inc. This agreement was amended on September 1, 1994 to reduce the line of credit to $20 million, and to discontinue the warehousing line of credit with Comerica, Inc. Advances under such line are to be used to fund the acquisition or origination of mortgage loans by Republic Mortgage. Security for this line of credit, which is payable on demand, includes various real estate mortgage notes and expires in April 1995. Interest is computed on the unpaid principal amount of each advance at the adjusted LIBOR rate or federal funds sold plus 1.25%, as applicable to such advance. The provisions of the warehousing line of credit include various financial covenants for Republic Mortgage. The interest rate at December 31, 1994 and 1993 was 7.375% and 6.13%, respectively, and the balance outstanding at December 31, 1994 and 1993 was $-0- and $14.9 million, respectively. The average aggregate amounts outstanding under such agreement were $4.5 million and $21.8 million in 1994 and 1993, respectively.

On August 11, 1994, CUB Funding Corporation entered into a $30 million warehousing line of credit agreement with Prudential Home Mortgage Company (Prudential). On November 1, 1994, this agreement was amended to reduce the line of credit to $16 million. Advances under such line are to be used for funding the origination of mortgage loans by CUB Funding. Interest, which is payable monthly, is computed based upon the 30 day commercial paper index plus various spreads ranging from 1.00% to 2.75% based on the document status of each loan. The average interest rate at December 31, 1994 was 7.57% and the balance outstanding was $12.0 million. The line of credit, which is payable on demand, is secured by various real estate mortgage loans and expires in August 1995. The provisions of the warehousing line of credit include various financial covenants for CUB Funding. During 1994, the average aggregate amount outstanding under such agreement was $10.2 million.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

In December 1994, CUB Funding entered into a $1.1 million repurchase agreement with Paine Webber Inc. to fund a portion of its mortgage loan originations. Security for this borrowing includes various real estate mortgage notes and expires January 23, 1995. The interest rate on this borrowing was fixed at 6.98% at December 31, 1994.

The Company has an $18 million Revolving Credit Agreement with Firstar Bank Milwaukee, N.A. with loan proceeds available to be utilized for working capital purposes. The credit facility is secured by the common and preferred stock of Republic Bank and expires in January 1996. The agreement provides for borrowings with interest at the prime rate, less .25%, or LIBOR plus 1.75% for borrowings up to $18 million. No amounts were outstanding under this Credit Agreement at December 31, 1994 or 1993.

Federal funds purchased mature the day following the date of purchase while reverse repurchase agreements generally mature within 30 to 90 days from the date of the transaction. Federal funds purchased and reverse repurchase agreements are detailed as follows:

                                              1994                                                  1993
                                                                 Maximum                                               Maximum
                         Balance   Interest  Average    Average  Amount        Balance    Interest  Average   Average  Amount
                         at        Rate at   Balance    Rate     Outstanding   at         Rate at   Balance   Rate     Outstanding
                         December  December  during     during   at any        December   December  during    during   at any
                         31        31        the Year   the Year Month End     31         31        the Year  the Year Month End
(Dollars in thousands)
Federal funds purchased  $21,000   6.13%     $11,873    4.63%    $37,900       $16,000    3.21%     $4,547    3.39%    $16,200
Reverse repurchase
  agreements             196,124   5.96      146,206    4.85     251,601        19,572    3.44      17,518    3.37      65,746

At December 31, 1992, the Company had reverse repurchase agreements of $2.5 million with an interest rate of 3.33%. The average amount outstanding during the year ended December 31, 1992 was $13.2 million and the maximum amounts outstanding at any month end was $29.2 million.

NOTE 10: FHLB ADVANCES
Republic Savings Bank has outstanding two advances from the Federal Home Loan Bank ("FHLB"), a $10 million advance with an interest rate of 7.15%, maturing in February 1997, and a $5 million advance, with an interest rate of 4.45%, maturing in December 1995. These advances are secured by first mortgage loans equal to at least 150% of the advances under a blanket security agreement with interest payable monthly.

Republic Bank has outstanding one advance from the FHLB, a $20 million advance with an interest rate of 6.25%, maturing in March 1995. This advance is secured by investment securities equal to at least 110% of the advance under a specific collateral agreement, with interest payable monthly.

In order to provide liquidity needs for mortgage loan originations, Republic Savings entered into a $50 million line of credit with the FHLB in September 1994. The line of credit is payable on demand and is secured by various real estate mortgage loans and expires in September 1995. As of December 31, 1994, borrowings under this line totaled $34.95 million, with a variable interest rate of 5.90%.

At December 31, 1993, Republic Savings Bank had outstanding the following three advances from the FHLB; $8 million due on demand; $10 million due February 1997; and $5 million due December 1995, with interest rates at 5.90%, 7.15% and 4.45%, respectively.

NOTE 11: LONG-TERM DEBT                                                              December 31,
Long-term debt consists of the following:                                          1994        1993
(Dollars in thousands)
Senior notes, interest at 7.17%, interest payable semi-annually, maturing 2001    $25,000        -
Subordinated notes, interest at 9%, interest payable monthly, maturing 2003        17,250     $17,250
Mortgage loan, interest at 6.99%, principal and interest
  payable quarterly, maturing October 1, 2000                                       1,977       2,060
Note payable under term loan agreement, interest at one month commercial paper rate plus 3.75%, principal and interest payable monthly, maturing
  December 1, 1998                                                                 15,304        -
Note payable with bank, interest at prime plus 2%, principal
  and interest payable quarterly, maturing November 30, 1995                          744       1,487
                                                                                   ------      ------
Total                                                                              60,275      20,797
Less maturities included as short-term borrowings (Note 9)                         (3,896)       (827)
                                                                                  -------     -------
Total                                                                             $56,379     $19,970
                                                                                  =======     =======

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

During March 1994, the Company completed a private offering of $25.0 million principal amount of 7.17% Senior Debentures which mature April 1, 2001 with interest on the notes payable semiannually. A portion of the net proceeds from the sale of the Debentures has been used to fund the purchase of mortgage servicing rights and for acquisitions. The remainder of the net proceeds will be used to further expand the Company's mortgage banking operations and activities and for general corporate purposes, including possible future acquisitions.

During January 1993, the Company completed a public offering of $17.25 million principal amount of 9% Subordinated Notes which mature February 1, 2003. Interest on the notes is payable monthly at 9%. The notes are redeemable in whole or in part by the Company, subject to Federal Reserve Board approval at par plus accrued interest at any time after February 1, 1996. The majority of the net proceeds from the sale of the Notes were used to repay the amounts outstanding under the Revolving Credit Agreement with Firstar Bank Milwaukee, N.A. incurred in connection with the Company's acquisition of the assets of Market Street Mortgage Corporation in December 1992. The Subordinated Notes qualify as Tier 2 capital for the calculation of Total risk-based capital under Federal Reserve guidelines.

On September 27, 1993, Republic Mortgage financed the acquisition of its new corporate office with a mortgage loan in the amount of $2.1 million with Firstar Bank Milwaukee, N.A. Principal and interest, with a fixed rate of 6.99%, is payable quarterly, with a final maturity date of October 1, 2000. As of December 31, 1994, $91,000 of the amount outstanding is classified as short-term borrowings.

On April 29, 1994, Market Street entered into a Term Loan Agreement with GE Capital Mortgage Services, Inc. to finance the acquisition of mortgage loan servicing rights. At December 31, 1994, the Company had $16 million available under this agreement, of which $15.3 million had been borrowed. Borrowings under this agreement are collateralized by Market Street's mortgage loan servicing portfolio in respect of when a borrowing advance has been made pursuant to the Term Loan Agreement. Interest on borrowings under the Term Loan Agreement is payable monthly at a rate of 3.75% above the lender's one month commercial paper rate (9.73% at December 31, 1994). Principal payments begin on January 1, 1995 and are due monthly based on a 60-month amortization period with a balloon payment equal to the unpaid principal balance required in the 48th month (December 1, 1998). As of December 31, 1994, $3.1 million of the amount outstanding is classified as short-term borrowings.

On December 29, 1992, to finance a portion of the purchase of the assets of Market Street Mortgage Corporation, Market Street entered into a $2.2 million note payable with Poughkeepsie. Interest is payable at the prime rate plus 2% and the note is payable in twelve equal quarterly installments commencing February 29, 1993 with the final payment due on November 30, 1995. At December 31, 1994 and 1993 the interest rate was 10.5% and 8%, respectively and the loan is secured by the servicing rights underlying the Poughkeepsie mortgages which are serviced by Market Street. As of December 31, 1994, the entire amount outstanding of $744,000 is classified as short-term borrowings.

Premier incurred a term note due September 30, 1998 in the original principal amount of $5.8 million to Merchants National Bank & Trust Company of Indianapolis, Indiana pursuant to a Term Loan Agreement dated September 30, 1988. Loan proceeds were used to fund a portion of the purchase of two banks from Michigan National Corporation. Simultaneous with the acquisition of the remaining minority shares of Premier by the Company in March 1993, the remaining $4.4 million balance due was paid in full.

The following table indicates the remaining principal maturities of long-term debt at December 31, 1994 (excludes short-term portion detailed in Note 9):

(Dollars in thousands)
1996                         $3,156
1997                          3,164
1998                          3,172
1999                          3,180
2000                          1,457
2001 and thereafter          42,250
                            -------
Total                       $56,379
                            =======

NOTE 12: INCOME TAXES
As discussed in Note 1, the Company adopted SFAS 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $950,000 is reported separately in the consolidated statement of income for the year ended December 31, 1993. Prior years' financial statements have not been restated to apply the provisions of SFAS 109.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following is a summary of the components of the provision for income tax expense for the years ended December 31, 1994, 1993 and 1992. During the years ended December 31, 1994, 1993 and 1992, the Company's state taxes on income were insignificant.

                                 1994       1993       1992
(Dollars in thousands)
Current expense                 $7,008     $11,991    $8,768
Deferred income tax (benefit)    1,039         317    (1,429)
                                ------     -------    ------
Total income tax expense        $8,047     $12,308    $7,339
                                ======     =======    ======

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant temporary differences which give rise to the deferred tax assets and liabilities as of December 31, 1994 and December 31, 1993 are as follows:

                                                                       December 31,
                                                                1994                  1993
                                                           Asset    Liability    Asset    Liability
(Dollars in thousands)
Allowance for estimated loan losses                        $1,020     -          $1,392    -
Purchased mortgage servicing rights amortization            1,393     -           1,289    -
Deferred loan fees and costs, net                            -        $162          499    -
Non-deductible accruals                                       195     -             296    -
Depreciation/amortization                                    -         399         -      $351
Stock dividends in FHLB stock                                -         431         -       352
Purchase accounting adjustment amortization                   558     -            -       -
Market value adjustment for securities available-for-sale   2,839     -            -       -
Loan mark-to-market adjustment                               -         344         -       -
Other                                                         580       83        1,026    249
                                                           ------   ------       ------   ----
Total deferred taxes                                       $6,585   $1,419       $4,502   $952
                                                           ======   ======       ======   ====

The significant components of deferred taxes under APB No. 11 are as follows:

                                     Year ended December 31,
                                             1992
(Dollars in thousands)
Provision for loan losses                    $(275)
Non-deductible accruals                       (400)
Deferred loan fees                            (109)
Hedging transactions                          (448)
Severance benefits                            (170)
Other, net                                     (27)
                                           -------
Total deferred income tax benefit          $(1,429)
                                           =======

Items causing differences between the statutory tax rate and the effective tax rate are summarized as follows:

                                                                    Year ended December 31,
                                                            1994              1993              1992
                                                      Amount    Rate    Amount    Rate    Amount    Rate
(Dollars in thousands)
Statutory tax rate                                    $8,318    35.0%   $12,089   35.0%   $6,379    34.0%
Amortization of purchase adjustments and goodwill         88      .4         77     .2       136      .7
Bad debt deduction of Republic Savings Bank             -         -        -        -       (359)   (1.9)
Losses on loans and other real estate                   -         -        -        -        929     5.0
Merger expense                                          -         -        -        -        221     1.2
Other, net                                              (359)   (1.5)       142     .4        33      .1
                                                      ------    ----    -------   ----    ------    ----
Provision for income taxes                            $8,047    33.9%   $12,308   35.6%   $7,339    39.1%
                                                      ======    ====    =======   ====    ======    ====

NOTE 13: COMMON STOCK
STOCK OPTIONS
The Company has an incentive stock option plan for key employees which currently provides for granting options to purchase up to 1,815,000 common shares during a ten-year period, at exercise prices equal to the fair market value at date of grant.

Activity and price information for 1994, 1993 and 1992 are as follows:

                                                           Year Ended December 31,
                                          1994                       1993                       1992
                                 Number of   Option         Number of    Option        Number of    Option
                                 Options     Price          Options      Price         Options      Price
Outstanding at beginning of year  863,020    $2.90-12.50    1,450,364    $2.90- 9.71   1,424,397    $2.90- 5.01
Granted                            52,035     9.88-12.95      167,447     8.88-12.50     160,930     5.07- 9.71
Exercised                        (104,479)    4.19- 9.77     (751,464)    4.44- 9.77      (5,232)    6.07
Cancelled                          (7,814)    5.51-13.41       (3,327)    4.88           (25,597)    5.58- 6.67
Converted to stock warrants          -         -                 -         -            (104,134)    4.87- 6.06
                                  -------    -----------      -------    -----------   ---------    -----------
Outstanding at end of year        802,762    $2.90-12.95      863,020    $2.90-12.50   1,450,364    $2.90- 9.71
                                  =======    ===========      =======    ===========   =========    ===========
Available for future grant         19,037                      73,238                    358,304
                                   ======                      ======                    =======

STOCK WARRANTS
The Company has awarded warrants to purchase common shares during exercise periods ranging from three to ten years to key executive officers and certain directors of the Company and its affiliates. In addition, the Company has a Director Compensation Plan that awards 1,000 warrants annually to each of the Company's non-employee directors.

Activity and price information for 1994, 1993 and 1992 follows:

                                                            Year Ended December 31,
                                           1994                      1993                       1992
                                  Number of   Warrant       Number of    Warrant       Number of    Warrant
                                  Warrants    Price         Warrants     Price         Warrants     Price
Outstanding at beginning of year  253,757     $4.03- 9.09   279,943      $4.03- 5.01   219,259      $4.19-5.01
Granted                            15,400           11.93    13,200       9.09-10.00      -           -
Exercised                         (81,797)     4.61- 5.13   (39,386)      4.82-11.00   (65,317)      5.82-6.67
Expired                              -          -              -           -              -           -
Converted from stock options         -          -              -           -           126,001       4.03-5.01
                                  -------     -----------   -------      -----------   -------      ----------
Outstanding at end of year        187,360     $4.03-11.93   253,757      $4.03- 9.09   279,943      $4.03-5.01
                                  =======     ===========   =======      ===========   =======      ==========

RESTRICTED STOCK PLAN
Under the Republic Restricted Stock Plan, 98,575 common shares are authorized to be granted to certain key employees. Such shares must be forfeited if employment terminates within three years of issuance. In 1994 and 1992 no shares were issued under this plan and 39,567 shares were issued in 1993. At December 31, 1994, 88,617 shares have been issued under this plan. The Company amortizes the share issuance price over the restriction period of the agreement.

STOCK DIVIDENDS
On September 22, 1994, Republic's Board of Directors declared a 10% stock dividend distributed on December 2, 1994 to shareholders of record on November 4, 1994. Similar stock dividends were distributed on October 29, 1993 to shareholders of record on October 1, 1993 and on October 30, 1992 to shareholders of record September 30, 1992.

NOTE 14: PRIMARY EARNINGS PER COMMON SHARE
Primary earnings per common share are computed by dividing net income, after deducting preferred stock dividends by the weighted average number of common shares outstanding and common equivalent shares with a dilutive effect. Common equivalent shares are shares which may be issuable upon exercise of outstanding stock options and warrants.

Fully diluted earnings per common share are determined on the assumption that the weighted average number of common shares and common equivalent shares outstanding is further increased by conversion of convertible debentures and convertible preferred stock. Convertible debentures and Series A, B and C convertible preferred stock were included in earnings per fully diluted common share computations for 1992. During 1992, all of the convertible debt and Series A, B and C preferred stock was converted to common stock or redeemed for cash value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The following table presents information necessary for the computation of earnings per share, on both a primary and fully diluted basis, for the years ended December 31, 1994, 1993 and 1992.

                                                            1994          1993          1992
Average number of common shares outstanding              15,247,537    14,608,466    12,825,529
Common share equivalents on stock options and stock
  warrants based on average market price                    502,012       788,435       546,896
                                                         ----------    ----------    ----------
Average number of common shares outstanding to
  compute primary earnings per share                     15,749,549    15,396,901    13,372,425
Incremental common share equivalents on stock options
  and stock warrants based on end of period market price      1,150        39,953       112,515
Common shares outstanding based on conversion of:
Convertible debentures                                         -             -          165,689
Series A convertible preferred stock                           -             -          414,841
Series B and C convertible preferred stock                     -             -          275,854
                                                         ----------    ----------    ----------
Average number of common shares outstanding to
  compute fully diluted earnings per share               15,750,699    15,436,854    14,341,324
                                                         ==========    ==========    ==========

NOTE 15: TRANSACTIONS WITH RELATED PARTIES
Republic Bank and Republic Savings Bank have, in the normal course of business, made loans to certain directors and officers and to organizations in which certain directors and officers have an interest. Other transactions with related parties include non-interest bearing and interest bearing deposits.
In the opinion of management, such loans and other transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than normal risk of collectibility. A summary of related party loan activity for the years ended December 31, 1994 and 1993 follows:

                                   1994         1993
(Dollars in thousands)
Balance at January 1              $4,508       $8,073
New loans and advances               557        1,106
New directors and officers          -            -
Repayments                        (1,087)      (3,664)
Former directors and officers       -          (1,007)
                                  ------       ------
Balance at December 31            $3,978       $4,508
                                  ======       ======

NOTE 16: OTHER NON-INTEREST EXPENSE
For 1994, 1993 and 1992, the other non-interest expense category contained certain types of expenses which exceeded 1% of total interest income and other non-interest income. Telephone expense, advertising, travel and auto and FDIC insurance premiums of $2.7 million, $1.6 million, $1.7 million and $1.9 million, respectively, during 1994, exceeded this 1% threshold. Telephone expense and FDIC insurance premiums of $2.2 million and $2.0 million, respectively, during 1993, exceeded this 1% threshold. Legal fees, FDIC insurance premiums and Michigan Single Business Tax of $1.9 million, $1.6 million and $1.6 million, respectively, during 1992, exceeded this 1% threshold.

NOTE 17: EMPLOYEE BENEFIT PLANS
401(K) PLANS: The Company maintains 401(k) plans for Republic Bancorp Inc. employees and Republic Savings Bank employees. The employer contributions to the plans are determined annually by the respective Board of Directors. Expenses under these plans for the years ended December 31, 1994, 1993 and 1992 aggregated $669,000, $353,000 and $196,000, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN: Horizon Financial Services, Inc. maintained an Employee Stock Ownership Plan (ESOP) that was a qualified defined contribution plan. Substantially all of the assets in this plan were invested in Horizon Financial Services, Inc. common stock which was converted to Republic Bancorp Inc. common stock effective June 30, 1993. This plan was terminated effective November 30, 1994 and the assets of the plan were distributed to the participants. ESOP expense for the years ending December 31, 1994, 1993 and 1992 amounted to $0, $0 and $220,000, respectively.

NOTE 18: COMMITMENTS AND CONTINGENCIES
The Company leases certain office facilities under lease agreements that expire at various dates. In some cases, these leases offer renewal options and provide that the Company pay for insurance, maintenance and taxes. Rental expense under all operating leases charged to operations in 1994, 1993 and 1992 approximated $3.7 million, $2.5 million and $1.1 million, respectively. As of December 31, 1994, the future aggregate minimum lease payments required under noncancellable operating leases are as follows:

                                     Operating
Year Ending (Dollars in thousands)     Leases
1995                                   $2,673
1996                                    1,777
1997                                    1,357
1998                                      677
1999                                      153
2000 and thereafter                         0
                                       ------
Total minimum payments required        $6,637
                                       ======

In the ordinary course of business, there are various legal proceedings pending against Republic and its subsidiaries. Management considers that the aggregate liabilities, if any, arising from such actions would not have a material adverse effect on the consolidated financial position of the Company.

NOTE 19: SEGMENT INFORMATION
The Company operates in two industry segments (as defined by SFAS 14, "Financial Reporting for Segments of a Business Enterprise"). The two industry segments are mortgage banking and commercial banking. Following is a presentation of the revenues, operating profits and identifiable assets for the years ended December 31, 1994, 1993 and 1992. The intercompany income/ (expense) presented below consists of interest expense incurred by the mortgage banking subsidiaries on their notes payable with the parent company, less amounts paid to the mortgage banking subsidiaries by Republic Bank for servicing their mortgage loans. Intercompany assets included in the commercial banking total identifiable assets consist primarily of notes receivable of the parent company from the mortgage banking subsidiaries.

                                           Commercial Banking               Mortgage Banking              Consolidated
YEAR ENDED DECEMBER 31,               1994       1993       1992       1994       1993      1992     1994       1993     1992
(Dollars in thousands)
Net interest income after provision
  for loan losses                     $35,617    $34,949    $28,964    $(2,491)    $1,011      $798  $33,126    $35,960  $29,762
Non-interest income                     5,762      6,992      6,113       -          -         -       5,762      6,992    6,113
Mortgage banking income(1)               -          -          -        69,899     85,128    30,697   69,899     85,128   30,697
Depreciation and amortization           2,051      1,771      1,566      2,217      1,319       280    4,268      3,090    1,846
Non-interest expense                   23,582     28,682     27,177     57,171     61,767    18,788   80,753     90,449   45,965
                                      -------    -------     ------     ------    -------   -------  -------    -------  -------
Income before taxes                   $15,746    $11,488     $6,334     $8,020    $23,053   $12,427  $23,766    $34,541  $18,761
                                      =======    =======     ======     ======    =======   =======  =======    =======  =======

Intercompany income/(expense)
  included in income before taxes      $1,111     $1,015       $123    $(1,111)   $(1,015)    $(123)    -          -        -
                                       ======     ======       ====    =======    =======     =====   =====      =====    ======

AT DECEMBER 31,
(Dollars in millions)
Total identifiable assets              $1,241     $1,003     $1,031       $155       $181      $118   $1,396     $1,184   $1,149
Intercompany assets included in
  total identifiable assets               (26)       (12)       (22)      -            (1)       (1)     (26)       (13)     (23)
                                       ------       ----     ------       ----       ----      ----    ------    ------   ------
Assets after intercompany
  eliminations                         $1,215       $991     $1,009       $155       $180      $117    $1,370    $1,171   $1,126
                                       ======       ====     ======       ====       ====      ====    =======   ======   ======

(1) Included in mortgage banking income is amortization of purchased mortgage servicing rights of $5.0 million, $4.6 million and $1.4 million in 1994, 1993 and 1992, respectively.

                                     38

NOTE 20: OFF-BALANCE SHEET TRANSACTIONS
In the normal course of business, Republic is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the involvement Republic has in particular classes of fiancial instruments.

Commitments to extend credit are agreements to lend cash to a customer as long as there is no breach of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Certain of the commitments may expire without being drawn upon, therefore the total commitment amounts do not necessarily represent future cash requirements. The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for these commitments is represented by the contractual notional amount. Loan commitments are subject to market risk resulting from fluctuations in interest rates. Republic applies the same credit policies in making commitments as it does for on-balance sheet instruments, mainly by evaluating each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Republic upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include residential properties, accounts receivable, inventories, investments, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. Republic uses the same credit policies in making these conditional obligations as it does for on-balance sheet instruments. Collateral held for those commitments in which it is deemed necessary varies but may include accounts receivable, inventories, investments and real estate.

The following table outlines Republic's off-balance sheet exposure to credit and interest rate risk at December 31, 1994 and 1993:

                                                                        Outstanding at December 31,
                                                                              1994       1993
(Dollars in thousands)
Financial instruments whose contract amounts represent credit risk:
Unused commitments to extend credit                                          $18,905    $22,478
Standby letters of credit                                                        450        885
Commitments to fund residential real estate loans                            195,472    313,798
Commitments to fund commercial real estate loans                              43,391     16,531
Financial instruments whose contract amounts represent interest rate risk:
Residential real estate loan applications with agreed-upon rates             129,640    406,444
Commitments to sell residential real estate loans                            213,569    667,373

Offsetting the risk associated with the commitments to fund residential real estate loan applications with agreed-upon rates, as well as mortgage loans held for sale, Republic has entered into firm commitments to sell forward $213.6 million of residential mortgage loans to various third parties of which $152.1 million related to the balances of mortgage loans held for sale at December 31, 1994 with the remaining $61.5 million relating to those commitments for real estate loan applications with agreed-upon interest rates. The commitments to sell forward, which are expected to settle in the first quarter of 1995, is not expected to produce any material gains or losses. At December 31, 1993, Republic had entered into firm commitments to sell forward $667.4 million of residential mortgage loans of which $507.8 million related to the balances of mortgage loans held for sale with the remaining $159.6 million relating to those commitments for residential real estate loan applications with agreed-upon interest rates.

The Company has sold certain loans to the Federal Home Loan Mortgage Corporation ("FHLMC") with recourse. Under the sales agreement, the Company must repurchase FHLMC's share of principal and interest upon the completion of a foreclosure sale or upon receipt of a deed in lieu of foreclosure. The outstanding balance of loans sold with recourse was $2.7 million and $6.1 million at December 31, 1994 and 1993, respectively. Management has established appropriate reserves for these estimated losses, if any.

NOTE 21: DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
Fair value estimates of financial instruments are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no ready market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and value of assets and liabilities that are not considered financial instruments. Tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in these estimates.

The estimated fair values of the Company's financial instruments as of December 31, 1994 and 1993 are as follows:

                                                            December 31, 1994     December 31, 1993
                                                           -------------------   -------------------
                                                           Carrying    Fair      Carrying    Fair
                                                           Value       Value     Value       Value
(Dollars in thousands)                                     --------    -------   --------    -------
ASSETS:
Cash and cash equivalents                                  $23,297     $23,297   $28,025     $28,025
Mortgage loans held for sale                               152,138     152,064   507,795     508,951
Held-for-sale securities                                      -           -       51,044      51,776
Held-to-maturity securities                                269,701     254,996   107,398     108,360
Available-for-sale securities                              204,614     196,502      -           -
Loans, net of the allowance for estimated loan losses      599,545     580,911   399,903     403,974
LIABILITIES:
Deposits:
Non-interest bearing demand deposits                       111,425     111,425   153,474     153,474
Interest bearing demand and savings deposits               256,528     256,528   254,448     254,448
Certificates of deposit:
Maturing in six months or less                             218,475     218,348   173,080     173,330
Maturing between six months and one year                   108,266     107,817   109,797     110,230
Maturing between one and three years                       103,090     102,590   111,113     112,618
Maturing beyond three years                                 20,958      20,615    31,822      32,469
                                                           -------     -------   -------     -------
Total deposits                                             818,742     817,323   833,734     836,569
Federal funds purchased and reverse repurchase agreements  217,124     217,124    35,572      35,572
Short-term borrowings                                       39,822      39,821   101,273     101,273
FHLB advances                                               69,950      69,605    23,000      23,565
Long-term debt                                              56,379      52,094    19,970      20,382

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS:
The carrying amount is a reasonable estimate of fair value for these instruments.

MORTGAGE LOANS HELD FOR SALE:
The fair value of mortgage loans held for sale is estimated based on the present value of estimated future cash flows using a discount rate commensurate with the risks associated with the financial instrument. As mortgage loans held for sale are originated or acquired at current market interest rates and generally sold within 60 to 90 days, the difference between carrying value and fair value is generally minimal.

INVESTMENTS:
The fair value of held-to-maturity securities, available-for-sale securities and held-for-sale securities is estimated based on quoted market prices or dealer quotes for those investments.

LOANS:
Fair values are estimated for portfolio loans based on the present value of future expected cash flows using discount rates which incorporate a premium commensurate with normal credit and interest rate risks involved. Loans are segregated by type such as commercial, commercial real estate, residential mortgage and installment.

Fair value for nonperforming loans is based on the premise that management has allocated adequate reserves for loan losses. As a result, the fair value of nonperforming loans are reported at carrying value.

DEPOSITS:
The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, money market, checking and NOW accounts, is equal to the amount payable on demand. The estimated fair value of certificates of deposit is based on the present value of future estimated cash flows using the rates currently offered for deposits of similar remaining maturities.

FEDERAL FUNDS PURCHASED AND REVERSE REPURCHASE AGREEMENTS:
The carrying amount is a reasonable estimate of fair value as the majority of such borrowings were negotiated at or near December 31, 1994 and 1993.

SHORT-TERM BORROWINGS:
The fair value is estimated based on the present value of future estimated cash flows using current rates offered to the Company for debt with similar terms. As 99.8% of borrowings classified short-term float based on indexes such as prime, LIBOR and commercial paper, the carrying amount will generally approximate fair value as the rates on such notes reprice frequently.

FHLB ADVANCES AND LONG-TERM DEBT:
The fair value is estimated based on the present value of future estimated cash flows using current rates offered to the Company for debt with similar terms.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
The Company's off-balance sheet financial instruments are detailed in Note 20 in the Notes to Consolidated Financial Statements. The Company's residential real estate loan applications with agreed-upon interest rates may result in a gain or loss upon the sale of the funded residential real estate loans. Additionally, the Company's forward commitment to sell residential real estate loans may result in a gain or loss. The aggregated fair value of these off-balance sheet financial instruments at December 31, 1994 and 1993 were not material.

NOTE 22: DIVIDEND RESTRICTIONS
The Company's state chartered bank and state chartered savings bank regulatory agencies limit the amount of dividends these financial institutions can declare to the parent company in any calendar year without obtaining prior approval. The limitations of the subsidiary bank and the state savings bank for 1994 were approximately $18.4 million and $18.3 million, respectively.

NOTE 23: PARENT COMPANY FINANCIAL INFORMATION
The condensed financial statements of Republic Bancorp Inc. (Parent Company only) are as follows:

BALANCE SHEETS
                                                                                December 31,
                                                                             1994        1993
(Dollars in thousands)
Assets:
Cash and due from banks                                                       $199        $171
Interest earning deposits                                                    5,744       1,674
                                                                             -----       -----
Cash and cash equivalents                                                    5,943       1,845
Investment in subsidiaries                                                 131,446     112,544
Notes and advances receivable from non-bank subsidiaries                    21,811      11,472
Furniture and equipment                                                        109          88
Other assets                                                                 5,312       4,575
                                                                          --------    --------
Total assets                                                              $164,621    $130,524
                                                                          ========    ========

Liabilities and Shareholders' Equity:
Accrued and other liabilities                                               $4,457      $1,841
Short-term borrowings                                                         -           -
Long-term debt                                                              42,250      17,250
                                                                            ------      ------
Total liabilities                                                           46,707      19,091
                                                                           -------     -------
Total shareholders' equity                                                 117,914     111,433
                                                                          --------    --------
Total liabilities and shareholders' equity                                $164,621    $130,524
                                                                          ========    ========
STATEMENTS OF INCOME
                                                                                Year Ended December 31,
                                                                             1994        1993        1992
(Dollars in thousands)
Interest income                                                             $1,653      $1,182        $414
Management fees from subsidiaries                                             -           -            180
Dividends from subsidiaries                                                  7,242       5,392         439
Gain on sale of securities                                                    -           -              3
Other income                                                                    19         108        -
                                                                             -----       -----       -----
Total income                                                                 8,914       6,682       1,036
                                                                             -----       -----       -----
Interest expense                                                             3,107       1,705         106
Salaries and employee benefits and other expenses                            2,713       3,884       4,359
                                                                             -----       -----       -----
Total expense                                                                5,820       5,589       4,465
                                                                             -----       -----       -----
Income/(loss) before income taxes and equity in undistributed earnings
  of subsidiaries                                                            3,094       1,093      (3,429)
Income tax credits                                                          (1,615)     (1,433)     (1,056)
                                                                            ------      ------      ------
Income/(loss) before equity in undistributed earnings of subsidiaries and
  cumulative effect of change in accounting principle                        4,709       2,526      (2,373)
Cumulative effect of change in accounting principle                           -            (50)       -
Equity in undistributed earnings of subsidiaries                            11,010      20,607      13,795
                                                                           -------     -------     -------
Net income                                                                 $15,719     $23,183     $11,422
                                                                           =======     =======     =======

STATEMENTS OF CASH FLOWS
                                                                                      Year Ended December 31,
                                                                                  1994       1993         1992
(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                       $15,719    $23,183      $11,422
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation and amortization                                                        498        444          254
Equity in undistributed earnings of consolidated subsidiaries                    (11,010)   (20,607)     (13,795)
(Increase)/decrease in interest receivable                                          (149)       277         (270)
Increase/(decrease) in interest payable                                              349        124          (15)
(Increase)/decrease in other assets                                                 (427)     1,110         (515)
Increase in other liabilities                                                      2,267        630        2,697
Other, net                                                                          -          -              68
                                                                                  ------    -------      -------
Total adjustments                                                                 (8,472)   (18,022)     (11,576)
                                                                                  ------    -------      -------
Net cash (used in)/provided by operating activities                                7,247      5,161         (154)
                                                                                  ------    -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of securities                                                    -          -             250
Proceeds from maturities of mortgage-backed securities                              -           416           68
Premises and equipment expenditures                                                  (45)       (54)         (23)
Capital investments in subsidiaries                                               (9,779)      -            (500)
Increase in notes and advances receivable from non-bank subsidiaries             (13,729)    (4,072)     (20,375)
Acquisition of minority interest in bank subsidiary                                 -           (74)        -
Acquisition of increased ownership interest under stock purchase agreement
  with Premier Bancorporation, Inc.                                                 -          (668)         (81)
                                                                                 -------     ------      -------
Net cash used in investing activities                                            (23,553)    (4,452)     (20,661)
                                                                                 -------     ------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of long-term debt                                                           -          -            (917)
Payment of long-term debt of Premier Bancorporation, Inc.
  upon acquisition of remaining minority interest                                   -        (3,756)        -
Net proceeds from issuance of common shares                                         -          -           9,106
Net proceeds from issuance of common shares through exercise of stock options
  and stock warrants                                                               1,072      4,749          489
Repurchase of common shares                                                         (838)      -            -
Dividends paid on preferred shares                                                  -          -            (276)
Dividends paid on common shares                                                   (4,542)    (2,746)      (1,907)
Redemption of subordinated debentures                                               -          -            (471)
Redemption of Series A preferred stock                                              -          -            (619)
Net increase/(decrease) in short-term borrowings                                    -       (15,000)      15,000
Issuance of subordinated debt, net of issuance costs                                -        16,492         -
Issuance of senior debt, net of issuance costs                                    24,712       -            -
                                                                                  ------     ------       ------
Net cash (used in)/provided by financing activities                               20,404       (261)      20,405
                                                                                  ------     ------       ------
Net increase/(decrease) in cash and cash equivalents                               4,098        448         (410)

Cash and cash equivalents at beginning of year                                     1,845      1,397        1,807
                                                                                  ------     ------       ------
Cash and cash equivalents at end of year                                          $5,943     $1,845       $1,397
                                                                                  ======     ======       ======

Cash paid during the year for:
Interest                                                                          $2,758     $1,581         $121
Income taxes                                                                      $9,980     $9,873       $8,521

Noncash investing activities:
* During the year ended December 31, 1994, the holding company reclassified $3.4 million of a borrowing to Market Street Mortgage for the purchase of CUB Funding to capital investment in CUB Funding upon the spinoff of CUB Funding into a separate subsidiary.

Noncash financing activities:
* During the year ended December 31, 1992, the Company converted $1.1 million of subordinated debentures into 150,498 common shares.
* During the year ended December 31, 1992, the Company converted $5.5 million of Series A, B and C preferred shares into 748,499 common shares.

REPORT OF MANAGEMENT
The management of Republic Bancorp Inc. is responsible for the preparation of the financial statements and other related financial information included in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles and include the amounts based on management's estimates and judgements where appropriate. Financial information appearing throughout this annual report is consistent with the financial statements.

Management is responsible for the integrity and objectivity of the consolidated financial statements. Established accounting procedures are designed to provide financial records and accounts which fairly reflect the transactions of the Company. The training of qualified personnel and the assignment of duties are intended to provide an internal control structure at a cost consistent with management's evaluation of the risks involved. Such controls are monitored by an internal audit staff to provide reasonable assurances that transactions are executed in accordance with management's authorization and that adequate accountability for the Company's assets is maintained.

The financial statements have been audited by Deloitte & Touche LLP, independent auditors, and their report follows.

The Audit Committee of the Board of Directors is composed of outside directors who meet with management, internal auditors, independent auditors and regulatory examiners to review matters relating to financial reporting and internal controls. The internal auditors, independent auditors and regulatory examiners have direct access to the Audit Committee.

/s/ Jerry D. Campbell                  /s/ Thomas F. Menacher, C.P.A.
--------------------------------       --------------------------------------
Jerry D. Campbell                      Thomas F. Menacher, C.P.A.
Chairman of the Board, President       Chief Financial Officer
and Chief Executive Officer

INDEPENDENT AUDITORS' REPORT

TO THE SHAREHOLDERS AND BOARD OF DIRECTORS
REPUBLIC BANCORP INC.

We have audited the accompanying consolidated balance sheet of Republic Bancorp Inc. and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Republic Bancorp Inc. and Horizon Financial Services, Inc. which has been accounted for as a pooling of interests as described in Note 2 to the consolidated financial statements. We did not audit the statements of income, shareholders' equity and cash flows of Horizon Financial Services, Inc. for the year ended December 31, 1992, whose financial statements reflect total revenues of $33 million for the year ended December 31, 1992. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Horizon Financial Services, Inc. for 1992, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Bancorp Inc. and its subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 12 to the consolidated financial statements, Republic Bancorp Inc. adopted recently issued Statements of Financial Accounting Standards and, accordingly changed its method of accounting for investments in debt and equity securities effective January 1, 1994 and its method of accounting for income taxes in 1993.

/s/ Deloitte & Touche LLP
-------------------------
January 18, 1995
Detroit, Michigan

SUMMARY OF COMMON SHARE MARKET DATA

                           Market Price on Common Shares
                             1994               1993
                         High     Low       High      Low
First quarter            14       11 1/8    11 1/8    8
Second quarter           12 3/4   11 1/8    10 3/8    8 1/2
Third quarter            13 5/8   11 3/4    12 5/8    9 1/4
Fourth quarter           12 1/2    9 1/2    14 5/8   11 1/4

The Company had 3,923 common shareholders of record and approximately 13,000 total common shareholders as of February 20, 1995. The Common Stock is traded on the NASDAQ Stock Market under the symbol "RBNC." The prices shown above are the high and low sales prices of the common stock reported during the periods indicated and have been restated to reflect all stock dividends.

Payment of cash dividends by the Company on any of its common stock will depend upon the receipt of dividends from its subsidiaries, on the consolidated earnings and financial condition of the Company, on legal restrictions and on such other factors as the Board of Directors may consider relevant at the time. The Board of Directors of Republic Bancorp Inc., on February 16, 1995, declared a quarterly cash dividend of $.09 per share on Common Stock, payable on April 7, 1995 to shareholders of record on March 10, 1995. It is the current intent of the Company's Board of Directors to continue to distribute quarterly cash dividends to common shareholders at the rate of $.09 per share and to retain the balance of earnings and surplus to provide operating capital and to finance the growth and development of the Company.

The Company has historically declared stock dividends and stock splits effected in the form of dividends on its Common Stock. Based on the Company's intent to distribute quarterly cash dividends to common shareholders in the future, it has not been determined whether the Company will continue stock dividends in the future.


QUARTERLY DATA
Selected unaudited quarterly financial information for the latest eight quarters is shown in the table below. All amounts are in thousands, except per common share amounts.

                                                               1994
                                                 1st      2nd       3rd        4th
                                                 Qtr      Qtr       Qtr        Qtr
(Dollars in thousands, except per share data)
Total income                                     $45,296  $37,089   $36,036    $35,459
Total interest income                             15,896   19,332    21,620     21,371
Total interest expense                             8,363   10,663    12,530     13,443
Provision for loan losses                             47       17        20         10
Net income before cumulative effect of
  change in accounting principle                   6,082    5,007     3,025      1,605
Cumulative effect of change in
  accounting principle                              -        -         -          -

Net income                                         6,082    5,007     3,025      1,605

Net income per common share:
Primary                                              .39      .32       .19        .10
Fully diluted                                        .39      .32       .19        .10

                                                                 1993
                                                 1st      2nd       3rd        4th
                                                 Qtr      Qtr       Qtr        Qtr
(Dollars in thousands, except per share data)
Total income                                     $34,674  $45,679   $44,321    $46,277
Total interest income                             18,859   20,805    19,501     19,666
Total interest expense                            10,830   11,097    10,465      9,876
Provision for loan losses                            117      204       190         92
Net income before cumulative effect of
  change in accounting principle                   4,799    6,394     6,076      4,964
Cumulative effect of change in
  accounting principle                              (950)    -         -          -

Net income                                         5,749    6,394     6,076      4,964

Net income per common share:
Primary                                              .38      .42       .39        .32
Fully diluted                                        .37      .42       .39        .32


REPUBLIC AFFILIATES

REPUBLIC BANK

DIRECTORS

Lee E. Benz
President
Benz Insurance Agency

Barry J. Eckhold
Chairman of the Board
President, Chief
Executive Officer and
Chief Credit Officer

D. Wayne Fate
Pharmacist

Jack R. Lousma
Consultant

Milton F. Lutz, II
President
Midbrook Products, Inc.

Frederick H. Marx
President
Marx, Layne & Company

Alan R. Pfaff, Jr.
President
Atlantic Eagle Inc.

Grant C. Putman
Farmer

William C. Rands, III
Managing Partner
Rands Investment Company

David G. Stickel
Regional President and
Secretary to the Board

John E. VanderPoel
Chief Executive Officer
Jackson Iron & Metal, Inc.

Giorgio Vozza
President
Adventure Golf and Design

David W. Wright
Owner
Wright Ventures

Michael D. Young
President, Michael D. Young
Olds, Pontiac, GMC Trucks, Inc.

OFFICERS

Barry J. Eckhold
Chairman of the Board
President, Chief
Executive Officer and
Chief Credit Officer

David G. Stickel
Regional President and
Secretary to the Board

Constance A. Deneweth
Community Bank President-
Traverse City

C. Howard Haas
Community Bank President-
Lansing

Dennis A. Hill
Community Bank President-
Jackson

Craig L. Johnson
Community Bank President-
Flint

Peter W. Smith
Community Bank President-
Southeastern Michigan

Theodore J. Carlson
Executive Vice President
and Cashier

Patricia A. Brady
Senior Vice President-
Mortgage Lending

Lawrence D. Corbett
Senior Vice President and
Mortgage Loan Officer

Kenneth W. Faupel
Senior Vice President and
Senior Operations Officer

Richard P. Lupkes
Senior Vice President and
Commercial Loan Officer

David B. Randall
Senior Vice President and
Mortgage Loan Officer

Diana L. Wallace
Senior Vice President

Thomas G. Zernick
Senior Vice President and
Commercial Loan Officer

Vincent G. Cassisa
Vice President-
Commercial Lending

Ronald L. Clingerman
Vice President and
Commercial Loan Officer

Michael A. DeMeyere
Vice President-Retail Banking

John C. Deming
Vice President and
Commercial Loan Officer

Ian T. Glassford
Vice President-Retail Banking

Michael J. Gleason
Vice President-Mortgage Sales

Jack S. Harris
Vice President-Retail Banking

Suzanne A. Lieder
Vice President-
Mortgage Lending

Douglas A. Liverance
Vice President-
Consumer Lending

Daniel F. Mackenzie
Vice President-
Mortgage Lending

Cassandra Miller
Vice President-
Mortgage Lending

Jeffrey D. Saunders, C.P.A.
Controller

David J. Skaff
Vice President-
Commercial Lending

Gregory B. Smith
Vice President-
Mortgage Lending

James L. Stotz
Vice President-Loan Servicing

Joanne M. Wrozek
Vice President

REPUBLIC AFFILIATES

OFFICES

ANN ARBOR

122 South Main Street
Ann Arbor, Michigan 48104
(313) 665-4030

2100 South Main Street, Suite 2
Ann Arbor, Michigan 48103
(313) 665-4080

FLINT

3200 Beecher Road
Flint, Michigan 48532
(810) 732-3300

220 E. Main Street
Flushing, Michigan 48433
(810) 659-7712

G-8455 South Saginaw Road
Grand Blanc, Michigan 48439
(810) 694-8222

1070 East Main Street
Owosso, Michigan 48867
(517) 723-7800

1345 N. Shiawassee Street
Owosso, Michigan 48867
(517) 723-5101

JACKSON

306 West Michigan Avenue
Jackson, Michigan 49201
(517) 789-4300

125 West Main Street
Hanover, Michigan 49241
(517) 563-8332

2201 East Michigan Avenue
Jackson, Michigan 49202
(517) 789-4330

2030 Fourth Street
Jackson, Michigan 49203
(517) 789-4335

904 North Wisner Street
Jackson, Michigan 49202
(517) 789-4394

Loan Production Office
4205 South Westnedge Avenue
Kalamazoo, Michigan 49008
(616) 344-0011

112 Jonesville Street
Litchfield, Michigan 49252
(517) 542-2931

12811 East Chicago Road
P.O. Box 9
Somerset Center, Michigan 49282
(517) 688-4433

119 West Main Street
Spring Arbor, Michigan 49283
(517) 789-4340

LANSING

500 North Homer Street
Lansing, Michigan 48912
(517) 351-7300

601 West Grand River
Okemos, Michigan 48864
(517) 349-1930

127 East Grand River
Webberville, Michigan 48892
(517) 521-3122

105 West Middle Street
Williamston, Michigan 48895
(517) 655-4371

SOUTHEASTERN MICHIGAN

1700 North Woodward Avenue
Suite B
Bloomfield Hills, Michigan 48304
(810) 258-5300

31155 Northwestern Highway
Farmington Hills, Michigan 48334
(810) 737-0444

18720 Mack Avenue
Grosse Pointe Farms, Michigan 48236
(313) 882-6400

TRAVERSE CITY

534 E. Front Street
Traverse City, Michigan 49686
(616) 933-5626

Loan Production Office
616 Petoskey Street, Suite 306
Petoskey, Michigan 49770
(616) 347-0290

REPUBLIC AFFILIATES

REPUBLIC BANK COMMUNITY BOARDS

DIRECTORS

ANN ARBOR
Lee E. Benz
Jack R. Lousma
Robert L. McNaughton
William G. Milliken, Jr.
David G. Stickel
James D. Short, Jr., Ph.D.
Jeoffrey K. Stross, M.D.
George D. Zuidema, M.D.

FLINT
Bruce L. Cook
Richard J. Cramer
Dr. George A. Eastman
Barry J. Eckhold
Howard J. Hulsman
Gary Hurand
Craig L. Johnson
Robert C. Manutes
Dr. Milton Rosenbaum
David G. Stickel
David W. Wright
Michael D. Young

JACKSON
G. Mark Alyea
Theodore J. Carlson
Frank A. Denbrock
Lloyd G. Ganton
Dennis A. Hill
Gary Hurand
William C. Koons
Milton F. Lutz, II
Phillip O. Richards, M.D.
Jo-Anne Rosenfeld
Lawrence Schultz
John E. VanderPoel

LANSING
George L. Burkitt
A. Gregory Eaton
Barry J. Eckhold
D. Wayne Fate
C. Howard Haas
Joe D. Pentecost
Grant C. Putman

SOUTHEASTERN MICHIGAN
Peter A. Dow
Robert C. Edgar
Harvey C. Fruehauf, Jr.
Frederick C. Gould
Frederick H. Marx
Sam H. McGoun
Lawrence E. Padlo
Alan R. Pfaff, Jr.
William C. Rands, III
Peter W. Smith
Richard H. Turner
Robert C. Valade

REPUBLIC AFFILIATES

REPUBLIC SAVINGS BANK

DIRECTORS

Joseph D. Rusnak
President and
Chief Executive Officer

Albert P. Blank
Executive Vice President

Dana M. Cluckey
Executive Vice President and
Treasurer
Republic Bancorp Inc.

Paul C. Drueke
First Vice President
Stifel Nicolaus & Company, Inc.

Dennis J. Ibold
Chairman of the Board
Partner
Petersen, Ibold & Wantz
Attorneys at Law

John J. Lennon
Retired Chairman and
Chief Executive Officer
White Engines, Inc.

John L. Macklin
President
Investment Advisors
International, Inc.

Lyman H. Treadway
Consultant
Retired Chairman and
Chief Executive Officer
Bancapital Corporation


OFFICERS

Joseph D. Rusnak
President and
Chief Executive Officer

Albert P. Blank
Executive Vice President

David C. Williams
Senior Vice President and
Senior Credit Officer

Terry G. Robbins
First Vice President and Secretary

David W. Gifford, C.P.A.
Vice President and Treasurer

Ronald E. Decker
Vice President

Glenn B. Keeney
Vice President

Denise H. Long
Vice President

John L. Mlakar
Vice President

Karen H. Rhodes
Vice President

Leeanne M. Wright
Vice President


OFFICES

23175 Commerce Park Road
Beachwood, Ohio 44122
(216) 765-1100

17800 Chillicothe Road
Chagrin Falls, Ohio 44023
(216) 543-8237

8389 Mayfield Road
Chesterland, Ohio 44026
(216) 729-1636

80 Severance Circle Drive
Cleveland Heights, Ohio 44118
(216) 291-3171

5710 Mayfield Road
Greens of Lyndhurst
Lyndhurst, Ohio 44124
(216) 461-7300

26777 Lorain Road
North Olmsted, Ohio 44070
(216) 779-9922

2104 Warrensville Center Road
South Euclid, Ohio 44121
(216) 932-7774

Loan Production Office
7333 Paragon Road, Suite 160
Centerville, Ohio 45459
(513) 438-4663

Loan Production Office
209 West Portage Trail Extension
Suite 200
Cuyahoga Falls, Ohio 44223
(216) 922-5800

Loan Production Office
7784 Reynolds Road
Mentor, Ohio 44060
(216) 946-2690

Loan Production Office
500 W. Wilson Bridge Road
Suite 100
Worthington, Ohio 43085
(614) 888-9582

REPUBLIC AFFILIATES

REPUBLIC BANCORP MORTGAGE INC.

DIRECTORS

George B. Smith
Chairman of the Board
Republic Bancorp Mortgage Inc.

Jerry D. Campbell
Chairman of the Board, President
and Chief Executive Officer
Republic Bancorp Inc.

Dana M. Cluckey
Executive Vice President
and Treasurer
Republic Bancorp Inc.

Richard H. Shaffner
President and
Chief Executive Officer
Republic Bancorp Mortgage Inc.


OFFICERS

George B. Smith
Chairman of the Board

Richard H. Shaffner
President and
Chief Executive Officer

Shirley M. Clark
Executive Vice President

Alice M. Alvey
Senior Vice President

Lawrence Rosenberg, C.P.A.
Chief Financial Officer

Gregory R. Bixby
Vice President

Robert L. Borkowski
Vice President

Charles W. Cracraft
Vice President

Robert V. Drury
Vice President

Thomas R. Henaughen
Vice President

Brian R. Ludtke, C.P.A.
Vice President

Marianne Opt-Thompson
Vice President

Gary L. Shafer
Vice President

Denise M. Sims
Vice President

Barbara Jo Smith
Vice President

Daniel B. Smith
Vice President

Thomas B. Smith
Vice President

Timothy B. Smith
Vice President

Michael G. Taormino
Vice President

Gayle S. Wickham
Vice President

Lisa A. Wickham
Vice President

William D. Wilhammer
Vice President


OFFICES

31155 Northwestern Highway
Farmington Hills, Michigan 48334
(810) 932-6500

1919 West Stadium, Suite 4
Ann Arbor, Michigan 48103
(313) 995-4499

1700 North Woodward Avenue
Bloomfield Hills, Michigan 48304
(810) 646-7050

322 West Grand River
Brighton, Michigan 48116
(810) 229-7440

186 South Main Street
Plymouth, Michigan 48170
(313) 459-7800

543 Main Street
Suite 213
Rochester, Michigan 48307
(810) 656-4200

19301 Northline Road
Southgate, Michigan 48195
(313) 287-0400

1200 Valley West Drive
Suite 206-14
West Des Moines, Iowa 50265
(800) 800-6492

17218 Preston Road
Suite 451
Dallas, Texas 75252
(214) 713-9564

REPUBLIC AFFILIATES

HOME FUNDING, INC.
(a division of Republic Bancorp Mortgage Inc.)

OFFICERS

Joseph A. Cilento
President

Kathleen Quinn
Executive Vice President


OFFICES

1811 Route 52
Hopewell Junction, New York 12533
(914) 226-6000

1407 Route 9
Clifton Park, New York 12065
(518) 373-0814

6701 Manlius Center Road
East Syracuse, New York 13057
(315) 431-4100

457 Main Street
Danbury, Connecticut 06811
(203) 791-1736

195 Farmington Avenue
Suite 310
Farmington, Connecticut 06032
(203) 678-1778

1301 York Road, Suite 400
Lutherville, Maryland 21093
(410) 339-7794

Two Meeting House Road
Chelmsford, Massachusetts 01824
(508) 250-2700


AMERIFIRST HOME MORTGAGE
(a division of Republic Bancorp Mortgage Inc.)

OFFICERS

David N. Gahm
Senior Vice President

Mark A. Jones
Senior Vice President

Nancy F. Bastian
Vice President

David H. Jones
Vice President

Blake E. Bottomley
Vice President


OFFICES

7215 S. Westnedge
Portage, Michigan 49002
(616) 324-4120

138 N. Otsego
P.O. Box 840
Gaylord, Michigan 49735
(517) 732-3526

5763 28th Street, SE
Grand Rapids, Michigan 49546
(616) 285-3200

112 East Chart St.
Plainwell, Michigan 49080
(616) 685-1441

REPUBLIC AFFILIATES

MARKET STREET MORTGAGE CORPORATION

DIRECTORS

Randall C. Johnson
Chairman of the Board,
President and
Chief Executive Officer

T. Donnell Smith
Executive Vice President

Michael H. Dillon
Executive Vice President

Jerry D. Campbell
Chairman of the Board,
President and
Chief Executive Officer
Republic Bancorp Inc.

Dana M. Cluckey
Executive Vice President
and Treasurer
Republic Bancorp Inc.

Richard H. Shaffner
President and
Chief Executive Officer
Republic Bancorp Mortgage Inc.


OFFICERS

Randall C. Johnson
Chairman of the Board,
President and
Chief Executive Officer

T. Donnell Smith
Executive Vice President

Michael H. Dillon
Executive Vice President

James B. Capps
Senior Vice President

Tracy S. Jackson
Senior Vice President,
Chief Financial Officer,
Treasurer and Secretary

Barbara V. VanAntwerp
Senior Vice President

Vickey L. Adkins
Vice President

Anna Y. Agee
Vice President

Tony J. Agliardi, C.P.A.
Vice President
and Controller

Michael T. Alea
Vice President

W. Patrick Begg
Vice President

Ross G. Bennett
Vice President

Tambra L. Butler
Vice President

Barry W. Carroll
Vice President

Jerry F. Cobbe
Vice President

Elizabeth Jamison-Rouquie
Vice President

Barbara Jan Jenkins
Vice President

Nancy A. Jones
Vice President

Bruce W. Kates
Vice President

Thomas J. Ninness
Vice President

John C. Pacini
Vice President

Charles W. Richardson
Vice President

Timothy A. Slone
Vice President

Gene F. Swindle
Vice President

Nancy J. Weaver
Vice President

John M. Welsh
Vice President

REPUBLIC AFFILIATES

OFFICES

2650 McCormick Drive, Suite 200
Clearwater, Florida 34619
(800) 669-3210
(813) 724-7000

2410 West Brandon Boulevard
Brandon, Florida 33511
(813) 681-7700

2650 McCormick Drive, Suite 100
Clearwater, Florida 34619
(813) 539-8300

Cross Bayou Commerce Center
11701 Belcher Road South, Suite 110
Largo, Florida 34643
(813) 539-8300

2500 Maitland Center Parkway
Suite 402
Maitland, Florida 32751
(407) 875-6900

10700 North Kendall Drive, Suite 301
Miami, Florida 33176
(305) 596-1640

9000 W. Sheridan Street
Unit 147
Pembroke Pines, Florida 33024
(305) 438-6600

5700 North Davis Highway, Suite 4
Pensacola, Florida 32503
(904) 479-7991

1800 Second Street, Suite 808
Sarasota, Florida 34236
(813) 954-8880

3160 Fifth Avenue North, Suite 140
St. Petersburg, Florida 33713
(813) 539-8300

3550 Bushwood Park Drive, Suite 150
Tampa, Florida 33618
(813) 932-4578

1715 North Westshore Boulevard
Suite 552
Tampa, Florida 33607
(813) 286-8700

111 Hidden Glen Way
Dothan, Alabama 36303
(205) 794-7660

6719 Taylor Circle, Unit B
Montgomery, Alabama 36106
(334) 277-9011

4222 E. Camelback Road
Suite H100
Phoenix, Arizona 85018
(602) 840-4434

500 E. Fry Boulevard, Suite L9
Sierra Vista, Arizona 85635
(502) 458-8523

Plaza Quebec
6025 South Quebec, Suite 120
Englewood, Colorado 80111
(303) 721-1120

400 Interstate North Parkway
Suite 600
Atlanta, Georgia 30339
(404) 988-1800

5669 Whitesville Road, Suite E
Columbus, Georgia 31904
(706) 324-0074

1750 East Golf Road, Suite 210
Schaumburg, Illinois 60173
(708) 706-9411

3901 National Drive, Suite 210
Burtonsville, Maryland 20866
(301) 989-8500

2701 Coltsgate Road, Suite #101
Charlotte, North Carolina 28211
(704) 365-9044

7611 Little River Turnpike
Suite 502W
Annandale, Virginia 22003
(703) 941-6600

3998 Fair Ridge Drive, Suite 200
Fairfax, Virginia 22033
(703) 359-0100

REPUBLIC AFFILIATES

CUB FUNDING CORPORATION

DIRECTORS

Douglas E. Jones
Chairman of the Board and
Chief Executive Officer

Daniel M. LuVisi
Vice Chairman and President

Jerry D. Campbell
Chairman of the Board,
President and
Chief Executive Officer
Republic Bancorp Inc.

Dana M. Cluckey
Executive Vice President
and Treasurer
Republic Bancorp Inc.


OFFICERS

Douglas E. Jones
Chairman of the Board and
Chief Executive Officer

Daniel M. LuVisi
Vice Chairman and President

Anne L. Elliott
Senior Vice President

Judy L. Smith
Vice President and Controller

Dennece Bickley
Vice President

Jackie M. Casillas
Vice President

John P. Dixon
Vice President

Scott K. Osder
Vice President


OFFICES

26565 West Agoura Road, Suite 305
Calabasas, California 91302-1958
(818) 880-4400

5345 Madison Avenue, Suite 301
Sacramento, California 95841
(916) 349-3211

100 Pacifica, Suite 340
Irvine, California 92718
(714) 753-7424

468 North Rosemead Boulevard,
No. 104
Pasadena, California 91107
(818) 351-4888

4320 Stevens Creek Blvd., Suite 165
San Jose, California 95129
(408) 261-1660

10655 NE Fourth, Suite 400
Bellevue, Washington 98004
(206) 455-3462

10260 SW Greenburg Road,
Suite 535
Portland, Oregon 97223
(503) 293-7390

REPUBLIC BANCORP INC.

DIRECTORS

Jerry D. Campbell
Chairman of the Board,
President and
Chief Executive Officer

Dana M. Cluckey, C.P.A.
Executive Vice President,
Treasurer and
Assistant Secretary

Bruce L. Cook
President
Wolverine Sign Works

Richard J. Cramer
President
Dee Cramer, Inc.

Dr. George A. Eastman
Orthodontic Consultant

Howard J. Hulsman
Chairman
Ross Learning Inc.

Gary Hurand
President
Dawn Donut Systems, Inc.

Dennis J. Ibold
Partner
Petersen, Ibold & Wantz
Attorneys at Law

Stephen M. Klein
Chairman and
Chief Executive Officer
Omni Funding Corporation

John J. Lennon
Retired Chairman and
Chief Executive Officer
White Engines, Inc.

Sam H. McGoun
President and
Chief Executive Officer
Willis Corroon Corporation
of Michigan, Inc.

Kelly E. Miller
President
Miller Oil Corporation

Joe D. Pentecost
President
Better Properties, Inc.

George B. Smith
Chairman of the Board
Republic Bancorp Mortgage Inc.

Dr. Jeoffrey K. Stross
Professor, Internal Medicine
Associate Chief of Clinical Affairs
University Medical Center

Lyman H. Treadway
Consultant
Retired Chairman and
Chief Executive Officer
Bancapital Corporation

DIRECTOR-EMERITUS

John F. Northway
Chairman
The Owosso Company


OFFICERS

Jerry D. Campbell
Chairman of the Board,
President and
Chief Executive Officer

Dana M. Cluckey, C.P.A.
Executive Vice President,
Treasurer and
Assistant Secretary

Barry J. Eckhold
Vice President,
Chief Credit Officer and
Secretary

Richard H. Shaffner
Vice President

Thomas F. Menacher, C.P.A.
Chief Financial Officer

Timothy G. Blazejewski, C.P.A.
Controller and
Assistant Secretary

Travis D. Jones, C.P.A.
Risk Management Officer

Mary Lou Scriba
Investment Relations Manager
and Assistant Secretary


OFFICES

1070 East Main Street
P.O. Box 70
Owosso, Michigan 48867
(517) 725-7337

122 South Main Street
Ann Arbor, Michigan 48104
(313) 665-4030

CORPORATE INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders of Republic Bancorp Inc. will be held on April 26, 1995 at 9:00 a.m. at the Novi Hilton, 21111 Haggerty Road, Novi, Michigan.

ADDITIONAL SHAREHOLDER INFORMATION
Those seeking general information about the Company or a copy of the Form 10-K filed with the Securities and Exchange Commission may contact:
Dana M. Cluckey, C.P.A.
Executive Vice President and Treasurer
P.O. Box 70
Owosso, Michigan 48867
(517) 725-7337

INDEPENDENT AUDITORS
Deloitte & Touche, LLP,
Detroit, Michigan

LEGAL COUNSEL
Dickinson, Wright, Moon, Van Dusen & Freeman
Detroit, Michigan

Miller, Canfield, Paddock and Stone
Detroit, Michigan

STOCK TRANSFER AGENT AND REGISTRAR
State Street Bank and Trust Company
c/o Boston Financial Data Services
P.O. Box 8204
Boston, Massachusetts 02266
(800) 257-1770

DIVIDEND REINVESTMENT PLAN

Republic Bancorp Inc. shareholders of record may elect to have dividends automatically reinvested in additional shares of Republic stock through its Dividend Reinvestment Plan (Plan). The Plan offers you the opportunity to reinvest your quarterly cash dividends, as well as make supplemental cash contributions toward the purchase of additional Republic Bancorp common stock. The Plan is voluntary and there are no service charges or brokerage fees for purchases under the Plan. We are pleased to make this Plan available to Republic shareholders, and we invite you to participate.

Requests for additional information about this Plan, or any questions about stock holdings should be directed to:

Mary Lou Scriba
Investor Relations Manager
P.O. Box 70
Owosso, Michigan 48867
(517) 725-7337

COMMON STOCK
The common stock of Republic Bancorp Inc. is traded on The NASDAQ Stock Market under the symbol RBNC. The following 26 brokerage firms make a market in the common stock of Republic Bancorp Inc.

A.G. Edwards & Sons, Inc.
St. Louis, Missouri 63103

Advest, Inc.
Hartford, Connecticut 06103

Allen & Company, Inc.
New York, New York 10022

Robert W. Baird & Co. Incorporated
Milwaukee, Wisconsin 53202

The Chicago Corporation
Chicago, Illinois 60604

Dean Witter Reynolds, Inc.
New York, New York 10048

First of Michigan Corporation
Detroit, Michigan 48226

Gerald Klauer Mattison & Co.
New York, New York 10016

Gruntal & Co. Incorporated
New York, New York 10005

Herzog, Heine, Geduld, Inc.
New York, New York 10004

Howe Barnes & Johnson, Inc.
Chicago, Illinois 60603

Keefe, Bruyette & Woods, Inc.
New York, New York 10048

Kemper Securities Group Inc.
Chicago, Illinois 60606

MacAllister Pitfield MacKay
New York, New York 10004

Mayer & Schweitzer Inc.
Jersey City, New Jersey 07302

McDonald & Company Securities, Inc.
Cleveland, Ohio 44114

Merrill Lynch, Pierce, Fenner & Smith
New York, New York 10281

Nash Weiss
Jersey City, New Jersey 07302

PaineWebber Inc.
New York, New York 10019

RFB Investments Inc.
New York, New York 10022

Roney & Co.
Detroit, Michigan 48226

Sherwood Securities Corp.
New York, New York 10285

Smith Barney Shearson, Inc.
New York, New York 10105

Stifel Nicolaus & Co., Inc.
St. Louis, Missouri 63102

Troster Singer Corp.
Jersey City, New Jersey 07302

Wertheim Schroder & Co., Inc.
New York, New York 10019