Form 10-K, Exhibit 13
period 1995-12-31
REPUBLIC BANCORP INC
filed 1996-03-29
CIK 813808

EXHIBIT 13


              ANNUAL REPORT OF THE REGISTRANT TO ITS STOCKHOLDERS
                     FOR THE YEAR ENDED DECEMBER 31, 1995

Company Profile

Republic Bancorp Inc. is a bank holding company established in 1986 which currently operates 96 banking and mortgage banking offices in 20 states. The Company owns Republic Bank based in Ann Arbor, Michigan, with 25 offices in Michigan, and Republic Savings Bank with 11 offices primarily in the greater Cleveland, Ohio area. The Company's two banking entities engage in the business of commercial banking and exercise the powers of a full-service commercial bank and savings bank.

      To complement its retail banking activities, the Company maintains a nationwide mortgage banking presence with Republic Bancorp Mortgage Inc., located in Farmington Hills, Michigan, which operates its retail mortgage operations in 13 offices located in 4 states; Market Street Mortgage Corporation, a retail mortgage company based in Clearwater, Florida with 33 locations in 9 states; and CUB Funding Corporation, a retail and wholesale mortgage company, headquartered in Calabasas, California with 14 offices in 6 states. During 1995 the Company originated or purchased $2.85 billion in residential mortgage loans. The Company also performs servicing of mortgage loans, which includes the processing and administration of mortgage loan payments. At December 31, 1995, the mortgage loan servicing portfolio was $4.0 billion.

Table of Contents


Financial Highlights ....................................    3

Letter to Shareholders ..................................    4

Five Year Summary of Selected Financial Data ............    6

Management's Discussion and Analysis ....................    7

Consolidated Financial Statements .......................   21

Notes to Consolidated Financial Statements ..............   26

Report of Management ....................................   45

Independent Auditors' Report ............................   46

Summary of Common Share Market Data and Quarterly Data ..   47

Republic Affiliates .....................................   48

Republic Bancorp Inc. Board of Directors and Officers ...   56

Corporate Information ...................................   57

                             Financial Highlights
                                                                                                  %
(Dollars in thousands, except per share data)                 1995           1994              Change
                                                              ----           ----              ------
Net Income ............................................    $   14,264     $   15,719             (9)%
Per Common Share Data: (1)
      Net income - primary and fully diluted ..........          0.84           0.91             (8)
      Cash dividends declared .........................          0.34          .0.27             26
      Book value per common share outstanding .........          7.67           7.03              9
      Average shares outstanding (000s) - fully diluted        16,996         17,326             (2)

Operating Data (in millions):
      Residential mortgage loan closings ..............    $    2,847     $    2,837             --
      Mortgage loan servicing portfolio ...............         3,967          4,669            (15)%

Year-End Balances:
      Total assets ....................................    $1,472,690     $1,363,614              8%
      Mortgage loans held for sale ....................       423,364        152,138            178
      Portfolio loans, net ............................       573,110        599,545             (4)
      Total deposits ..................................       904,729        818,742             11
      Shareholders' equity ............................       126,376        117,914              7

Financial Ratios:
      Return on average assets ........................          1.00%          1.23%           (19)%
      Return on average equity ........................         11.71          13.43            (13)
      Total shareholders' equity to assets ............          8.58           8.65             (1)
      Total risk-based capital ........................         18.63          21.05            (11)

Asset Quality Ratios:
      Non-performing assets to loans and other
         real estate owned ............................          0.30%          0.54%           (44)%
      Non-performing assets to total assets ...........          0.20           0.30            (33)

(1) All per share amounts have been restated to reflect stock dividends.

Letter to Shareholders



Results

We are pleased to report your Company earned net income of $14.3 million in 1995, which was the second highest earnings year in the Company's history when comparing income from operations. Fully diluted earnings per share were $0.84 for the year ended December 31, 1995 compared to $0.76 in 1994, excluding the gain on sale of bank branches. Earnings per share amounts are restated to reflect the 10% stock dividend issued December 1, 1995. Our return on average assets was 1.00% in 1995 and our return on average equity was 11.71%. Mortgage loan closings were $2.85 billion for the year ended December 31, 1995, a slight increase from the $2.84 billion in closings for 1994.

[ PHOTO ]
Jerry D. Campbell
Chairman and
Chief Executive Officer


Strength of Asset Quality and Capital

The Company's total assets increased to $1.47 billion at December 31, 1995, compared with $1.36 billion reported at December 31, 1994. Republic's asset quality ratios continue to be among the best in the country. Net charge-offs in 1995 were only .06% of average total loans and non-performing assets were only .20% of total assets at December 31, 1995. These ratios reflect the Company's emphasis on conservative lending policies. At December 31, 1995, approximately 85% of the Company's loan portfolio consisted of residential real estate mortgages and commercial loans secured by real estate.

      The Company also continues to enjoy very strong capital levels with total shareholders' equity increasing to $126 million at December 31, 1995, from $118 million at December 31, 1994. The Company's capital ratios are significantly higher than the regulatory requirements of a well-capitalized financial institution, with a Total risk-based capital ratio of 18.63% at December 31, 1995.

[ PHOTO ]
Dana M. Cluckey
President and
Chief Operating Officer


1995 Overview

While the Company had consistent levels of mortgage loan originations in 1995 compared to 1994, our December 31, 1995 pipeline of mortgage loan applications in process was $794 million, or more than double the pipeline at December 31, 1994. Considering the current interest rate outlook and our significant mortgage loan pipeline, the Company is entering 1996 with significant momentum.

         In August 1995, the Company acquired the six western mortgage division offices of Railroad Savings Bank, F.S.B. Since their acquisition, RSL Mortgage has originated $160 million in mortgage loan closings. This move increased our presence in the western United States and has been profitable in a very short time period.

      The Company's Small Business Administration (SBA) lending emphasis continued to grow in 1995. Republic Bank was the Number One SBA lender in the state of Michigan for the second year in a row. The Company closed over $17 million in SBA loans during the year and has a strong pipeline of loans in process.

      The year ending December 31, 1995 also saw a 20% increase in the market value of the Company's stock. The Company's five year average annual return on its common stock of 35% continues to exceed that of the NASDAQ stock Market composite for all U.S. companies and the NASDAQ bank stocks composite.

Promotion

In recognition of his many contributions to the Company, Dana M. Cluckey was recently promoted to President and Chief Operating Officer of the Company. Mr. Cluckey joined Republic in 1986, when total assets were approximately $15 million. Since that time the Company has grown one hundred-fold in less than ten years.

Outlook

Republic Bancorp Inc. begins the year in an excellent position to take advantage of the opportunities before us. We are a nationwide mortgage lender with 96 offices in 20 states, with a focus on mortgage lending, SBA lending and personal banking. The following actions recently taken by the Company contribute to our enthusiasm for increased returns to our shareholders:

      o In January 1996, the Company completed a $22.5 million Senior Debenture offering, with an interest rate of 6.87%. The proceeds were used to redeem the existing $17.25 million of 9% Subordinated Notes, which will result in annual pre-tax savings of approximately $400,000 in interest expense. The remaining proceeds from this debt offering will be used for working capital, including possible acquisitions.

      o In February 1996, your Board of Directors approved an increase in the quarterly dividend to $.10 per share as a result of the Company's strong capital position and positive outlook for 1996. This is the fourth increase in Republic's regular quarterly dividend in the last four years and represents a cumulative increase of 193% over this period. Additionally, the Company has acquired approximately 350,000 shares of common stock under the previously announced Stock Repurchase Program.

      o Effective March 1, 1996, Republic Bancorp Mortgage Inc. and CUB Funding Corporation became subsidiaries of Republic Bank. This consolidation will allow the mortgage companies to utilize Republic Bank's lower cost of funds for the financing of their mortgage loan closings, thereby increasing our net interest margin.

      With the talent of Republic employees and a clear vision of our goals and objectives, we will continue to create value for our shareholders. The directors, officers and staff look forward to 1996 and want to thank you for your continued support.

                                         Sincerely,


                                         /s/ JERRY D. CAMPBELL
                                         Jerry D. Campbell
                                         Chairman and Chief Executive Officer


                                         /s/ DANA M. CLUCKEY
                                         Dana M. Cluckey
                                         President and Chief Operating Officer

Five Year Summary of Selected Financial Data

The selected consolidated financial information for the Company and its subsidiaries presented below for each of the five years in the period ended December 31, 1995 has been derived from the Consolidated Financial Statements of the Company and the related notes to the Consolidated Financial Statements.

                                                                                         Year Ended December 31,
                                                                       ---------------------------------------------------------
                                                                       1995         1994        1993          1992          1991
                                                                       ----         ----        ----          ----          ----
Statements of Income Information (Dollars in thousands):
Total interest income ..........................................    $ 95,597     $ 78,219     $ 78,831      $ 74,068     $ 70,886
Total interest expense .........................................      65,192       44,999       42,268        40,339       43,990
Net interest income before provision for loan losses ...........      30,405       33,220       36,563        33,729       26,896
Provision for loan losses ......................................          24           94          603         3,967        2,135
Mortgage banking income ........................................      70,960       69,899       85,128        30,697        8,985
Other non-interest income ......................................       4,241        5,762        6,992         6,113        4,482
Non-interest expense ...........................................      83,152       85,021       93,539        47,811       29,325
Provision for income taxes .....................................       8,166        8,047       12,308         7,339        3,342
                                                                    --------     --------     --------      --------     --------
Net income before cumulative effect of
     change in accounting principle ............................      14,264       15,719       22,233        11,422        5,561
Cumulative effect of change in accounting principle ............          --           --         (950)           --           --
                                                                    --------     --------     --------      --------     --------
     Net Income ................................................    $ 14,264     $ 15,719     $ 23,183      $ 11,422     $  5,561
                                                                    ========     ========     ========      ========     ========

Per Common Share Data: (1)
Net income (primary) ...........................................    $    .84     $    .91     $   1.37      $    .76     $    .41
Net income (fully diluted) .....................................         .84          .91         1.37           .73          .41
Cash dividends declared ........................................         .34          .27          .18           .14           --
Dividend payout ratio ..........................................          40%          30%          13%           19%          --
Book value per common share outstanding ........................    $   7.67     $   7.03     $   6.70      $   5.39     $   5.14

Operating data (Dollars in millions):
Residential mortgage loan closings .............................    $  2,847     $  2,837     $  4,911      $  2,078     $    528
SBA loan closings ..............................................          17           12            7             1           --
Mortgage loan servicing portfolio ..............................       3,967        4,669        3,023         2,049          284

Year-End Balances (Dollars in millions):
Total assets ...................................................    $  1,473     $  1,364     $  1,171      $  1,126     $    838
Total earning assets ...........................................       1,323        1,224        1,078         1,041          801
Mortgage loans held for sale ...................................         423          152          508           245           67
Net loans ......................................................         573          600          400           519          459
Total deposits .................................................         905          819          834           898          686
Long-term debt .................................................          52           56           20             5            7
Shareholders' equity ...........................................         126          118          111            84           65

Performance Ratios:
Return on average assets .......................................        1.00%        1.23%        1.94%         1.20%         .71%
Return on average common equity ................................       11.71        13.43        23.72         15.05         8.91
Net interest margin ............................................        2.38         2.88         3.29          3.70         3.62

Asset Quality Ratios:
Non-performing assets to loans and other real estate owned (2) .         .30%         .54%         .58%         1.01%        1.68%
Non-performing assets to total assets ..........................         .20          .30          .45           .69         1.07
Allowance for estimated loan losses to non-performing loans ....      252.64       158.61       148.34        163.73        78.41
Allowance for estimated loan losses to loans ...................         .87          .92         1.77          1.46         1.16
Net charge-offs to average loans outstanding (2) ...............         .06          .20          .06           .26          .23

Capital Ratios:
Total shareholders' equity to assets ...........................        8.58%        8.65%        9.52%         7.48%        7.74%
Tier 1 risk-based capital ......................................       15.72        17.57        16.35         12.97        13.07
Total risk-based capital .......................................       18.63        21.05        20.19         14.23        14.54
Tier 1 leverage ................................................        8.31         8.43         8.43          7.51         8.02

(1) All per common share amounts have been restated to reflect stock dividends and stock splits.
(2) Includes mortgage loans held for sale.

Management's Discussion and Analysis

Overview
Financial Condition and Results of Operations

Net income in 1995 totaled $14.3 million, compared to $15.7 million earned in 1994. This decrease in earnings was due primarily to a gain on sale of bank branches in 1994 and a decrease in net interest income. Net income per common share, fully diluted, was $0.84 for 1995, compared to $0.91 earned in 1994. Return on average assets in 1995 was 1.00%, while return on average equity was 11.71%.

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

Mortgage Banking

During 1995, the Company closed $2.85 billion in single-family, residential mortgage loans, a slight increase over the $2.84 billion closed in 1994. A breakdown of income from mortgage banking activities is summarized as follows:

                                              Year ended December 31,
                                             --------------------------
                                             1995       1994       1993
                                             ----       ----       ----
                                               (Dollars in thousands)
Net mortgage loan servicing fees ......    $ 9,596    $ 7,439    $ 4,558
Origination fee income ................     26,037     25,054     34,044
Gain on sale of mortgages .............     10,048      4,968     33,190
Gain on sale of servicing .............     25,279     32,438     13,336
                                           -------    -------    -------
      Total mortgage banking income ...    $70,960    $69,899    $85,128
                                           =======    =======    =======

Net mortgage loan servicing fees rose to $9.6 million for 1995, compared with $7.4 million in 1994. This was the result of higher average servicing portfolio balances during the year, and the shift toward a greater percentage of government servicing, which has a higher servicing fee than conventional servicing. The servicing fees are net of the amortized cost of originated and purchased servicing rights of $7.0 million in 1995, and net of the amortized cost of purchased servicing rights of $5.0 million and $4.6 million in 1994 and 1993, respectively.

      The Company generates origination fee income primarily through its retail mortgage loan operation. The Company's retail mortgage loan closings were $1.93 billion in 1995 compared to $1.77 billion for 1994. This increase in retail mortgage closings resulted in an increase in origination fee income of $1.0 million, from $25.0 million in 1994 to $26.0 million in 1995.

      The Company typically sells all of its long-term fixed rate and a significant portion of its variable rate mortgages to the secondary market. During 1995, the Company's gain on sale of mortgages totaled $10.0 million compared to $5.0 million for 1994. The increase in the gain on sale of mortgages was due to higher margins and a greater mix of retail production in 1995.

      During 1995 and 1994 the Company sold both purchased and originated mortgage servicing rights of $3.9 billion and $4.5 billion, respectively, resulting in gains of $25.3 million and $32.4 million, respectively.

      For a further discussion of the mortgage banking segment, please refer to Notes 4 and 19 of the Notes to the Consolidated Financial Statements. The remainder of the Management's Discussion and Analysis provides various disclosures and analysis relating principally to the commercial banking segment.

Results of Operations
Net Interest Income

Net interest income declined by 8.5% in 1995, to $30.4 million. This decrease was primarily the result of a 50 basis point decrease in the net interest margin to 2.38% in 1995, as rates on interest bearing liabilities rose proportionately faster than the increase in rates on interest earning assets.

      Interest income grew by 22.2% in 1995, to $95.6 million. Average balances on interest earning assets rose by 10.8% during 1995, to $1.28 billion, while average rates earned on those assets also rose, to 7.48% from 6.78% in 1994. The largest contributors to the rise in interest income were mortgages held for sale and portfolio loans, which increased by $5.8 million and $12.1 million, respectively. These increases were primarily due to higher levels of mortgage and commercial loan production.

      Interest expense rose $20.2 million to $65.2 million in 1995, a 44.9% increase over the previous year. Average interest bearing liabilities climbed by 13.9%, to $1.14 billion in 1995. Average balances of time deposits rose by 23.0%, while the average rate paid increased by 121 basis points. This combination resulted in an increase in time deposit interest expense of $10.8 million, to $30.6 million in 1995. Another significant factor in the overall rise in interest expense was a 116% increase in average warehousing lines of credit outstanding and a 47 basis point increase in the average rate paid on the lines. As a result, interest expense on warehousing lines of credit increased by $4.5 million over the previous year. In addition, while average other short-term borrowing remained fairly consistent from 1994 to 1995, interest expense was impacted by a 176 basis point increase in the average cost of funds for these borrowings, resulting in $3.0 million in additional interest expense in 1995.

      Net interest income totaled $33.2 million in 1994, a decrease of 9.1% from the $36.6 million earned during 1993. The decrease in the net interest margin was a result of a decrease in mortgage loans held for sale and a subsequent redeployment of assets into lower yielding securities as well as a significant increase in short-term borrowing costs.

The following table presents an analysis of average balances and rates for each of the three years ended December 31, 1995, 1994 and 1993.

                                                                  Year Ended December 31,
                                   -------------------------------------------------------------------------------------
                                               1995                        1994                        1993
                                   ----------------------------  --------------------------  ---------------------------
                                     Average              Avg.    Average              Avg.  Average                Avg.
                                   Balance(1)  Interest   Rate   Balance(1)  Interest  Rate  Balance(1)   Interest  Rate
                                   ----------  --------   ----   ----------  --------  ----  ----------   --------  ----
                                                               (Dollars in thousands)

Average Assets:
Money market investments .......  $   16,801   $   954   5.68%  $   13,163   $   474  3.60%  $   50,541   $ 1,473  2.91%
Mortgage loans held for sale ...     268,788    21,100   7.85      213,593    15,317  7.17      382,196    27,361  7.16
Investment securities ..........     382,242    23,155   6.06      434,440    24,128  5.56      213,984    10,823  5.06
Commercial loans ...............     109,063    10,843   9.94      114,954    10,599  9.22      148,707    13,213  8.89
Real estate mortgage loans .....     443,928    33,633   7.58      326,902    23,243  7.11      270,537    21,520  7.95
Installment loans ..............      56,370     5,912  10.49       50,120     4,458  8.89       46,830     4,441  9.48
                                  ----------   -------  -----   ----------   -------  ----   ----------   -------  ----
   Total loans, net of
      unearned income ..........     609,361    50,388   8.27      491,976    38,300  7.78      466,074    39,174  8.41
                                  ----------   -------  -----   ----------   -------  ----   ----------   -------  ----
   Total interest earning
      assets ...................   1,277,192    95,597   7.48    1,153,172    78,219  6.78    1,112,795    78,831  7.08
                                  ----------   -------  -----   ----------   -------  ----   ----------   -------  ----
Allowance for loan losses ......      (5,264)                       (6,360)                      (7,594)
Cash and due from banks ........      24,460                        25,758                       20,467
Other assets ...................     126,339                       108,549                       71,892
                                  ----------                    ----------                   ----------
   Total assets ................  $1,422,727                    $1,281,119                   $1,197,560
                                  ==========                    ==========                   ==========
Average Liabilities and
Shareholders' Equity:
Deposits:
   Interest bearing demand
      deposits .................  $   63,516     1,554   2.45   $   86,965     2,295  2.64   $   65,392     1,846  2.82
   Savings deposits ............     177,978     6,677   3.75      188,267     6,212  3.30      179,988     5,093  2.83
   Time deposits ...............     517,663    30,567   5.90      420,995    19,754  4.69      512,666    25,346  4.94
                                  ----------   -------  -----   ----------   -------  ----   ----------   -------  ----
   Total interest bearing
      deposits .................     759,157    38,798   5.11      696,227    28,261  4.06      758,046    32,285  4.26
Warehousing lines of credit ....     106,028     7,958   7.51       49,042     3,455  7.04      117,784     5,587  4.74
Other short-term borrowings ....     168,426    10,438   6.20      167,621     7,447  4.44       23,625       892  3.78
FHLB advances ..................      40,004     2,431   6.08       42,796     2,237  5.23       28,008     1,781  6.36
Long-term debt .................      63,256     5,567   8.80       42,499     3,599  8.47       18,833     1,723  9.15
                                  ----------   -------  -----   ----------   -------  ----   ----------   -------  ----
   Total interest bearing
       liabilities..............   1,136,871    65,192   5.73      998,185    44,999  4.51      946,296    42,268  4.47
                                  ----------   -------  -----   ----------   -------  ----   ----------   -------  ----
Non-interest bearing deposits ..     128,640                       121,594                      127,562
Other liabilities ..............      35,435                        44,273                       25,951
                                  ----------                    ----------                   ----------
Total liabilities ..............   1,300,946                     1,164,052                    1,099,809
                                  ----------                    ----------                   ----------
Shareholders' equity ...........     121,781                       117,067                       97,751
                                  ----------                    ----------                   ----------
Total liabilities and
   shareholders' equity ........  $1,422,727                    $1,281,119                   $1,197,560
                                  ==========                    ==========                   ==========
Net interest income ............               $30,405                       $33,220                      $36,563
                                               =======                       =======                      =======
Net interest spread ............                          1.75%                       2.27%                        2.61%
                                                         =====                        ====                         ====
Net interest margin ............                          2.38%                       2.88%                        3.29%
                                                         =====                        ====                         ====

(1) Non-accrual loans and overdrafts are included in average balances. No significant amounts of tax-exempt income were earned by the Company or its subsidiaries during 1995, 1994 or 1993.

Net interest income can be analyzed in terms of the impact of changing rates and changing volumes of interest earning assets and interest bearing liabilities. The following table sets forth certain information regarding changes in net interest income due to changes in the average balances of interest earning assets and interest bearing liabilities and due to changes in average rates for the periods indicated.

                                                               Year Ended December 31,
                                        --------------------------------------------------------------------------
                                                 1995 versus 1994                      1994 versus 1993
                                        ---------------------------------      -----------------------------------
                                                Increase/(Decrease)                   Increase/(Decrease)
                                                 Due to Change in:                     Due to Change in:
                                         Average      Average        Net        Average     Average         Net
                                        Balance(1)    Rate(1)      Change      Balance(1)    Rate(1)      Change
                                        ----------    -------      ------      ----------    -------      ------
Interest income:
Money market investments ...........    $    155     $    325     $    480     $ (1,285)    $    286     $   (999)
Mortgage loans held for sale .......       4,232        1,551        5,783      (12,082)          38      (12,044)
Investment securities ..............      (3,049)       2,076         (973)      12,140        1,165       13,305
Loans, net of unearned income (2) ..       9,589        2,499       12,088        2,129       (3,003)        (874)
                                        --------     --------     --------     --------     --------     --------
     Total interest income .........      10,927        6,451       17,378          902       (1,514)        (612)
                                        --------     --------     --------     --------     --------     --------
Interest expense:
Interest bearing demand deposits ...        (583)        (158)        (741)         573         (124)         449
Savings deposits ...................        (353)         818          465          243          876        1,119
Time deposits ......................       5,087        5,726       10,813       (4,358)      (1,234)      (5,592)
                                        --------     --------     --------     --------     --------     --------
     Total interest bearing deposits       4,151        6,386       10,537       (3,542)        (482)      (4,024)
                                        --------     --------     --------     --------     --------     --------
Warehousing lines of credit ........       4,263          240        4,503       (4,125)       1,993       (2,132)
Other short-term borrowings ........          36        2,955        2,991        6,370          185        6,555
FHLB advances ......................        (153)         347          194          815         (359)         456
Long-term debt .....................       1,822          146        1,968        2,007         (131)       1,876
                                        --------     --------     --------     --------     --------     --------
     Total interest expense ........      10,119       10,074       20,193        1,525        1,206        2,731
                                        --------     --------     --------     --------     --------     --------
     Net interest income ...........    $    808     $ (3,623)    $ (2,815)    $   (623)    $ (2,720)    $ (3,343)
                                        ========     ========     ========     ========     ========     ========

(1) Any variance attributable jointly to volume and rate changes is allocated to volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.
(2)  Non-accrual loans are included in average balances.

Non-Interest Income

Non-interest income decreased to $75.2 million in 1995, compared to $75.7 million in 1994. The largest component of non-interest income is mortgage banking income, which is discussed previously in the mortgage banking section of Management's Discussion and Analysis. Certain non-recurring items had a impact on non-interest income for the Company in the previous year. In December 1994, the Company completed the sale of its three northern Michigan branch offices with total deposits of $43.7 million, resulting in a gain of $4.0 million. In addition, during the fourth quarter of 1994 the Company sold approximately $47.0 million of low yielding mortgage-backed securities, resulting in a loss of $2.0 million and an overall loss on sale of securities of $1.4 million for the year. During 1995, the Company's gain on sale of securities was $1.1 million.

Non-Interest Expense

During 1995, non-interest expense decreased to $83.2 million, or 5.8% of average assets, compared to $85.0 million, or 6.6% of average assets for 1994. The decease in non-interest expense was due primarily to a reduction in operating expenses other than salaries. These expenses decreased from $37.4 million in 1994 to $33.4 million in 1995, a decrease of 10.7%. This decrease is largely attributable to decreases in mortgage loan closing costs, deposit insurance premiums, and state taxes. Salaries and employee benefits increased to $49.8 million in 1995, or 59.9% of non-interest expense, compared with $47.6 million in 1994, or 56% of non-interest expense.

      Non-interest expense decreased from $93.5 million in 1993, or 7.8% of average assets, to $85.0 million, or 6.6% of average assets in 1994. The decrease in non-interest expense was due primarily to a reduction in salaries and employee benefits of $7.4 million, including commissions paid on residential loan closings.



Management's Discussion and Analysis(continued)

Income Taxes

Federal income tax expense was $8.2 million in 1995, compared to $8.0 million in 1994, and $12.3 million in 1993. The effective tax rate in 1995 was 36.4%, compared with 33.9% in 1994, and 35.6% in 1993. The increase in 1995 is due to a higher amount of non-deductible expenses.

      The Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes," effective January 1, 1993. Included in earnings for the year ended December 31, 1993 is a cumulative adjustment of $950,000, or $.06 per share, relating to the adoption of SFAS 109.

Financial Condition
Assets

Total assets at December 31, 1995 were $1.47 billion, compared to $1.36 billion at December 31, 1994, an increase of 8%. The increase in assets during 1995 was due primarily to an increase in mortgage loans held for sale, which increased by $271.2 million. This increase was funded by increased levels of deposits and short-term borrowings, as well as net proceeds from sales of securities. Average earning assets totaled $1.28 billion for 1995, compared with $1.15 billion for 1994.

Loans

Total loans, excluding loans held for sale, at December 31, 1995 were $578.1 million. This represents a decrease of $27.0 million from the $605.1 million reported at December 31, 1994. Residential real estate loans decreased $76.0 million to $381.8 million at December 31, 1995, from $457.8 million at December 31, 1994, due primarily to sales or securitizations of adjustable and fixed rate loans that were identified as having a higher level of prepayment risk. The Company will continue its emphasis on originating fixed rate residential real estate loans to be sold into the secondary market, and on generating adjustable rate, real estate-secured portfolio loans. Commercial loans, including commercial loans secured by real estate, increased from $97.9 million to $132.4 million, or 22.9% of total loans at December 31, 1995. The increase of $34.5 million from 1994 was due to increased originations and SBA and FMHA loan purchases of $6.6 million and $3.6 million, respectively.

      Mortgage loans held for sale increased from $152.1 million at December 31, 1994 to $423.4 million at December 31, 1995. During 1995, the Company closed $2.85 billion in residential real estate mortgage loans, a slight increase over the $2.84 billion closed in 1994. The substantial majority of all mortgage loans closed were committed for sale into the secondary market.

      The Company attempts to minimize credit risk in its loan portfolio by focusing primarily on residential real estate mortgages and real estate-secured commercial loans. As of December 31, 1995, these loans comprise 84.7% of the total loan portfolio, excluding mortgage loans held for sale. The Company's general policy is to originate conventional real estate mortgages with loan to value ratios of 80% or less and SBA-secured loans or real estate-secured commercial loans with loan to value ratios of 70% or less. The substantial majority of the Company's loans are conventional mortgage loans which are secured by residential properties and which comply with the requirements for sale to or conversion to mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA"), or the Government National Mortgage Association ("GNMA"). The majority of the Company's commercial loans are secured by real estate and are made to small and medium-sized businesses. These loans are generally made at rates based on the prevailing prime interest rates of Republic Bank and Republic Savings and are adjusted periodically. The focus of the Company on real estate-secured lending with lower loan to value ratios is generally reflected in the low net charge-off ratio percentages.

      Installment loans increased by $14.5 million from 1994, due to an increased emphasis on home equity loans and lines of credit. The Company has not emphasized other installment loans and does not intend to emphasize these loans in the future. To the extent made, these loans generally result from accommodations to customers related to other banking activities. The Company has insignificant amounts of agribusiness loans outstanding, and has no loans to foreign debtors. The table on the following page summarizes the composition of the Company's loan portfolio.

                                                             December 31,
                         --------------------------------------------------------------------------------------
                                1995             1994             1993              1992              1991
                         ----------------  ----------------  ---------------   ---------------   --------------
                         Amount      %     Amount      %     Amount      %     Amount       %    Amount      %
                         ------      -     ------      -     ------      -     ------       -    ------      -
                                                             (Dollars in thousands)
Commercial loans:
   Secured by real
      estate ........   $108,108    18.7% $ 81,922    13.5% $ 94,428    23.2% $147,790    28.1% $144,832   31.2%
   Other (generally
      secured) ......     24,325     4.2    15,989     2.6    32,114     7.9    44,538     8.5    48,238   10.4
                        --------   -----  --------   -----  --------   -----  --------   -----  --------  -----
   Total commercial
      loans .........    132,433    22.9    97,911    16.1   126,542    31.1   192,328    36.6   193,070   41.6
   Residential loans:
      Real estate
         mortgages ..    381,803    66.0   457,755    75.7   229,203    56.3   286,502    54.4   224,478   48.3
   Installment loans      63,876    11.1    49,423     8.2    51,372    12.6    47,563     9.0    46,955   10.1
                        --------   -----  --------   -----  --------   -----  --------   -----  --------  -----
      Total loans ...   $578,112   100.0% $605,089   100.0% $407,117   100.0% $526,393   100.0% $464,503  100.0%
                        ========   =====  ========   =====  ========   =====  ========   =====  ========  =====

The following table sets forth information regarding the maturity and sensitivity to interest rates of the Company's commercial loan portfolio.

                                                  December 31, 1995
                                                ----------------------
                                                (Dollars in thousands)
Commercial Loan Maturity:
   Due within one year...........................      $  31,681
   One year through five years...................         70,874
   After five years..............................         29,878
                                                       ---------
      Total commercial loans.....................      $ 132,433
                                                       =========
Commercial Loans Maturing After One Year:
   With predetermined rates......................      $  52,453
   With floating rates...........................         48,299
                                                       ---------
      Total commercial loans.....................      $ 100,752
                                                       =========

The following table sets forth information regarding the geographic distribution of the Company's loan portfolio as of December 31, 1995. As noted below, the majority of loans have been originated in Michigan and Ohio.

                                December 31,    Percent of Total
                                    1995          Outstanding
                                ------------    ----------------
                                     (Dollars in thousands)
Michigan...................       $389,920            67.4%
Ohio.......................        129,540            22.4
Florida....................         21,793             3.8
Other......................         36,859             6.4
                                  --------           -----
   Total...................       $578,112           100.0%
                                  ========           =====

There are no loans outstanding which would be considered a concentration of lending in any particular industry or group of industries.

Non-Performing Assets

Loans held in portfolio are reviewed on a regular basis and are placed in non-accrual status when, in the opinion of management, reasonable doubt exists as to the full, timely collection of interest or principal. Generally, loans are placed in non-accrual status when either principal or interest is 90 days or more past due. Furthermore, at the time such loans are placed in non-accrual status, uncollected accrued interest is charged against current income. At December 31, 1995 approximately $8.0 million, or 1.4% of the loans in the Company's portfolio were 30-89 days delinquent.

Real estate acquired by the Company as a result of foreclosure or by deed in lieu of foreclosure is classified as other real estate owned ("OREO") until such time as it is sold. When such property is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its net realizable value. Any further write down of the property is charged to expense. The following table provides information with respect to the Company's past due loans and the components of non-performing assets at the dates indicated.

                                                             December 31,
                                             -------------------------------------------
                                             1995      1994     1993      1992      1991
                                             ----      ----     ----      ----      ----
                                                        (Dollars in thousands)
Loans past due 90 days or more and still
 accruing interest:
   Commercial ...........................   $  209    $  104    $  217        --        --
   Residential real estate mortgages ....       42        --        --    $   90        --
   Installment ..........................       94        35        93        31    $    3
                                            ------    ------    ------    ------    ------
     Total ..............................   $  345    $  139    $  310    $  121    $    3
                                            ======    ======    ======    ======    ======
Non-accrual loans:
   Commercial ...........................   $  500    $  982    $1,812    $1,386    $3,332
   Residential real estate mortgages ....      661     1,304       803     1,085     1,223
   Installment ..........................      131        79       108        82       163
                                            ------    ------    ------    ------    ------
      Total .............................    1,292     2,365     2,723     2,553     4,718
   Restructured loans ...................      688     1,130     2,140     2,140     2,181
   Other real estate owned ..............      980       586       405     3,117     2,078
                                            ------    ------    ------    ------    ------
      Total non-performing assets .......   $2,960    $4,081    $5,268    $7,810    $8,977
                                            ======    ======    ======    ======    ======
Non-performing assets as a percentage of:
   Portfolio loans and OREO (1) .........      .51%      .67%     1.29%     1.47%     1.92%
   Total loans and OREO (2) .............      .30       .54       .58      1.01      1.68
   Total assets .........................      .20       .30       .45       .69      1.07

(1)  Excluding loans held for sale.
(2)  Including loans held for sale.

      Gross interest income that would have been recorded in 1995 for loans that were classified as non-accrual on December 31, 1995, assuming they had been accruing interest throughout the year in accordance with their original terms, was approximately $135,000. The amount of interest collected on these loans and included in income for 1995 was approximately $44,000. Therefore, on a net basis, total income foregone in 1995 due to these loans was approximately $91,000. Furthermore, gross interest income that would have been recorded on restructured loans throughout the year, in accordance with their original terms, was $67,000, versus $38,000, the amount actually collected under the new loan terms, resulting in lost interest of approximately $29,000.

      The Company also maintains a watch list for loans identified as requiring a higher level of monitoring by management. These are loans which, because of one or more characteristics, such as economic conditions, industry trends, nature of collateral, collateral margin or other factors, require more than normal monitoring by the Company. As of December 31, 1995, total loans on the watch list of the Company were $6.7 million, or 1.16% of total portfolio loans, compared to $9.2 million, or 1.52% of the total loan portfolio at December 31, 1994.

Allowance for Estimated Loan Losses

Management is responsible for maintaining an adequate allowance for estimated loan losses. The appropriate level of the allowance for estimated loan losses is determined by systematically reviewing the loan portfolio quality, analyzing economic changes, consulting with regulatory agencies and reviewing historical loan loss experience. Actual net loan losses are charged against this allowance. If actual circumstances and losses differ substantially from management's assumptions and estimates, such reserves for loan losses may not be sufficient to absorb all future losses, and net earnings could be significantly and adversely affected. Management is of the opinion that the allowance for estimated loan losses is adequate to meet potential losses in the portfolio. It must be understood, however, that there are inherent risks and uncertainties related to the operation of a financial institution. By necessity, the Company's financial statements are dependent upon estimates, appraisals and evaluations of loans. Therefore, the possibility exists that abrupt changes in such estimates, appraisals and evaluations might be required because of changing economic conditions and the economic prospects of borrowers. As of December 31, 1995, the allowance for estimated loan losses was $5.0 million, or .87% of total loans, excluding mortgage loans held


Management's Discussion and Analysis (continued)


for sale, compared with $5.5 million, or .92%, as of December 31, 1994, and $7.2 million, or 1.77% as of December 31, 1993. The provision for loan losses for the years ended December 31, 1995, 1994, and 1993 was $24,000, $94,000 and $603,000, respectively.

      An analysis of the allowance for estimated loan losses, the amount of loans charged off, and the recoveries on loans previously charged off is summarized in the following table.

                                                                      Year Ended December 31,
                                                      ------------------------------------------------------
                                                      1995          1994       1993        1992         1991
                                                      ----          ----       ----        ----         ----
                                                                      (Dollars in thousands)
Allowance for estimated loan losses:
Balance at beginning of period ....................   $ 5,544     $ 7,214     $ 7,684     $ 5,410     $ 4,426
      Loan charge-offs ............................      (845)     (1,705)       (762)     (2,079)     (1,350)
      Recoveries of loans previously charged off ..       279         291         279         386         199
                                                      -------     -------     -------     -------     -------
Net charge-offs ...................................      (566)     (1,414)       (483)     (1,693)     (1,151)
                                                      -------     -------     -------     -------     -------
Provision charged to expense ......................        24          94         603       3,967       2,135
Reduction due to sale of commercial loans .........        --        (350)       (590)         --          --
                                                      -------     -------     -------     -------     -------
Balance at end of period ..........................   $ 5,002     $ 5,544     $ 7,214     $ 7,684     $ 5,410
                                                      =======     =======     =======     =======     =======

Analysis of charge-offs and recoveries:
Charge-offs:
      Commercial loans ............................   $   661     $ 1,521     $   612     $ 1,778     $   860
      Residential real estate mortgage loans ......        34          70          49          69         291
      Installment loans ...........................       150         114         101         232         199
                                                      -------     -------     -------     -------     -------
      Total charge-offs ...........................       845       1,705         762       2,079       1,350
                                                      -------     -------     -------     -------     -------

Recoveries:
      Commercial loans ............................       189         219         170         262          81
      Residential real estate mortgage loans ......        47          --          36           4          39
      Installment loans ...........................        43          72          73         120          79
                                                      -------     -------     -------     -------     -------
      Total recoveries ............................       279         291         279         386         199
                                                      -------     -------     -------     -------     -------
Net charge-offs ...................................   $   566     $ 1,414     $   483     $ 1,693     $ 1,151
                                                      =======     =======     =======     =======     =======
Net charge-offs as a percentage of
      average portfolio loans
      outstanding .................................       .09%        .29%        .10%        .34%        .25%
Allowance for estimated loan
      losses at end of year
      as a percentage of portfolio
      loans outstanding ...........................       .87         .92        1.77        1.46        1.16
Allowance for estimated loan
      losses at end of year
      as a percentage of non-performing loans .....    252.64      158.61      148.34      163.73       78.41

The following table summarizes the allocation of the loan loss reserve by loan type. The entire loan loss reserve is available for use against any loan charge-offs:

                                                                          December 31,
                               -------------------------------------------------------------------------------------------------
                                     1995                1994                1993               1992               1991
                                     ----                ----                ----               ----               ----
                                                                       (Dollars in thousands)
                                         % of                 % of               % of                 % of               % of
                                        related              related            related              related            related
                                         loans                loans              loans                loans              loans
                               Dollar   to total   Dollar   to total   Dollar   to total   Dollar    to total   Dollar  to total
                               Amount    loans     Amount     loans    Amount    loans     Amount     loans     Amount   loans
                               ------   --------   ------   --------   ------   --------   ------    --------   ------  --------
Commercial loans ........      $1,522      23%     $2,221       16%     $3,382     31%     $4,738       37%     $3,454     42%
Residential real estate
  mortgage loans ........         971      66         598       76       1,298     56         906       54         508     48
Installment loans .......         212      11         501        8         559     13         481        9         513     10
Unallocated .............       2,297      --       2,224       --       1,975     --       1,559       --         935     --
                               ------     ---      ------      ---      ------    ---      ------      ---      ------    ---
  Total allowance for
    estimated loan losses      $5,002     100%     $5,544      100%     $7,214    100%     $7,684      100%     $5,410    100%
                               ======     ===      ======      ===      ======    ===      ======      ===      ======    ===

Investment Securities
The investment securities portfolio serves as a source of earnings with relatively minimal principal risk. As a result, the Company's portfolio includes a large portion of U.S. Treasury and Government agency obligations, obligations collateralized by U.S. Government agencies, primarily in the form of collateralized mortgage obligations and mortgage-backed securities, and obligations of state and political subdivisions. With the exception of municipal obligations, the maturity structure of the portfolio is generally short-term (with estimated average maturities of 0.2 to 4.2 years) or at variable rates. The investment securities portfolio constituted 21.6% of the Company's assets at December 31, 1995. The held-to-maturity investment securities portfolios at December 31, 1994 and 1993, constituted 19.8% and 9.2%, respectively, of the Company's assets, while the available-for-sale and held-for-sale investment securities portfolios constituted 14.4% and 4.4% respectively. In order to more effectively respond to liquidity needs, primarily related to funding the substantial increase in mortgage loans held for sale, the Company reclassified the entire held-to-maturity investment portfolio to available-for-sale at June 30, 1995, and sold $143.4 million of U.S. Treasury and U.S. Government agency obligations in July, 1995. As such, all investment securities are now reported in the balance sheet at their estimated fair value. The following schedule sets forth the amortized cost of the held-to-maturity, available-for-sale and held-for sale investment portfolios at December 31, 1995, 1994 and 1993.

                                                                           December 31,
                                            ----------------------------------------------------------------------------
                                                    1995                      1994                        1993
                                           -----------------------   ------------------------    -----------------------
                                            Held-To     Available     Held-To       Available     Held-To     Held-For
                                           Maturity     For-Sale      Maturity      For-Sale      Maturity      Sale
                                           --------     --------      --------      --------      --------    --------
                                                                   (Dollars in thousands)
U.S. Treasury ........................      $   --      $ 32,456      $ 81,395            --      $  3,121           --
U.S. Government agency obligations ...          --        39,298        70,106      $  3,708         9,637           --
Collateralized mortgage obligations ..          --        86,481       104,667         4,811        21,026      $ 9,002
Mortgage-backed securities ...........          --       118,681        12,436       176,798        68,145       42,042
Municipal and other securities .......          --        23,292         1,097            --         2,084           --
Equity securities ....................          --        19,657            --        19,297         3,385           --
                                            ------      --------      --------      --------      --------      -------
      Total securities ...............      $   --      $319,865      $269,701      $204,614      $107,398      $51,044
                                            ======      ========      ========      ========      ========      =======


The maturity distribution and average yields, on a fully taxable equivalent basis, of the major components of the investment securities portfolio at December 31, 1995 are shown below:

                          U.S. Treasury   Collateralized        Mortgage-      Municipal
                            and Agency       Mortgage            Backed         and Other        Equity
                           Obligations   Obligations(2)(3)  Securities(2)(3)  Securities (1)   Securities
                         --------------  ----------------  ----------------  --------------  ---------------
                         Book      Avg.    Book     Avg.     Book    Avg.     Book   Avg.     Book     Avg.
                         Value    Yield   Value    Yield    Value   Yield    Value   Yield   Value     Yield
                         -----    -----   -----    -----    -----   -----    -----   -----   -----     -----
                                                   (Dollars in thousands)
Maturities:
   Due within one year  $32,456   5.50%       --     --   $    923   8.50%  $   240   8.63%  $19,657   6.38%
   One to five years .    2,503   4.59        --     --      3,256   5.34       120   9.95        --     --
   Five to ten years .      424   6.47   $ 8,081   6.26%     6,878   6.08       156   9.24        --     --
   After ten years ...   36,371   8.01    78,400   5.88    107,624   6.60    22,776   7.52        --     --
                        -------   ----   -------   ----   --------   ----   -------   ----   -------   ----
                        $71,754   6.75%  $86,481   5.91%  $118,681   6.55%  $23,292   7.56%  $19,657   6.38%
                        =======   ====   =======   ====   ========   ====   =======   ====   =======   ====

(1) Average yields on tax-exempt obligations have been computed on a tax equivalent basis, based on a 35% federal tax rate.
(2)  Collateral guaranteed by U.S. Government agencies.
(3) All maturities beyond ten years are at variable rates or have estimated average lives of less than 4.2 years. The average yield presented is the current yield on these securities.

Liabilities
Deposits

The Company's primary funding sources are non-interest bearing and interest bearing deposits. Interest bearing deposits increased 10.0% to $778.3 million in 1995, from $707.3 million in 1994. Non-interest bearing deposits increased $15.0 million to $126.4 million at December 31, 1995 from $111.4 million at December 31, 1994. The increase in non-interest bearing deposits was primarily due to a increase in official checks outstanding of $6.9 million.

The following table sets forth the average deposits of the Company for the years indicated:

                                                       Year Ended December 31,
                               -----------------------------------------------------------------------
                                       1995                     1994                      1993
                                       ----                     ----                      ----
                               Average      Average     Average      Average      Average      Average
                               Balance        Rate      Balance        Rate       Balance        Rate
                               -------      -------     -------      -------      -------      -------
                                                       (Dollars in thousands)
Demand deposits:
      Non-interest bearing   $   128,640        --    $   121,594        --    $   127,562         --
      Interest bearing ...        63,516      2.45%        86,965      2.64%        65,392       2.82%
Savings Deposits .........       177,978      3.75        188,267      3.30        179,988       2.83
Time deposits ............       517,663      5.90        420,995      4.69        512,666       4.94
                             -----------              -----------              -----------
      Total ..............   $   887,797              $   817,821              $   885,608
                             ===========              ===========              ===========

The maturity distribution of time deposits of $100,000 or more is as follows:

                                                         December 31,
                                    ----------------------------------------------------
                                        1995                 1994                1993
                                        ----                 ----                ----
                                                    (Dollars in thousands)
Three months or less..............  $  50,829              $111,707             $28,446
Four through six months...........     52,282                24,133              21,257
Seven through twelve months.......     32,353                17,337              22,466
Over twelve months................     24,813                16,773              19,825
                                     --------              --------             -------
      Total.......................   $160,277              $169,950             $91,994
                                     ========              ========             =======

Approximately $19.5 million of time deposits of $100,000 or more at December 31, 1995, were from brokers with the remaining being originated primarily in the Republic Bank and Republic Savings local markets.

Federal Funds Purchased and Reverse Repurchase Agreements

As of December 31, 1995, the Company had federal funds purchased of $16.0 million that had a weighted average interest rate of 6.00% and matured January 2, 1996. The Company also had $118.2 million of reverse repurchase agreements at an average rate of 6.10%. Such agreements are secured by certain securities with a carrying value of $121 million, with $87.5 million of the reverse repurchase agreements maturing during the first six months of 1996, and $20.7 million maturing during the final six months of 1996. The remaining $10.0 million of the reverse repurchase agreements mature in June 1997. The proceeds from both the federal funds purchased and the reverse repurchase agreements were used to fund mortgage loans held for sale.

Short-Term Borrowings

Market Street has a $75 million warehousing line of credit agreement with Residential Funding Corporation used for the purpose of funding the origination of mortgage loans by Market Street. The line of credit, which is payable on demand, is secured by various real estate mortgage loans and expires in August 1996. Interest, which is payable monthly, is calculated at a rate equal to 1.50% above the monthly average LIBOR rate. Due to the increased mortgage loan origination volume, borrowings under Market Street's warehousing line of credit increased to $53.8 million at December 31, 1995, from $22.8 million at December 31, 1994. During 1995, the average borrowings and interest rate on this line were $39.0 million and 7.53%, respectively.

      Republic Mortgage has a $25 million warehousing line of credit with NBD Bank, N.A. used to fund the acquisition or origination of mortgage loans by Republic Mortgage. The line of credit, which is payable on demand is secured by various real estate mortgage loans and expires in July, 1996. Republic Mortgage is required to pay interest on the unpaid principal amount of each advance in a range of federal funds sold plus 1.50%, to Wall Street Journal Prime, based on the document status of each loan as applicable to such advance. At December 31, 1995, borrowings under this warehousing line of credit were $21.1 million. During 1995, the average borrowings and interest rate on this line were $11.9 million and 7.09%, respectively. No borrowings under this line were outstanding at December 31, 1994.

      During 1995, Republic Mortgage entered into a revolving repurchase agreement with Paine Webber, Inc., as a source of funding for mortgage loan originations. Security for the agreement includes various real estate mortgage notes, and expires at the option of either party. Interest is calculated at LIBOR plus .90%. Borrowings under this agreement at December 31, 1995, were $1.9 million. The average borrowings and interest rate paid on this agreement for 1995 were $2.6 million and 6.77%, respectively.

      CUB Funding has a $16 million warehousing line of credit agreement with Prudential Home Mortgage Company used for the purpose of funding the purchase or origination of mortgage loans by CUB Funding. The line of credit, which is payable on demand, is secured by various real estate mortgage loans and expires in May 1996. Interest, which is payable monthly, is computed based on the 30 day commercial paper index plus various spreads ranging from 1.00% to 2.75% based on the document status of each loan. Borrowings under this warehousing line of credit at December 31, 1995 totaled $13.9 million. During 1995, the average borrowings and interest rate on this line were $12.4 million and 7.22%, respectively.

      During 1995, CUB Funding also entered into a revolving repurchase agreement with Paine Webber Inc. as a funding source for mortgage loan originations. Security for this borrowing agreement includes various real estate mortgage notes and expires at the option of either party. Interest is calculated at various rates depending on loan document status and ranges from federal funds plus .60% to 30 day LIBOR plus .90% to 1.75%. Borrowings under this agreement at December 31, 1995, were $25.9 million. During 1995, the average borrowing and interest rate paid for this agreement were $23.3 million and 7.08%, respectively..

      During 1995, CUB Funding entered into a $4 million mortgage servicing acquisition line of credit with Prudential Home Mortgage Company used for the acquisition of mortgage servicing rights. Interest is calculated based on the 30-day commercial paper index plus 2.75%. At December 31, 1995, $4.0 million was outstanding under this line of credit, at a borrowing rate of 8.60%. The line of credit expires May, 1996.

      In May, 1995, Market Street entered into a $4 million working capital revolving line of credit with Residential Funding Corporation. Interest is calculated at a floating rate of interest which is equal to 1.0% over the prime lending rate. At December 31, 1995, no amounts were outstanding under this revolving line of credit, which expires in August, 1996.

      The Company has an $18 million Revolving Credit Agreement with Firstar Bank Milwaukee, N.A. with loan proceeds being utilized for working capital purposes. The credit facility is secured by the common and preferred stock of Republic Bank and expires in January 1997. The agreement provides for borrowings with interest at the prime rate less .50% or LIBOR rate plus 1.40%. At December 31, 1995, $8.1 million was outstanding under this credit agreement. During 1995, the average borrowings and interest rate paid for the credit agreement were $10.2 million and 8.54%, respectively. At December 31, 1994, no amounts were outstanding under this credit agreement.

FHLB Advances

Republic Savings has six outstanding advances with the Federal Home Loan Bank ("FHLB"); a $14.5 million advance with a fixed interest rate of 5.90%, maturing in February 1996, a $5 million advance with a fixed interest rate of 5.75%, maturing in March 1996, a $10 million advance with a fixed interest rate of 7.15%, maturing in February 1997, a $5 million advance with a fixed interest rate of 6.0%, maturing in June 1997, and two $5 million advances with floating interest rates flat to the three month LIBOR index and adjusting quarterly, maturing in June and September 2000, respectively. The interest rate on these advances was 5.87% at December 31, 1995. Republic Bank has outstanding three FHLB advances; a $15 million advance with a fixed interest rate of 5.67%, maturing in October 1996, a $10 million advance with a fixed rate of 5.56%, maturing in November 1996, and a $11 million advance with a fixed interest rate of 5.79%, maturing in July 1997. These advances are generally secured by first mortgage loans equal to at least 150% of the advances under a blanket security agreement or investment securities equal to at least 110% of the advances under a specific security agreement with interest payable monthly for all advances.

      In order to provide liquidity needs for mortgage loan originations, Republic Savings also has a $50 million line of credit with the FHLB. Borrowings under the line are secured by first mortgages. As a result of Republic Savings' other secured borrowings, $3 million was available to be borrowed under this line; however, no amounts were outstanding under this line at December 31, 1995.

Long-Term Debt

During January 1996, the Company completed a private offering of $22.5 million principal amount of 6.87% Senior Debentures with $9.0 million and $13.5 million maturing in January 2001 and 2003, respectively. Interest on the notes is payable semi-annually. Proceeds from the offering were used to redeem the Company's $17.25 million of 9% Subordinated Notes on February 28, 1996 at par, with the remaining proceeds to be used for general corporate purposes, including possible future acquisitions.

      In May, 1995, Market Street entered into a $26 million term loan agreement with Residential Funding

Corporation used for the purpose of (1) refinancing then existing term loans to Market Street from G.E. Capital Mortgage Services, Inc., Bank United of Texas, F.S.B. and Poughkeepsie Savings Bank, and (2) to finance mortgage loan servicing acquisitions. Interest is calculated at a floating rate which is equal to 1.0% over the prime lending rate. The outstanding principal balance of all term loan advances outstanding are due in quarterly installments, on the last day of each November, February, May and August, beginning with November 1996, each in an amount equal to five percent of the outstanding principal amount of term loan advances. The final payment of any remaining principal amount outstanding will be due on August 31, 2000. Borrowings under this term loan agreement at December 31, 1995 were $8.3 million at an interest rate of 9.50%. As of December 31, 1995, $415,000 of the total $8.3 million outstanding is classified as short-term borrowings.

      During March 1994, the Company completed a private offering of $25.0 million principal amount of 7.17% Senior Debentures which mature April 1, 2001. Interest on the notes is payable semiannually at 7.17%. The net proceeds were used to fund the purchase of mortgage servicing rights and expand the Company's mortgage banking network.

      During September 1993, Republic Mortgage financed the acquisition of its new corporate office with a mortgage loan in the amount of $2.1 million with Firstar Bank Milwaukee, N.A. Principal and interest with a fixed rate of 6.99% is payable quarterly, with a final maturity date of October 1, 2000. As of December 31, 1995, $91,000 of the total $1.8 million outstanding is classified as short-term borrowings.

      During January 1993, the Company completed a public offering of $17.25 million of 9% Subordinated Notes which mature in 2003. The Subordinated Notes qualify as Tier 2 capital for the calculation of Total Risk-Based capital under Federal Reserve Board guidelines. These notes were redeemed at par on February 28, 1996.

Capital Resources

Total shareholders' equity at December 31, 1995 was $126.4 million compared to $117.9 million at December 31, 1994, and $111.4 million at December 31, 1993. The increase of $8.5 million in 1995 was due primarily to earnings, net of dividends and repurchased shares, and the decrease in the market value adjustment for securities available-for-sale. The increase of $6.5 million in 1994 was due primarily to earnings, net of dividends and the market value adjustment for securities available-for-sale.

      The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. At December 31, 1992 the minimum guidelines for the ratio of Total capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) became 8%. The Federal Reserve capital guidelines require at least 50% of the Total capital to be composed of Tier 1 capital; i.e., common shareholders' equity, minority interests in the equity accounts of consolidated subsidiaries and a limited amount of perpetual preferred stock, less goodwill and certain other intangibles. The remainder of Total capital, called Tier 2 capital may consist of certain subordinated debt, other preferred stock and a limited amount of loan loss reserves. Tier 2 capital is subject to an aggregate maximum amount equal to 100% of Tier 1 capital. At December 31, 1995, the Company's Tier 1 and Total capital ratios were 15.72% and 18.63%, respectively. These ratios exceed minimum guidelines prescribed by regulatory agencies. As of December 31, 1995, Total qualifying capital for the risk-based capital ratio was $142.4 million, an excess of $81.3 million over the minimum guidelines prescribed by regulatory agencies.

      In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. The Tier 1 Leverage ratio is calculated by dividing Tier 1 capital by average total consolidated assets minus goodwill and certain other intangibles. The guidelines establish a minimum Tier 1 Leverage ratio of 3% for bank holding companies that meet certain specified criteria. All other bank holding companies will generally be required to maintain a minimum Tier 1 Leverage ratio of 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicated that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activities. The Federal Reserve Board has not advised the Company of any specific minimum Tier 1 Leverage ratio applicable to it. The Company's Tier 1 Leverage ratio at December 31, 1995 was 8.31%.

The following table sets forth the Total risk-based capital ratio, the Tier 1 to risk-based capital ratio, and the Tier 1 Leverage ratios for the Company.

                                              At December 31,
                                        -------------------------
                                         1995     1994       1993
                                         ----     ----       ----
Total risk-based capital ratio........  18.63%    21.05%    20.19%
Tier 1 to risk-based capital ratio....  15.72     17.57     16.35
Tier 1 Leverage ratio.................   8.31      8.43      8.43

The Company is committed to maintaining a strong capital position at Republic Bank and Republic Savings. As of December 31, 1995, the Total risk-based capital ratio, and Tier 1 to risk-based capital ratio for Republic Bank and Republic Savings were in excess of requirements. It is management's opinion that the Company and its subsidiaries' capital structure is adequate and the Company does not anticipate any difficulty in meeting these guidelines on an ongoing basis.

Interest Rate Sensitivity and Liquidity

Asset/Liability Management. The primary objective of interest rate management is to maintain an appropriate balance between the stability of net interest income and the risks associated with significant changes in market interest rates. Interest rate risk arises when assets and liabilities reprice, or mature, at different times. If more assets than liabilities reprice in a given period (an asset sensitive position or "positive gap"), market interest rate changes will be reflected more quickly in asset rates and increases in interest rates will generally benefit net interest income. Alternatively, where liabilities reprice more quickly than assets in a given period (a liability sensitive position or "negative gap"), an increase in market rates will generally have an adverse impact on net interest income. The Company's current policy is to maintain a mix of asset and liability maturities that permits a moderate amount of short-term interest rate risk based on current interest rate projections, customer credit demands and deposit preferences. Management believes that this policy reduces the vulnerability to large shifts in market interest rates while allowing the Company to take advantage of fluctuations in current short-term rates. The interest rate sensitivity table below presents the repricing structure of the Company's balance sheet as of December 31, 1995.

                                                                              December 31, 1995
                                                  -----------------------------------------------------------------------
                                                   Within    4 Months   Total Within    1 to       5 Years
                                                  3 Months   to 1 Year    One Year     5 Years     or Over      Total
                                                  --------   ---------   -----------   -------     -------      -----
                                                                          (Dollars in thousands)
Rate Sensitive Assets:
Other cash investments..........................  $  3,381           --    $  3,381          --           --   $    3,381
Mortgage loans held for sale....................   423,364           --     423,364          --           --      423,364
Investment securities...........................   170,912    $  35,727     206,639    $ 45,618     $ 65,512      317,769
Loans...........................................   154,994      134,241     289,235     222,590       66,287      578,112
                                                  --------    ---------    --------    --------     --------   ----------
      Total rate sensitive assets...............   752,651      169,968     922,619     268,208      131,799    1,322,626
                                                  --------    ---------    --------    --------     --------   ----------
Rate Sensitive Liabilities:
Interest bearing deposits:
      Demand deposits...........................        --       32,916      32,916      21,943           --       54,859
      Savings deposits..........................        --       59,585      59,585     127,499           --      187,084
Certificates of deposit:
      Under $100,000............................    66,037      210,959     276,996      98,571          515      376,082
      Over $100,000.............................    50,829       84,635     135,464      24,813           --      160,277
                                                  --------    ---------    --------    --------     --------   ----------
      Total interest bearing deposits...........   116,866      388,095     504,961     272,826          515      778,302
                                                  --------    ---------    --------    --------     --------   ----------

Short-term borrowings (1).......................   225,096           --     225,096      38,355           --      263,451
FHLB advances...................................    19,500       25,000      44,500      36,000           --       80,500
Long-term debt..................................     7,814           73       7,887       1,791       42,250       51,928
                                                  --------    ---------    --------    --------     --------   ----------
      Total rate sensitive liabilities..........   369,276      413,168     782,444     348,972       42,765    1,174,181
                                                  --------    ----------   --------    --------     --------   ----------
Interest rate sensitivity gap (2)...............  $383,375    $(243,200)   $140,175    $(80,764)    $ 89,034   $  148,445
                                                  ========    =========    ========    ========     ========   ==========
Interest rate sensitivity gap as percentage
      of total rate sensitive assets............     28.99%     (18.39)%      10.60%      (6.11)%       6.73%       11.22%
                                                  ========    =========    ========    =========    ========   ==========

(1) Includes warehousing lines of credit, federal funds purchased, reverse repurchase agreements, and the current portion of long-term debt.
(2) Interest rate sensitivity gap is the difference between interest rate sensitive assets and interest rate sensitive liabilities within the above time frames.

      This table incorporates a number of estimation techniques and assumptions and represents only a one day position at the date presented. It shows the interval of time in which given volumes of interest earning assets and interest bearing liabilities will be responsive to changes in market interest rates. The Company adjusts its interest rate sensitivity throughout the year. As a result, there may be considerable day-to-day variations in the interest rate sensitivity gap. The table indicates that as of December 31, 1995, the Company was in a position to benefit in the next year from increasing short-term interest rates. Interest margins would widen because assets would reprice more quickly than liabilities. Of those assets identified as interest sensitive within 3 months, the largest category is mortgage loans held for sale, which are primarily fixed rate loans and generally held by the Company less than 60 days, as outstanding commitments are generally obtained to sell the loans to investors prior to the loan closing. Therefore, the Company can earn long-term interest rates on short-term assets while reducing interest rate risk. Additionally, $289.2 million of total portfolio loans reprice within one year, of which approximately 75% are adjustable rate mortgages and have maximum adjustments, or caps, of 2% in one year and 6% over their terms. These loans, therefore, are not totally interest sensitive in that a significant change in interest rates would only be reflected up to the maximum of the rate cap in any one year. Consistent with its strategy of managing interest rate risk, the Company typically securitizes and sells all short-term and long-term fixed rate mortgages and retains a portion of variable rate mortgages.

      Liquidity Management. The objectives of liquidity management are to provide funds at an acceptable cost to meet mortgage and commercial loan demand, deposit withdrawals and service other liabilities as they become due, as well as to capitalize on opportunities for business expansion. Asset liquidity sources consist of cash and due from banks, mortgage loans held for sale, repayments and maturities of portfolio loans, money market investments, and investment securities. Also, liquidity is generated from liabilities through deposit growth, the maturity structure of time deposits and the accessibility to market sources of funds through warehousing lines of credit, FHLB advances, federal funds purchased, reverse repurchase agreements, and brokered certificates of deposit.

      At December 31, 1995, Republic Bank had available $35.9 million in unused lines for federal funds borrowing. Additionally, Republic Savings had available $50.0 million in unused borrowings on its line of credit with the FHLB. The mortgage companies had unused capacity of $31.2 million on warehousing lines of credit to fund mortgage loan origination volume. The Company has $9.9 million available on its $18 million revolving line of credit with Firstar Bank Milwaukee, N.A. for borrowings to be used for general corporate purposes.

      Republic is a legal entity separate and distinct from its subsidiaries. A portion of Republic's revenues result from dividends paid to it by its subsidiaries as well as earnings on investments. There are statutory and regulatory requirements applicable to the payment of dividends by Republic Bank and Republic Savings as well as by Republic to its shareholders. Such restrictions have not had, and are not expected to have, a material effect on the Company's ability to meet its cash obligations.

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

Accounting and Reporting Developments

In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, effective for fiscal years beginning after December 15, 1995. This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable tangibles to be disposed of. The statement requires that long-lived assets for certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In addition, the statement requires that certain long-lived assets and intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. The Company will adopt this accounting standard effective January 1, 1996 and does not expect its adoption to have a material effect on the financial statements.

Republic Bancorp Inc. and Subsidiaries
                                                                                      December 31,
                                                                                ------------------------
Consolidated Balance Sheets                                                        1995          1994
                                                                                   ----          ----
                                                                                 (Dollars in thousands)
Assets:
Cash and due from banks (Note 3) ............................................   $   36,260    $   22,518
Other cash investments ......................................................        3,381           779
                                                                                ----------    ----------

Cash and cash equivalents ...................................................       39,641        23,297
Mortgage loans held for sale ................................................      423,364       152,138
Securities (Note 5):
      Held-to-maturity (aggregate market value of approximately
         $254,996) ..........................................................           --       269,701
      Available-for-sale (amortized cost of approximately
         $319,865, 1995 and $204,614, 1994) .................................      317,769       196,502
Loans (Note 6) ..............................................................      578,112       605,089
      Less allowance for estimated loan losses (Note 7) .....................        5,002         5,544
                                                                                ----------    ----------

Net loans ...................................................................      573,110       599,545
Premises and equipment, net (Note 8) ........................................       14,724        15,484
Mortgage servicing rights (Note 4) ..........................................       58,265        57,183
Other assets ................................................................       45,817        49,764
                                                                                ----------    ----------
      Total assets ..........................................................   $1,472,690    $1,363,614
                                                                                ==========    ==========

Liabilities:
Deposits:
      Non-interest bearing ..................................................   $  126,427    $  111,425
      Interest bearing ......................................................      778,302       707,317
                                                                                ----------    ----------
         Total deposits .....................................................      904,729       818,742
Federal funds purchased and reverse repurchase agreements (Note 9) ..........      134,237       217,124
Short-term borrowings (Note 9) ..............................................      129,214        39,822
FHLB advances (Note 10) .....................................................       80,500        69,950
Accrued and other liabilities ...............................................       44,806        43,077
Long-term debt (Note 11) ....................................................       51,928        56,379
                                                                                ----------    ----------
      Total Liabilities .....................................................    1,345,414     1,245,094

Minority interest ...........................................................          900           606
                                                                                ----------    ----------

Commitment and contingencies (Notes 18 and 20)

Shareholders' Equity (Notes 13, 14 and 22):
Preferred stock, $25 stated value; $2.25 cumulative and convertible;
      5,000,000 shares authorized, none issued and outstanding ..............           --            --
Common stock, $5 par value; 20,000,000 shares authorized; 16,477,981 and
      15,246,134 shares issued and outstanding in 1995 and 1994, respectively       82,390        76,231
Capital surplus .............................................................       43,177        35,636
Market value adjustment for securities available-for-sale, net ..............       (1,363)       (5,273)
Retained earnings ...........................................................        2,172        11,320
                                                                                ----------    ----------
      Total shareholders' equity ............................................      126,376       117,914
                                                                                ----------    ----------
         Total liabilities and shareholders' equity .........................   $1,472,690    $1,363,614
                                                                                ==========    ==========

See notes to consolidated financial statements.

Republic Bancorp Inc. and Subsidiaries

Consolidated Statements of Income                                       Year Ended December 31,
                                                                    ------------------------------
                                                                      1995       1994       1993
                                                                      ----       ----       ----
                                                            (Dollars in thousands, except per share data)
Interest Income:
Loans, including fees ...........................................   $71,488   $ 53,617    $ 66,535
Securities;
      Held-to-maturity ..........................................     8,084     12,878       8,556
      Available-for-sale ........................................    15,071     11,250          --
      Held-for-sale .............................................        --         --       2,267
Money market investments:
      Federal funds sold ........................................       573        277       1,282
      Other .....................................................       381        197         191
                                                                    -------   --------    --------
      Total interest income .....................................    95,597     78,219      78,831
                                                                    -------   --------    --------

Interest Expense:
Demand deposits .................................................     1,554      2,295       1,846
Savings and time deposits .......................................    37,244     25,966      30,439
Short-term borrowings ...........................................    18,396     10,902       6,479
FHLB advances ...................................................     2,431      2,237       1,781
Long-term debt ..................................................     5,567      3,599       1,723
                                                                    -------   --------    --------
      Total interest expense ....................................    65,192     44,999      42,268
                                                                    -------   --------    --------

Net interest income .............................................    30,405     33,220      36,563
Provision for loan losses (Note 7) ..............................        24         94         603
                                                                    -------   --------    --------
Net interest income after provision for loan losses .............    30,381     33,126      35,960
                                                                    -------   --------    --------

Non-Interest Income:
Service charges .................................................     1,297      1,337       1,431
Mortgage banking ................................................    70,960     69,899      85,128
Gain/(loss) on sale of securities ...............................     1,061     (1,392)      2,014
Gain on sale of commercial loans ................................       873      1,135       2,224
Gain on sale of bank branches ...................................        --      4,034          --
Other ...........................................................     1,010        648       1,323
                                                                    -------   --------    --------
      Total non-interest income .................................    75,201     75,661      92,120
                                                                    -------   --------    --------

Non-Interest Expense:
Salaries and employee benefits ..................................    49,791     47,586      55,028
Occupancy expense of premises ...................................     5,274      5,807       4,540
Equipment expense ...............................................     4,395      4,090       3,133
Other (Note 16) .................................................    23,042     27,538      30,453
Minority interest ...............................................       650         -          385
                                                                    -------   --------    --------
      Total non-interest expense ................................    83,152     85,021      93,539
                                                                    -------   --------    --------
Income before income taxes ......................................    22,430     23,766      34,541
Provision for income taxes (Note 12) ............................     8,166      8,047      12,308
                                                                    -------   --------    --------
Net income before cumulative effect of change in accounting
   principle ....................................................    14,264     15,719      22,233
Cumulative effect of change in accounting principle (Note 12) ...        --         --        (950)
                                                                    -------   --------    --------

Net Income ......................................................   $14,264   $ 15,719    $ 23,183
                                                                    =======   ========    ========

Net Income Per Common Share (Note 14):
Income before cumulative effect of change in accounting
   principle ....................................................   $  0.84   $   0.91    $   1.31
Cumulative effect of change in accounting principle .............        --         --        0.06
                                                                    -------   --------    --------
Net income per common share, primary ............................      0.84       0.91        1.37
Net income per common share, fully diluted ......................      0.84       0.91        1.37

See notes to consolidated financial statements

Republic Bancorp Inc. and Subsidiaries

Consolidated Statements of Shareholders' Equity                                        Market
                                                                                     Valuation
                                                    Number                           Adjustment                  Total
                                                      of                           for Securities                Share-
                                                    Common     Common    Capital     Available-      Retained    holders'
                                                    Shares     Stock     Surplus      For-Sale       Earnings    Equity
                                                    ------     ------    -------   --------------    --------   ---------

Balances at January 1, 1993 ...................     11,738    $58,692    $12,962          --        $ 12,552    $ 84,206
      Net income ..............................                                                       23,183      23,183
      Cash dividends declared on
         common shares ($.18 per share) .......                                                       (2,746)     (2,746)
      Amortization of restricted stock ........                              119                                     119
      Awards of common shares under
         Restricted Stock Plan ................                             (328)                                   (328)
      10% common share dividend ...............      1,219      6,093     11,423                     (17,524)         (8)
      Issuance of common shares:
         Through exercise of stock options ....        752      3,757        757                                   4,514
         Through exercise of stock warrants ...         39        197         38                                     235
      Tax benefit relating to
         exercise of stock options ............                            2,258                                   2,258
                                                    ------    -------    -------     -------        --------    --------

Balances at December 31, 1993 .................     13,748    $68,739    $27,229          --        $ 15,465    $111,433
      Net income ..............................                                                       15,719      15,719
      Cash dividends declared on common
         shares ($.27 per share) ..............                                                       (4,542)     (4,542)
      Amortization of restricted stock ........                              109                                     109
      10% common share dividend ...............      1,392      6,961      8,353                     (15,322)         (8)
      Issuance of common shares:
         Through exercise of stock options ....        104        522        130                                     652
         Through exercise of stock warrants ...         82        409         10                                     419
      Tax benefit relating  to exercise
         of stock options .....................                              243                                     243
      Adjustment to beginning balance for
         change in accounting method for
         securities available-for-sale, net of
         income taxes of $453 .................                                      $   840                         840
      Change in market valuation for
         securities available-for-sale, net of
         income tax benefit of $3,292 .........                                       (6,113)                     (6,113)
      Repurchase of common shares .............        (80)      (400)      (438)                         --        (838)
                                                    ------    -------    -------     -------        --------    --------
Balances at December 31, 1994 .................     15,246    $76,231    $35,636     $(5,273)       $ 11,320    $117,914
      Net Income ..............................                                                       14,264      14,264
      Cash dividends declared on common
         shares ($.34 per share) ..............                                                       (5,536)     (5,536)
      Awards of common shares under
         Restricted Stock Plan ................                           (1,318)                                 (1,318)
      Amortization of restricted stock ........                              672                                     672
      10% Common share dividend ...............      1,504      7,521     10,342                     (17,876)        (13)
      Issuance of common shares:
         Through exercise of stock options ....        177        885        241                                   1,126
         Through exercise of stock warrants ...         12         58         11                                      69
      Tax benefit relating to exercise of stock
          options .............................                              405                                     405
      Change in market valuation for securities
         available-for-sale, net of income  tax
         of $2,105 ............................                                        3,910                       3,910
Repurchase of common shares ...................       (461)    (2,305)    (2,812)                                 (5,117)
                                                    ------    -------    -------     -------        -------     --------
Balances at December 31, 1995 .................     16,478    $82,390    $43,177     $(1,363)       $ 2,172     $126,376
                                                    ======    =======    =======     =======       ========     ========

See notes to consolidated financial statements.

Republic Bancorp Inc. and Subsidiaries

Consolidated Statements of Cash Flows                                               Year Ended December 31,
                                                                       ---------------------------------------------
                                                                            1995            1994            1993
                                                                            ----            ----            ----
                                                                                    (Dollars in thousands)
Cash Flows From Operating Activities:
Net income...........................................................  $    14,264     $    15,719      $    23,183
Adjustments to reconcile net income to net cash
      provided by/(used in) operating activities:
      Depreciation and amortization..................................        5,521           5,107            4,236
      Amortization of mortgage servicing rights......................        6,999           5,008            4,607
      Decrease in net deferred income taxes..........................        3,039           1,039              317
      Gain on sale of mortgage servicing rights......................      (25,279)        (32,438)         (13,336)
      Gain on sale of securities held-for-sale.......................           --              --           (2,014)
      (Gain)/loss on sale of securities available-for-sale...........       (1,061)          1,392               --
      Gain on sale of loans..........................................       (3,037)         (2,793)          (3,869)
      Gain on sale of bank branches..................................           --          (4,034)              --
      (Increase)/decrease in other assets............................           98         (13,935)          (5,953)
      Increase/(decrease) in other liabilities.......................        1,729          (4,616)           1,016
      Proceeds from sale of mortgage loans held for sale............     2,408,751       3,002,993        4,578,910
      Origination of mortgage loans held for sale....................   (2,695,917)     (2,640,165)      (4,841,731)
      Other, Net.....................................................       (5,077)         (2,939)          (3,193)
                                                                       -----------     -----------      -----------
Total adjustments....................................................     (304,234)        314,619         (281,010)
                                                                       -----------     -----------      -----------
Net cash provided by/(used in) operating activities..................     (289,970)        330,338         (257,827)
                                                                       -----------     -----------      -----------

Cash Flows From Investing Activities:
Additions to mortgage servicing rights...............................      (31,720)        (52,604)         (19,454)
Proceeds from sale of mortgage servicing rights......................       48,918          45,676           20,070
Proceeds from sale of securities held-for-sale.......................           --              --           84,150
Proceeds from sale of securities available-for-sale..................      233,082         106,470               --
Proceeds from maturities/principal payments of securities held-
      to-maturity and held-for-sale and interest earning deposits....       11,881          16,728           82,119
Proceeds from maturities/principal payments of securities
      available-for-sale.............................................       67,192          48,808               --
Purchase of securities held-for-sale.................................           --              --          (21,413)
Purchase of securities available-for-sale............................     (157,537)       (238,926)              --
Purchase of securities held-to-maturity..............................           --        (250,958)         (53,061)
Proceeds from sale of loans related to bank branch sale..............           --          28,933               --
Proceeds from sale of loans..........................................      253,310          82,742           92,096
Net increase in loans made to customers..............................     (208,034)       (307,793)         (10,937)
Purchase of acquisitions.............................................         (177)         (2,450)          (3,390)
                                                                        ----------     -----------      -----------
Net cash provided by/(used in) investing activities..................      216,915        (523,374)         170,180
                                                                        ----------     -----------      -----------

Republic Bancorp Inc. and Subsidiaries

Consolidated Statements of Cash Flows (continued)               Year Ended December 31,
                                                           --------------------------------
                                                             1995        1994        1993
                                                             ----        ----        ----
                                                                (Dollars in thousands)

Cash Flows From Financing Activities:
Net increase/(decrease) in total deposits ..............   $ 65,490    $ 32,791    $(63,921)
Purchase of bank branch deposits .......................     20,497          --          --
Sale of bank branch deposits ...........................         --     (43,749)         --
Net increase in short-term borrowings ..................      6,505     120,094      69,238
Net increase/(decrease) in short-term FHLB advances ....    (34,950)     26,950       8,000
Increase in long-term debt .............................     13,464      12,244       1,976
Increase in FHLB advances ..............................     70,500      20,000       5,000
Net proceeds from issuance of common shares ............      1,195       1,072       4,741
Repurchase of common shares ............................     (5,117)       (838)         --
Dividends paid .........................................     (5,270)     (4,141)     (2,341)
Payments on long-term debt .............................    (17,915)       (827)     (4,368)
Payments on FHLB advances ..............................    (25,000)         --     (17,000)
Issuance of senior and subordinated debt,
  net of issuance costs ................................         --      24,712      16,492
                                                           --------    --------    --------
Net cash provided by financing activities ..............     89,399     188,308      17,817
                                                           --------    --------    --------
Net increase/(decrease) in cash and cash equivalents ...     16,344      (4,728)    (69,830)
Cash and cash equivalents at beginning of year .........     23,297      28,025      97,855
                                                           --------    --------    --------
Cash and cash equivalents at end of year (1) ...........   $ 39,641    $ 23,297    $ 28,025
                                                           ========    ========    ========

Cash paid during the year for:
      Interest .........................................   $ 62,562    $  44,206   $ 41,906
      Income taxes .....................................   $  5,782    $   9,980   $  9,873

Non-cash investing activities:

o During the years ended December 31, 1995 and 1993, the Company securitized residential real estate portfolio loans into investment securities available-for-sale and held-for-sale of $107.6 million and $42.0 million, respectively.

o At June 30, 1995, the Company transferred $257.2 million of held-to-maturity securities into the available-for-sale category.

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

Notes to Consolidated Financial Statements

Note 1:  Summary of Significant Accounting Policies

NATURE OF OPERATIONS

Republic Bancorp Inc. ("Republic" or the "Company") is a bank holding company established in 1986 which currently operates 96 banking and mortgage banking offices in 20 states. The Company owns Republic Bank based in Ann Arbor, Michigan, with 25 offices in Michigan, and Republic Savings Bank ("Republic Savings") with 11 offices primarily in the greater Cleveland, Ohio area. The Company's two banking entities engage in the business of commercial banking and exercise the powers of a full-service commercial bank and savings bank.

      To complement its retail banking activities, the Company maintains a nationwide mortgage banking presence with Republic Bancorp Mortgage Inc. ("Republic Mortgage"), located in Farmington Hills, Michigan, which operates its retail mortgage operations in 13 offices located in 4 states; Market Street Mortgage Corporation ("Market Street"), a retail mortgage company based in Clearwater, Florida with 33 offices in 9 states; and CUB Funding Corporation ("CUB Funding"), a retail and wholesale mortgage company, headquartered in Calabasas, California with 14 offices in 6 states. During 1995 the Company originated or purchased $2.8 billion in residential mortgage loans. The Company also performs servicing of mortgage loans, which includes the processing and administration of mortgage loan payments. At December 31, 1995, the mortgage loan servicing portfolio was $4.0 billion.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Republic Bancorp Inc. and the accounts of three wholly owned subsidiaries: Republic Bank, Republic Mortgage, and Republic Savings; and Market Street and CUB Funding, of which the Company owns an 80% majority interest in each subsidiary. Republic Mortgage operates Home Funding, Inc., which was acquired in October 1994, as a division, and CUB Funding operates RSL Mortgage, which was acquired in August 1995, as a division. CUB Funding also owns a 50.1% interest in two joint ventures, Premier Partners - James R. Gary Realtors and Premier Partners - Todd C. Olson Estate Brokerage, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

SECURITIES: Debt and equity securities must be classified as held-to-maturity, trading or available-for-sale. Classification is critical because it affects the carrying amount of the security, as well as the timing of gain or loss recognition in the income statement. The Company does not currently maintain a trading account classification.

      Management determines the appropriate classification for debt securities at the time of purchase. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities consisted primarily of U.S. Treasuries, U.S. Government Agency obligations, fixed rate mortgage-backed securities and fixed rate collateralized mortgage obligations and were stated at amortized cost.

      Debt securities not classified as held-to-maturity and marketable equity securities are classified as available-for-sale. Such securities are stated at fair value, with the market value adjustment, net of tax, reported as a separate component of shareholders' equity.

      The amortized cost of debt securities classified as held-to-maturity or available-for-sale is adjusted for amortization of premium and accretion of discounts to maturity, or in the case of mortgage-backed securities and collateralized mortgage obligations, over the estimated life of the security. Interest and dividends are included in interest income from securities. Realized gains and losses, and declines in value judged to be other-than-temporary are included in net securities gains (losses). The cost of securities sold is based on the specific identification method.

MORTGAGE BANKING ACTIVITIES: Mortgage loans held for sale are valued at the lower of cost or market as determined by outstanding commitments to sell loans to investors. Mortgage loans held for sale balances are committed for sale to secondary market investors under firm agreements at or prior to closing date of the individual loan. Since mortgage loans originated or acquired are generally sold within 60 to 90 days, the related fees and costs are not amortized during that period. For mortgage portfolio loans which later become securitized and retained as investment securities, the net remaining deferred fees or costs are treated as discount or premium, and recognized as an adjustment to yield over the life of the security using the effective interest method. If the security is sold, the net deferred balance is treated as part of the cost basis in calculating the gain or loss on sale of security.

MORTGAGE SERVICING RIGHTS: The Company purchases and originates mortgage loans for sale to the secondary market, and sells the loans on either a servicing retained or servicing released basis. Effective April 1, 1995, the Company adopted FASB Statement No. 122 (SFAS 122) "Accounting for Mortgage Servicing Rights." Prior to adoption of SFAS 122, only purchased loan servicing rights were capitalized. Under the statement, the total cost of mortgage loans purchased or originated with the intent to sell is allocated between the loan servicing right and the mortgage loan without servicing, based on their relative fair values at the date of purchase or origination. The capitalized cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net future servicing revenue.

      Mortgage servicing rights are periodically evaluated for impairment. For purposes of measuring impairment, mortgage servicing rights are stratified based on predominant risk characteristics of the underlying serviced loans. These risk characteristics include loan type (conventional or government, fixed or adjustable rate), term (15 year or 30 year), and note rate. Impairment represents the excess of cost of an individual mortgage servicing rights stratum over its fair value, and is recognized through a valuation allowance.

      Fair values for individual stratum are based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of mortgage servicing rights, and the related valuation allowance, to change significantly in the future.

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

      In May 1993, the FASB issued SFAS 114, "Accounting by Creditors for Impairment of a Loan." In October 1994, the FASB issued SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," that amended SFAS 114 and eliminated its provisions regarding how a creditor should report income on an impaired loan. SFAS 114 provides guidance in measuring and accounting for impaired loans. The Statements were effective for fiscal years beginning after December 15, 1994. The impact of these Statements on the Company's financial statements were not material.

ALLOWANCE FOR ESTIMATED LOAN LOSSES: Management is responsible for maintaining an adequate allowance for estimated loan losses. The appropriate level of the allowance for estimated loan losses is determined by systematically reviewing the loan portfolio quality, analyzing economic changes, consulting with regulatory agencies and reviewing historical loan loss experience. Actual net loan losses are charged against this allowance. If actual circumstances and losses differ substantially from management's assumptions and estimates, such reserves for loan losses may not be sufficient to absorb all future losses, and net earnings could be significantly and adversely affected. Management is of the opinion that the allowance for estimated loan losses is adequate to meet potential losses in the portfolio. It must be understood, however, that there are inherent risks and uncertainties related to the operation of a financial institution. By necessity, the Company's financial statements are dependent upon estimates, appraisals and evaluations of loans. Therefore, the possibility exists that abrupt changes in such estimates, appraisals and evaluations might be required because of changing economic conditions and the economic prospects of borrowers.

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

INCOME TAXES: Income taxes are accounted for under SFAS 109. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. To the extent that current available evidence about future events raise doubt about the future realization of a deferred tax asset, a valuation allowance must be established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date.


Notes to Consolidated Financial Statements (continued)

Effective January 1, 1993, the Company adopted SFAS 109 which resulted in a cumulative adjustment of $950,000 or $.06 per share.

PER COMMON SHARE AMOUNTS: All per common share amounts have been restated to reflect stock dividends.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS: Certain reclassifications have been made to the 1994 and 1993 financial statements, to conform with the classifications used in 1995.

Note 2:  Acquisitions

On November 1, 1994, pursuant to an agreement with Home Funding, Inc. of Hopewell Junction, New York, the Company's subsidiary, Republic Mortgage, purchased the assets and mortgage origination network of Home Funding, Inc. The purchase included the acquisition of Home Funding's $130 million mortgage servicing portfolio. The total purchase price was approximately $2.5 million, of which $1.2 million was goodwill. The purchased assets and results of operations of Home Funding, Inc. are included in the consolidated financial statements from November 1, 1994, the effective date of the acquisition.

      On November 10, 1993, pursuant to an agreement with California United Bank, N.A. ("C.U.B."), of Encino, California, the Company purchased C.U.B.'s mortgage origination network, loan production offices and certain other assets. The total purchase price was approximately $4 million, of which $2.25 million was goodwill. This mortgage banking acquisition operates under the name of CUB Funding Corporation. The purchased assets and results of operations of CUB Funding are included in the consolidated financial statements from November 10, 1993, the effective date of acquisition.

      The acquisition of the assets of Home Funding, Inc. and CUB Funding did not have a significant impact on the results of operations of the Company.

Note 3:  Cash Reserve Requirements

Republic Bank and Republic Savings are required by the Federal Reserve Bank to maintain an average reserve balance. Such reserve amounted to approximately $11.9 million and $9.6 million at December 31, 1995 and 1994, respectively.

Note 4:  Mortgage Banking
Mortgage Servicing Rights

As discussed in Note 1, the Company adopted SFAS 122 on April 1, 1995. The effect of the adoption on income was approximately $3.4 million before taxes for 1995.

The following table summarizes the Company's activity related to mortgage servicing rights:

                                               Year Ended December 31,
                                           -------------------------------
                                              1995        1994        1993
                                              ----        ----        ----
                                                (Dollars in thousands)

Balance at January 1 ...................   $ 57,183    $ 18,428    $ 16,126
Additions ..............................     31,720      52,604      19,454
Mortgage loan servicing rights acquired
      through the purchase of the assets
      of Home Funding, Inc. ............         --       1,388          --
Sales ..................................    (23,639)    (10,229)    (12,545)
Amortization ...........................     (6,999)     (5,008)     (4,607)
                                           --------    --------    --------
Balance at December 31 .................   $ 58,265    $ 57,183    $ 18,428
                                           ========    ========    ========

The estimated fair value of mortgage servicing rights as of December 31, 1995 was $63 million.

Servicing of Mortgage Loans

The Company originates, purchases and sells to investors, without recourse, loans secured by mortgages, principally on single-family residential properties. The Company retains the servicing of certain loans sold to investors and collects the monthly principal and interest payments and performs certain escrow services. The aggregate mortgage servicing portfolio was approximately $4.0 billion and $4.7 billion at December 31, 1995 and 1994, respectively, representing approximately 51,000 and 59,000 mortgages, respectively.
      The Company is accountable for related escrow funds aggregating $55.4 million and $59.8 million at December 31, 1995 and 1994, respectively. At December 31, 1995 and 1994, $55.4 million and $58.1 million, respectively of these funds are included in the consolidated non-interest bearing deposit accounts of Republic Bank and Republic Savings. The remaining $1.7 million at December 31, 1994 are on deposit at financial institutions not affiliated with the Company, and are not included in the consolidated balance sheet totals.

Note 5:  Investments

The following is a summary of the Company's securities portfolio:

                                                                              Gross       Gross      Estimated
                                                                 Amortized  Unrealized  Unrealized     Fair
                                                                  Cost        Gains       Losses       Value
                                                                 ---------  ----------  ----------   ---------
Available-for-Sale Securities                                               (Dollars in thousands)
December 31, 1995:
     Obligations of U.S. Treasury and U.S. Government
       agencies                                                  $ 71,754      $273       $  159     $ 71,868
     Mortgage-backed securities ..............................    118,681       116          747      118,050
     Collateralized mortgage obligations .....................     86,481        --        1,122       85,359
     Municipal and other securities ..........................     23,292       269           54       23,507
                                                                 --------      ----       ------     --------
        Total debt securities ................................    300,208       658        2,082      298,784
     Equity securities .......................................     19,657        --          672       18,985
                                                                 --------      ----       ------     --------
        Total available-for-sale securities ..................   $319,865      $658       $2,754     $317,769
                                                                 ========      ====       ======     ========

Available-for-Sale Securities
December 31, 1994:
      Obligations of U.S. Government agencies .................   $  3,708       --       $   343    $  3,365
      Mortgage-backed securities ..............................    176,798       --         6,631     170,167
      Collateralized mortgage obligations .....................      4,811       --           316       4,495
                                                                  --------      ---       -------    --------
         Total debt securities ................................    185,317       --         7,290     178,027
      Equity securities .......................................     19,297       --           822      18,475
                                                                  --------      ---       -------    --------
         Total available-for-sale securities ..................   $204,614       --       $ 8,112    $196,502
                                                                  ========      ===       =======    ========

Held-to-Maturity Securities
December 31, 1994:
      U.S. Treasury securities and obligations
         of U.S. Government agencies ..........................   $151,501       --       $ 6,023    $145,478
      Mortgage-backed securities ..............................     12,436      $11           836      11,611
      Collateralized mortgage obligations .....................    104,667       --         7,832      96,835
      Other debt securities ...................................      1,097        9            34       1,072
                                                                  --------      ---       -------    --------
         Total held-to-maturity securities ....................   $269,701      $20       $14,725    $254,996
                                                                  ========      ===       =======    ========

The Company adopted SFAS 115 as of January 1, 1994. The market valuation adjustment of $1.4 million and $5.3 million on available-for-sale securities, net of tax, is reported as a separate component in shareholders' equity at December 31, 1995 and 1994, respectively.

      In order to respond more effectively to liquidity needs, primarily related to funding the increase in mortgage loans held for sale, the Company reclassified the entire held-to-maturity security portfolio to available-for-sale on June 30, 1995. The amortized cost and estimated market value of available-for-sale securities at December 31, 1995, by contractual maturity, are shown on the following page. Expected maturities for mortgage-backed securities and collateralized mortgage obligations will differ from contractual maturities because borrowers may have the right to




Notes to Consolidated Financial Statements (continued)

call or prepay obligations. Based upon prepayment assumptions, estimated lives of the fixed rate mortgage-backed securities range from 0.3 to 3.4 years. The variable rate mortgage-backed securities are primarily indexed to the one-year Constant Maturity Treasury and 11th District Cost of Funds. Estimated average remaining lives of the Company's collateralized fixed rate mortgage obligations range from 0.5 to 4.2 years. Collateral for all mortgage-backed securities and collateralized mortgage obligations is guaranteed by U.S. Government agencies.

                                                      Available-for-Sale Securities
                                  -------------------------------------------------------------------
                                      U.S. Treasury                                  Collateralized
                                     and Government          Mortgage-Backed            Mortgage
                                   Agency Obligations          Securities              Obligations
                                  ---------------------  ---------------------   --------------------
                                              Estimated              Estimated              Estimated
                                  Amortized    Market    Amortized    Market     Amortized   Market
                                    Cost       Value       Cost       Value        Cost      Value
                                  ---------   ---------  --------    ---------   ---------  ---------

Maturities:
      Due within one year.....    $32,456     $32,454    $    923    $    928          --          --
      One to five years.......      2,503       2,438       3,256       3,202          --          --
      Five to ten years.......        424         423       6,878       6,826     $ 8,081     $ 8,041
      After ten years.........     36,371      36,553     107,624     107,094      78,400      77,318
                                  -------     -------    --------    --------     -------     -------
         Total................    $71,754     $71,868    $118,681    $118,050     $86,481     $85,359
                                  =======     =======    ========    ========     =======     =======
                                                      Available-for-Sale Securities
                                  -------------------------------------------------------------------
                                          Municipal                                       Total
                                          and Other                                Available-for-Sale
                                         Securities         Equity Securities          Securities
                                  ---------------------  ---------------------   --------------------
                                              Estimated              Estimated              Estimated
                                  Amortized    Market    Amortized    Market     Amortized   Market
                                    Cost       Value       Cost       Value        Cost      Value
                                  ---------   ---------  --------    ---------   ---------  ---------

Maturities:
      Due within one year.....    $   240     $   241    $19,657     $18,985     $ 53,276    $ 52,608
      One to five years.......        120         125         --          --        5,879       5,765
      Five to ten years.......        156         163         --          --       15,539      15,453
      After ten years.........     22,776      22,978         --          --      245,171     243,943
                                  -------     -------    -------     -------     --------    --------
         Total................    $23,292     $23,507    $19,657     $18,985     $319,865    $317,769
                                  =======     =======    =======     =======     ========    ========


Proceeds from the sale of securities available-for-sale during 1995 and 1994 were $233.1 million and $106.5 million, respectively. The gross realized gains on these sales were $1.5 million and $587,000, respectively, while gross realized losses totaled $463,000 and $2.0 million. Proceeds from sale of securities held-for-sale during 1993 were $84.2 million. The gross realized gains on such sales totaled $2.2 million and the gross realized losses totaled $184,000.

Certain securities, with a carrying value of approximately $164.3 million and $235.3 million at December 31,1995 and 1994, respectively, were pledged to secure certain short-term borrowings, FHLB advances and public and other deposits as required by law.

Note 6:  Loans

Loans consist of the following:

                                                December 31,
                                            ---------------------
                                               1995     1994
                                               ----     ----
                                            (Dollars in thousands)

Commercial loans:
      Secured by real estate .............   $108,108   $ 81,922
      Other (generally secured) ..........     24,325     15,989
                                             --------   --------
         Total commercial loans ..........    132,433     97,911
Residential real estate mortgages ........    381,803    457,755
Installment loans ........................     63,876     49,423
                                             --------   --------
      Net loans ..........................   $578,112   $605,089
                                             ========   ========

The commercial loan portfolio is well diversified as to industry concentration with no aggregate loans to any one specific industry exceeding 10% of total commercial loans outstanding at December 31, 1995. Approximately 67% and 22% of the Company's loan portfolio at December 31, 1995 has been originated in the states of Michigan and Ohio, respectively.

The following table is a summary of the Company's impaired loans as of December 31, 1995:

                                                       (Dollars in thousands)
Gross recorded investment in impaired loans ........         $  865
Specific allowance for estimated loan losses .......           (368)
                                                             ------
Total net impaired loans ...........................            497
                                                             ======

Average impaired loans outstanding .................          1,569
                                                             ======

Interest income recognized .........................         $  185
                                                             ======

Note 7:  Allowance for Estimated Loan Losses

Changes in the allowance for estimated loan losses are as follows:

                                                     Year Ended December 31,
                                                   ---------------------------
                                                     1995      1994     1993
                                                     ----      ----     ----
                                                     (Dollars in thousands)

Balance at January 1 ...........................   $5,544    $ 7,214    $7,684
Loans charged off ..............................     (845)    (1,705)     (762)
Recoveries on loans previously charged off .....      279        291       279
Provision for loan losses ......................       24         94       603
Reduction due to sale of commercial loans at
   Republic Savings Bank .......................       --       (350)     (590)
                                                   ------    -------    ------
Balance at December 31 .........................   $5,002    $ 5,544    $7,214
                                                   ======    =======    ======

Note 8: Premises and Equipment

Premises and equipment consist of the following:

                                                         December 31,
                                                       -----------------
                                                       1995        1994
                                                       ----        ----
                                                     (Dollars in thousands)
Land ...............................................   $ 2,065   $ 2,038
Furniture and equipment ............................    18,522    16,195
Buildings and improvements .........................     9,216     9,664
                                                       -------    ------
                                                        29,803    27,897
Less accumulated amortization and depreciation .....    15,079    12,413
                                                       -------   -------
Net premises and equipment .........................   $14,724   $15,484
                                                       =======   =======

Note 9:  Short-Term Borrowings

Short-term borrowings, including Federal funds purchased and reverse repurchase agreements, consist of the following:

                                                                                                   December 31,
                                                                                 --------------------------------------------
                                                                                        1995                     1994
                                                                                 --------------------     -------------------
                                                                                             Interest                Interest
                                                                                 Balance       Rate       Balance      Rate
                                                                                 -------     --------     -------    --------
                                                                                            (Dollars in thousands)

Federal funds purchased and reverse repurchase agreements....................    $134,237      6.09%     $217,124     5.97%
                                                                                 ========                ========
Short-term borrowings:
      Mortgage banking warehousing line of credit for
         Market Street, variable rate........................................    $ 53,822      7.25      $ 22,806     7.98
      Mortgage banking warehousing line of credit for
         Republic Mortgage, variable rate....................................      21,055      7.48            --       --
      Mortgage banking warehousing line of credit for
         CUB Funding, variable rate..........................................      13,902      7.18        11,984     7.57
      Revolving repurchase agreement for Republic Mortgage, variable rate....       1,884      6.40            --       --
      Revolving repurchase agreement for CUB Funding, variable rate..........      25,913      7.45            --       --
      Mortgage servicing acquisition line of credit for CUB Funding,
         variable rate.......................................................       4,000      8.59            --       --
      Revolving credit agreement for Republic Bancorp Inc. variable rate.....       8,125      7.80            --       --
      Repurchase agreement for CUB Funding, fixed rate.......................          --        --         1,136     6.98
      Short-term portion of long-term debt (See Note 11).....................         513      9.02         3,896     9.80
                                                                                 --------                --------
Total short-term borrowings..................................................    $129,214                $ 39,822
                                                                                 ========                ========

In May 1995, Market Street entered into a $75 million warehousing line of credit agreement with Residential Funding Corporation used for the purpose of funding the origination of mortgage loans by Market Street. The line of credit, which is payable on demand, is secured by various real estate mortgage loans and expires in August, 1996. Market Street is required to pay interest on the unpaid principal amount of each advance at 1.50% above the monthly average LIBOR rate. At December 31, 1995 the balance outstanding was $53.8 million. The provisions of the warehousing line of credit include various financial covenants for Market Street. Prior to this warehousing line of credit, Market Street funded its mortgage originations through a $75 million mortgage warehousing line of credit with G.E. Capital Mortgage Services, Inc. Security for this warehousing line of credit, which was payable on demand, included various real estate mortgage loans. Interest, which was payable monthly, was computed at the lower of 2.00% above the lower of the lender's one month commercial paper rate, or the LIBOR rate. During 1995, the average interest rate paid on this agreement was 7.53%. The average aggregate amounts outstanding under such agreements were $39.0 million and $35.4 million in 1995 and 1994, respectively. The maximum amount outstanding at any month-end during 1995 under this agreement was $53.8 million.

      In July 1995, Republic Mortgage entered into a $25 million warehousing line of credit with NBD Bank, N.A. used for the purpose of funding the acquisition or origination of mortgage loans. The line of credit, which is payable on demand, is secured by various real estate mortgage loans and expires in July, 1996. Republic Mortgage is required to pay interest on the unpaid principal amount of each advance in a range of federal funds sold plus 1.50%, to Wall Street Journal Prime, based on the document status of each loan as applicable to such advance. During 1995, the average interest rate paid on this line of credit was 7.09%. The provisions of the warehousing line of credit include various financial covenants for Republic Mortgage.
The average aggregate amounts outstanding under such agreement were $11.9 million and $4.5 million in 1995 and 1994, respectively. The maximum amount outstanding at any month-end during 1995 under this agreement was $24.6 million.

      In May 1995, CUB Funding Corporation entered into a $25 million warehousing line of credit agreement with Prudential Home Mortgage Company, used for funding the purchase or origination of mortgage loans by CUB Funding. This warehousing line was subsequently changed to $16 million in November, 1995. Interest, which is payable monthly, is computed based upon the 30-day commercial paper index plus various indexes ranging from 1.00% to 2.75% based on the document status of each loan. During 1995, the average interest rate paid on the line of credit was 7.22%. At December 31, 1995 the balance outstanding was $13.9 million. The line of credit, which is payable on demand, is secured by various real estate mortgage loans and expires in May, 1996. The provisions of the warehousing line of credit include various financial covenants for CUB Funding. The average aggregate amounts outstanding under such agreement were $12.4 million and $10.2 million in 1995 and 1994, respectively. The maximum amount outstanding at any month-end during 1995 under this agreement was $24.5 million.

      In August, 1995, Republic Mortgage, entered into a revolving gestation repurchase agreement with Paine Webber, as a source of funding for mortgage loan originations. Security for the agreement includes various real estate mortgage notes, and expires at the option of either party. Interest is calculated at LIBOR plus .90%. Borrowings under this agreement at December 31, 1995, were $1.9 million. The average borrowings and interest rate paid on this agreement for 1995 were $2.6 million and 6.77%, respectively. The maximum amount outstanding at any month-end during 1995 under this agreement was $9.6 million.

         In March 1995, CUB Funding entered into a revolving repurchase agreement with Paine Webber Inc. as a funding source for mortgage loan originations. Security for this borrowing agreement includes various real estate mortgage notes and expires at the option of either party. Interest is calculated at various rates depending on loan document status and ranges from federal funds plus .60% to 30 day LIBOR plus .90% to 1.75%. Borrowings under this agreement at December 31, 1995, were $25.9 million. During 1995, the average borrowings and interest rate paid for this agreement were $23.3 million and 7.08%, respectively. The maximum amount outstanding at any month-end during 1995 under this agreement was $74.0 million.

      In May 1995, CUB Funding entered into a $4 million mortgage servicing acquisition line of credit with Prudential Home Mortgage Company used for the acquisition of mortgage servicing rights. Interest is calculated based on the 30-day commercial paper index plus 2.75%. At December 31, 1995, $4.0 million was outstanding under this line of credit. The line of credit expires May, 1996.

      The Company has an $18 million Revolving Credit Agreement with Firstar Bank Milwaukee, N.A. with loan proceeds available to be utilized for working capital purposes. The credit facility is secured by the common and preferred stock of Republic Bank and expires in January 1997. The agreement provides for borrowings with interest at the prime rate, less 50%, or LIBOR plus 1.40% for borrowings up to $18 million. At December 31, 1995,

$8.1 million was outstanding under this credit agreement. During 1995, the average borrowings and interest rate paid for the credit agreement were $10.2 million and 8.54%, respectively. No amounts were outstanding under this Credit Agreement at December 31, 1994. The maximum amount outstanding at any month-end during 1995 under this agreement was $17.0 million.

      In May 1995, Market Street entered into a $4 million working capital revolving line of credit with Residential Funding Corporation, collateralized by the assets of Market Street. Interest is calculated at a floating rate of interest which is equal to 1.0% over the prime lending rate. At December 31, 1995, no amounts were outstanding under this revolving line of credit. The working capital revolving credit agreement expires in August, 1996. The maximum amount outstanding at any month-end during 1995 under this agreement was $3.9 million. Federal funds purchased mature the day following the date of purchase while reverse repurchase agreements generally mature within one year from the date of the transaction. Federal funds purchased and reverse repurchase agreements are detailed as follows:

                                          1995                                                    1994
                ------------------------------------------------------    -------------------------------------------------------
                                                             Maximum                                                   Maximum
                 Balance   Interest   Average    Average      Amount      Balance    Interest   Average    Average      Amount
                   at       Rate at   Balance     Rate     Outstanding      at        Rate at   Balance     Rate      Outstanding
                December   December   during      during      at any      December   December   during      during      at any
                   31         31      the Year   the Year     Month          31         31      the Year   the Year    Month End
                --------   --------   --------   --------  -----------    --------   --------   --------   --------   -----------
                                                                (Dollars in thousands)
Federal
  funds
  purchased ..  $ 16,000    6.00%    $  9,427     5.95%     $ 19,000     $ 21,000      6.13%   $ 11,873     4.63%      $ 37,900
Reverse
  repurchase
  agreements .   118,237    6.10%     158,999     6.21%      220,612      196,124      5.96%    155,748     4.43%       251,601

At December 31, 1993, the Company had reverse repurchase agreements of $19.6 million with an interest rate of 3.44%. The average amount outstanding during the year ended December 31, 1993 was $17.5 million and the maximum amounts outstanding at any month end was $65.7 million.

Note 10:  FHLB Advances

Republic Savings has six outstanding advances with the Federal Home Loan Bank ("FHLB"); a $14.5 million advance with a fixed interest rate of 5.90%, maturing in February 1996, a $5 million advance with a fixed interest rate of 5.75% maturing in March 1996, a $10 million advance with a fixed interest rate of 7.15%, maturing in February 1997, a $5 million advance with a fixed interest rate of 6.0%, maturing in June 1997, and two $5 million advances with floating interest rates flat to the three month LIBOR index and adjusting quarterly, maturing in June and September, 2000, respectively. The interest rate on these advances was 5.87% at December 31, 1995. Republic Bank has outstanding three FHLB advances; a $15 million advance with a fixed interest rate of 5.67%, maturing in October 1996, a $10 million advance with a fixed rate of 5.56%, maturing in November 1996, and an $11 million advance with a fixed interest rate of 5.79%, maturing in July 1997. These advances generally are secured by first mortgage loans equal to at least 150% of advances under a blanket security agreement or investment securities equal to at least 110% of the advance under a specific collateral agreement, with interest payable monthly for all advances.

      In order to provide liquidity needs for mortgage loan originations, Republic Savings entered into a $50 million line of credit with the FHLB in September 1994. The line of credit is payable on demand and is secured by various real estate mortgage loans and expires in September 1996. At December 31, 1995, no amounts were outstanding under this line. At December 31, 1994, borrowings under this line totaled $34.95 million.

      At December 31, 1994, Republic Savings had outstanding two advances from the FHLB, a $10 million advance due February 1997, and a $5 million advance due December 1995, with interest rates at 7.15% and 4.45%, respectively. Republic Bank had one advance outstanding at December 31, 1994, a $20 million advance with an interest rate of 6.25% maturing in March 1995.

Note 11:  Long-Term Debt

Long-term debt consists of the following:

                                                                                         December 31,
                                                                                      -----------------
                                                                                       1995        1994
                                                                                       ----        ----
                                                                                   (Dollars in thousands)
Senior notes, interest at 7.17%, interest payable semi-annually, maturing 2001 ...    $25,000   $25,000
Subordinated notes, interest at 9%, interest payable monthly, maturing 2003 ......     17,250    17,250
Mortgage loan, interest at 6.99%, principal and interest
      payable quarterly, maturing October 1, 2000 ................................      1,887     1,977
Note payable under term loan agreement, interest at prime
      plus 1.00%, principal and interest payable quarterly, maturing
      August 31, 2000 ............................................................      8,304        --
Note payable under term loan agreement, interest at one month commercial paper rate plus 3.75%, principal and interest payable monthly, maturing
      December 1, 1998 ...........................................................         --    15,304
Note payable with bank, interest at prime plus 2%, principal and
      interest payable quarterly, maturing November 30, 1995 .....................         --       744
                                                                                      -------   -------
Total ............................................................................     52,441    60,275
      Less maturities included as short-term borrowings (Note 9) .................       (513)   (3,896)
                                                                                      -------   -------
Total ............................................................................    $51,928   $56,379
                                                                                      =======   =======

During March 1994, the Company completed a private offering of $25.0 million principal amount of 7.17% Senior Debentures which mature April 1, 2001 with interest on the notes payable semiannually. A portion of the net proceeds from the sale of the Debentures has been used to fund the purchase of mortgage servicing rights and to expand the Company's mortgage banking network.

      During January 1993, the Company completed a public offering of $17.25 million principal amount of 9% Subordinated Notes which mature February 1, 2003. Interest on the notes is payable monthly at 9%. The notes are redeemable in whole or in part by the Company, at par plus accrued interest at any time after February 1, 1996. The Subordinated Notes qualify as Tier 2 capital for the calculation of Total risk-based capital under Federal Reserve guidelines.

      On September 27, 1993, Republic Mortgage financed the acquisition of its new corporate office with a mortgage loan in the amount of $2.1 million with Firstar Bank Milwaukee, N.A. Principal and interest, with a fixed rate of 6.99%, is payable quarterly, with a final maturity date of October 1, 2000. As of December 31, 1995, $98,000 of the amount outstanding is classified as short-term borrowings.

      On May 22, 1995, Market Street entered into a $26 million Term Loan Agreement with Residential Funding Corporation used for the purpose of (1) refinancing then existing term loans to Market Street from G.E. Capital Mortgage Services, Inc., Bank United of Texas, F.S.B. and Poughkeepsie Savings Bank, and (2) to finance mortgage loan servicing acquisitions. Interest is calculated at a floating rate which is equal to 1.0% over the prime lending rate. The outstanding principal balance of all term loan advances outstanding are due in quarterly installments, on the last day of each November, February, May and August beginning with November 1996, each in an amount equal to five percent of the outstanding principal amount of term loan advances. The final payment of any remaining principal amount outstanding will be due on August 31, 2000. Borrowings under this agreement at December 31, 1995 were $8.3 million at a borrowing rate of 9.50%. The borrowings are collateralized by Market Street's mortgage loan servicing portfolio. As of December 31, 1995, $415,000 of the total $8.3 million outstanding is classified as short-term borrowings.

      On April 29, 1994, Market Street entered into a Term Loan Agreement with G.E. Capital Mortgage Services, Inc. to finance the acquisition of mortgage loan servicing rights. At December 31, 1994, $15.3 million had been borrowed under this agreement. Interest on borrowings under the Term Loan Agreement was payable monthly at a rate of 3.75% above the lender's one month commercial paper rate. As of December 31, 1994, $3.1 million of the amount outstanding was classified as short-term borrowings.

      On December 29, 1992, to finance a portion of the purchase of the assets of Market Street Mortgage Corporation, Market Street entered into a $2.2 million note payable with Poughkeepsie Savings Bank. Interest was payable at the prime rate plus 2%. As of December 31, 1994, the entire amount outstanding of $744,000 was classified as short-term borrowings. This balance was paid in full during 1995.


Notes to Consolidated Financial Statements (continued)

      The following table indicates the remaining principal maturities of long-term debt at December 31, 1995 (excludes short-term portion detailed in Note 9):

                                              (Dollars in thousands)
        1997................................      $  1,764
        1998................................         1,772
        1999................................         1,780
        2000................................         4,362
        2001................................        25,000
        2002 and thereafter.................        17,250
                                                   -------
        Total...............................       $51,928
                                                   =======

Note 12: Income Taxes

As discussed in Note 1, the Company adopted SFAS 109 as of January 1, 1993. The cumulative effect of this change in accounting for income taxes of $950,000 is reported separately in the consolidated statement of income for the year ended December 31, 1993.

The following is a summary of the components of the provision for income tax expense for the years ended December 31, 1995, 1994 and 1993. During the years ended December 31, 1995, 1994, 1993, the Company's state taxes on income were insignificant.

                                              1995               1994             1993
                                              ----               ----             ----
                                                          (Dollars in thousands)
Current expense........................      $5,127             $7,008          $11,991
Deferred income tax....................       3,039              1,039              317
                                             ------             ------          -------
      Total income tax expense.........      $8,166             $8,047          $12,308
                                             ======             ======          =======

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant temporary differences which give rise to the deferred tax assets and liabilities as of December 31 are as follows:

                                                                              1995                     1994
                                                                     ---------------------        ------------------
                                                                      Asset      Liability        Asset    Liability
                                                                      -----      ---------        -----    ---------
                                                                                   (Dollars in thousands)
Allowance for estimated loan losses.............................     $  492            --         $1,020          --
Purchased mortgage servicing rights amortization................      1,526            --          1,393          --
Originated mortgage servicing rights............................         --        $1,196             --          --
Deferred loan fees and costs, net...............................         --         1,860             --      $  162
Non-deductible accruals.........................................        156            --            195          --
Depreciation/amortization.......................................         --            --             --         399
Cash dividends on FHLB stock....................................         --           535             --         431
Purchase accounting adjustment amortization.....................        617            --            558          --
Market value adjustment for securities available-for-sale.......        734            --          2,839          --
Loan mark-to-market adjustment..................................         --           352             --         344
Other    .......................................................        542           102            580          83
                                                                     ------        ------         ------      ------
      Total deferred taxes......................................     $4,067        $4,045         $6,585      $1,419
                                                                     ======        ======         ======      ======

Items causing differences between the statutory tax rate and the effective tax rate are summarized as follows:

                                                                 Year ended December 31,
                                            ----------------------------------------------------------------
                                                  1995                    1994                    1993
                                            ----------------       -----------------        ----------------
                                            Amount      Rate        Amount      Rate        Amount      Rate
                                            ------      ----        ------      ----        ------      ----
                                                                 (Dollars in thousands)
Statutory tax rate.......................    $7,851     35.0%       $8,318     35.0%       $12,089     35.0%
Amortization of goodwill.................        88       .4            88       .4             77       .2
Other, net...............................       227      1.0          (359)    (1.5)           142       .4
                                             ------     ----        ------     ----        -------     -----
      Provision for income taxes.........    $8,166     36.4%       $8,047     33.9%       $12,308     35.6%
                                             ======     =====       ======     =====       =======     =====

Note 13:  Common Stock
Stock Options

The Company has an incentive stock option plan for key employees which currently provides for granting options to purchase up to 1,815,000 common shares during a ten-year period, at exercise prices equal to the fair market value at date of grant.

      Activity and price information for 1995, 1994 and 1993 are as follows:

                                                                Year Ended December 31,
                                     -----------------------------------------------------------------------------
                                               1995                      1994                        1993
                                     -----------------------   -----------------------    ------------------------
                                     Number of      Option      Number of    Option       Number of       Option
                                      Options       Price        Options     Price         Options        Price
                                     --------       ------      ---------    ------       ---------       ------
Outstanding at beginning of year...   883,038   $ 2.64-11.77    949,322    $2.64-11.36    1,595,401    $2.64- 8.83
      Granted......................    26,630    10.57-10.75     57,239     8.98-11.77      184,192     8.07-11.36
      Exercised....................  (193,625)    2.64-11.08   (114,928)    3.81- 8.88     (826,611)    4.03- 8.88
      Canceled.....................    (6,473)    8.07-11.77     (8,595)    5.01-12.19       (3,660)          4.44
                                     --------   ------------   --------     ----------    ---------    -----------
Outstanding at end of year.........   709,570    $3.65-11.77    883,038    $2.64-11.77      949,322    $2.64-11.36
                                      =======    ===========    =======    ===========    =========    ===========

Available for future grant.........       760                    20,941                      80,562

Stock Warrants

The Company has awarded warrants to purchase common shares during exercise periods ranging from three to ten years to key executive officers and certain directors of the Company and its affiliates. In addition, the Company has a Director Compensation Plan that awards 1,000 warrants annually to each of the Company's non-employee directors.

Activity and price information for 1995, 1994 and 1993 follows:

                                                                 Year Ended December 31,
                                      ---------------------------------------------------------------------------------
                                                 1995                      1994                           1993
                                      ------------------------    ------------------------     ------------------------
                                      Number of     Warrant       Number of     Warrant        Number of      Warrant
                                      Warrants      Price         Warrants      Price          Warrants       Price
                                      ---------     -------       ---------     -------        ---------      -------
Outstanding at beginning of year....   206,096      $3.66-10.85    279,133     $3.66- 8.26      307,938     $3.66- 4.55
      Granted.......................    13,200            10.57     16,940           10.85       14,520      8.26- 9.09
      Exercised.....................   (12,723)      4.24-10.85    (89,977)    4.19 - 4.66      (43,325)     4.38-10.00
      Expired.......................        --               --         --              --           --              --
                                       -------    -------------    -------     -----------      -------     -----------
Outstanding at end of year..........   206,573    $3.66 - 10.85    206,096     $3.66-10.85      279,133     $3.66- 8.26
                                       =======    =============    =======     ===========      =======     ===========

Restricted Stock Plan

Under the Restricted Stock Plan, 226,490 common shares are authorized to be granted to certain key employees. Such shares must be forfeited if employment terminates within three years of issuance. In 1995 and 1993, 132,966 and 43,524 shares were issued under this plan, respectively. In 1994 no shares were issued under this plan. At December 31, 1995, 164,268 shares were outstanding under this plan. The Company amortizes the share issuance price over the restriction period of the agreement.

Stock Dividends

On September 21, 1995, Republic's Board of Directors declared a 10% stock dividend distributed on December 1, 1995 to shareholders to record on November 3, 1995. Similar stock dividends were distributed on December 2, 1994 to shareholders of record on November 4, 1994 and on October 29, 1993 to shareholders of record October 1, 1993.

Common Stock Repurchased

During 1995 and 1994, the Company repurchased 461,000 and 80,000 shares, respectively, of its common stock. In 1995, 429,000 of these shares were reissued in conjunction with the 10% stock dividend.

Note 14: Earnings Per Common Share

Primary earnings per common share are computed by dividing net income, by the weighted average number of common shares outstanding and common equivalent shares with a dilutive effect. Common equivalent shares are shares which may be issuable upon exercise of outstanding stock options and warrants.

      Fully diluted earnings per common share are determined on the assumption that the weighted average number of common shares and common equivalent shares outstanding is further increased by the effects, if any, of an ending market price of the Company's common stock which is higher than the average price for the period.

      The following table presents information necessary for the computation of earnings per share, on both a primary and fully diluted basis, for the years ended December 31, 1995, 1994 and 1993.

                                                                      1995            1994          1993
                                                                      ----            ----          ----
Average number of common shares outstanding.....................   16,504,390     16,772,291     16,069,313
Common share equivalents on stock options and stock
      warrants based on average market price....................      480,179        552,213        867,278
                                                                   ----------    -----------     ----------
Average number of common shares outstanding to
      compute primary earnings per share........................   16,984,569     17,324,504     16,936,591
Incremental common share equivalents on stock options
      and stock warrants based on end of period market price....       11,538          1,265         43,949
                                                                   ----------     ----------     ----------
Average number of common shares outstanding to
      compute fully diluted earnings per share..................   16,996,107     17,325,769     16,980,540
                                                                   ==========     ==========     ==========

Note 15:  Transactions With Related Parties

Republic Bank and Republic Savings have, in the normal course of business, made loans to certain directors and officers and to organizations in which certain directors and officers have an interest. Other transactions with related parties include non-interest bearing and interest bearing deposits. In the opinion of management, such loans and other transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than normal risk of collectibility.

A summary of related party loan activity for the years ended December 31, 1995 and 1994 follows:

                                                  1995        1994
                                                  ----        ----
                                               (Dollars in thousands)
Balance at January 1........................     $ 3,978     $ 4,508
      New loans and advances................         100         557
      New directors and officers............          --          --
      Repayments............................     (1,482)     (1,087)
      Former directors and officers.........          --          --
                                                 -------     -------
Balance at December 31......................     $ 2,596     $ 3,978
                                                 =======     =======

Note 16:  Other Non-Interest Expense

For 1995, 1994 and 1993, the other non-interest expense category contained certain types of expenses which exceeded 1% of total interest income and other non-interest income. For 1995, telephone expense of $2.7 million exceeded this threshold. Telephone expense, advertising, travel and auto and FDIC insurance premiums of $2.7 million, $1.6 million, $1.7 million and $1.9 million, respectively, during 1994, exceeded the 1% threshold. Telephone expense and FDIC insurance premiums of $2.2 million and $2.0 million, respectively, during 1993, exceeded the 1% threshold.

Note 17:  Employee Benefit Plans

The Company maintains a 401(k) plan for its employees. The employer contributions to the plan are determined annually by the Board of Directors. Expenses under the plan for the years ended December 31, 1995, 1994 and 1993 aggregated $644,000, $669,000 and $353,000, respectively.

Note 18:  Commitments and Contingencies
The Company leases certain office facilities under lease agreements that expire at various dates. In some cases, these leases offer renewal options and provide that the Company pay for insurance, maintenance and taxes. Rental expense under all operating leases charged to operations in 1995, 1994 and 1993 approximated $3.6 million, $3.7 million and $2.5 million, respectively. As of December 31, 1995, the future aggregate minimum lease payments required under noncancellable operating leases are as follows:

                                             Operating
                                               Leases
                                             ---------
Year Ending
      1996............................         $3,116
      1997............................          2,271
      1998............................          1,334
      1999............................            568
      2000............................            340
      2001 and thereafter.............             10
                                               ------
Total minimum payments required.......         $7,639
                                               ======

      In the ordinary course of business, there are various legal proceedings pending against Republic and its subsidiaries. Management considers that the aggregate liabilities, if any, arising from such actions would not have a material adverse effect on the consolidated financial position of the Company.

Note 19:  Segment Information

The Company operates in two industry segments (as defined by SFAS 14. "Financial Reporting for Segments of a Business Enterprise"). The two industry segments are mortgage banking and commercial banking. Following is a presentation of the revenues, operating profits and identifiable assets for the years ended December 31, 1995, 1994 and 1993. The intercompany income/(expense) presented on the following page consists of interest expense incurred by the mortgage banking subsidiaries on their notes payable with the parent company, less amounts paid to the mortgage banking subsidiaries by Republic Bank for servicing their mortgage loans. Intercompany assets included in the commercial banking total identifiable assets consist primarily of notes receivable of the parent company from the mortgage banking subsidiaries.

                                            Commercial Banking             Mortgage Banking               Consolidated
                                        --------------------------  -----------------------------   ---------------------------
Year ended December 31,                    1995     1994     1993      1995      1994        1993     1995     1994      1993
                                           ----     ----     ----      ----      ----        ----     ----     ----      ----
                                                                       (Dollars in thousands)
Net interest income after provision
  for loan losses.....................  $35,091   $35,617  $34,949  $ (4,710)   $(2,491)  $ 1,011   $30,381   $33,126   $35,960
Non-interest income...................    4,241     5,762    6,992        --         --        --     4,241     5,762     6,992
Mortgage banking income (1)...........       --        --       --    70,960     69,899    85,128    70,960    69,899    85,128
Depreciation and amortization.........    2,152     2,051    1,771     2,476      2,217     1,319     4,628     4,268     3,090
Non-interest expense..................   21,988    23,582   28,682    56,536     57,171    61,767    78,524    80,753    90,449
                                        -------   -------  -------   -------     ------   -------   -------   -------   -------
Income before taxes...................  $15,192   $15,746  $11,488   $ 7,238     $8,020   $23,053   $22,430   $23,766   $34,541
                                        =======   =======  =======   =======     ======   =======   =======   =======   =======
Intercompany income/(expense)
  included in income before taxes.....  $ 1,796   $ 1,111  $ 1,015  $ (1,796)   $(1,111)  $(1,015)       --        --        --
                                        =======   =======  =======  ========    =======   =======   =======   =======   =======
                                                                             (Dollars in millions)
At December 31,
Total identifiable assets............    $1,273   $1,235   $1,003    $ 255     $  155     $ 181    $1,528    $ 1,390   $ 1,184
Intercompany assets included in
  total identifiable assets.........        (55)     (26)     (12)      --        --         (1)      (55)       (26)      (13)
                                          -----    -----    -----    -----     ------     -----    ------    -------    ------
Assets after intercompany
  eliminations......................     $1,218   $1,209   $  991    $ 255     $  155     $ 180    $1,473    $ 1,364   $ 1,171
                                         ======   ======   ======    =====     ======     =====    ======    =======   =======

(1) Included in mortgage banking income is amortization of mortgage servicing rights of $7.0 million, $5.0 million and $4.6 million in 1995, 1994 and 1993, respectively.

Note 20:  Off-Balance Sheet Transactions

In the normal course of business, Republic is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet. The contract or notional amounts of those instruments reflect the involvement Republic has in particular classes of financial instruments.

      Commitments to extend credit are agreements to lend cash to a customer as long as there is no breach of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Certain of the commitments may expire without being drawn upon, therefore the total commitment amounts do not necessarily represent future cash requirements. The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for these commitments is represented by the contractual notional amount. Loan commitments are subject to market risk resulting from fluctuations in interest rates. Republic applies the same credit policies in making commitments as it does for on-balance sheet instruments, mainly by evaluating each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Republic upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held varies but may include residential properties, accounts receivable, inventories, investments, property, plant and equipment, and income-producing commercial properties.

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

The following table outlines Republic's off-balance sheet exposure to credit and interest rate risk at December 31, 1995 and 1994:

                                                                                    Outstanding at December 31,
                                                                                    ---------------------------
                                                                                        1995         1994
                                                                                        ----         ----
                                                                                      (Dollars in thousands)

Financial instruments whose contract amounts represent credit risk:
      Unused commitments to extend credit........................................      $38,835     $18,905
      Standby letters of credit..................................................          206         450
      Commitments to fund residential real estate loans..........................      277,425     195,472
      Commitments to fund commercial real estate loans...........................       20,368      43,391
Financial instruments whose contract amounts represent interest rate risk:
      Residential real estate loan applications with agreed-upon rates...........      134,039     129,640
      Commitments to sell residential real estate loans..........................      532,442     213,569

      To offset the risk associated with the commitments to fund residential real estate loan applications with agreed-upon rates, as well as mortgage loans held for sale, Republic has entered into firm commitments to sell forward $532.4 million of residential mortgage loans to various third parties of which $423.4 million related to the balances of mortgage loans held for sale at December 31, 1995 with the remaining $109.0 million relating to those commitments for real estate loan applications with agreed-upon interest rates. The commitments to sell forward, which are expected to settle in the first quarter of 1996, are not expected to produce any material gains or losses. At December 31, 1994, Republic had entered into firm commitments to sell forward $213.6 million of residential mortgage loans of which $152.1 million related to the balances of mortgage loans held for sale with the remaining $61.5 million relating to those commitments for residential real estate loan applications with agreed-upon interest rates.

Note 21:  Disclosures About Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Since no ready market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

      Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and value of assets and liabilities that are not considered financial instruments. Tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimated and have not been considered in these estimates.

      The estimated fair values of the Company's financial instruments as of December 31, 1995 and 1994 are as follows:

                                                                   December 31, 1995      December 31, 1994
                                                                  -------------------    --------------------
                                                                   Carrying    Fair      Carrying      Fair
                                                                    Value      Value      Value        Value
                                                                   --------    ------    -------       -----
                                                                            (Dollars in thousands)
Assets:
Cash and cash equivalents....................................     $ 39,641    $ 39,641    $ 23,297   $ 23,297
Mortgage loans held for sale.................................      423,364     428,737     152,138    152,064
Held-to-maturity securities..................................           --          --     269,701    254,996
Available-for-sale securities................................      317,769     317,769     196,502    196,502
Loans, net of the allowance for estimated loan losses........      573,110     575,962     599,545    580,911
Liabilities:
Deposits:
      Non-interest bearing demand deposits...................      126,427     126,427     111,425    111,425
      Interest bearing demand and savings deposits...........      241,943     241,943     256,528    256,528
      Certificates of deposit:
         Maturing in six months or less......................      289,204     290,612     218,475    218,348
         Maturing between six months and one year............      123,154     123,947     108,266    107,817
         Maturing between one and three years................      108,490     110,241     103,090    102,590
         Maturing beyond three years.........................       15,511      15,652      20,958     20,615
                                                                  --------    --------    --------   --------
         Total deposits......................................      904,729     908,822     818,742    817,323
Federal funds purchased and reverse repurchase agreements....      134,237     134,237     217,124    217,124
Short-term borrowings........................................      129,214     129,214      39,822     39,821
FHLB advances................................................       80,500      80,713      69,950     69,605
Long-term debt...............................................       51,928      54,474      56,379     52,094

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents:

The carrying amount is a reasonable estimate of fair value for these instruments.

Mortgage Loans Held for Sale:

The fair value of mortgage loans held for sale, including the fair value of mortgage servicing rights, is estimated based on the present value of estimated future cash flows using a discount rate commensurate with the risks associated with the financial instrument.

Investments:

The fair value of held-to-maturity securities and available-for-sale securities is estimated based on quoted market prices or dealer quotes for those investments.

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

Federal Funds Purchased and Reverse Repurchase Agreements:

The carrying amount is a reasonable estimate of fair value as the majority of such borrowings were negotiated at or near December 31, 1995 and 1994.

Short-Term Borrowings:

The fair value is estimated based on the present value of future estimated cash flows using current rates offered to the Company for debt with similar terms. Since borrowings classified short-term generally float based on indexes such as prime, LIBOR and commercial paper, the carrying amount will generally approximate fair value as the rates on such notes reprice frequently.

FHLB Advances and Long-Term Debt:

The fair value is estimated based on the present value of future estimated cash flows using current rates offered to the Company for debt with similar terms.

Off-Balance Sheet Financial Instruments:

The Company's off-balance sheet financial instruments are detailed in Note 20 in the Notes to Consolidated Financial Statements. The Company's residential real estate loan applications with agreed-upon interest rates may result in a gain or loss upon the sale of the funded residential real estate loans. Additionally, the Company's forward commitments to sell residential real estate loans may result in a gain or loss. The aggregated fair value of these off-balance sheet financial instruments at December 31, 1995 and 1994 were not material.

Note 22:  Dividend Restrictions:

The Company's state chartered bank and state chartered savings bank regulatory agencies limit the amount of dividends these financial institutions can declare to the parent company in any calendar year. The limitations of the subsidiary bank and the state savings bank for 1995 were approximately $28.5 million and $4.7 million, respectively. Market Street is restricted by its Term Loan Agreement debt covenant with Residential Funding Corporation, such that dividends may not exceed their annual net income.

Note 23:  Parent Company Financial Information

The condensed financial statements of Republic Bancorp Inc. (Parent Company only) are as follows:

BALANCE SHEETS
                                                                  December 31,
                                                             ---------------------
                                                                1995       1994
                                                                ----       ----
                                                             (Dollars in thousands)
Assets:
Cash and due from banks ...................................   $    339   $    199
Interest earning deposits .................................      2,133      5,744
                                                              --------   --------
Cash and cash equivalents .................................      2,472      5,943
Investment in subsidiaries ................................    132,237    131,446
Notes and advances receivable from non-bank subsidiaries ..     44,446     21,811
Furniture and equipment ...................................        101        109
Other assets ..............................................      2,264      5,312
                                                              --------   --------
      Total assets ........................................   $181,520   $164,621
                                                              ========   ========

Liabilities and Shareholders' Equity:
Accrued and other liabilities .............................   $  4,769   $  4,457
Short-term borrowings .....................................      8,125         --
Long-term debt ............................................     42,250     42,250
                                                              --------   --------
      Total liabilities ...................................     55,144     46,707
                                                              --------   --------
Total shareholders' equity ................................    126,376    117,914
                                                              --------   --------
      Total liabilities and shareholders' equity ..........   $181,520   $164,621
                                                              ========   ========
STATEMENTS OF INCOME
                                                                         Year Ended December 31,
                                                                     --------------------------------
                                                                       1995        1994        1993
                                                                       ----        ----        ----
                                                                          (Dollars in thousands)
Interest income ..................................................   $  2,751    $  1,653    $  1,182
Dividends from subsidiaries ......................................     23,586       7,242       5,392
Other income .....................................................          4          19         108
                                                                     --------    --------    --------
      Total income ...............................................     26,341       8,914       6,682
                                                                     --------    --------    --------
Interest expense .................................................      4,365       3,107       1,705
Salaries and employee benefits and other expenses ................      2,318       2,713       3,884
                                                                     --------    --------    --------
      Total expense ..............................................      6,683       5,820       5,589
                                                                     --------    --------    --------
Income before income taxes and excess (deficiency) of
      undistributed earnings of subsidiaries over dividends.......     19,658       3,094       1,093
Income tax credits ...............................................     (1,272)     (1,615)     (1,433)
                                                                     --------    --------    --------
Income before excess (deficiency) of undistributed earnings of subsidiaries over dividends and cumulative effect of
      change in accounting principle .............................     20,930       4,709       2,526
Cumulative effect of change in account principle .................         --          --         (50)
Excess (deficiency) of undistributed earnings of subsidiaries
      over dividends .............................................     (6,666)     11,010      20,607
                                                                     --------    --------    --------
Net income .......................................................   $ 14,264    $ 15,719    $ 23,183
                                                                     ========    ========    ========

STATEMENTS OF CASH FLOWS
                                                                                         Year Ended December 31,
                                                                                    --------------------------------
                                                                                      1995        1994        1993
                                                                                      ----        ----        ----
                                                                                         (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ......................................................................   $ 14,264    $ 15,719    $ 23,183
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
   Depreciation and amortization ................................................        598         498         444
   Excess (deficiency) of undistributed earnings of subsidiaries over dividends .      6,666     (11,010)    (20,607)
   (Increase)/decrease in other assets ..........................................      1,959        (977)        982
   Increase in other liabilities ................................................        312       2,616         754
   Other, net ...................................................................        (21)        (45)        (54)
                                                                                    --------    --------    --------
   Total adjustments ............................................................      9,514      (8,918)    (18,481)
                                                                                    --------    --------    --------
Net cash provided by operating activities .......................................     23,778       6,801       4,702
                                                                                    --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities of mortgage-backed securities ..........................         --          --         416
Capital investments in subsidiaries .............................................     (3,547)     (9,779)         --
Increase in notes and advances receivable from non-bank subsidiaries ............    (22,635)    (13,729)     (4,072)
Acquisition of minority interest in bank subsidiary .............................         --          --         (74)
Acquisition of increased ownership interest under stock purchase
      agreement with Premier Bancorporation, Inc. ...............................         --          --        (668)
                                                                                    --------    --------    --------
Net cash used in investing activities ...........................................    (26,182)    (23,508)     (4,398)
                                                                                    --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of long-term debt of Premier Bancorporation, Inc.
      upon acquisition of remaining minority interest ...........................         --          --      (3,756)
Net proceeds from issuance of common shares through exercise of stock
      options and stock warrants ................................................      1,195       1,072       4,749
Repurchase of common shares .....................................................     (5,117)       (838)         --
Dividends paid on common shares .................................................     (5,270)     (4,141)     (2,341)
Net increase/(decrease) in short-term borrowings ................................      8,125          --     (15,000)
Issuance of subordinated debt, net of issuance costs ............................         --          --      16,492
Issuance of senior debt, net of issuance costs ..................................         --      24,712          --
                                                                                    --------    --------    --------
Net cash (used in)/provided by financing activities .............................     (1,067)     20,805         144
                                                                                    --------    --------    --------
Net increase/(decrease) in cash and cash equivalents ............................     (3,471)      4,098         448
Cash and cash equivalents at beginning of year ..................................      5,943       1,845       1,397
                                                                                    --------    --------    --------
Cash and cash equivalents at end of year ........................................   $  2,472    $  5,943    $  1,845
                                                                                    ========    ========    ========

Cash paid during the year for:
      Interest ..................................................................   $  4,030    $  2,758    $  1,581
      Income taxes ..............................................................         --          --          --

Noncash investing activities:

o During the year ended December 31, 1994, Republic Bancorp Inc. reclassified $3.4 million of an advance to Market Street for the purchase of CUB Funding to investment in subsidiaries upon the spin-off of CUB Funding into a separate subsidiary.

Report of Management

The management of Republic Bancorp Inc. is responsible for the preparation of the financial statements and other related financial information included in this annual report. The financial statements have been prepared in accordance with generally accepted accounting principles and include the amounts based on management's estimates and judgments where appropriate. Financial information appearing throughout this annual report is consistent with the financial statements.

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

      The financial statements have been audited by Deloitte & Touche LLP independent auditors, and their report follows.

      The Audit Committee of the Board of Directors is composed of outside directors who meet with management, internal auditors, independent auditors and regulatory examiners to review matters relating to financial reporting and internal controls. The internal auditors, independent auditors and regulatory examiners have direct access to the Audit Committee.


/s/ JERRY D. CAMPBELL                   /s/ THOMAS F. MENACHER
Jerry D. Campbell                       Thomas F. Menacher, C.P.A.
Chairman of the Board and               Senior Vice President, Treasurer and
Chief Executive Officer                 Chief Financial Officer

[Letterhead of Deloitte & Touche LLP]

 Deloitte &
 Touche LLP
____________




Independent Auditors' Report

To the Shareholders and Board of Directors
Republic Bancorp Inc.

We have audited the accompanying consolidated balance sheets of Republic Bancorp Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Republic Bancorp Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

      As discussed in Notes 1 and 4 to the consolidated financial statements, Republic Bancorp Inc. adopted recently issued Statements of Financial Accounting Standards and, accordingly changed its method of accounting for mortgage servicing rights effective April 1, 1995, and its method of accounting for income taxes effective January 1, 1993.


/s/ DELOITTE & TOUCHE LLP
January 18, 1996
Detroit, Michigan

Summary of Common Share Market Data

                                              Market Price on Common Shares
                                    ------------------------------------------------
                                           1995                         1994
                                    -------------------         --------------------
                                     High         Low            High          Low
                                     ----         ---            ----          ---
First quarter............           10 5/8            9         12 3/4        10 1/8
Second quarter...........           11 1/2           10         11 5/8        10 1/8
Third quarter............           12 7/8       10 1/2         12 3/8        10 5/8
Fourth quarter...........           12 7/8           10         11 3/8         8 5/8

The Company had 4,448 common shareholders of record and approximately 13,000 total common shareholders as of February 19, 1996. The Common Stock is traded on the NASDAQ Stock Market under the symbol "RBNC". The prices shown above are the high and low sales prices of the common stock reported during the periods indicated and have been restated to reflect all stock dividends.

      Payment of cash dividends by the Company on its common stock will depend upon the receipt of dividends from its subsidiaries, on the consolidated earnings and financial condition of the Company, on legal restrictions and on such other factors as the Board of Directors may consider relevant at the time. The Board of Directors of Republic Bancorp Inc., on February 15, 1996, declared a quarterly cash dividend of $.10 per share on Common Stock, payable on April 5, 1996 to shareholders of record on March 8, 1996. It is the current intent of the Company's Board of Directors to continue to distribute quarterly cash dividends to common shareholders at the rate of $.10 per share and to retain the balance of earnings and surplus to provide operating capital and to finance the growth and development of the Company.

      The Company has historically declared stock dividends and stock splits effected in the form of dividends on its Common Stock. Payment of such stock dividends in the future will be dependent upon the consolidated earnings and financial condition of the Company, legal restrictions and other such factors as the Board of Directors may consider relevant at the time.


Quarterly Data

Selected unaudited quarterly financial information for the latest eight quarters is shown in the table below. All amounts are in thousands, except per common share amounts. Per share amounts have been restated for all applicable stock dividends.

                                                    1995                                         1994
                                     ----------------------------------         -------------------------------------
                                       1st      2nd     3rd       4th              1st      2nd       3rd       4th
                                       Qtr      Qtr     Qtr       Qtr              Qtr      Qtr       Qtr       Qtr
                                       ----     ---     ---       ---              ---      ---       ---       ---
                               (Dollars in thousands, except per share data) (Dollars in thousands, except per share data)
Total income.......................  $38,570  $42,062  $45,818  $44,348         $45,296   $37,089   $36,036   $35,459
Total interest income..............   22,540   23,409   24,608   25,040          15,896    19,332    21,620    21,371
Total interest expense.............   14,764   15,873   17,237   17,318           8,363    10,663    12,530    13,443
Provision for loan losses..........       12       12       --       --              47        17        20        10

Net income.........................    4,205    3,925    4,114    2,020           6,082     5,007     3,025     1,605

Net income per common share:
      Primary and fully diluted....      .25      .23      .24      .12             .35       .29       .17       .09

Republic Affiliates

Republic Bank
-----------------------------------------  Directors  ----------------------------------------------------
Lee E. Benz                          Frederick H. Marx                  John E. VanderPoel
   President                            President                          Chief Executive Officer
   Benz Insurance Agency                Marx, Layne & Company              Jackson Iron & Metal, Inc.
Barry J. Eckhold                     Alan R. Pfaff, Jr.
   Chairman of the Board                President                       Giorgio Vozza
   President and Chief                  Atlantic Eagle Inc.                President
   Executive Officer                 Grant C. Putman                       Adventure Golf and Design
D. Wayne Fate                           Farmer
   Pharmacist                        William C. Rands, III              David W. Wright
Jack R. Lousma                          Managing Partner                   Owner
    Consultant                          Rands Investment Company           Wright Ventures
Milton F. Lutz, II                   David G. Stickel
   President                             Regional President             Michael D. Young
   Midbrook Products, Inc.               Secretary to the Board            President, Michael D. Young
                                         and Community Bank                Olds, Pontiac, GMC Trucks, Inc.
                                         President - Flint
-----------------------------------------  Officers  -----------------------------------------------------
Barry J. Eckhold                     Donald F. Chamberlain              Michael J. Charlow
   Chairman of the Board                Vice President                     Vice President
   President and Chief               Ronald L. Clingerman               Jonathan J. Cousins
   Executive Officer                     Vice President                    Vice President
David G. Stickel                     John C. Deming                     Suzanne A. Lieder
   Regional President,                  Vice President                     Vice President
   Secretary to the Board and        Todd A. Endresen                   Daniel F. Mackenzie
   Community Bank President -           Vice President                     Vice President
   Flint                             Pamela J. Foster                   Heidi H. McNaughton
Constance A. Deneweth                   Vice President                     Vice President
   Community Bank President -        Stephen A. Horton                  Gregory B. Smith
   Traverse City                        Vice President                     Vice President
Dennis A. Hill                       E. James Houston, Jr.              Holly G. Tegel
   Community Bank President -           Vice President                     Vice President
   Jackson                           Mary E. Kropp
Richard P. Lupkes                       Vice President                  Retail Banking & Consumer Lending
   Community Bank President -        Joann M. Roche                     Theodore J. Carlson
    Ann Arbor                           Vice President                     Executive Vice President
David C. Williams                    Andrew P. Sabatine                    and Cashier
   Community Bank President -           Vice President                  Ian T. Glassford
   Southeastern Michigan             David J. Skaff                        Vice President
Thomas G. Zernick                       Vice President                  Jack S. Harris
   Community Bank President -        James L. Stotz                        Vice President
   Lansing                              Vice President                  Douglas A. Liverance
Kenneth W. Faupel                    Robert K. Sission                      Vice President
   Senior Vice President and            Vice President                  Barbara J. Schmidt
   Senior Operations Officer                                                Vice President
Jeffrey D. Saunders C.P.A.           Mortgage Lending                   Joanne M. Wrozek
   Chief Financial Officer           Lawrence D. Corbett                    Vice President
Commercial Lending                      Senior Vice President
Craig Foust                          Michael J. Gleason
   Senior Vice President and            Senior Vice President
   Chief Credit Officer              David B. Randall
Vincent G. Cassisa                      Senior Vice President
   Vice President


Republic Affiliates

Republic Bank (continued)
---------------------------------------------  Offices  ---------------------------------------------------------
Ann Arbor                              2201 East Michigan Avenue              127 East Grand River
122 South Main Street                  Jackson, Michigan 49202                Webberville, Michigan 48892
Ann Arbor, Michigan 48104              (517) 789-4330                         (517) 521-3122
(313) 665-4030
                                       2030 Fourth Street                     105 West Middle Street
2100 South Main Street, Suite E        Jackson, Michigan 49203                Williamston, Michigan 48895
Ann Arbor, Michigan 48103              (517) 789-4335                         (517) 655-4371
(313) 665-4080
                                       904 North Wisner Street                Southeastern Michigan
Flint                                  Jackson, Michigan 49202                1700 North Woodward Avenue
3200 Beecher Road                      (517) 789-4326                         Suite B
Flint, Michigan 48532                                                         Bloomfield Hills, Michigan 48304
(810) 732-3300                         Loan Production Office                 (810) 258-5300
                                       4205 South Westnedge Avenue
220 E. Main Street                     Kalamazoo, Michigan 49008              31155 Northwestern Highway
Flushing, Michigan 48433               (616) 344-0011                         Farmington Hills, Michigan 48334
(810) 659-7712                                                                (810) 737-0444
                                       112 Jonesville Street
G-8455 South Saginaw Road              Litchfield, Michigan 49252             18720 Mack Avenue
Grand Blanc, Michigan 48439            (517) 542-2931                         Grosse Pointe Farms, Michigan 48236
(810) 694-8222                                                                (313) 882-6400
                                       12811 East Chicago Road
1070 East Main Street                  P.O. Box 9                             Traverse City
Owosso, Michigan 48867                 Somerset Center, Michigan 49282        534 E. Front Street
(517) 723-7800                         (517) 688-4433                         Traverse City, Michigan 49686
                                                                              (616) 933-5626
1345 N. Shiawassee Street              119 West Main Street
Owosso, Michigan 48867                 Spring Arbor, Michigan 49283           Loan Production Office
(517) 723-5101                         (517) 789-4340                         616 Petoskey Street, Suite 306
                                                                              Petoskey, Michigan 49770
Jackson                                Lansing                                (616) 347-0290
306 West Michigan Avenue               500 North Homer Street
Jackson, Michigan 49201                Lansing, Michigan 48912
(517) 789-4300                         (517) 351-7300

125 West Main Street                   601 West Grand River
Hanover, Michigan 49241                Okemos, Michigan 48864
(517) 563-8332                         (517) 349-1930

Republic Affiliates

Republic Bank Community Boards
-----------------------------------   Directors   ---------------------------------------
Ann Arbor                          Jackson                          Southeastern Michigan
Lee E. Benz                        G. Mark Alyea                    Peter A. Dow
Jack R. Lousma                     Theodore J. Carlson              Robert G. Edgar
Richard P. Lupkes                  Frank A. Denbrock                Frederick H. Marx
Robert L. McNaughton               Lloyd G. Ganton                  Sam H. McGoun
William G. Milliken, Jr.           Dennis A. Hill                   Alan R. Pfaff, Jr.
David G. Stickel                   Gary Hurand                      William C. Rands, III
James D. Shortt, Jr., Ph.D.        William C. Koons                 Richard H. Turner
Jeoffrey K. Stross, M.D.           Milton F. Lutz, II               Robert C. Valade
George D. Zuidema, M.D.            Phillip O. Richards, M.D.        David C. Williams
                                   Jo-Anne Rosenfeld
Flint                              Lawrence Schultz
Bruce L. Cook                      John E. VanderPoel
Richard J. Cramer
Dr. George A. Eastman              Lansing
Barry J. Eckhold                   George L. Burkitt
Howard J. Hulsman                  A. Gregory Eaton
Gary Hurand                        Barry J. Eckhold
Robert C. Manutes                  D. Wayne Fate
Dr. Milton Rosenbaum               Joe D. Pentecost
David G. Stickel                   Grant C. Putman
David W. Wright                    Thomas G. Zernick
Michael D. Young

Republic Affiliates

Republic Savings Bank
------------------------------------------  Directors  --------------------------------------------------
Albert P. Blank                              Dennis J. Ibold                   John L. Macklin
   Executive Vice President                     Chairman of the Board             President
                                                Partner                           Investment Advisors
Dana M. Cluckey, C.P.A.                         Petersen & Ibold                  International, Inc.
   President and                                Attorneys at Law
   Chief Operating Officer                                                     Lyman H. Treadway
   Republic Bancorp Inc.                     Craig L. Johnson                     Consultant
                                                President and                     Retired Chairman and
Paul C. Drueke                                  Chief Executive Officer           Chief Executive Officer
   First Vice President                                                           Bancapital Corporation
   Stifel Nicolaus & Company, Inc.           John J. Lennon
                                                Retired Chairman and
                                                Chief Executive Officer
                                                White Engines, Inc.
------------------------------------------  Officers  ----------------------------------------------------
Craig L. Johnson                             Brian R. Ludtke, C.P.A.           Thomas P. Krumel
   President and                                Chief Financial Officer           Vice President
   Chief Executive Officer                      and Treasurer
                                                                               Daniel G. Merkel
Albert P. Blank                              Laurie Ellen Bonos                   Vice President
   Executive Vice President                     Vice President
                                                                               John L. Mlakar
Terry G. Robbins                             Michelle J. Dubblestyne              Vice President
   First Vice President and Secretary           Vice President
                                                                               Leeanne M. Wright
                                                                                  Vice President
------------------------------------------  Offices  -----------------------------------------------------
26301 Curtiss Wright Parkway                 8382 Mentor Avenue                Loan Production Office
Richmond Heights, Ohio 44143                 Mentor, Ohio 44060                500 W. Wilson Bridge Road
(216) 289-0999                               (216) 918-0800                    Suite 100
                                                                               Worthington, Ohio 43085
17800 Chillicothe Road                       26777 Lorain Road                 (614) 888-9582
Chagrin Falls, Ohio 44023                    North Olmsted, Ohio 44070
(216) 543-8237                               (216) 779-9922                    Loan Production Office
                                                                               201 South Capital, Suite 650
8389 Mayfield Road                           2104Warrensville Center Road      Indianapolis, Indiana 46225
Chesterland, Ohio 44026                      South Euclid, Ohio 44121          (317) 237-5300
(216) 729-1636                               (216) 932-7774
                                                                               Loan Production Office
80 Severance Circle Drive                    Loan Production Office            500 W. Wilson Bridge Road
Cleveland Heights, Ohio 44118                7333 Paragon Road, Suite 160      Suite 100
(216) 291-3171                               Centerville, Ohio 45459           Worthington, Ohio 43085
                                             (513) 438-4663                    (614) 888-9582
5710 Mayfield Road
Greens of Lyndhurst
Lyndhurst, Ohio 44124
(216) 461-7300

Republic Affiliates

Republic Bancorp Mortgage Inc.
(and its division Home Funding, Inc.)
--------------------------------------------------  Directors  ---------------------------------------------------
George B. Smith                         Jerry D. Campbell                 Dana M. Cluckey, C.P.A.
   Chairman of the Board                   Chairman and                     President and
   Republic Bancorp Mortgage Inc.          Chief Executive Officer          Chief Executive Officer
                                           Republic Bancorp Inc.

Barry J. Eckhold                        Richard H. Shaffner               Charles W. Adams
   Chairman, President and                 Consultant                       Consultant
   Chief Executive Officer
   Republic Bank
--------------------------------------------------  Officers -----------------------------------------------------
George B. Smith                         Charles W. Cracraft               Daniel B. Smith
   Chairman of the Board                   Vice President                    Vice President

Dana M. Cluckey, C.P.A.                 Alfred E. Davis                   Thomas B. Smith
   President and                           Vice President                     Vice President
   Chief Executive Officer
                                        Debra J. Gouin                    Timothy B. Smith
Diana L. Wallace                           Vice President                    Vice President
   Senior Vice President
                                        Thomas R. Henaughen               Michael G. Taormino
William A. Zablocki                        Vice President                     Vice President
   Senior Vice President
                                        Deborah E. Harman                 Gail T. Thomas
Sandra J. Nickol                           Vice President                     Vice President
   Senior Vice President
                                        C. Ann Jeffares                   Lisa A. Wickham
Lawrence Rosenberg, C.P.A.                 Vice President                    Vice President
   Chief Financial Officer
                                        Howard M. Nathan                  William D. Wilhammer
Barbara J. Bartus                          Controller                         Vice President
   Vice President
                                        Marcetta Nelson - Rhodes          Joseph A. Cilento
Greg R. Bixby                              Vice President                    President, Home Funding Inc. Division
   Vice President
                                        Barbara Jo Smith                  Kathleen Quinn
Robert L. Borkowski                        Vice President                    Executive Vice President,
   Vice President                                                            Home Funding Inc. Division
--------------------------------------------------  Offices  -----------------------------------------------------
31155 Northwestern Highway              186 South Main Street             195 Farmington Avenue, Suite 310
Farmington Hills, Michigan 48334        Plymouth, Michigan 48170          Farmington, Connecticut 06032
(810) 932-6500                          (313) 459-7800                    (203) 678-1778

1919 West Stadium, Suite 4              543 Main Street                   1407 Route 9
Ann Arbor, Michigan 48103               Suite 213                         Clifton Park, New York 12065
(313) 995-4499                          Rochester, Michigan 48307         (518) 373-0814
                                        (810) 656-4200
1700 North Woodward Avenue                                                6701 Manlius Center Road
Bloomfield Hills, Michigan 48304        14715 Northline Road              East Syracuse, New York 13057
(810) 646 7050                          Southgate, Michigan 48195         (315) 431-4100
                                        (313) 283-6200
322 West Grand River                                                      Two Meeting House Road
Brighton, Michigan 48116                457 Main Street                   Chelmsford, Massachusetts 01824
(810) 229-7440                          Danbury, Connecticut 06811        (508) 250-2700
                                        (203) 791-1736
                                                                          Two Summit Court, Suite 202
                                                                          Fishkill, NY 12524
                                                                          (914) 896-1800

Republic Affiliates

Market Street Mortgage Corporation
---------------------------------------  Directors  ----------------------------------------
Randall C. Johnson, CMB             Jerry D. Campbell
   Chairman of the Board               Chairman and
   President and                       Chief Executive Officer
   Chief Executive Officer             Republic Bancorp Inc.

T. Donnell Smith, CMB               Dana M. Cluckey, C.P.A.
   Executive Vice President            President and
                                       Chief Operating Officer
Michael H. Dillon, C.P.A.              Republic Bancorp Inc.
   Executive Vice President
---------------------------------------  Officers  -----------------------------------------
Randall C. Johnson, CMB             Anthony J. Agliardi, C.P.A.        Brian W. Prentice
   Chairman of the Board,              Vice President                    Vice President
   President and                       and Controller
   Chief Executive Officer                                             Lauren C. Reed
                                    Michael T. Alea                      Vice President
T. Donnell Smith, CMB                  Vice President
   Executive Vice President                                            Charles W. Richardson
                                    Ross G. Bennett                      Vice President
Michael H. Dillon, C.P.A.              Vice President
   Executive Vice President                                            Timothy A. Slone
                                    Barry W. Carroll                      Vice President
James B. Capps                         Vice President
   Senior Vice President                                               Nancy K. Smith
                                    Jerry F. Cobbe                        Vice President
Tracy S. Jackson, C.P.A.               Vice President
   Senior Vice President                                               Gene F. Swindle
   Chief Financial Officer,         Barbara Jan Jenkins                  Vice President
   Treasurer and Secretary             Vice President
                                                                       Nancy J. Weaver
Nancy A. Jones                      Bruce W. Kates                        Vice President
   Senior Vice President               Vice President
                                                                       John M. Welsh
Barbara V. VanAntwerp               Patricia K. McCabe                    Vice President
   Senior Vice President               Vice President
                                                                       Frank L. Wolff
Vickey L. Adkins                    Brian J. Murphy                       Vice President
   Vice President                      Vice President

Anna Y. Agee                        John C. Pacini
   Vice President                      Vice President

Republic Affiliates

Market Street Mortgage Corporation (continued)
--------------------------------------------  Offices --------------------------------------------------------------
2650 McCormick Drive, Suite 200            1715 North Westshore Boulevard           3901 National Drive, Suite 210
Clearwater, Florida 34619                  Suite 552                                Burtonsville, Maryland 20866
(800) 669-3210                             Tampa, Florida 33607                     (301) 989-8500
(813) 724-7000                             (813) 286-8700
                                                                                    18215-D Flower Hill Way
9240 Bonita Beach Road, Suite 2209         111 Hidden Glen Way                      Gaithersburg, Maryland 20879
Bonita Springs, Florida 33923              Dothan, Alabama 36303                    (301) 670-5660
(941) 495-5454                             (334) 794-7660
                                                                                    2701 Coltsgate Road, Suite #101
1375 Oakfield Drive                        6719 Taylor Circle, Unit B               Charlotte, North Carolina 28211
Brandon, Florida  33511                    Montgomery, Alabama 36117                (704) 365-9044
(813) 681-7700                             (334) 277-9011
                                                                                    7611 Little River Turnpike
1401 S. Florida Avenue #204                2222 S. Dobson Road, Suite 102           Suite 502W
Lakeland, Florida 33803                    Mesa, Arizona 85202                      Annandale, Virginia 22003
(941) 688-6211                             (602) 897-7447                           (703) 941-6600

Cross Bayou Commerce Center                4222 E. Camelback Road                   3998 Fair Ridge Drive, Suite 200
11701 Belcher Road South, Suite 110        Suite H100                               Fairfax, Virginia 22033
Largo, Florida 34643                       Phoenix, Arizona 85018                   (703) 359-0100
(813) 539-8300                             (602) 840-4434
                                                                                    8700 Centreville Road
2500 Maitland Center Parkway               500 E. Fry Boulevard, Suite L9           Suite 310
Suite 402                                  Sierra Vista, Arizona 85635              Manassas, Virginia 22110
Maitland, Florida 32751                    (520) 458-8523                           (703) 331-0300
(407) 875-6900
                                           7850 Vance Drive, Suite 190              3102 Tyre Neck Road
11440 North Kendall Drive                  Arvada, Colorado 80003                   Portsmouth Virginia 23703
Suite 301-305                              (303) 424-6993                           (804) 686-0022
Miami, Florida 33176
(305) 596-1640                             Plaza Quebec                             4510 Holland Office Park
                                           6025 South Quebec, Suite 120             Suite 503
9050 Pines Blvd. Suite 100                 Englewood, Colorado 80111                Virginia Beach, Virginia 23452
Pembroke Pines, Florida 33024              (303) 721-1120                           (804) 497-0022
(954) 438-6600
                                           214 8th Street, Suite 210
5700 North David Highway, Suite 4          Glenwood Springs, Colorado 81601
Pensacola, Florida 32504                   (970) 945-7200
(904) 479-7991
                                           5669 Whitesville Road, Suite B
1800 Second Street, Suite 952              Columbus, Georgia 31904
Sarasota, Florida 34236                    (706) 324-0074
(941) 954-8880
                                           300 Chastain Center Blvd., Suite 335
3160 Fifth Avenue North, Suite 140         Kennesaw, Georgia 30144
St. Petersburg, Florida 33713              (770) 795-0886
(813) 539-8300
                                           Woodfield Financial Center
3550 Bushwood Park Drive, Suite 150        1375 E. Woodfield Road, Suite 250
Tampa, Florida 33618                       Schaumburg, Illinois 60173
(813) 932-4578

Republic Affiliates

CUB Funding Corporation
(and its division RSL Mortgage)
----------------------------------------------   Directors   -----------------------------------------------------
Douglas E. Jones                        Jerry D. Campbell                          Dana M. Cluckey, C.P.A.
   Chairman of the Board and               Chairman and                              President and
   Chief Executive Officer                 Chief Executive Officer                   Chief Operating Officer
                                           Republic Bancorp Inc.                     Republic Bancorp Inc.
Daniel M. LuVisi
   Vice Chairman and President          Barry J. Eckhold
                                           Chairman, President
                                           and Chief Executive Officer
                                           Republic Bank
-----------------------------------------------  Officers  ------------------------------------------------------
Douglas E. Jones                        John Gunther                               John P. Dixon
   Chairman of the Board and               Senior Vice President - CUB               Vice President
   Chief Executive Officer                 President - RSL Division

Daniel M. LuVisi                        Judy L. Smith                              Dennece Bickley
   Vice Chairman and President             Vice President and Controller             Vice President

Anne L. Elliott
   Senior Vice President
-----------------------------------------------  Offices  --------------------------------------------------------
26565 West Agoura Road, Suite 305       1265 S. Bascom Avenue, Suite 110           1199 Shoreline Drive, Suite 250
Calabasas, California 91302-1958        San Jose, California 95128                 Boise, Idaho 83702
(818) 880-4400                          (800) 559-4775                             (209) 331-0285

100 Pacifica, Suite 340                 1164 N. Monte Vista Avenue, Suite 4        601 S. Rancho Drive, Suite D-29
Irvine, California 92718                Upland, California 91786                   Las Vegas, Nevada 89106
(714) 753-7424                          (909) 920-5252                             (702) 382-2829

23332 Mill Creek Drive, Suite 225       2590 E. Main Street, Suite 200             10260 SW Greenburg Road,
Laguna Hills, California 92653          Ventura, California 93003                  Suite 535
(800) 966-4775                          (800) 577-4775                             Portland, Oregon 97223
                                                                                   (503) 293-7390
1670 Hillhurst Avenue, Suite 204        21241 Ventura Blvd., Suite 253
Los Angeles, California 90027           Woodland Hills, California 91302           320 108th Avenue, N.E., Suite 600
(213) 953-7133                          (818) 227-8360                             Bellevue, Washington 98004
                                                                                   (206) 646-2808
3140 Gold Camp Drive                    2390 East Camelback Road, Suite 300
Suite 150                               Phoenix, Arizona 85016
Rancho Cordova, California 95670        (602) 553-1009
(916) 631-1304

Republic Bancorp Inc.
--------------------------------------------------  Directors  ----------------------------------------------------------
Jerry D. Campbell                              Gary Hurand                          Kelly E. Miller
   Chairman and                                   President                           President
   Chief Executive Officer                        Dawn Donut Systems, Inc.            Miller Oil Corporation

Dana M. Cluckey, C.P.A.                        Dennis J. Ibold                      Joe D. Pentecost
   President,                                     Partner                              President
   Chief Operating Officer and                    Petersen & Ibold                     Better Properties, Inc.
   Assistant Secretary                            Attorneys at Law
                                                                                    George B. Smith
Bruce L. Cook                                  Stephen M. Klein                        Chairman of the Board
   Chairman                                       Chairman and                         Republic Bancorp Mortgage Inc.
   Wolverine Sign Works                           Chief Executive Officer
                                                  Omni Funding Corporation          Dr. Jeoffrey K. Stross
Richard J. Cramer                                                                     Professor, Internal Medicine
   President                                   John J. Lennon                         Associate Chief of Clinical Affairs
   Dee Cramer, Inc.                               Retired Chairman and                University Medical Center
                                                  Chief Executive Officer
Dr. George A. Eastman                             White Engines, Inc.               Directors - Emeriti
   Orthodontic Consultant                                                              Myer N. Franklin
                                               Sam H. McGoun                           David Laro
Howard J. Hulsman                                 President and                        John F. Northway
   Chairman.                                      Chief Executive Officer              Lyman H. Treadway
   Ross Learning Inc.                             Willis Corroon Corporation
                                                  of Michigan, Inc.
--------------------------------------------------  Officers  -----------------------------------------------------------
Jerry D. Campbell                              Barry J. Eckhold                     Travis D. Jones, C.P.A.
   Chairman and                                   Vice President                       Vice President and
   Chief Executive Officer                        Chief Credit Officer and             Controller
                                                  Secretary
Dana M. Cluckey, C.P.A.                                                             Mary Lou Scriba
   President,                                  Timothy G. Blazejewski, C.P.A.          Investment Relations Manager
   Chief Operating Officer and                    Vice President and                   and Assistant Secretary
   Assistant Secretary                            Chief Investment Officer
                                                                                    Pamela E. Taiariol
Thomas F. Menacher, C.P.A.                     Debra A. Hanses, PHR                    Corporate Internal Audit and
   Senior Vice President, Treasurer and           Vice President                       Compliance Officer
   Chief Financial Officer                        Corporate Human Resources
--------------------------------------------------  Offices  ------------------------------------------------------------
1070 East Main Street                          122 South Main Street
P.O. Box 70                                    Ann Arbor, Michigan 48104
Owosso, Michigan 48867                         (313) 665-4030
(517) 725-7337

Corporate Information

Annual Meeting

The Annual Meeting of Shareholders of Republic Bancorp Inc. will be held on April 24, 1996 at 9:00 a.m. at the Novi Hilton, 21111 Haggerty Road, Novi, Michigan.

Additional Shareholder Information

Those seeking general information about the Company or a copy of the Form 10-K filed with the Securities and Exchange Commission may contact:
Thomas F. Menacher, C.P.A.
Senior Vice President, Treasurer and Chief Financial Officer
P.O. Box 70
Owosso, Michigan 48867
(517) 725-7337

Independent Auditors

Deloitte & Touche, LLP
Detroit, Michigan

Legal Counsel

Dickinson, Wright, Moon, Van Dusen & Freeman
Detroit, Michigan

Miller, Canfield, Paddock and Stone
Detroit, Michigan

Stock Transfer Agent and Register

State Street Bank and Trust Company
c/o Boston EquiServe
P.O. Box 1865
Boston, Massachusetts 02105
(800) 257-1770

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

      Requests for additional information about this Plan, or any questions about stock holdings should be directed to:

Mary Lou Scriba
Investor Relations
Manager P.O. Box 70
Owosso, Michigan 48867
(517) 725-7337

Common Stock

The common stock of Republic Bancorp Inc. is traded on The NASDAQ Stock Market under the symbol RBNC. The following 22 brokerage firms make a market in the common stock of Republic Bancorp Inc.

A.G. Edwards & Sons, Inc.            Gruntal & Co. Incorporated                Pauli & Company, Inc.
St. Louis, Missouri 63103            New York, New York 10005                  St. Louis, Missouri 63105

Allen & Company, Inc.                Herzog, Heine, Geduld, Inc.               RFB Investments Inc.
New York, New York 10022             New York, New York 10004                  New York, New York 10022

Robert W. Baird & Co., Inc.          Howe Barnes Investments, Inc.             Roney & Co.
Milwaukee, Wisconsin 53202           Chicago, Illinois 60603                   Detroit, Michigan 48226

The Chicago Corporation              Keefe, Bruyette & Woods, Inc.             Sherwood Securities Corp.
Chicago, Illinois 60604              New York, New York 10048                  New York, New York 10285

Dean Witter Reynolds, Inc.           MacAllister Pitfield MacKay               Smith Barney Shearson, Inc.
New York, New York 10048             New York, New York 10004                  New York, New York 10105

Everen Securities Inc.               Mayer & Schweitzer Inc.                   Stifel Nicolaus & Co., Inc.
Chicago, Illinois 60601              Jersey City, New Jersey 07302             St. Louis, Missouri 63102

First of Michigan Corporation        McDonald & Company Securities,Inc.        Troster Singer Corp.
Detroit, Michigan 48226              Cleveland, Ohio 44114                     Jersey City, New Jersey 07302

                                     Nash Weiss
                                     Jersey City, New Jersey 07302