Form 10-K, Exhibit 13
period 1996-12-31
REPUBLIC BANCORP INC
filed 1997-03-28
CIK 813808

EXHIBIT 13
                              [FRONT COVER]
                            1996 Annual Report

                                  REPUBLIC
                                  BANCORP
                                   INC.
                            [INSIDE FRONT COVER]

                                   Contents


                Financial Highlights & Description of Company

                                    Page 1

                          Letter to Our Stockholders

                                    Page 2

                The Employees of Republic - Our Greatest Asset

                                    Page 6

                       Republic Bancorp Inc. Affiliates

                                   Page 10

                 Five Year Summary of Selected Financial Data

                                   Page 20

                          Condensed Financial Review

                                   Page 21

                 Condensed Consolidated Financial Statements

                                   Page 24

                         Independent Auditors' Report

                                   Page 25

       Republic Bancorp Inc. Board of Directors, Officers and Locations

                                   Page 26

                           Shareholder Information



Financial Highlights

                                                     1996        1995       % Change
                                                    -------    -------      --------

NET INCOME (in thousands)                           $14,678    $14,264          3%
NET INCOME, excluding SAIF assessment
    charge and extraordinary item (in thousands)     16,041     14,264         12
PER COMMON SHARE DATA (1):
    Net Income                                         0.81       0.76          7
    Cash dividends                                     0.37       0.31         19
    Book value at year end                             7.11       6.97          2
    Market Price of Common Stock at year end         11.625       9.75         19
    Shares outstanding at year end (in thousands)    17,129     18,126         (6)
                                                    -------    -------      --------
OPERATING DATA  (in millions):
    Residential mortgage loan closings              $ 3,581    $ 2,847         26%
    Commercial loan closings                            122         50        144
    SBA loan closings                                    24         17         41
                                                    -------    -------      --------
YEAR END BALANCES (in millions):
    Total assets                                    $ 1,490    $ 1,473          1%
    Portfolio loans                                     785        578         36
    Total deposits                                    1,014        905         12
                                                    -------    -------      --------
RATIOS:
    Return on average assets (2)                       1.11%      1.00%        11%
    Return on average equity (2)                      13.06      11.71         12
    Net interest margin                                2.88       2.38         21
    Average shareholders' equity to assets             8.52       8.56       --
                                                    -------    -------      --------

(1) All per share amounts have been restated to reflect stock dividends.
(2) 1996 excludes the one-time SAIF assessment charge and extraordinary item of $975,000 and $388,000, respectively. Including the SAIF assessment and extraordinary item, return on average assets and return on average equity were 1.02% and 11.95%, respectively.


Description of Company

Republic Bancorp Inc. is a bank holding company with total assets of $1.5 billion and 106 offices in 19 states. Republic is one of the top 35 mortgage lenders in the country and has been the Number One SBA lender in Michigan for three consecutive years.

The Company's mortgage banking strategy is to offer mortgage products through a retail mortgage and bank branch network. We work closely with realtors, builders and brokers to deliver timely and professional service to our customers.

Our commercial banking business focus is to provide small to medium size businesses with a number of loan and deposit products. The Company attracts deposit customers who are interested in personalized service, as each of our customers have a personal banker assigned to serve their banking needs.

To Our Stockholders

We are pleased to report that your Company had the second highest operating earnings in its history during 1996. Republic's earnings performance and record of consistent cash and stock dividends have served to further our goal of increasing shareholder value.

        Republic's financial performance for 1996 is highlighted below:

o        Net income was $14.7 million and earnings per common share was $.81.

o Excluding the SAIF assessment and extraordinary item, net income was $16.0 million, an increase of 12% over the $14.3 million earned in 1995, and earnings per share was $.89, an increase of 17% over the $.76 earnings per share in 1995.

o The Company's return on average assets was 1.11% in 1996 compared to 1.00% in 1995. The return on average equity was 13.06% for 1996 versus 11.71% in 1995. Both ratios for 1996 exclude the SAIF assessment and extraordinary item.

o Residential mortgage loan closings were $3.6 billion during 1996, an increase of 26% over 1995 closings. At December 31, 1996, the Company had mortgage loans in process of $930 million.

o The Company's net interest margin for the year ended December 31, 1996 was 2.88%, up 21% from the 1995 net interest margin of 2.38%.

o Republic's commercial and Small Business Administration (SBA) lending had strong growth during 1996, with $122 million in commercial loan closings and $24 million in SBA loan closings.

o The Company distributed a 10% stock dividend in November 1996, the eleventh consecutive year in which a stock dividend was distributed.

Nationwide Mortgage
Banking Network

Republic Bancorp is one of the top 35 mortgage lenders in the country and we continue to play a major role in Financing the American Dream of home ownership. During 1996, the Company financed the ownership of over 32,000 homes.

Our strategy of expanding the mortgage delivery system was very successful in 1996. In April 1996, the Company purchased the mortgage origination network of First of America in St. Louis, Missouri and southern Illinois. The mortgage operation has seven offices operating under the name Leader Financial and is a division of CUB Funding Corporation. Leader Financial closed over $136 million in residential mortgage loans since its acquisition.

Additionally, in July 1996, the Company purchased Unlimited Mortgage Services, Inc. of Columbus, Ohio. Unlimited Mortgage operates as a division of Republic Bancorp Mortgage Inc. and closed over $100 million on an annualized basis in residential mortgage loans.


Growth In Commercial
And Retail Banking

The Company's continued focus on the needs of small to medium size businesses resulted in a significant increase in commercial lending in 1996. Commercial loan balances, secured primarily by commercial real estate, increased $63 million, or 47%, for the year. The Company's strong SBA lending presence was again recognized in 1996 when Republic Bank was named the Number One SBA lender in the State of Michigan for the third year in a row.

[GRAPH]


Mortgage Loan Closings
      ($ in Billions)
----------------------
   1994 at $2,837
   1995 at $2,847
   1996 at $3,581

[GRAPH]

Commercial Loan Balances
($ in Millions)
------------------------
1994 at $ 97,911
1995 at $132,433
1996 at $195,192


Republic Bancorp offers retail banking services to its customers through 36 banking offices in Michigan and Ohio. Our commitment to personalized customer service is supported by the assignment of a personal banker to every banking customer. We want our personal bankers to anticipate the banking needs of our customers, ranging from savings and checking accounts to consumer loans. In this age of consolidation and electronic banking, Republic is committed to personal service of the highest quality.


Commitment To Increasing
Shareholder Value

During 1996, our shareholders saw a 23% increase in the market value of Republic common stock, including reinvestment of dividends. Additionally, the Company's five year cumulative total return on its common stock of 216% continues to exceed that of the Nasdaq Stock Market composite for all U.S. companies. Further, if a shareholder had invested $10,000 in Republic common stock on January 1, 1991, their investment would be worth over $63,000 today. This represents an increase of 539% over that period.

The Company's annual cash dividend currently represents a yield of 3% to our shareholders. The Company has also managed its level of capital during 1996 through the repurchase of 1.1 million shares of its common stock under the previously announced Stock Repurchase Program. When considering whether to use capital for additional stock repurchases, dividends, or to support additional growth opportunities, the Board of Directors and management will continue their focus on increasing shareholder value.


[GRAPH]

SBA Loan Closings
   ($ in Millions)
-----------------
   1994 at $12
   1995 at $17
   1996 at $24

[GRAPH]

Increase in Shareholder Value
-----------------------------
January 1991 at $10,000
February 1997 at $63,897

Example Investment

                                        4

Outlook For 1997

Republic Bancorp begins the year positioned to grow our mortgage, commercial and retail banking businesses. Our nationwide mortgage presence of 106 offices in 19 states and over 325 mortgage loan originators provides us with the momentum and magnitude to increase our share of the mortgage market. Our banks in Michigan and Ohio will continue to build upon their expertise in commercial real estate and SBA lending, and in offering personalized deposit products and consumer lending to our expanding customer base.

With the talent and experience of our officers and employees, we will strive to create additional value for our shareholders in 1997. On behalf of our officers, directors and employees, we wish to thank you for your continued support.

              [PHOTO]                                   [PHOTO]
          JERRY D. CAMPBELL                          DANA M. CLUCKEY
Chairman and Chief Executive Officer     President and Chief Operating Officer

The Employees of Republic -
Our Greatest Asset

1996 was a year of continued energy and excitement for the employees of Republic Bancorp Inc. The Company's continued growth and success fosters a sales and customer-focused culture which creates outstanding opportunities for individuals truly committed to these ideals.

Sales Culture

All customer contact employees are trained, measured, recognized for achievement and financially rewarded on their sales efforts. Our organizational structure of five separate subsidiaries with local management teams supports the goal-oriented basis for successful sales companies.

Customer Focused

We believe in providing exceptional, personalized service. This is exemplified by The Republic "Sunset" Commitment which is signed by every employee and states, "I am committed to complete customer satisfaction. I will strive to resolve any problems or questions immediately. If this is not possible, I will get back to you before the sun sets."

Employee Ownership

Every full-time employee of Republic is a shareholder of Republic Bancorp Inc. We grant monthly stock awards to our employees to reward work performance, as well as to build and reinforce the sales and customer-focused culture and shareholder orientation which has been critical to our success.

[PHOTO}                                             [PHOTO]

Debra A. Hanses, PHR                               Michelle J. Dubblestyne
Vice President                                     Vice President
Corporate Human Resources                          Human Resources
Republic Bancorp Inc.                              Republic Savings Bank

Compensation

In addition to competitive base salaries, all Republic employees have an incentive component to their financial package. We believe that consistent, successful performers will have greater opportunity working at Republic and we are pleased to reward these individuals for their efforts.

Individual Development
A commitment to the growth and development of our staff is a key factor in the retention and recruitment of top performers nationwide. Some of these personal development opportunities include:

o   Mortgage Loan Officer Training Program
    Republic conducts in-house training for individuals seeking to explore career growth as a Mortgage Loan Originator. Many of our most successful Loan Originators are graduates of our classroom and field instruction programs.

o   Fast Track Management Training Program
    Each year we conduct extensive college recruiting to identify and recruit outstanding college graduates for our distinguished Fast Track Management Training Program. The program offers departmental rotations, participation in management training and meetings, individual mentors and accelerated performance review and salary consideration. The Fast Track Program is a unique opportunity for recent college graduates to be an integral part of a growing financial services company and to work directly with top sales and management professionals.


[PHOTO}                                  [PHOTO]

Denise M. Kiepper                       Nancy J. Weaver
Vice President                          Vice President
Human Resources                         Human Resources and Marketing
Republic Bancorp Mortgage Inc.          Market Street Mortgage Corporation

o   Career Planning and Development
    Republic supports the drive and energy of our employees who want to grow with the Company. Our Salary Administration and Compensation program shows employees the career path and requirements for progression in each functional area of the Company. External conferences, seminars and internal programs are coordinated by our Human Resources and Sales professionals. We also strongly believe in promoting from within the Company.

Communication

At Republic, we believe that sharing our business plan, goals and expectations with employees goes hand in hand with recognizing individual and team efforts and their accomplishments. Regular staff meetings, monthly "TeleRap" corporate conference calls with the Company's Chief Executive Officer, and an open-door management philosophy are examples of our commitment to honest, timely communication and feedback.

Opportunity

We work together to recruit the best people in the industry. Our people will tell you that Republic is a great place to work because of the many opportunities our culture provides, including:

o Lucrative income potential based on individual and team performance
o Comprehensive, flexible employee benefits programs
o Opportunities for personal growth and advancement
o Quarterly and annual awards
o "Mortgage Stars" trips and events
o Local lending support, including processing and closing
o Relationship banking philosophy
o Community service and support



[PHOTO}                                             [PHOTO]

Bethany L. Barker, SPHR                            Lynne Longstreet
Human Resources Officer                            Vice President
Republic Bank                                      Human Resources
                                                   CUB Funding Corporation

o Extensive mortgage, commercial and retail banking product lines, including SBA lending, mortgage portfolio lending, consumer loans and public funds
o   Corporate financial strength
o Philosophy that promotes excellence and goal achievement in our employees

Recruiting and retaining the best people to serve our customers and shareholders, while encouraging personal growth and financial success, continues to be our goal.


                                   [PHOTO}


Sitting left, Lorraine A. Jackman, Vice President, Public Funds, Republic Bank; T. Donnell Smith, CMB, Executive Vice President, Market Street Mortgage Corporation; Michael J. Gleason, Senior Vice President - Mortgage Sales Manager, Republic Bank. Standing left, Thomas F. Menacher, C.P.A., Senior Vice President, Treasurer and Chief Financial Officer, Republic Bancorp Inc.; Sandra J. Nickol, Senior Vice President, Mortgage Originations and Retail Administration, Republic Bancorp Mortgage Inc.; and Vivian N. Bennett, C.P.A., Financial Reporting and Investor Relations Manager, Republic Bancorp Inc.

Republic Bank

Republic Bank, a state chartered bank with its headquarters in Ann Arbor, Michigan, has 26 offices. Republic Bank serves six markets in Michigan, including Ann Arbor, Southeastern Michigan, Flint, Lansing, Jackson and Traverse City.

Republic Bank offers mortgage and commercial loan products through its retail banking and loan production offices. Republic Bank's expertise in serving the small to medium size business owner is demonstrated by its recognition as the Number One SBA lender in Michigan for the third consecutive year. Republic Bank offers deposit products and consumer loans to its customers through its retail banking network, utilizing personal bankers who are assigned to meet our customer needs.

As of December 31, 1996, Republic Bank had total assets of approximately $1.0 billion and total deposits of $735 million. In 1996, the Bank had mortgage loan closings of $396 million, commercial loan closings of $81 million and SBA loan closings of $18 million.


BOARD OF DIRECTORS..........................................................................
Howard J. Hulsman                     William C. Koons                   Milton J. Rosenbaum
   Chairman of the Board                Personal Financial Planner         Physician
   Chairman,                            American Express Financial       JoAnne Rosenfeld
   Ross Learning Center                 Services, Inc.                     Attorney

Lee E. Benz                           Jack R. Lousma                     David G. Stickel
   President                            Consultant                         Regional President,
   Benz Insurance Agency                                                   Secretary to the
                                      Milton F. Lutz, II                 Board
George L. Burkitt                       President                          and Community Bank
   C.P.A.                               Midbrook Products, Inc.            President-Flint

Barry J. Eckhold                      Robert L. McNaughton               John E. VanderPoel
   President and Chief                  President                          Chief Executive
Officer                                 McNaughton & Gunn                  Jackson Iron & Metal,
   Executive Officer                    Printers and Lithographers         Inc.

Robert G. Edgar                       Robert C. Manutes                  David W. Wright
   President                            Retired                            President and
   R.G. Edgar & Associates                                                 Chief Executive
                                                                           Officer
                                                                           Durakon Industries, Inc.
D. Wayne Fate                         William G. Milliken, Jr.           Michael D. Young
   Pharmacist                           Owner                              President, Michael D. Young
                                        Milliken Realty Company            Olds, Pontiac, GMC
                                                                           Trucks, Inc.

Lloyd G. Ganton                       William C. Rands, III
   President                            Managing Partner
   Ganton Retirement                    Sagres Partners
   Centers, Inc.


                                         [PHOTO]
                                    Barry J. Eckhold
                                    President and
                                    Chief Executive Officer



Republic Bank Officers & Locations

OFFICERS................................................................................
Barry J. Eckhold                   Jeffrey D. Saunders, C.P.A.       MORTGAGE LENDING
  President and                     Vice President and               Senior Vice
  Chief Executive Officer           Chief Financial Officer          Presidents
David G. Stickel                   Lucinda L. Stanton                Lawrence D. Corbett
    Regional President,              Vice President and              Michael J. Gleason
    Secretary to the Board and       Marketing Director              Daniel F. Mackenzie
    Community Bank President -      Bethany L. Barker, SPHR          David B. Randall
    Flint                            Human Resources Officer         Diana L. Wallace
  Constance A. Deneweth             COMMERCIAL LENDING               Vice Presidents
    Community Bank President -      Senior Vice Presidents           Sheila G. Brigham
    Traverse City                   Ronald L. Clingerman             Michael J. Charlow
  Dennis A. Hill                    Stuart A. Forsyth                Theresa A. Damman
    Community Bank President -      Vice Presidents                  Paul H. Herndon
    Jackson                         Douglas T. Allor                 Suzanne M. Lieder
  Richard P. Lupkes                 Vincent G. Cassisa               Heidi H. McNaughton
    Community Bank President -      Donald F. Chamberlain            Gregory B. Smith
    Ann Arbor                       Matthew J. Chrome                Holly G. Tegel
  David C. Williams                 Craig A. Criswell                RETAIL BANKING,
    Community Bank President -      John C. Deming                   CONSUMER LENDING,
    Southeastern Michigan           Anthony W. Devine                AND OPERATIONS
  Thomas G. Zernick                 Pamela J. Foster                 Vice Presidents
    Community Bank President -      D. Scott Hannah                  Sharon M. Bollinger
    Lansing                         E. James Houston, Jr.            Paul C. Fuller
  Theodore J. Carlson               Karl C. Jones                    Jack S. Harris
    Executive Vice President        Thomas P. McFadden               Lorraine A. Jackman
    Retail Banking                  Joann M. Roche                   Douglas A. Liverance
  Craig C. Foust                    Andrew P. Sabatine               Richard A. Roty
    Senior Vice President and       Robert C. Sisson                 Cheryl M. Schantz
    Chief Credit Officer            David J. Skaff                   Barbara J. Schmidt
                                    Gloria A. Tomaszewski            James L. Stotz
                                    Karl D. Zachmann                 Joanne M. Wrozek


LOCATIONS......................................................................................
Ann Arbor              1345 North Shiawassee St.    112 Jonesville St.         Southeastern Michigan
122 South Main St.     Owosso, MI  48867            Litchfield, MI  49252      1700 North Woodward Ave.
Ann Arbor, MI  48104   (517) 723-5101               (517) 542-2931             Bloomfield Hills, MI    48304
(313) 665-4030                                                                 (810) 258-5300

                       Jackson                      12811 East Chicago Rd.
2100 South Main St.    306 West Michigan Ave.       Somerset Center, MI  49282  31155 Northwestern Hwy.
Ann Arbor, MI  48103   Jackson, MI  49201           (517) 688-4433              Farmington Hills, MI  48334
(313) 665-4080         (517) 789-4300                                           (810) 737-0444

                                                    119 West Main St.
Flint                  125 West Main St.            Spring Arbor, MI  49283     18720 Mack Ave.
G-3200 Beecher Rd.     Hanover, MI  49241           (517) 789-4340              Grosse Pointe Farms, MI 48236
Flint, MI  48532       (517) 563-8332                                           (313) 882-6400
(810) 732-3300

                                                    Lansing

2050 South Linden Rd.  2201 East Michigan Ave.      500 North Homer St.         Traverse City
Flint, MI  48501       Jackson, MI  49202           Lansing, MI  48912          534 East Front St.
(810) 733-7500         (517) 789-4330               (517) 351-7300              Traverse City, MI 49686
                                                                                (616) 933-5626

220 East Main St.      2030 Fourth St.              601 West Grand River
Flushing, MI  48433    Jackson, MI  49203           Okemos, MI  48864           Loan Production Office
(810) 659-7712         (517) 789-4335               (517) 349-1930              616 Petoskey St.
                                                                                Petoskey, MI  49770
                                                                                (616) 347-0290

G-8455 South 904       North Wisener St.            127 East Grand River
Saginaw Rd.            Jackson, MI  49202           Webberville, MI 48892
Grand Blanc, MI  48439 (517) 789-4326               (517) 521-3122
(810) 694-8222

                       Loan Production Office
1070 East Main St.     4205 South Westnedge Ave.    105 West Middle St.
Owosso, MI  48867      Kalamazoo, MI  49008         Williamston, MI 48895
(517) 723-7800         (616) 344-0011               (517) 655-4371

Republic Savings Bank

Republic Savings Bank, a state chartered savings bank with its headquarters in Pepper Pike, Ohio, has 16 offices. Republic Savings Bank serves the greater Cleveland, Ohio banking market and has loan production offices in Columbus, Dayton and Cincinnati, Ohio and Indianapolis, Indiana.

Republic Savings Bank offers mortgage and commercial loan products through its retail banking and loan production offices. Republic Savings Bank offers deposit products and consumer loans to its customers through its retail banking network, utilizing personal bankers who are assigned to meet our customer needs.

At December 31, 1996, Republic Savings Bank had total assets of $467 million and total deposits of $285 million. In 1996, Republic Savings had mortgage loan closings of $338 million, commercial loan closings of $41 million and SBA loan closings of $6 million.




BOARD OF DIRECTORS......................................................................
Dennis J. Ibold                  Paul C. Drueke                      John L. Macklin
 Chairman of the Board             First Vice President                President
 Partner                           Stifel Nicolaus & Company, Inc.     Investment Advisors
 Petersen & Ibold                                                      International, Inc.
 Attorneys at Law
                                 Craig L. Johnson                    Lyman H. Treadway
                                   President and                       Consultant
                                   Chief Executive Officer             Retired Chairman and
Albert P. Blank                                                        Chief Executive Officer
 Executive Vice President                                              Bancapital Corporation

                                 John J. Lennon
Dana M. Cluckey                    Retired Chairman and
 President and                     Chief Executive Officer
 Chief Operating Officer           White Engines, Inc.
 Republic Bancorp Inc.




                                       [PHOTO]
                                    Craig L. Johnson
                                    President and
                                    Chief Executive Officer

Republic Savings Bank Officers & Locations



OFFICERS
Craig L. Johnson                            COMMERCIAL LENDING
  President and                             Vice Presidents
  Chief Executive Officer                   Thomas P. Krumel
                                            Daniel F. Merkel
Albert P. Blank                             Carl F. Moraw
  Executive Vice President                  Neil T. Young
                                            MORTGAGE LENDING
Michelle J. Dubblestyne                     Vice Presidents
  Vice President                            Davida F. Henson
  Human Resources                           Darrin L. Kresevic
                                            Marianne McCarty
Gregory T. Cook                             Edward M. McRitchie
  Vice President                            John L. Mlakar
  Retail Banking                            RETAIL BANKING,
                                            CONSUMER LENDING
Michelle T. Ferri, C.P.A.                   AND OPERATIONS
  Controller                                Vice President
                                            Leeanne M. Wright
Terry G. Robbins
  First Vice President and
  Secretary

LOCATIONS............................................................................

29225 Chagrin Blvd.              5710 Mayfield Rd.             Loan Production Office
Pepper Pike, OH  44122           Greens of Lyndhurst           7333 Paragon Rd.
(216) 514-3484                   Lyndhurst, OH  44124          Centerville, OH  45459
                                 (216) 461-7300                (513) 438-4663
26301 Curtiss Wright Pkwy.
Richmond Heights, OH  44143      8382 Mentor Avenue            Loan Production Office
(216) 289-0999                   Mentor, OH  44060             500 W. Wilson Bridge Rd.
                                 (216) 918-0800                Worthington, OH  43085
17800 Chillicothe Rd.                                          (614) 888-9582
Chagrin Falls, OH  44023         7220 Pearl Rd.
(216) 543-8237                   Middleburg Heights, OH 44130  Loan Production Office
                                 (216) 845-7945                201 South Capital
8389 Mayfield Rd.                                              Indianapolis, IN  46225
Chesterland, OH  44026           26777 Lorain Rd.              (317) 237-5300
(216) 729-1636                   North Olmsted, OH  44070
                                 (216) 779-9922                Loan Production Office
80 Severance Circle Dr.                                        8178 Beechmont Ave.
Cleveland Heights, OH  44118     3505 Lee Rd.                  Cincinnati, OH  45255
(216) 291-3171                   Shaker Heights, OH  44120     (513) 474-1188
                                 (216) 991-2800
5 Aurora St.
Hudson, OH  44236                2104 Warrensville Center Rd.
(216) 653-5111                   South Euclid, OH  44121
                                 (216) 932-7774

Republic Bancorp Mortgage Inc.

Republic Bancorp Mortgage Inc., a mortgage company with its headquarters in Farmington Hills, Michigan, has 13 offices in Michigan, Ohio, Connecticut, Massachusetts and New York. Republic Mortgage operates two divisions: Home Funding Inc. serving the Northeast and Unlimited Mortgage Services, Inc. serving Columbus, Ohio.

Unlimited Mortgage Services, Inc. was acquired in July 1996 and is anticipated to add over $100 million in mortgage loan closings in 1997.

Republic Mortgage offers a variety of mortgage products, including conventional, construction, FHA/VA government insured and jumbo products. Republic Mortgage also offers home equity loans and lines of credit. Republic Mortgage's Southeast Michigan region has consistently been recognized as one of the top five mortgage origination groups in the state.

Republic Bancorp Mortgage Inc. had mortgage closings of $701 million during 1996.




BOARD OF DIRECTORS.............................................................
George B. Smith                  Jerry D. Campbell               Barry J. Eckhold
  Chairman of the Board            Chairman and                   President and
                                   Chief Executive Officer        Chief Executive Officer
Charles W. Adams                   Republic Bancorp Inc.          Republic Bank
  Consultant
                                 Dana M. Cluckey                 William C. Rands, III
Douglas E. Brandewie               President and                  Managing Partner
  President and                    Chief Operating Officer        Sagres Partners
  Chief Executive Officer          Republic Bancorp Inc.


                                      [PHOTO]
                                    Douglas E. Brandewie
                                    President and
                                    Chief Executive Officer



Republic Bancorp Mortgage Inc.
Officers & Locations

OFFICERS...............................................................................
George B. Smith              Lawrence Rosenberg, C.P.A.            Vice Presidents
  Chairman of the Board        Chief Financial Officer             Patricia L. Anderson
                               and Secretary                       Barbara J. Bartus
Douglas E. Brandewie                                               Robert L. Borkowski
  President and              Kathleen Quinn                        Koleen M. Cook
  Chief Executive Officer      President, Home Funding             Charles W. Cracraft
                               Inc. Division                       Dayna M. DiNardo, C.P.A.
William A. Zablocki                                                Alfred E. Davis
  Senior Vice President      W. Eric Stone                         Robert D. Decraene
                               President, Unlimited                Susan A. Farrar
Sandra J. Nickol               Mortgage Services, Inc. Division    Debra J. Gouin
  Senior Vice President                                            Deborah E. Herman
                             Teresa E. Fagan                       C. Ann Jeffares
Denise M. Kiepper              Executive Vice President            Raquel R. Moore
  Vice President               Unlimited Mortgage                  Marcetta Nelson-Rhodes
  Human Resources              Services, Inc. Division             Barbara Jo Smith
                                                                   Daniel B. Smith
                                                                   Thomas B. Smith
                                                                   Timothy B. Smith
                                                                   Michael G. Taormino
                                                                   William D. Wilhammer


LOCATIONS..............................................................................
31155 Northwestern Hwy.            186 South Main St.         Two Meeting House Rd.
Farmington Hills, MI  48334        Plymouth, MI  48170        Chelmsford, MA  01824
(810) 932-6500                     (313) 459-7800             (508) 250-2700
(810) 932-4701
                                   543 Main St.               6701 Manlius Center Rd.
1919 West Stadium Blvd.            Rochester, MI  48307       East Syracuse, NY  13057
Ann Arbor, MI  48103               (810) 656-4200             (315) 431-4100
(313) 995-4499
                                   14715 Northline Rd.        1407 Route 9
1700 North Woodward Ave.           Southgate, MI  48195       Clifton Park, NY  12065
Bloomfield Hills, MI  48304        (313) 283-6200             (518) 373-0814
(810) 646-7050
                                   457 Main St.               Two Summit Ct.
322 West Grand River               Danbury, CT  06811         Fishkill, NY  12524
Brighton, MI  48116                (203) 791-1736             (914) 896-1800
(810) 229-7440
                                   450 W. Wilson Bridge Rd.
                                   Worthington, OH  43085
                                   (614) 785-1730

Market Street Mortgage Corporation

Market Street Mortgage Corporation, a mortgage company with headquarters in Clearwater, Florida, has 35 offices in Florida, Alabama, Arizona, Colorado, Georgia, Illinois, Maryland, North Carolina, Virginia and Utah. Market Street has a mortgage loan servicing portfolio of $2.5 billion with over 35,000 mortgage loans.

Market Street Mortgage offers a variety of mortgage products, including conventional, construction, FHA/VA government insured and jumbo products. In the Tampa Bay area, Market Street was the Number One originator of mortgages for home purchases for the seventh year in a row. For the second consecutive year, Market Street was named one of the nation's top-five performing mortgage banking companies by a national research firm.

Market Street Mortgage had mortgage loan closings of $1.1 billion during 1996.


BOARD OF DIRECTORS................................................................
Randall C. Johnson, CMB        Dana M. Cluckey                  T. Donnell Smith, CMB
  Chairman of the Board          President and                    Executive  Vice President
  President and                  Chief Operating Officer
  Chief Executive Officer        Republic Bancorp Inc.

Jerry D. Campbell              Michael H. Dillon, C.P.A.
  Chairman and                   Executive Vice President
  Chief Executive Officer
  Republic Bancorp Inc.


                                        [PHOTO]
                                    Randall C. Johnson, CMB
                                    Chairman, President and
                                    Chief Executive Officer

Market Street Mortgage Corporation
Officers & Locations


OFFICERS..............................................................................
Randall C. Johnson, CMB      Nancy A. Jones                 Joy C. Douglas
  Chairman of the Board        Senior Vice President        Deborah L. Drake
  President and                                             Tammy J. Hawkes
  Chief Executive Officer    Barbara V. VanAntwerp          Bruce W. Kates
                               Senior Vice President        Patricia K. McCabe
T. Donnell Smith, CMB                                       Brian J. Murphy
  Executive Vice President   Nancy J. Weaver                Brian W. Prentice
                               Vice President               Lauren C. Reed
Michael H. Dillon, C.P.A.      Human Resources and          Charles W. Richardson
  Executive Vice President     Marketing                    Neal B. Saxon, Jr.
                                                            Timothy A. Slone
James B. Capps               Vice Presidents                Gene F. Swindle
  Senior Vice President        Betty Ann Armstrong          John M. Welsh
                               Anna Y. Agee                 Frank L. Wolff
Tracy S. Jackson, C.P.A.       Anthony J. Agliardi, C.P.A.
  Senior Vice President        Michael T. Alea
  Chief Financial Officer,     Ross G. Bennett, CMB
  Treasurer and Secretary      Barry W. Carroll
                               Jerry F. Cobbe

LOCATIONS..............................................................................................
2650 McCormick Dr.        1800 Second St.               500 E. Fry Blvd.           Woodfield Financial Ctr.
Clearwater, FL  34619     Sarasota, FL  34236           Sierra Vista, AZ  85635    1375 E. Woodfield Rd.
(800) 669-3210            (941) 954-8880                (520) 458-8523             Shaumburg, IL 60173
(813) 724-7000                                                                     (847) 706-9411

28341 S. Tamiami Trail    3160 Fifth Ave. North         6303 E. Tanque Verde       3901 National Dr.
Bonita Springs, FL 34134  St.Petersburg, FL  33713      Tucson, AZ  85715          Burtonsville,  MD 20866
(941) 495-5454            (813) 539-8300                (520) 751-0071             (301) 989-8500

1375 Oakfield Dr.         13920 North Dale Mabry Hwy.   7850 Vance Dr.             18215-D Flower Hill Way
Brandon, FL  33511        Tampa, FL  33618              Arvada, CO  80003          Gaithersburg, MD  20879
(813) 681-7700            (813) 968-8766                (303) 424-6993             (301) 670-5660

                                                        Plaza Quebec
3620 NW 43rd St.          1715 N. Westshore Blvd.       6025 South Quebec          2701 Coltsgate Rd.
Gainesville, FL  32606    Tampa, FL  33607              Englewood, CO  80111       Charlotte, NC  28211
(352) 336-7766            (813) 286-8700                (303) 721-1120             (704) 365-9044

Cross Bayou Commerce Ctr. North Village Professional    214 8th St.
11701 Belcher Rd. South   Ctr.                          Glenwood Springs,CO 81601  7611 Little River Turnpike
Largo, FL  33773          3802 Ehrlich Road             (970) 945-7200             Annandale, VA  22003
(813) 539-8300            Tampa, FL  33624                                         (703) 941-6600
(813) 961-6694

2500 Maitland             3550 Buschwood Park Dr.       5669 Whitesville Rd.       3998 Fair Ridge Dr.
Center Pkwy.              Tampa, FL  33618              Columbus, GA  31904        Fairfax,  VA 22033
Maitland, FL  32751       (813) 932-45786719            (706) 324-0074             (703) 359-0100
(407) 875-6900

11440 N. Kendall Dr.      Taylor Circle                 300 Chastain Center Blvd.  8700 Centreville Rd.
Miami, FL  33176          Montgomery, AL  36117         Kennesaw, GA  30144        Manassas, VA 20110
(305) 596-1640            (334) 277-9011                (770) 795-0886             (703) 331-0300

9050 Pines Blvd.          2222 S. Dobson Rd.            23 Eastbrook Bend          917 East Country Hills Dr.
Pembroke Pines, FL 33024  Mesa, AZ  85202               Peachtree City, GA 30269   South Ogden  City,  UT 84403
(954) 438-6600            (602) 897-7447                (770) 631-4000             (801) 392-6160

698 Brent Ln.             4222 East Camelback Rd.       8752-3 West 159th St.
Pensacola, FL  32503      Phoenix, AZ  85018            Orland Park, IL  60462
(904) 479-7991            (602) 840-4434                (708) 403-5663

CUB Funding Corporation

CUB Funding Corporation, a mortgage company with headquarters in Calabasas, California, has 16 offices in California, Illinois, Missouri and Oregon. CUB Funding Corporation operates two divisions: Leader Financial serving Illinois and Missouri and RSL Mortgage serving California markets.

Leader Financial was acquired in April 1996 and closed over $136 million in mortgage loans during the year.

CUB Funding offers a variety of mortgage products, including conventional, FHA/VA government insured and jumbo products. CUB Funding also offers various types of home equity loans and lines of credit.

CUB Funding had mortgage loan closings of $1.0 billion during 1996.


BOARD OF DIRECTORS........................................................................
Douglas E. Jones               Barry J. Eckhold            Brian R. Ludtke, C.P.A.
  Chairman of the Board and      President and              Executive Vice President
  Chief Executive Officer        Chief Executive Officer    and Chief Financial Officer
                                 Republic Bank

Jerry D. Campbell              Daniel M. LuVisi            John E. VanderPoel
  Chairman and                   Vice Chairman              Chief Executive Officer
  Chief Executive Officer        and President              Jackson Iron & Metal, Inc.
  Republic Bancorp Inc.

Dana M. Cluckey
  President and
  Chief Operating Officer
  Republic Bancorp Inc.


                                        [PHOTO]
                                    Douglas E. Jones
                                    Chairman of the Board and
                                    Chief Executive Officer

CUB Funding Corporation
Officers & Locations

OFFICERS.........................................................................
Douglas E. Jones                John P. Dixon               Lynne Longstreet
  Chairman of the Board and       Senior Vice President       Vice President,
  Chief Executive Officer                                     Human Resources
                                Anne L. Elliott
Daniel M. LuVisi                  Senior Vice President     Dennece L. Bickley
  Vice Chairman and President                                 Vice President
                                John P. Gunther
Brian R. Ludtke, C.P.A.           President, RSL Division   Susan M. Porta
  Executive Vice President                                    Quality Control and
  and Chief Financial Officer   Harry A. "Bud" Blank          Compliance Officer
                                  President,
                                  Leader Financial Division


LOCATIONS...........................................................................
26565 West Agoura Rd.            2580 E. Main St.                  1659 Clarkson Rd.
Calabasas, CA  91302             Ventura, CA  93003                Chesterfield, MO  63017
(800) 729-7334                   (800) 577-4775                    (314) 530-9494

26560 West Agoura Rd.            21241 Ventura Blvd.               386 Festus Center Dr.
Calabasas, CA  91302             Woodland Hills, CA  91364         Festus, MO  63028
(818) 878-5959                   (818) 227-8360                    (314) 931-5626

24411 Ridge Route Dr.            25115 Avenue Stanford             423 South Kirkwood Rd.
Laguna Hills, CA  92653          Valencia, CA  91355               Kirkwood, MO  63122
(800) 966-4775                   (805) 294-8844                    (314) 965-9940

3140 Gold Camp Dr.               702 E. Highway 50                 13723 Riverport Dr.
Rancho Cordova, CA  95670        O'Fallon, IL  62269               Maryland Heights, MO  63043
(800) 900-4284                   (618) 632-1010                    (314) 770-0288

1265 S. Bascom Ave.              112 W. Homer Adams Pkwy.          713 Salem Ave.
San Jose, CA  95128              Alton, IL  62002                  Rolla, MO 65401
(800) 559-4775                   (618) 467-5626                    (573) 368-2992

                                                                   4000 S.W. Kruse Way Place
                                                                   Lake Oswego, OR  97035
                                                                   (800) 769-9899



Five Year Summary of Selected Financial Data

                                                             Year Ended December 31,
                                         -----------------------------------------------------------
                                           1996         1995        1994        1993         1992
                                         --------     --------    --------    --------    ----------
Statements of Income Information
(Dollars in Thousands)
  Net interest income                    $ 36,720     $ 30,405    $ 33,220    $ 36,563    $   33,729
  Provision for loan losses                   290           24          94         603         3,967
  Mortgage banking income                  86,377       70,960      69,899      85,128        30,697
  Noninterest expense                     104,492(1)    83,152      85,021      93,539        47,811
  Net income before cumulative
    effect of change in accounting
    principle and extraordinary item       15,066       14,264      15,719      22,233        11,422
  Cumulative effect of a change in
    accounting principle                     --           --          --           950          --
  Extraordinary item, loss on early
    redemption of debt                       (388)        --          --          --            --
                                         --------     --------    --------    --------    ----------
      Net Income                         $ 14,678     $ 14,264    $ 15,719    $ 23,183    $   11,422
                                         --------     --------    --------    --------    ----------
Per Common Share(2)
  Net income (before change in
    accounting principle and
    extraordinary item)                  $    .83     $    .76    $    .82    $   1.19    $      .66
  Net income (fully diluted)                  .81          .76         .82        1.24           .66
  Cash dividends declared                     .37          .31         .25         .16           .13
  Dividend payout ratio                        46%          40%         30%         13%           19%
  Book value                             $   7.11     $   6.97    $   6.39    $   6.09    $     4.90
Operating Data
 (Dollars in millions)
  Residential mortgage loan
    closings                             $  3,581     $  2,847    $  2,837    $  4,911    $    2,078
  SBA loan closings                            24           17          12           7             1
  Mortgage loan servicing portfolio         2,706        3,967       4,669       3,023         2,049
Year-End Balances
 (Dollars in millions)
  Assets                                 $  1,490     $  1,473    $  1,364    $  1,171    $    1,126
  Total portfolio loans                       785          578         605         407           526
  Total deposits                            1,014          905         819         834           898
  Long-term debt                               49           52          56          20             5
  Shareholders' equity                        122          126         118         111            84
Ratios
  Return on average assets(3)                1.11%        1.00%       1.23%       1.94%         1.20%
  Return on average equity(3)               13.06        11.71       13.43       23.72         15.05
  Net interest margin                        2.88         2.38        2.88        3.29          3.70
  Non-performing assets to
    total assets                              .44          .20         .30         .45           .69
  Allowance for estimated loans losses
    to portfolio loans                        .60          .87         .92        1.77          1.46
  Net charge-offs to average loans
    outstanding(4)                            .06          .06         .20         .06           .26
Capital Ratios
  Average shareholders'
    equity to assets                         8.52%        8.56%       9.14%       8.16%         8.15%
  Tier 1 risk-based capital                 13.30        15.72       17.57       16.35         12.97
  Total risk-based capital                  13.84        18.63       21.05       20.19         14.23
  Tier 1 leverage                            8.16         8.31        8.43        8.43          7.51


(1) Includes a one-time assessment of $1.5 million ($975,000 after tax or $.06 per share) for the recapitalization of the Savings Association Insurance Fund (SAIF).
(2) All per common share amounts have been restated to reflect stock dividends.
(3) Excludes one-time SAIF assessment charge and the extraordinary item for the year ended December 31, 1996. Including the SAIF assessment charge and the extraordinary item, return on average assets and return on average equity were 1.02% and 11.95%, respectively.
(4) Includes mortgage loans held for sale.

                                      20

Condensed Financial Review

OVERVIEW
Republic Bancorp Inc. (the "Company") earned net income of $14.7 million in 1996. Excluding the extraordinary item of $388,000 for the early redemption of debt in February 1996 and the one-time assessment for the recapitalization of the SAIF of $975,000, net income for 1996 was $16.0 million, an increase of 12% over the $14.3 million earned in 1995. Fully diluted earnings per share was $.81 for the year ended December 31, 1996. Excluding the extraordinary item and SAIF assessment, earnings per share in 1996 was $.89, an increase of 17% over the $.76 earnings per share in 1995.

The improved 1996 results reflect significant increases in mortgage banking income and net interest income. Mortgage banking income in 1996 was $86.4 million, an increase of 22% from 1995, due primarily to increased mortgage loan closings. Net interest income, on a fully taxable equivalent basis, was $37.5 million, an increase of 23% over 1995. The net interest margin increased to 2.88% during 1996 from 2.38% in 1995.

MORTGAGE BANKING
The mortgage banking line of business concentrates on two activities: mortgage loan production and mortgage loan servicing. Mortgage loans are originated through the Company's 70 retail and wholesale mortgage loan production offices and 36 retail bank branch offices of Republic Bank and Republic Savings Bank. The substantial majority of the Company's mortgage loan originations are conventional mortgage loans secured by residential properties which comply with the requirements for sale or conversion to mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation ("FHLMC"), the Federal National Mortgage Association ("FNMA"), or the Government National Mortgage Association ("GNMA").

The following table reflects the Company's mortgage loan closings over the past three years:

                                               Year ended December 31,
                                               -----------------------
                                              1996       1995        1994
                                             ------     -----        -----
                                                 (Dollars in millions)
Total residential mortgage loan closings    $ 3,581    $2,847        $2,837
Retail loans originated percentage               76%       68%           63%
Wholesale loans originated percentage            24%       32%           37%

The Company's originations of single-family residential mortgage loans increased $734 million in 1996 to $3.58 billion. The primary factors affecting the increased volume of originations include the Company's expanded mortgage delivery system and the overall lower interest rate environment. The Company's mortgage loans in process were $930 million at December 31, 1996 compared to $794 million at December 31, 1995.

The following table presents the Company's mortgage banking income:

                                                           Year ended December 31,
                                                      --------------------------------
                                                          1996      1995          1994
                                                        ------     -----         -----
                                                           (Dollars in thousands)
Mortgage loan production income                       $ 70,499     $49,656     $36,528
Net mortgage loan servicing income                       8,220       9,596       7,439
Gain on sale of bulk mortgage servicing rights           7,658      11,708      25,932
                                                      --------    --------     -------
  Total mortgage banking income                       $ 86,377     $70,960     $69,899
                                                      ========     =======     =======

Mortgage banking income, the largest component of total noninterest income, rose 22% to $86.4 million in 1996, after increasing 2% in 1995. The increase in 1996 was primarily due to growth in mortgage loan production income which includes loan origination fees (e.g., points collected), gain on the sale of mortgage loans and gain on the sale of mortgage servicing rights released concurrently with the underlying loans sold. In 1996, mortgage loan production income increased $20.8 million, or 42%, to $70.5 million. The increase in 1996 is attributable to the higher level of loan originations as well as improved margins due to a higher percentage mix of retail loan originations.
                                                                  (continued)

The ratio of mortgage loan production income to mortgage loans sold rose 12 basis points in 1996 to 1.99% compared to 1.87% in 1995 and 1.23% in 1994.

The Company may elect to sell mortgage servicing rights concurrently with the sale of the underlying mortgage loans or retain the servicing rights. Any servicing rights retained may subsequently be sold in bulk form. The level of bulk servicing sales is dependent upon the Company's strategy to either build or reduce the servicing portfolio and is further based upon current market conditions. In 1996, sales of bulk servicing for loans with principal balances of $2.3 billion resulted in gains of $7.7 million, substantially lower than gains from 1995 and 1994.


NET INTEREST INCOME

Net interest income stated on a fully taxable equivalent (FTE) basis rose 23% to $37.5 million in 1996 from $30.4 million in 1995, primarily due to growth in average earning assets with higher yields and a decline in rates paid on short-term borrowings, FHLB advances and long term debt. Average interest-earning assets rose $24.7 million to $1.3 billion in 1996, as a decline in average investment securities of $80.9 million was more than offset by increases in average mortgage loans held for sale and average portfolio loans totaling $113.2 million. Interest income growth also benefited from a shift in the mix of earning assets from lower-yielding investment securities to higher-yielding commercial and installment loan balances. Net interest income growth also resulted from a decrease in interest expense as average short-term borrowings declined $99.7 million, or 36% to $174.7 million, reflecting the replacement of more expensive third-party warehousing lines of credit to fund mortgage loan originations with less expensive Republic Bank and Republic Savings Bank interest bearing deposits and short-term borrowings. In addition, the Company's first quarter 1996 redemption of the $17.25 million 9% Subordinated Notes through a private placement of $22.5 million 6.87% Senior Debentures contributed to the decrease in the average cost of funds. As a result, the net interest margin increased 50 basis points to 2.88% for 1996 from 2.38% in 1995.


NON INTEREST EXPENSE

During the quarter ended September 30, 1996, the Company recorded a one time assessment of $1.5 million as required by the Federal Deposit Insurance Corporation to recapitalize the Savings Association Insurance Fund (SAIF). The one-time assessment related to $212 million in SAIF insured deposits at Republic Savings Bank and $17 million in SAIF insured deposits at Republic Bank.


BALANCE SHEET ANALYSIS

Total assets were $1.49 billion at December 31, 1996 compared to $1.47 billion at December 31, 1995. This change primarily reflects an increase in portfolio loans which were funded by declines in investment securities and mortgage loans held for sale.

Total loans, excluding loans held for sale, at December 31, 1996 were $784.6 million. This represents an increase of $206.5 million, or 36%, from the $578.1 million reported at December 31, 1995. Residential real estate loans increased $125.1 million to $506.9 million, at December 31, 1996, from $381.8 million, at December 31, 1995, primarily due to the Company retaining a higher percentage of variable rate residential real estate loans in 1996 over prior years. The Company will continue its emphasis on originating fixed rate residential real estate loans to be sold into the secondary market, and on generating adjustable rate, real estate-secured portfolio loans. Commercial loans increased from $132.4 million to $195.2 million at December 31, 1996. The increase of $62.8 million from the prior year was due to the Company's focus on serving the needs of the small to medium size business owners. Installment loans, primarily home equity loans, increased by $18.6 million from 1995, reflecting the Company's success of expanded sales and marketing efforts in home equity lending.
                                                                  (continued)
                                      22

The Company attempts to minimize credit risk in its loan portfolio by focusing primarily on residential real estate mortgages and real estate-secured commercial loans. As of December 31, 1996, these loans comprised 85.7% of the total loan portfolio. The focus of the Company on real estate-secured lending with lower loan to value ratios is generally reflected in the low net charge-off ratio percentages. In 1996 and 1995, net charge-offs as a percentage of average total loans outstanding was .06%, which is significantly below peer group.

Investment securities totaled $228.6 million at December 31, 1996, a decrease of $89.1 million from December 31, 1995, reflecting sales of securities primarily to fund growth in higher-yielding portfolio loans. The investment securities portfolio represented 15.3% of the Company's total assets at year-end 1996, compared to 21.6% at December 31, 1995.

Total deposits, the Company's primary source of funding, grew 12% to $1.0 billion at December 31, 1996 from $904.7 million at December 31, 1995. Retail deposits represent the largest and most stable component of total deposits and consist of demand deposits, NOW accounts, savings accounts, money market accounts, Individual Retirement Accounts (IRA's) and retail certificates of deposit. At year-end 1996, retail deposits totaled $800.5 million, an increase of $63.5 million, or 9% from $737.0 million at year-end 1995. This increase primarily reflected the Company's success of expanded sales and marketing efforts of savings and money market accounts. Non-interest bearing deposits totaled $126.9 million at December 31, 1996, comparable with the balance at the end of 1995, and represents 13% of the Company's total deposits at year-end 1996.

Short-term borrowings at year-end 1996 include federal funds purchased and securities sold under agreements to repurchase. At December 31, 1996, short-term borrowings totaled $121.1 million, a decrease of $142.3 million, or 54%, from $263.5 million at December 31, 1995. This decline resulted from the Company's replacement of warehousing lines of credit at the mortgage companies with interest bearing deposits, short-term borrowings and Federal Home Loan Bank (FHLB) advances. FHLB advances totaled $134.2 million at December 31, 1996, up $53.7 million, or 67%, from $80.5 million at December 31, 1995. Long-term debt totaled $49.2 million at December 31, 1996, compared to $51.9 million at December 31, 1995.


CAPITAL RESOURCES

Shareholders' equity decreased $4.6 million, or 4%, to $121.8 million at December 31, 1996, from $126.4 million at December 31, 1995. Shareholders' equity declined as the retention of $8.1 million in net income after dividends was offset by the repurchase and retirement of 1,128,400 shares of common stock and a $1.1 million increase in unrealized losses on securities available for sale.

The following table sets forth the Company's Total risk-based capital ratios, Tier 1 to risk-based capital ratios and Tier 1 leverage ratios:

                                                  December 31,
                                              --------------------
                                               1996          1995
                                               ----          ----
Total  risk-based capital ratios              13.84%        18.63%
Tier 1 to risk-based capital ratios           13.30%        15.72%
Tier 1 leverage ratios                         8.16%         8.31%

The Company is committed to maintaining a strong capital position at Republic Bank and Republic Savings. As of December 31, 1996, the Total risk-based capital ratio, Tier 1 to risk-based capital ratio and Tier 1 leverage ratio for Republic Bank and Republic Savings were substantially in excess of regulatory requirements for well capitalized financial institutions.



Condensed Consolidated
Financial Statements

                                                             December 31,
                                                   ----------------------------
Consolidated Balance Sheets                             1996           1995
                                                   -----------    -------------
                                                       (Dollars in thousands)
ASSETS:
  Cash and due from banks                          $    33,590    $    36,260
  Interest-bearing deposits with banks                   6,524          3,381
  Mortgage loans held for sale                         329,157        423,364
  Securities available-for-sale                        228,621        317,769
  Loans, net of unearned income                        784,628        578,112
  Less allowance for loan losses                        (4,709)        (5,002)
                                                   -----------    -----------
    Net loans                                          779,919        573,110
  Premises and equipment                                15,008         14,724
  Mortgage servicing rights                             44,398         58,265
  Other assets                                          53,148         45,817
                                                   -----------    -----------
    Total assets                                   $ 1,490,365    $ 1,472,690
                                                   -----------    -----------

LIABILITIES:
  Non-interest bearing deposits                    $   126,940    $   126,427
  Interest bearing deposits                            886,767        778,302
                                                   -----------    -----------
    Total deposits                                   1,013,707        904,729
  Federal funds purchased and securities
    sold under agreements to repurchase                115,156        134,237
  Other short-term borrowings                            5,986        129,214
  FHLB advances                                        134,200         80,500
  Accrued expenses and other liabilities                49,243         44,806
  Long-term debt                                        49,189         51,928
                                                   -----------    -----------
      Total liabilities                              1,367,481      1,345,414

  Minority interest                                      1,069            900

SHAREHOLDERS' EQUITY

  Common stock, $5 par value; 20,000,000
    shares authorized:  17,129,142 and
    18,125,779 shares issued and outstanding
    in 1996 and 1995, respectively                      85,646         82,390
  Capital surplus                                       37,538         43,177
  Retained earnings                                      1,079          2,172
  Net unrealized losses on securities
    available-for-sale                                  (2,448)        (1,363)
                                                   -----------    -----------
      Total shareholders' equity                       121,815        126,376
                                                   -----------    -----------
      Total liabilities and shareholders' equity   $ 1,490,365    $ 1,472,690
                                                   ===========    ===========



                                                     Year Ended December 31,
                                             --------------------------------------
Consolidated Statements of Income               1996          1995        1994
                                             ---------    ---------   ---------
                                       (Dollars in thousands, except per share data)
  Total interest income                      $  99,147    $  95,597   $  78,219
  Total interest expense                        62,427       65,192      44,999
                                             ---------    ---------   ---------
    Net interest income                         36,720       30,405      33,220
  Provision for loan losses                        290           24          94
                                             ---------    ---------   ---------
    Net interest income after
     provision for loan losses                  36,430       30,381      33,126
  Total noninterest income                      90,846       75,201      75,661
  Total noninterest expense                    104,492       83,152      85,021
                                             ---------    ---------   ---------
    Income before income taxes and
     extraordinary item                         22,784       22,430      23,766
  Provision for income taxes                     7,718        8,166       8,047
                                             ---------    ---------   ---------
    Income before extraordinary item            15,066       14,264      15,719
     Extraordinary item, early redemption
       of debt, net of tax                        (388)        --          --
    Net Income                               $  14,678    $  14,264   $  15,719
                                             ---------    ---------   ---------
PER COMMON SHARE:
  Income before extraordinary item           $    0.83    $    0.76   $    0.82
  Extraordinary item, early redemption
    of debt, net of tax                           (.02)        --          --
                                             ---------    ---------   ---------
  Net income per common share (primary and
   fully diluted)                            $    0.81    $    0.76   $    0.82
                                             =========    =========   =========



Consolidated Statement of Shareholders' Equity
                                                                          Unrealized
                                                                           Losses on
                                  Number of                               Securities        Total
                                   Common   Common    Capital  Retained    Available     Shareholders'
                                   Shares    Stock    Surplus  Earnings    For Sale         Equity
                                  --------- -------   -------  --------   ----------    --------------
Balances at January 1, 1996        16,478   $82,390   $43,177    $ 2,172    $(1,363)    $126,376
  Net Income                                                      14,678                  14,678
  Cash dividends declared                                         (6,531)                 (6,531)
  Awards of common shares
    under Restricted Stock Plan                          (790)                              (790)
  Amortization of restricted stock                        648                                648
  10% Common share dividend         1,565     7,827     1,398     (9,240)                    (15)
  Issuance of common shares for:
    Exercise of stock options         214     1,071       (31)                             1,040
  Tax benefit relating to exercise
    of stock options                                      514                                514
  Change in unrealized losses on
    securities available-for-sale                                            (1,085)      (1,085)
  Repurchase of common shares      (1,128)   (5,642)   (7,378)                           (13,020)
                                   ------   -------   -------    -------    -------     --------
Balances at December 31, 1996      17,129   $85,646   $37,538    $ 1,079    $(2,448)    $121,815
                                   ======   =======   =======    =======    =======     ========

Independent Auditors' Report

Republic Bancorp Inc.

We have audited the consolidated balance sheets of Republic Bancorp Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. Such consolidated financial statements and our report thereon dated January 16, 1997, expressing an unqualified opinion (which are not included herein) are included in Appendix A to the proxy statement for the annual meeting of stockholders. The accompanying condensed consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on such condensed consolidated financial statements in relation to the complete consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated financial statements of Republic Bancorp Inc. on page 24 and 25 is fairly stated in all material respects, in relation to the basic consolidated statements from which it has been derived.

/s/ Deloitte & Touche LLP
-------------------------
January 16, 1997
Detroit, Michigan

Republic Bancorp Inc.
Board of Directors, Officers & Locations


BOARD OF DIRECTORS......................................................................
Jerry  D. Campbell            Gary Hurand                       Kelly E. Miller
  Chairman and                  President                         President
  Chief Executive Officer       Dawn Donut Systems, Inc.          Miller Oil Corporation

Dana M. Cluckey, C.P.A.       Dennis J. Ibold                   Joe D. Pentecost
  President and                 Partner                           President
  Chief Operating Officer       Petersen & Ibold                  Better Properties, Inc.
                                Attorneys at Law
Bruce L. Cook                                                   George B. Smith
  President                   Stephen M. Klein                    Chairman of the Board
  Wolverine Sign Works          Chairman and                      Republic Bancorp Mortgage Inc.
                                Chief Executive Officer
Richard J. Cramer               Omni Financial Services, Inc.   Dr. Jeoffrey K. Stross
  President                                                       Professor of Internal Medicine
  Dee Cramer, Inc.            John J. Lennon                      Associate Chief of
                                Retired Chairman and                Clinical Affairs
Dr. George A. Eastman           Chief Executive Officer           University Medical Center,
  Orthodontic Consultant        White Engines, Inc                The University of Michigan.

Howard J. Hulsman             Sam H. McGoun                     DIRECTORS - EMERITI
  Chairman                      President and                   Myer N. Franklin
  Ross Learning Inc.            Chief Executive Officer         David Laro
                                Willis Corroon Corporation      John F. Northway
                                of Michigan, Inc.               Lyman H. Treadway


OFFICERS...................................................................................
Jerry D. Campbell             Thomas F. Menacher, C.P.A.        Travis D. Jones, C.P.A.
  Chairman and                  Senior Vice President,            Vice President and
  Chief Executive Officer       Treasurer and                     Controller
                                Chief Financial Officer
Dana M. Cluckey, C.P.A.                                         Gregory R. Bixby
  President and               Timothy G. Blazejewski, C.P.A.      Vice President
  Chief Operating Officer       Vice President and                Chief Information Officer
                                Chief Investment Officer
Barry J. Eckhold                                                Pamela E. Taiariol
  Vice President              Debra H. Hanses, PHR                Corporate Internal Audit
  Chief Credit Officer          Vice President                    and Compliance Officer
                                Corporate Human Resources
George E. Parker, III
  General Counsel and
  Corporate Secretary

LOCATIONS..................................................................................
1070 East Main St.            122 South Main St.
Owosso, MI  48867             Ann Arbor, MI  48104
(517) 725-7337                (313) 665-4030



Shareholder Information

SUMMARY OF COMMON SHARE MARKET DATA

                                            Market Price on Common Shares
                                       --------------------------------------
                                             1996                   1995
                                             ----                   ----
                                         High       Low        High      Low
                                      ------     ------      ------    -------
First quarter                          10 7/8    9 5/8        9 5/8    8 1/4
Second quarter                         10 5/8       10       10 1/2    9 1/8
Third quarter                              11    9 7/8       11 3/4    9 1/2
Fourth quarter                         12 3/8   10 7/8       11 3/4    9 1/8


The Company had 4,785 common shareholders of record and approximately 13,500 total common shareholders as of February 28, 1997. The Common Stock is traded on the Nasdaq Stock Market under the symbol "RBNC". The prices shown above are the high and low sales prices of the common stock reported during the periods indicated and have been restated to reflect all stock dividends.

The Board of Directors of Republic Bancorp Inc., on February 21, 1997, declared a quarterly cash dividend of $.10 per share on Common Stock, payable on April 4, 1997 to shareholders of record on March 7, 1997. It is the current intent of the Company's Board of Directors to continue to distribute quarterly cash dividends to common shareholders at the rate of $.10 per share and to retain the balance of earnings and surplus to provide operating capital and to finance the growth and development of the Company.

The Company has historically declared stock dividends on its Common Stock. Payment of such stock dividends in the future will be dependent upon the consolidated earnings and financial condition of the Company and other such factors as the Board of Directors may consider relevant at the time.

Quarterly Data
Selected unaudited quarterly financial information for the latest eight quarters is shown in the table below. All amounts are in thousands, except per common share amounts. Per share amounts have been restated for all applicable stock dividends.


                                       1996                               1995
                          -------------------------------   --------------------------------
                          1st Qtr 2nd Qtr 3rd Qtr  4th Qtr  1st Qtr  2nd Qtr 3rd Qtr 4th Qtr
                          ------- ------- --------  -------  -------  ------ ------- --------
Total income              $44,825 $46,981 $49,183 $49,004   $38,570 $42,062 $45,818 $44,348
Total interest income      24,162  24,216  25,608  25,161    22,540  23,409  24,608  25,040
Total interest expense     16,060  15,339  15,659  15,369    14,764  15,873  17,237  17,318
Provision for loan losses      65      45      90      90        12      12       -       -

Net income                  2,627   4,146   3,754   4,151     4,205   3,925   4,114   2,020

Net income per common share:
Primary and fully diluted $   .14     .22     .21     .24       .22     .21     .22     .11

ANNUAL MEETING
The Annual Meeting of Shareholders of Republic Bancorp Inc. will be held on April 23, 1997 at 9:00 a.m. at the Novi Hilton, 21111 Haggerty Road, Novi, Michigan.

ADDITIONAL SHAREHOLDER INFORMATION
Those seeking general information about the Company or a copy of the Form 10-K filed with the Securities and Exchange Commission may contact Mr. Thomas
F. Menacher, C.P.A., Senior Vice President, Treasurer and Chief Financial Officer or Ms. Vivian N. Bennett, C.P.A., Financial Reporting and Investor Relations Manager, at 1070 E. Main Street, Owosso, Michigan 48867, (517) 725-7004.

DIVIDEND REINVESTMENT PLAN
Republic Bancorp Inc. shareholders of record may elect to have dividends automatically reinvested in additional shares of Republic Bancorp Inc. stock through its Dividend Reinvestment Plan (Plan). The Plan offers you the opportunity to reinvest your quarterly cash dividends, as well as make supplemental cash contributions toward the purchase of additional Republic Bancorp common stock. The Plan is voluntary and there are no service charges or brokerage fees for purchases under the Plan. We are pleased to make this Plan available to Republic shareholders, and we invite you to participate.

Requests for additional information about this Plan, or any questions about stock holdings should be directed to Ms. Vivian N. Bennett C.P.A., Financial Reporting and Investor Relations Manager, at 1070 E. Main Street, Owosso, Michigan 48867, (517) 725-7004.

STOCK TRANSFER AGENT AND REGISTRAR
Request for information from the Company's stock transfer agent and registrar should be directed to State Street Bank and Trust Company, c/o Boston EquiServe, P.O. Box 8200, Boston, Massachusetts, 02266, (800) 257-1770.

COMMON STOCK
The common stock of Republic Bancorp Inc. trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol RBNC. The following 23 brokerage firms make a market in the common stock of Republic Bancorp Inc.

A. G. Edwards & Sons, Inc.   Herzog, Heine, Geduld, Inc.         Mayer & Schweitzer Inc.
St. Louis, Missouri 63103    New York, New York  10004           Jersey City, New Jersey 07302

Allen & Company, Inc.        Howe Barnes Investments, Inc.       Nash Weiss
New York, New York 10022     Chicago, Illinois  60603            Jersey City, New Jersey 07302

Robert W. Baird & Co., Inc.  Knight Securities L.P.              Northeast Securities Inc.
Milwaukee, Wisconsin  53202  Jersey City, New Jersey  07310      Westbury, New York  11553

The Chicago Corporation      J.W. Barclay & Co., Inc.            Paine Webber Inc.
Chicago, Illinois  60604     New York, New York  10004           New York, New York  10019

Dean Witter Reynolds, Inc.   J.W. Charles Securities, Inc.       RFB Investments Inc.
New York, New York  10048    Boca Raton, Florida  33431          New York, New York  10022

Everen Securities Inc.       J.B. Oxford & Company               Roney & Co.
Chicago, Illinois  60601     Beverly Hills, California  90212    Detroit, Michigan  48226

First of Michigan            Keefe, Bruyette & Woods, Inc.       Smith Barney Shearson, Inc.
Corporation                  New York, New York  10048           New York, New York  10105
Detroit, Michigan  48226
                             MacAllister Pitfield MacKay         Stifel Nicolaus & Co., Inc.
                             New York, New York  10004           St. Louis, Missouri  63102

                                      28

[BACKCOVER]



                           122 South Main Street
                           Ann Arbor, Michigan   48104
                           313-665-4030




                    REPUBLIC BANCORP INC. AND SUBSIDIARIES
                        1996 Annual Report Supplement



                              TABLE OF CONTENTS


Five Year Summary of Selected Financial Data.........................S -  1


Management's Discussion and Analysis of Financial Condition and
  Results of Operations..............................................S -  2


Consolidated Financial Statements....................................S - 20


Notes to Consolidated Financial Statements...........................S - 25


Report of Management.................................................S - 46


Independent Auditors' Report.........................................S - 47







Table 1:  Five Year Summary of Selected Financial Data

At or For the Year Ended December 31          1996       1995      1994       1993      1992
------------------------------------          ----       ----      ----       ----      ----

Earnings Summary (in thousands)
Interest income                             $99,147   $ 95,597   $78,219    $78,831   $74,068
Interest expense                             62,427     65,192    44,999     42,268    40,339
                                            -------   --------   -------    -------   -------
Net interest income                          36,720     30,405    33,220     36,563    33,729
Provision for loan losses                       290         24        94        603     3,967
Mortgage banking income                      86,377     70,960    69,899     85,128    30,697
Other noninterest income                      4,469      4,241     5,762      6,992     6,113
Noninterest expense                         104,492(1)  83,152    85,021     93,539    47,811
Provision for income taxes                    7,718      8,166     8,047     12,308     7,339
                                            -------   --------   -------    -------    ------
Income before cumulative effect of
  a change in accounting principle and
  extraordinary item                         15,066     14,264    15,719     22,233    11,422
Cumulative effect of a change in
  accounting for income taxes                    --         --        --        950        --
Extraordinary item, loss on early
  redemption of debt                           (388)        --        --         --        --
                                            -------   --------   -------    -------   -------
Net income                                  $14,678   $ 14,264   $15,719    $23,183   $11,422
                                            =======   ========   =======    =======   =======

Per Common Share(2)
Net income (primary)                        $   .81   $    .76   $   .82    $  1.24   $   .71
Net income (fully diluted)                      .81        .76       .82       1.24       .66
Cash dividends declared                         .37        .31       .25        .16       .13
Dividend payout ratio                            46%        40%       30%        13%       19%
Book value at year-end                      $  7.11   $   6.97   $  6.39    $  6.09   $  4.90

Operating Data (in millions)
Closings:
  Residential mortgage loans                $ 3,581   $  2,847   $ 2,837    $ 4,911   $ 2,078
  SBA loans                                      24         17        12          7         1
Mortgage loan servicing portfolio             2,706      3,967     4,669      3,023     2,049

Year-End Balances (in millions)
Total assets                                $ 1,490   $  1,473   $ 1,364    $ 1,171   $ 1,126
Total earning assets                          1,349      1,323     1,224      1,078     1,041
Mortgage loans held for sale                    329        423       152        508       245
Total portfolio loans                           785        578       605        407       526
Total deposits                                1,014        905       819        834       898
Total short-term borrowings and FHLB
  advances                                      255        344       327        160        95
Long-term debt                                   49         52        56         20         5
Shareholders' equity                            122        126       118        111        84

Ratios
Return on average assets(3)                    1.11%      1.00%     1.23%      1.94%     1.20%
Return on average common equity(3)            13.06      11.71     13.43      23.72     15.05
Net interest margin (4)                        2.88       2.38      2.88       3.29      3.70
Non-performing assets as a percentage
  of period-end total assets                    .44        .20       .30        .45       .69
Allowance for loan losses as a percentage
  of period-end portfolio loans                 .60        .87       .92       1.77      1.46
Net charge-offs to average total loans(5)       .06        .06       .20        .06       .26
Average shareholders' equity to average
  assets                                       8.52       8.56      9.14       8.16      8.15
Tier 1 risk-based capital                     13.30      15.72     17.57      16.35     12.97
Total risk-based capital                      13.84      18.63     21.05      20.19     14.23
Tier 1 leverage                                8.16       8.31      8.43       8.43      7.51

(1) Includes a one-time assessment of $1.5 million ($975,000 after tax or $.06 per share) for the recapitalization of the Savings Association Insurance Fund (SAIF).

(2) All per common share amounts have been restated to reflect stock dividends.

(3) Excludes the one-time SAIF assessment charge and the extraordinary item for the year ended December 31, 1996. Including the SAIF assessment charge and the extraordinary item, return on average assets and return on average equity were 1.02% and 11.95%, respectively.

(4) Net interest income (FTE) expressed as a percentage of average interest-earning assets.

(5) Includes mortgage loans held for sale.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                            RESULTS OF OPERATIONS


Company Profile

Republic Bancorp Inc. (the "Company") is a bank holding company established in 1986 which currently operates 106 banking and mortgage banking offices in 19 states. The Company has two banking subsidiaries: Republic Bank and Republic Savings Bank. Republic Bank, headquartered in Ann Arbor, Michigan, exercises the powers of a full-service commercial bank and has 26 offices in Michigan. Republic Savings Bank, headquartered in Pepper Pike, Ohio, exercises the powers of a full-service savings bank and has 15 offices in Ohio and one office in Indiana.
    To complement its commercial and retail banking activities, the Company has grown a nationwide mortgage banking business with Market Street Mortgage Corporation ("Market Street"), a mortgage company headquartered in Clearwater, Florida, with 35 offices in 10 states; Republic Bancorp Mortgage Inc., a mortgage company located in Farmington Hills, Michigan, with 13 offices in 5 states; and CUB Funding Corporation, a mortgage company, headquartered in Calabasas, California, with 16 offices in 4 states. Republic Bancorp Mortgage Inc. and CUB Funding Corporation are subsidiaries of Republic Bank.

Overview

The Company earned $14.7 million in 1996, an increase of 3% from $14.3 million in 1995. On a per share basis, earnings rose 7% in 1996 to $.81 from $.76 in 1995. Return on average common equity increased to 11.95% in 1996 from 11.71% in 1995. Return on average assets also increased to 1.02% in 1996 from 1.00% in 1995.
    Excluding the impact on 1996 earnings of an extraordinary item from the early redemption of Subordinated Notes and a one-time assessment for the recapitalization of the Savings Association Insurance Fund (SAIF), earnings for the year increased 12% to $16.0 million and earnings per share increased 17% to $.89. The returns on average equity and average assets in 1996, excluding the extraordinary item and one-time SAIF assessment, were 13.06% and 1.11%, respectively.
    The improved 1996 results reflect an increase in net interest income and growth in noninterest income. Net interest income, on a fully taxable equivalent basis, was $37.5 million, up $7.1 million, or 23%, from 1995. The net interest margin climbed 50 basis points to 2.88% for 1996 from 2.38% for 1995, as average loan balances increased and rates paid on short-term borrowings, Federal Home Loan Bank (FHLB) advances and long-term debt declined. Noninterest income in 1996 increased $15.6 million, or 21%, to $90.8 million as a result of strong growth in mortgage banking income.

Acquisitions

The Company geographically expanded its mortgage production capabilities and retail banking network through the following strategic acquisitions:
    In April 1996, the Company completed the purchase of certain assets and the mortgage origination network of First of America in St. Louis, Missouri and southern Illinois. The mortgage operation has seven offices operating under the name Leader Financial and is a division of CUB Funding Corporation. Leader Financial closed over $136 million in residential mortgage loans in 1996 since the acquisition.
    In July 1996, the Company completed the purchase of certain assets and the mortgage origination network of Unlimited Mortgage Services, Inc., of Columbus, Ohio. The mortgage operation has an office in Columbus, Ohio and operates as a division of Republic Bancorp Mortgage Inc. Unlimited Mortgage Services, Inc. closed over $53 million in residential mortgage loans in 1996 since the acquisition.
    The Company also acquired certain fixed assets and deposits of three branch offices located in the greater Cleveland, Ohio area in December 1996. The three branch offices are located in Middleburg Heights, Shaker Heights and Hudson and had combined deposits of approximately $27 million.

Business Segments

The Company's operations are managed along two major business segments: (1) commercial and retail banking and (2) mortgage banking. The financial results of the business segments are presented in Table 2. Business segment performance is determined based on the Company's management accounting process, which assigns revenue, expenses and assets to a business segment using specific identification and an allocation methodology. This process is somewhat subjective; therefore, the information presented is not necessarily comparable with similar information for any other financial institution. Changes in the allocation methodology may result in changes in allocations and assignments. In that case, however, results for prior periods would be restated to allow comparability between periods.
    The Company's internal management reporting system allocates interest income and interest expense items by matching the earning asset with the related funding source. Noninterest income and expenses directly attributable to a business segment's operations are assigned to that business segment. Expenses supporting more than one business segment are allocated to each segment based on the number of employees dedicated to the segment's operations.

Table 2:  Business Segments Results

                                    Commercial and
                                    Retail Banking             Mortgage Banking                Consolidated
                               ------------------------     -----------------------       -----------------------
                               1996     1995       1994     1996      1995     1994       1996      1995     1994
                               ----     ----       ----     ----      ----     ----       ----      ----     ----
(In thousands)
Interest income              $72,706   $74,496   $62,902   $26,441   $21,101  $15,317   $ 99,147   $95,597   $78,219
Interest expense              39,554    42,366    32,504    22,873    22,826   12,495     62,427    65,192    44,999
                             -------   -------   -------   -------   -------  -------   --------   -------   -------
Net interest income(1)        33,152    32,130    30,398     3,568    (1,725)   2,822     36,720    30,405    33,220
Provision for loan
  losses                         290        24        94        --        --       --        290        24        94
Noninterest income             4,469     4,241     5,762    86,377    70,960   69,899     90,846    75,201    75,661
Noninterest expense(2)        21,221    16,410    17,267    83,271    66,742   67,754    104,492    83,152    85,021
                             -------   -------   -------   -------   -------  -------   --------   -------   -------
Income before taxes          $16,110   $19,937   $18,799   $ 6,674   $ 2,493  $ 4,967   $ 22,784   $22,430   $23,766
                             =======   =======   =======   =======   =======  =======   ========   =======   =======

Depreciation and
  amortization               $ 2,265   $ 2,484   $ 2,890   $10,609  $10,036   $ 7,225   $ 12,874   $12,520   $10,115

Capital expenditures         $ 2,298   $ 2,294   $ 1,370   $ 1,544  $ 1,265   $ 3,929   $  3,842   $ 3,559   $ 5,299

(In millions)
Identifiable assets          $ 1,072    $  951   $ 1,111   $   418  $   522   $   253   $   1,490  $ 1,473   $ 1,364

(1) Net interest income for the mortgage banking segment is generated from the interest earned on mortgage loans held for sale, less the interest expense incurred on short-term borrowings used to fund loan production and servicing acquisitions.

(2) Noninterest expense for the commercial and retail banking segment in 1996 includes the $1.5 million SAIF assessment.

Mortgage Banking

The mortgage banking segment concentrates on two activities: mortgage loan production and mortgage loan servicing. Mortgage lending is conducted by all of the Company's subsidiaries and affiliates, while mortgage loan servicing is conducted by the Company's three mortgage companies. Republic Bank and Republic Savings Bank fund all of the Company's mortgage loan originations.
    The Company originates conventional mortgage loans which conform to the underwriting guidelines for sale to the Federal National Mortgage Association
(FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC). Loans insured through the Veterans' Administration (VA) or Federal Housing Administration
(FHA) are originated in compliance with the underwriting guidelines permitting conversion of such loans into mortgage-backed securities issued by the Government National Mortgage Association (GNMA).

    The Company services originated loans that are subsequently sold to investors in the form of a mortgage- backed security with the servicing rights retained. Servicing rights may also be acquired through bulk purchases. As a loan servicer, the Company administers the loans, collects and remits loan payments, holds funds in escrow for payment of taxes and insurance, counsels delinquent mortgagors and supervises foreclosures and property dispositions in the event of unremedied defaults. The Company is able to reduce the sensitivity of its earnings to changes in interest rates by maintaining both a strong production capability and a significant servicing portfolio, because the impact of interest rate changes on mortgage loan production income may be offset by the change in the fair market value of the Company's mortgage servicing portfolio.

Table 3:  Residential Mortgage Loan Closings

Year Ended December 31
(Dollars in thousands)                  1996           1995           1994
----------------------                  ----           ----           ----

Total closings                    $3,580,700     $2,847,490     $2,836,552
Retail loans percentage                   76%            68%            63%
Wholesale loans percentage                24             32             37

    The Company's originations of single-family residential mortgage loans increased $733.2 million, or 26%, in 1996 to $3.58 billion from $2.85 billion in 1995. This increase was primarily the result of operating in a relatively low interest rate environment and expanding the Company's mortgage banking network through the acquisitions of Leader Financial and Unlimited Mortgage Services, Inc. in 1996. In addition, the Company's results of operations for 1996 reflected one full year of operations for RSL Mortgage which was acquired in the third quarter of 1995. Refinancings totaled $937.3 million, or 26% of total closings, compared to $711.2 million, or 25% of total closings a year ago. The pipeline of loan applications in process was $930.4 million at December 31, 1996, compared to $794.1 million at December 31, 1995.
    Mortgage loan production volume for 1995 was relatively flat compared to 1994, reflecting the impact of rising interest rates throughout the year on mortgage loan refinancing activity. In 1995, mortgage loan originations increased slightly to $2.85 billion from $2.84 billion in 1994. Refinancings declined to $711.2 million, or 25% of total closings, from $911.4 million, or 32% of total closings, in 1994. The Company's pipeline of mortgage loan applications in process was $794.1 million at December 31, 1995, compared to $399.9 million at December 31, 1994.

Table 4:  Mortgage Banking Income

Year Ended December 31
(In thousands)                              1996        1995         1994
--------------                              ----        ----         ----
Mortgage loan production income          $70,499      $49,656      $36,528
Net mortgage loan servicing income         8,220        9,596        7,439
Gain on sale of bulk mortgage
  servicing rights                         7,658       11,708       25,932
                                         -------     --------      -------
    Total mortgage banking income        $86,377      $70,960      $69,899
                                         =======      =======      =======

    Mortgage banking income, the largest component of total noninterest income, rose 22% to $86.4 million in 1996, after increasing 2% in 1995 and decreasing 18% in 1994. The increase in 1996 was primarily due to growth in mortgage loan production income, which includes loan origination fees (e.g., points collected), gains on the sale of mortgage loans and gains on the sale of mortgage servicing rights released concurrently with the underlying loans sold. In 1996, mortgage loan production income increased $20.8 million, or 42%, to $70.5 million from $49.7 million in 1995 and $36.5 million in 1994. The increase in 1996 was attributable to the higher level of loan originations as well as improved margins due to a higher percentage mix of retail loan closings. The Company sold $3.55 billion of single-family residential mortgages in 1996, compared to $2.65 billion in 1995 and $2.96 billion in 1994. The ratio of mortgage production income to mortgage loans sold rose to 1.99% in 1996, an increase of 12 basis points compared to 1.87% in 1995 and 1.23% in 1994.

    Mortgage loan servicing income is comprised of servicing fees, late fees and other ancillary charges, and is reduced by charges for the amortization and impairment, if any, of mortgage servicing rights. Servicing income declined 14% to $8.2 million in 1996, after increasing 29% in 1995 and 63% in 1994. The decrease in 1996 principally resulted from a reduction in the mortgage loan servicing portfolio due to bulk servicing sales. At December 31, 1996, the Company serviced $2.7 billion of mortgage loans for the benefit of others, compared to $4.0 billion at December 31, 1995. The Company serviced 36,267 loans at year-end 1996, with an average loan size of $74,614, compared to 51,402 loans at year-end 1995, with an average loan size of $77,169.
    Amortization of mortgage servicing rights totaled $7.6 million in 1996, compared to $7.0 million in 1995 and $5.0 million in 1994. The Company evaluates its mortgage servicing rights for impairment on a quarterly basis. No impairment was required to be recorded in 1996 or 1995 in accordance with Statement of Financial Accounting Standards (SFAS) No. 122, Accounting for Mortgage Servicing Rights, since the fair value of the Company's capitalized mortgage servicing rights exceeded their carrying amount.
    The Company may elect to sell mortgage servicing rights concurrently with the sale of the underlying loans or retain the servicing rights. Any servicing rights retained may subsequently be sold in bulk form. The level of bulk servicing sales is dependent upon the Company's strategy to either build or reduce the servicing portfolio and is further based upon current market conditions. In 1996, sales of bulk mortgage servicing rights for loans with principal balances of $2.3 billion resulted in gains of $7.7 million. In 1995 and 1994, sales of bulk mortgage servicing rights for loans with principal balances of $2.5 billion and $3.0 billion, respectively, resulted in gains of $11.7 million and $25.9 million, respectively.

Commercial and Retail Banking

    The commercial and retail banking segment consists of commercial and Small Business Administration (SBA) lending to small- and medium-sized companies, mortgage portfolio lending, home equity lending and the deposit-gathering function. A variety of deposit and loan products are offered through the 36 retail branch offices of Republic Bank and Republic Savings Bank, which are staffed by personal bankers and loan originators. The remaining disclosures and analyses within this Management's Discussion and Analysis regarding the Company's results of operations and financial condition relate principally to the commercial and retail banking segment.


Results of Operations

Net Interest Income

Net interest income is defined as the difference between total interest income generated by earning assets and the cost of funding those assets. To permit the comparable analysis of tax-exempt and fully taxable income, net interest income is stated on a fully taxable equivalent (FTE) basis, reflecting adjustments made to the yields of tax-exempt investment securities included in earning assets. The net interest margin is net interest income
(FTE) expressed as a percentage of average earning assets and measures how effectively the Company utilizes its earning assets in relationship to the interest cost of funding them.
    Net interest income (FTE) rose 23% to $37.5 million in 1996 from $30.4 million in 1995, primarily due to growth in average earning assets with higher yields and a decline in rates paid on short-term borrowings, FHLB advances and long-term debt. Average earning assets rose $24.7 million, or 2%, to $1.3 billion in 1996, as a decline in average investment securities of $80.9 million was more than offset by increases in average mortgage loans held for sale and average portfolio loans totaling $113.2 million. Interest income growth also benefited from a shift in the mix of earning assets from lower-yielding investment securities to higher-yielding commercial and installment loan balances. Net interest income growth also resulted from a decrease in interest expense as average short-term borrowings declined $99.7 million, or 36%, to $174.7 million, reflecting the replacement of more expensive third-party warehousing lines of credit used to fund mortgage loan originations with less expensive Republic Bank and Republic Savings Bank interest-bearing deposits and short-term borrowings.

Table 5:  Analysis of Net Interest Income (FTE)

Year Ended December 31
(Dollar amounts in thousands                 1996                          1995                          1994
----------------------------    ---------------------------     --------------------------   ----------------------------
                                Average                Avg.     Average               Avg.     Average               Avg.
                                Balance    Interest    Rate     Balance    Interest   Rate     Balance    Interest   Rate
                                -------    --------    ----     -------    --------   ----     -------    --------   ----
Average Assets:
Short-term investments        $    9,155   $    438    4.78%   $  16,801   $   954    5.68%  $   13,163   $   474    3.60%
Mortgage loans held for sale     340,375     26,392    7.75      268,788    21,100    7.85      213,593    15,317    7.17
Investment securities            301,338     19,054    6.32      382,242    23,155    6.06      434,440    24,128    5.56
Commercial loans                 162,463     15,183    9.35      109,063    10,843    9.94      114,954    10,599    9.22
Real estate mortgage loans       415,981     31,521    7.58      443,928    33,633    7.58      326,902    23,243    7.11
Installment loans                 72,565      7,340   10.12       56,370     5,912   10.49       50,120     4,458    8.89
                              ----------     ------    ----    ---------    ------    ----    ---------    ------    ----
  Total loans, net of
    unearned income(1)           651,009     54,044    8.30      609,361    50,388    8.27      491,976    38,300    7.78
                              ----------     ------    ----    ---------    ------    ----    ---------    ------    ----
  Total interest-earning
    assets                    $1,301,877     99,928    7.68    1,277,192    95,597    7.48    1,153,172    78,219    6.78
Allowance for loan losses         (4,819)                         (5,264)                        (6,360)
Cash and due from banks           26,213                          24,460                         25,758
Other assets                     118,782                         126,339                        108,549
                              ----------                      ----------                     ----------
  Total assets                $1,442,053                      $1,422,727                     $1,281,119
                              ==========                      ==========                     ==========

Average Liabilities and
Shareholders' Equity:
Interest-bearing demand
  deposits                    $   57,754      1,358    2.35   $   63,516     1,554    2.45   $   86,965     2,295    2.64
Savings deposits                 215,357      8,882    4.12      177,978     6,677    3.75      188,267     6,212    3.30
Time deposits                    545,151     32,028    5.88      517,663    30,567    5.90      420,995    19,754    4.69
                              ----------     ------    ----    ---------    ------    ----    ---------    ------    ----

  Total interest-bearing
    deposits                     818,262     42,268    5.17      759,157    38,798    5.11      696,227    28,261    4.06
Short-term borrowings            174,734     10,322    5.91      274,454    18,396    6.70      216,663    10,902    5.03
FHLB advances                    103,244      6,094    5.90       40,004     2,431    6.08       42,796     2,237    5.23
Long-term debt                    50,873      3,743    7.36       63,256     5,567    8.80       42,499     3,599    8.47
                              ----------     ------    ----    ---------    ------    ----    ---------    ------    ----
  Total interest-bearing
    liabilities                1,147,113     62,427    5.44    1,136,871    65,192    5.73      998,185    44,999    4.51
Noninterest-bearing
  deposits                       124,976                         128,640                        121,594
Other liabilities                 47,172                          35,435                         44,273
                              ----------                      ----------                     ----------
Total liabilities              1,319,261                       1,300,946                      1,164,052
Shareholders' equity             122,792                         121,781                        117,067
                              ----------                      ----------                     ----------
Total liabilities and
  shareholders' equity        $1,442,053                      $1,422,727                     $1,281,119
                              ==========                      ==========                     ==========

Net interest income/
  Rate spread (FTE)                         $37,501    2.24%               $30,405    1.75%               $33,220    2.27%
                                            =======                        =======                        =======

FTE adjustment(2)                            $  781                        $    --                        $    --
                                            =======                        =======                        =======

Impact of net noninterest-
  bearing sources of funds                              .64                            .63                         .61
                                                       ----                           ----                        ----
Net interest margin (FTE)                              2.88%                          2.38%                       2.88%
                                                       ====                           ====                        ====

(1) Non-accrual loans and overdrafts are included in average balances.
(2) No significant amounts of tax-exempt income were earned by the Company in 1995 and 1994.

Table 6:  Rate/Volume Analysis (FTE)

                                               1996/1995                             1995/1994
                                    -----------------------------      -------------------------------
                                          Increase/(Decrease)                  Increase/(Decrease)
                                           Due to Change in:                    Due to Change in:
                                    -----------------------------      -------------------------------
                                     Average    Average      Net        Average     Average      Net
(In thousands)                      Balance(1)  Rate(1)    Change      Balance(1)   Rate(1)     Change
--------------                      ----------  -------    ------      ----------   -------     ------
Short-term investments               $ (383)    $ (133)    $ (516)     $   155      $   325    $   480
Mortgage loans held for sale          5,563       (271)     5,292        4,232        1,551      5,783
Investment securities                (5,062)       961     (4,101)      (3,049)       2,076       (973)
Loans, net of unearned income (2)     3,472        184      3,656        9,589        2,499     12,088
                                     ------     ------     ------      --------     -------    -------
  Total interest income (FTE)         3,590        741      4,331       10,927        6,451     17,378

Interest-bearing demand deposits       (135)       (61)     (196)         (583)        (158)      (741)
Savings deposits                      1,500        705      2,205         (353)         818        465
Time deposits                         1,568       (107)     1,461        5,087        5,726     10,813
                                     ------     ------     ------      --------     -------    -------
  Total interest-bearing deposits     2,933        537      3,470        4,151        6,386     10,537
Short-term borrowings                (6,096)    (1,978)    (8,074)       3,339        4,155      7,494
FHLB advances                         3,737        (74)     3,663         (153)         347        194
Long-term debt                         (994)      (830)    (1,824)       1,822          146      1,968
                                     ------     ------     ------      -------      ---------  -------
  Total interest expense               (420)    (2,345)    (2,765)       9,159       11,034     20,193
                                     ------     ------     ------      -------      -------    -------

  Net interest income (FTE)          $4,010     $3,086     $7,096      $ 1,768      $(4,583)   $(2,815)
                                     ======     ======     ======      =======      =======    =======

(1) Variances attributable jointly to volume and rate changes are allocated to volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.

(2) Non-accrual loans are included in average balances.


    The net interest margin increased 50 basis points to 2.88% for 1996 from 2.38% last year. This expansion in the margin was partially attributable to a shift in the mix of earning assets to higher-yielding commercial and installment loan balances during 1996. This strategy led to a 20 basis point rise in the yield on average earning assets. The Company's elimination of external warehousing lines of credit at the mortgage companies, as well as the first quarter 1996 redemption of the $17.25 million 9% Subordinated Notes through a private placement of $22.5 million 6.87% Senior Debentures contributed to the 29 basis point decrease in the average cost of funds.
    In 1995, net interest income (FTE) declined 8% to $30.4 million from $33.2 million in 1994, primarily reflecting the impact of rising interest rates paid on time deposits. Average time deposits rose $97 million, or 23%, and the related average rate paid rose 121 basis points. The net interest margin decreased 50 basis points to 2.38% from 2.88% in 1994.

Noninterest Income

Noninterest income is a significant source of revenue for the Company, contributing 48% of total revenues in 1996, compared to 44% in 1995 and 49% in 1994. Excluding mortgage banking income, noninterest income increased 5% to $4.5 million in 1996, compared to $4.2 million in 1995 primarily due to an increase in gain on sale of SBA loans.
    In 1996, the Company sold $144.7 million of investment securities, compared to $232.0 million in 1995. Included in the net loss on sales of investment securities in 1994 was the sale of $47.0 million of low-yielding mortgage-backed securities at a loss of $2.0 million. In 1996, the Company sold $17.9 million of the guaranteed portion of SBA loans, compared to $10.8 million and $9.4 million in 1995 and 1994, respectively. Noninterest income in 1994 included the gain on the sale of three northern Michigan branch offices in the amount of $4.0 million.

Table 7:  Noninterest Income

Year Ended December 31
(In thousands)                           1996      1995      1994
----------------------                   ----      ----      ----
Mortgage banking income                $86,377   $70,960   $ 69,899
Service charges                          1,218     1,297      1,337
Investment securities gains (losses)       766     1,061     (1,392)
Gain on sale of bank branches             --        --        4,034
Gain on sale of SBA loans                1,242       873        667
Other noninterest income                 1,243     1,010      1,116
                                       -------   -------   --------
    Total noninterest income           $90,846   $75,201   $ 75,661
                                       =======   =======   ========

Noninterest Expense

Noninterest expense increased 26% to $104.5 million in 1996, compared to $83.2 million in 1995 and $85.0 million in 1994. Salaries and employee benefits expense increased $10.5 million, or 33%, in 1996 after decreasing $1.9 million, or 6%, in 1995, due to the acquisition of Leader Financial and Unlimited Mortgage Services, Inc., and an increased level of bonus payments. Mortgage loan commissions paid to mortgage loan originators and processors rose $6.9 million, or 39%, in 1996, compared to an increase of $4.1 million, or 30%, in 1995. The increase in mortgage loan commissions reflects growth in the volume of mortgage loans originated and a 42% increase in retail loan closings over 1995. The commission rate paid on retail loan closings is substantially higher than the commission amount paid on wholesale closings.
    Net occupancy expense increased 17% in 1996, after decreasing 9% in 1995, as a result of adding 10 branch offices during 1996. Equipment expense has remained relatively stable since 1994, increasing 5% in 1996 and 7% in 1995, reflecting consistent levels of purchasing activity.
    Included in noninterest expense for 1996 is a one-time assessment of $1.5 million levied on the Company's banking subsidiaries by the Federal Deposit Insurance Corporation (FDIC) as a result of legislation passed by Congress to recapitalize the SAIF. This one-time assessment is related to $212 million in SAIF-insured deposits at Republic Savings Bank and $17 million in SAIF-insured deposits at Republic Bank. Other noninterest expense rose $1.4 million, or 6%, to $25.0 million in 1996 after decreasing $3.8 million, or 14%, in 1995.

Table 8:  Noninterest Expense

Year Ended December 31
(In thousands)                               1996           1995          1994
----------------------                       ----           ----          ----
Salaries and employee benefits          $  42,589      $  32,081     $  33,984
Mortgage loan commissions                  24,590         17,710        13,602
Net occupancy expense of premises           6,145          5,274         5,807
Equipment expense                           4,626          4,395         4,090
SAIF assessment fee                         1,500            --             --
Other noninterest expense                  25,042         23,692        27,538
                                        ---------      ---------     ---------
    Total noninterest expense           $ 104,492      $  83,152     $  85,021
                                        =========      =========     =========

Income Taxes

The provision for income taxes, inclusive of the tax effect of the extraordinary item, was $7.5 million in 1996, compared to $8.2 million in 1995 and $8.0 million in 1994. The effective tax rate, computed by dividing the provision for income taxes by pre-tax income, was 33.8% for 1996, down from 36.4% for 1995 but consistent with the 33.9% effective tax rate for 1994. Pre-tax income in 1996 contained a higher amount of tax-exempt interest income on bank-qualified municipal securities than in 1995 and 1994. Pre-tax income in 1995 contained a higher amount of non-deductible expenses than in 1996 and 1994.

Financial Condition

Total assets were $1.49 billion at December 31, 1996, an increase of 1% from $1.47 billion at December 31, 1995. Average total assets rose $19.3 million to $1.44 billion from $1.42 billion in 1995. This increase primarily reflects growth in portfolio loans which was funded by a decline in investment securities, as well as increases in deposits and FHLB advances.

Assets

Loans

The Company's loan portfolio is comprised of domestic loans to businesses and consumers. At December 31, 1996 and 1995, there were no loans to foreign debtors outstanding and the amount of agribusiness loans outstanding were insignificant. Loans to businesses are classified as commercial loans and are further segmented into commercial and industrial loans and commercial real estate loans. Commercial and industrial loans are made to local small- and medium-sized corporations primarily to finance working capital and equipment purchases.
    Commercial real estate loans represent loans secured by real estate and consist of real estate construction loans and commercial real estate mortgage loans. Real estate construction loans are made to builders or developers of real estate properties and are typically refinanced at completion, becoming either income-producing or owner-occupied properties. Commercial real estate mortgage loans are secured by owner-occupied or income-producing properties. For owner-occupied property loans, the primary source of repayment is the cash flow of the owner with the real estate serving as a secondary repayment source. Income-producing property loans are made to entities or individuals engaged in real estate investment, and the primary source of repayment is derived from the rental or sale of the property.
    Loans to consumers include residential real estate mortgage loans and installment loans. Installment loans, primarily home equity loans, are made for various purposes, including home improvement, automobile purchases and college tuition. The Company emphasizes home equity lending above all other installment lending. Other types of installment loans are generally made to accommodate customers who have an existing banking relationship with the Company.
    The loan portfolio totaled $784.6 million at year-end 1996, an increase of $206.5 million, or 36%, over year-end 1995. Lending was strong across all major categories in 1996 as more residential mortgage loans were originated and the Company began emphasizing higher-yielding commercial and installment loan products. Residential real estate mortgage loans, the largest category of portfolio loans, rose $125.1 million, or 33%, to $506.9 million at December 31, 1996, as the Company retained a higher percentage of variable rate residential real estate loans compared to prior years. Commercial loans increased $62.8 million, or 47%, to $195.2 million at December 31, 1996, due to the Company's focus on serving the needs of small- to medium-sized businesses. Installment loans increased $18.6 million, or 29%, to $82.5 million at year-end 1996, reflecting the success of expanded sales and marketing efforts in home equity lending.


Table 9:  Loan Portfolio Analysis

December 31
(Dollars in thousands)         1996               1995               1994                1993              1992
                         --------------     --------------      --------------      -------------     --------------
                         Amount      %      Amount      %       Amount      %       Amount     %      Amount      %
                         ------     ---     ------     ---      ------     ---      ------    ---     ------     ---
Commercial loans:
 Commercial and
   industrial          $ 29,483     3.8%   $22,523     3.9%    $20,556     3.4%   $ 27,025    6.6%  $ 25,004     4.8%
 Real estate
   construction          32,946     4.2     11,625     2.0      11,259     1.9      28,509    7.0     36,696     7.0
 Commercial real
   estate mortgage      132,763    16.9     98,285    17.0      66,096    10.8      71,008   17.5    130,628    24.8
                       --------   -----   --------   -----    --------   -----    --------  -----   --------   -----
   Total commercial
     loans              195,192    24.9    132,433    22.9      97,911    16.1     126,542   31.1    192,328    36.6
Residential real
 estate mortgages       506,944    64.6    381,803    66.0     457,755    75.7     229,203   56.3    286,502    54.4
Installment loans        82,492    10.5     63,876    11.1      49,423     8.2      51,372   12.6     47,563     9.0
                       --------   -----   --------   -----    --------   -----    --------  -----   --------   -----
   Total loans         $784,628   100.0%  $578,112   100.0%   $605,089   100.0%   $407,117  100.0%  $526,393   100.0%
                       ========   =====   ========   =====    ========   =====    ========  =====   ========   =====

Table 10:  Maturity and Sensitivity to Interest Rates - Commercial Loans

                                              After One
December 31, 1996                   Within    But Within    After
(Dollars in thousands)             One Year   Five Years  Five Years    Total
----------------------             --------   ----------  ----------    -----
Commercial loans:
  Commercial and industrial         $ 4,566     $21,721    $ 3,196    $ 29,483
  Real estate construction           12,158      15,082      5,706      32,946
  Commercial real estate mortgage    33,969      59,299     39,495     132,763
                                    -------     -------    -------    --------
    Total commercial loans          $50,693     $96,102    $48,397    $195,192
                                    =======     =======    =======    ========

Commercial Loans Maturing After
   One Year With:
  Predetermined rates                           $50,727    $24,438
  Floating or adjustable rates                   45,375     23,959
                                                -------    -------
    Total                                       $96,102    $48,397
                                                =======    =======


    The commercial loan portfolio is well diversified as to industry concentration with no aggregate loans to any one industry exceeding 10% of total portfolio loans outstanding at December 31, 1996. As shown in Table 11, the Company's total loan portfolio is geographically concentrated primarily in Michigan and Ohio.

Table 11:  Geographic Distribution of Loan Portfolio

December 31, 1996                                      Percent
(Dollars in thousands)                   Amount        of Total
----------------------                   ------        --------
Michigan                                $492,096         62.7%
Ohio                                     209,081         26.7
Florida                                   19,151          2.4
Indiana                                   17,193          2.2
Other states                              47,107          6.0
                                        --------        -----
  Total                                 $784,628        100.0%
                                        ========        =====


    Mortgage loans held for sale decreased $94.2 million, or 22%, to $329.2 million at December 31, 1996 from $423.4 million at December 31, 1995, primarily due to the Company retaining a higher percentage of variable rate residential real estate loans compared to prior years.

Credit Risk Management

Extending credit to businesses and consumers exposes the Company to credit risk. Credit risk is the risk that the principal balance of a loan and/or the related interest will not be collected due to the inability of the borrower to repay the loan. The Company manages credit risk in the loan portfolio through adherence to consistent standards, guidelines and limitations established by senior management. Written loan policies establish underwriting standards, lending limits and other standards or limits as deemed necessary and prudent. Various approval levels, based on the amount of the loan and whether the loan is secured or unsecured, have also been established. Loan approval authority ranges from the individual loan officer to the Board of Directors' Loan Committee.
    The Company's Loan Review Department conducts ongoing, independent reviews of the lending process to ensure adherence to established policies and procedures, monitor compliance with applicable laws and regulations, provide objective measurement of the risk inherent in the loan portfolio and ensure proper documentation exists. The results of these periodic reviews are reported to the Audit Committee of the Company's Board of Directors.

    The following discussion summarizes the Company's underwriting policies and procedures for the major categories within the loan portfolio and addresses management's strategies for managing the related credit risk.

Commercial Loans

    Credit risk associated with commercial loans is primarily influenced by prevailing and expected economic conditions and the level of underwriting risk the Company is willing to assume. To manage credit risk when extending commercial credit, the Company focuses on adequately assessing the borrower's ability to repay and on obtaining sufficient collateral. To minimize credit risk, the Company concentrates its commercial lending efforts on commercial real estate loans. At December 31, 1996 and 1995, commercial real estate loans accounted for 85% and 83%, respectively, of total commercial loans. Emphasis is also placed on loans that are government guaranteed, such as SBA loans. Commercial and industrial loans are generally secured by company assets at a 75% or less loan-to-value ratio and by personal guarantees. Management closely monitors the composition and quality of the total commercial loan portfolio to ensure that significant credit concentrations by borrower or industry do not exist.

Residential Real Estate Mortgage Loans

    The company originates fixed rate and variable rate residential mortgage loans which are secured by the underlying 1-4 family residential property. At December 31, 1996 and 1995, these loans accounted for 65% and 66%, respectively, of total portfolio loans. Credit risk exposure in this area of lending is minimized by the assessment of the creditworthiness of the borrower and adherence to underwriting policies that emphasize conservative loan-to-value ratios of generally no more than 80%. Residential mortgage loans granted in excess of the 80% loan-to-value ratio criterion are generally insured by private mortgage insurance, unless otherwise guaranteed or insured by the Federal, state or local government. Credit risk is further reduced since the majority of the Company's fixed rate, long-term mortgage loan production is sold in the secondary market.

Installment Loans

    Credit risk in the installment loan portfolio is controlled through consistent adherence to conservative underwriting standards that consider debt to income levels and the creditworthiness of the borrower. In the home equity lending category, loan-to-value ratios generally are limited to 80% of collateral value. However, the Company may lend in excess of 80% of collateral value and often utilizes an unaffiliated insurance company to minimize the risk.

Asset Quality

Non-Performing Assets

    Non-performing assets consist of non-accrual loans, restructured loans and other real estate owned (OREO). OREO represents real estate properties acquired by the Company through foreclosure or by deed in lieu of foreclosure. Commercial loans, residential real estate mortgage loans and installment loans are generally placed on non-accrual status when principal or interest is 90 days or more past due, unless the loans are well-secured and in the process of collection. In all cases, loans may be placed on non-accrual status earlier when, in the opinion of management, reasonable doubt exists as to the full, timely collection of interest or principal. When a loan is placed on non-accrual status, interest accruals cease and uncollected interest is reversed and charged against current income. Interest subsequently received on non-accrual loans is applied against the principal balance.
    Non-performing assets totaled $6.6 million at December 31, 1996, up $3.6 million from $3.0 million at December 31, 1995, primarily reflecting an increase in real estate-secured non-accrual loans as a result of a 33% increase in the residential mortgage balance at December 31, 1996 over the prior year.

Table 12: Non-Performing Assets

December 31
(Dollars in thousands)                 1996      1995     1994       1993      1992
----------------------                 ----      ----     ----       ----      ----
Non-accrual loans:
    Commercial                        $1,321    $  848    $  982    $1,812    $1,386
    Residential real estate
      mortgages                        3,968       313     1,304       803     1,085
    Installment                           50       131        79       108        82
                                      ------    ------    ------    ------    ------
      Total non-accrual loans          5,339     1,292     2,365     2,723     2,553
Restructured loans                      --         688     1,130     2,140     2,140
                                      ------    ------    ------    ------    ------
      Total non-performing loans       5,339     1,980     3,495     4,863     4,693
Other real estate owned                1,250       980       586       405     3,117
                                      ------    ------    ------    ------    ------
      Total non-performing assets     $6,589    $2,960    $4,081    $5,268    $7,810
                                      ======    ======    ======    ======    ======
Non-performing assets as a
  percentage of:
    Portfolio loans and OREO             .84%      .51%      .67%     1.29%     1.47%
    Portfolio loans, mortgage
       loans held for sale and OREO      .59       .30       .54       .58      1.01
    Total assets                         .44       .20       .30       .45       .69

Loans past due 90 days or more
  and still accruing interest:
    Commercial                        $ --      $  209    $  104    $  217    $ --
    Residential real estate
      mortgages                          548        42      --        --          90
    Installment                           22        94        35        93        31
                                      ------    ------    ------    ------    ------
      Total loans past due
         90 days or more              $  570    $  345    $  139    $  310    $  121
                                      ======    ======    ======    ======    ======

    Approximately $4.8 million, or .61%, of the loans in the loan portfolio at December 31, 1996, were 30 to 89 days delinquent. Table 13 presents the interest income that would have been earned on non-performing loans outstanding at December 31, 1996, 1995 and 1994 had those loans been accruing interest in accordance with the original terms of the loan agreement (pro forma interest) and the amount of interest income actually included in net interest income for those years.

Table 13:  Forgone Interest on Non-Performing Loans

For the Year Ended
  December 31
(In thousands)                1996                      1995                        1994
------------------  -------------------------  -------------------------  ------------------------
                    Non-Accrual  Restructured  Non-Accrual  Restructured  Non-Accrual  Restructured
                    -----------  ------------  -----------  ------------  -----------  ------------

Pro forma interest      $259         $ --          $135         $67           $214         $114
Interest earned           34           --            44          38             75           77
                        ----         -----         ----         ---           ----         ----
  Forgone interest
    income              $225         $ --          $ 91         $29           $139         $ 37
                        ====         =====         ====         ===           ====         ====



    The Company also maintains a watch list for loans identified as requiring a higher level of monitoring by management. These are loans which, because of one or more characteristics, such as economic conditions, industry trends, nature of collateral, collateral margin, payment history or other factors, require more than normal monitoring by the Company. As of December 31, 1996, total loans on the watch list of the Company, excluding those categorized as non-performing loans and loans past due 90 days and still accruing interest, were $2.2 million, or .3% of total portfolio loans, compared to $5.1 million, or .9% of the total loan portfolio at December 31, 1995.

Impaired Loans

In accordance with SFAS No. 114, Accounting by Creditors for Impairment of Loans (SFAS No. 114), impaired loans are individually reviewed loans for which it is probable that payment of principal and interest will not be collected in accordance with the contractual terms of the original loan agreement. At December 31, 1996 and 1995, the gross recorded investment in impaired loans totaled $1.4 million and $1.6 million, respectively. Similar to non-accrual loans, interest payments subsequently received are applied against the principal balance. Refer to Note 5 in the Notes to Consolidated Financial Statements for further discussion of impaired loans.

Provision and Allowance for Loan Losses

The allowance for loan losses represents management's assessment of the potential losses inherent in the Company's loan portfolio. An appropriate level of the allowance is determined based on the application of projected loss percentages to risk-rated loans, both individually and by category. The projected loss percentages were developed giving consideration to actual loan loss experience, adjusted for current and prospective economic conditions. Management also considers other factors when assessing the adequacy of the allowance for loan losses, including loan quality, changes in the size and character of the loan portfolio, and consultation with regulatory authorities. In addition, specific reserves are established for individual loans when deemed necessary by management.
    Management believes that the allowance for loan losses is adequate to meet potential losses in the loan portfolio. Real estate-secured loans comprised 85.7% of the total loan portfolio at December 31, 1996. It must be understood, however, that inherent risks and uncertainties related to the operation of a financial institution require management to depend on estimates, appraisals and evaluations of loans to prepare the Company's financial statements. Changes in economic conditions and the financial prospects of borrowers may result in abrupt changes to the estimates, appraisals or evaluations used. In addition, if actual circumstances and losses differ substantially from management's assumptions and estimates, the allowance for loan losses may not be sufficient to absorb all future losses, and net income could be significantly impacted.
    The following table presents an analysis of the change in the allowance for loan losses over the past five years.

Table 14:  Analysis of the Allowance for Loan Losses

Year Ended December 31
(Dollars in thousands)                         1996       1995      1994       1993       1992
----------------------                         ----       ----      ----       ----       ----
Balance at beginning of period              $ 5,002   $  5,544   $ 7,214    $ 7,684    $ 5,410
Loan charge-offs:
    Commercial loans                            494        661     1,521        612      1,778
    Residential real estate mortgage loans       11         34        70         49         69
    Installment loans                           253        150       114        101        232
                                            -------   --------   -------    -------    -------
      Total loan charge-offs                    758        845     1,705        762      2,079

Recoveries:
    Commercial loans                            112        189       219        170        262
    Residential real estate mortgage loans        2         47       --          36          4
    Installment loans                            61         43        72         73        120
                                            -------   --------   -------    -------    -------
      Total recoveries                          175        279       291        279        386
                                            -------   --------   -------    -------    -------
      Net loan charge-offs                      583        566     1,414        483      1,693
Provision charged to expense                    290         24        94        603      3,967
Allowance for commercial loans sold             --          --      (350)      (590)       --
                                            -------   --------   -------    -------    -------
Balance at end of period                    $ 4,709   $  5,002   $ 5,544    $ 7,214    $ 7,684
                                            =======   ========   =======    =======    =======

Allowance for loan losses as a percentage
  of period-end portfolio loans                 .60%       .87%      .92%      1.77%      1.46%
Allowance for loan losses as a percentage
  of period-end non-performing loans          88.18     252.64    158.61     148.34     163.73
Net charge-offs as a percentage of average
  total loans (including loans held
  for sale)                                     .06        .06       .20        .06        .26

    Gross loan charge-offs declined $87,000 to $758,000 in 1996, compared to $845,000 in 1995 and $1.7 million in 1994. The ratio of net charge-offs to average loans, including loans held for sale, was .06% for both 1996 and 1995 and .20% in 1994. Commercial loan net charge-offs as a percentage of average commercial loans was .24% for 1996, compared to .43% for 1995 and 1.13% for 1994. Residential real estate mortgage loan net charge-offs as a percentage of average residential mortgage loans, including loans held for sale, was
 .001% for 1996, (.002)% for 1995 and .013% for 1994. Installment loan net charge-offs as a percentage of average installment loans was .26% for 1996,
 .19% for 1995 and .08% for 1994.
    The Company's policy for charging off loans varies with respect to the category of and specific circumstances surrounding each loan under consideration. Installment loans are generally charged off when deemed to be uncollectible or 180 days past due, whichever comes first. Charge-offs of commercial loans and residential real estate mortgage loans are made on the basis of management's ongoing evaluation of non-performing loans.
    The following table summarizes the allocation of the allowance for loan losses by loan type. The entire allowance is available for use against any loan charge-offs.

Table 15: Allocation of the Allowance for Loan Losses

December 31
(Dollars in thousands)             1996             1995              1994              1993             1992
----------------------       --------------    --------------    --------------    --------------    --------------
                                       % of              % of              % of              % of              % of
                                      total             total             total             total             total
                             Amount   loans    Amount   loans    Amount   loans    Amount   loans    Amount   loans
                             ------   -----    ------   -----    ------   -----    ------   -----    ------   -----

Commercial loans             $1,973     25%    $1,522     23%    $2,221     16%    $3,382     31%    $4,738     37%
                             ------    ---     ------    ---     ------    ---      ------   ---     ------    ---
Residential real
  estate mortgage loans       1,543     65        971     66        598     76      1,298     56        906     54
Installment loans               307     10        212     11        501      8        559     13        481      9
Unallocated                     886     --      2,297     --      2,224     --      1,975     --      1,559     --
                             ------    ---     ------    ---     ------    ---      ------   ---     ------    ---

 Total allowance for
   loan losses               $4,709    100%    $5,002    100%    $5,544    100%     $7,214   100%    $7,684    100%
                             ======    ===     ======    ===     ======    ===      ======   ===     ======    ===


Securities Available for Sale

The Company's investment securities portfolio, while serving as a secondary source of earnings, carries relatively minimal principal risk and contributes to the management of interest rate risk and liquidity risk. The portfolio is comprised principally of U.S. Government agency obligations, obligations collateralized by U.S. Government-sponsored agencies, mainly in the form of collateralized mortgage obligations and mortgage-backed securities, and municipal obligations. With the exception of municipal obligations, the maturity structure of the portfolio is generally short-term in nature or indexed to variable rates. At December 31, 1996, the estimated average maturity of fixed rate investment securities within the portfolio, excluding municipal securities, ranged from 0.5 years to 4.7 years.
    Investment securities totaled $228.6 million at December 31, 1996, a decrease of $89.1 million, or 28%, since December 31, 1995, reflecting sales of securities primarily to fund growth in higher-yielding portfolio loans. The investment securities portfolio constituted 15.3% of the Company's assets at year-end 1996, compared to 21.6% at year-end 1995.
    In 1995, the Company reclassified all held-to-maturity investment securities as available-for-sale to more effectively respond to liquidity needs associated with funding mortgage loans held for sale. Therefore, all investment securities held at December 31, 1996 and 1995 are stated at their estimated fair values in the consolidated balance sheets. Table 16 summarizes the composition of the Company's investment securities portfolio at December 31, 1996 and 1995. The maturity distribution of and average yield information for investment securities held at December 31, 1996 is provided in Table 17.

Table 16:  Securities Available For Sale Portfolio

December 31
(In thousands)                                1996         1995
--------------                                ----         ----
U.S. Treasury securities                    $   --       $ 32,454
U.S. Government agency obligations            35,806       39,414
Collateralized mortgage obligations           81,539       85,359
Mortgage-backed securities                    60,233      118,050
Municipal and other securities                31,823       23,507
Equity securities                             19,220       18,985
                                            --------     --------
    Total securities available for sale     $228,621     $317,769
                                            ========     ========



Table 17:  Maturity Distribution of Securities Available for Sale Portfolio

December 31, 1996              Due Within           One to                Five to               After
(Dollars in thousands)          One Year           Five Years            Ten Years             Ten Years            Total
---------------------     ------------------   -----------------    -----------------   -------------------   ------------------

                          Estimated            Estimated            Estimated           Estimated             Estimated
                          Market       Avg.    Market      Avg.     Market      Avg.    Market        Avg.    Market       Avg.
                          Value        Yield   Value       Yield    Value       Yield   Value         Yield   Value        Yield
                          ---------    -----   ---------   -----    ---------   -----   ---------     -----   ---------    -----

U.S. Treasury and
  Government agency
  securities              $  2,042     4.61%   $  9,959     6.96%   $   --       --      $ 23,805     7.22%   $ 35,806     7.00%
Collateralized mortgage
  obligations (2) (3)         --       --          --       --         4,010     6.17%     77,529     5.87      81,539     5.88
Mortgage-backed
  securities (2) (3)          --       --         8,451     5.70        --       --        51,782     6.02      60,233     5.98
Municipal and other
  securities (1)                25     9.95         140     9.95         243     9.95      31,415     7.53      31,823     7.56
Equity securities           19,220     6.62        --       --          --       --          --       --        19,220     6.62
                          --------     ----    --------     ----    --------     ----    --------     ----    --------     ----
  Total securities
    available for sale    $ 21,287     6.43%   $ 18,550     6.41%   $  4,253     6.39%   $184,531     6.37%   $228,621     6.38%
                          ========     ====    ========     ====    ========     ====    ========     ====    ========     ====


(1) Average yields on tax-exempt obligations have been computed on a tax equivalent basis, based on a 35% federal tax rate.
(2) Collateral guaranteed by U.S. Government agencies.
(3) All maturities beyond ten years are at variable rates or have estimated average lives of less than 3.7 years. The average yield presented is the current yield on these securities.


Liabilities

Deposits

    Total deposits, the Company's primary source of funding, grew 12% to over $1.0 billion at December 31, 1996 from $904.7 million at December 31, 1995. Core deposits represent the largest and most stable component of total deposits and consist of demand deposits, NOW accounts, regular savings accounts, money market accounts, Individual Retirement Accounts (IRAs) and retail certificates of deposit of less than $100,000. At year-end 1996, core deposits totaled $800.5 million, an increase of $63.5 million, or 9%, from $737.0 million at year-end 1995. This increase primarily reflected the success of expanded sales and marketing efforts for savings and money market accounts.
    The Company also funds mortgage loan originations with brokered certificates of deposit which totaled $56.9 million, or 6% of total deposits, at December 31, 1996, compared to $26.9 million, or 3% of total deposits, at December 31, 1995.

Table 18: Maturity Distribution of Retail and Brokered Certificates of
          Deposit of $100,000 or More

December 31
(In thousands)                                   1996
-------------                                    ----
Three months or less                           $ 78,483
Over three months through six months             49,046
Over six months through twelve months            60,905
Over twelve months                               18,972
                                               --------
    Total                                      $207,406
                                               ========


Short-Term Borrowings

Short-term borrowings at year-end 1996 included federal funds purchased, securities sold under agreements to repurchase, treasury, tax and loan notes and borrowings outstanding under a revolving credit agreement. At December 31, 1996, short-term borrowings totaled $121.1 million, a decrease of $142.3 million, or 54%, from $263.4 million at December 31, 1995. This decline resulted from the Company's replacement of more expensive third-party warehousing lines of credit at the mortgage companies used to fund mortgage loan originations with less expensive Republic Bank and Republic Savings Bank interest-bearing deposits and short-term borrowings. Included in short-term borrowings at December 31, 1996 was $1.9 million outstanding under an $18.0 million revolving credit agreement at the parent company with Firstar Bank Milwaukee, N.A.

FHLB Advances

The Company's banking subsidiaries routinely utilize FHLB advances, both on a short-term and long-term basis, to provide liquidity for mortgage loan originations and to minimize the interest rate risk associated with certain fixed rate commercial and residential mortgage portfolio loans. These advances are generally secured under a blanket security agreement by first mortgage loans or investment securities with an aggregate book value equal to at least 150% of the total advances. FHLB advances totaled $134.2 million at December 31, 1996, up $53.7 million, or 67%, from $80.5 million at December 31, 1995. This increase was primarily attributable to an increase in fixed rate commercial and residential mortgage loans which are generally funded by FHLB advances.

Long-Term Debt

Long-term debt totaled $49.2 million at December 31, 1996, compared to $51.9 million at December 31, 1995. In the first quarter of 1996, the Company redeemed the $17.25 million of 9.0% Subordinated Notes through the use of proceeds received from the private placement of $22.5 million of 6.87% Senior Debentures, of which $9.0 million is due in the year 2001 and $13.5 million is due in the year 2003. The Company recorded an extraordinary item of $388,000, after tax, to write-off the remaining debt issue costs of the Subordinated Notes.


Capital Resources

Shareholders' equity decreased $4.6 million, or 4%, to $121.8 million at December 31, 1996 from $126.4 million at December 31, 1995. Shareholders' equity declined as the retention of $8.1 million in net income after dividends was offset by the repurchase of 1,128,400 shares of common stock and a $1.1 million increase in unrealized losses on securities available for sale. The Company paid $6.3 million in cash dividends to shareholders in 1996, a 20% increase over the amount paid in 1995.
    The Company is subject to risk-based capital adequacy guidelines that measure capital relative to risk-weighted assets and off-balance sheet financial instruments. Capital adequacy guidelines issued by the Federal Reserve Board require bank holding companies to have a minimum Total risk-based capital ratio of 8.00%, with at least half of total capital in the form of Tier 1, or core capital. The Company's Total risk-based capital ratio was 13.84% at December 31, 1996, compared to 18.63% a year ago. The decline in this ratio resulted primarily from the early redemption of the parent company's $17.25 million 9% Subordinated Notes in 1996 which qualified as Tier 2, or supplemental capital, and an increase in risk-weighted assets due to growth in the loan portfolio. For further information regarding regulatory capital requirements, refer to Note 22 in the Notes to Consolidated Financial Statements.

Asset/Liability Management

The Corporate Asset and Liability Management Committee (ALCO) meets regularly to monitor the composition of assets and liabilities and to manage the Company's exposure to changes in interest rates. Its primary objective is to maintain stability in the level of net interest income by producing the optimal yield and maturity mix of assets and liabilities consistent with interest rate expectations, projected liquidity needs and capital adequacy requirements. Senior management at each banking subsidiary is responsible for ensuring that the subsidiary's asset and liability management procedures adhere to corporate policies and risk limits established by its respective board of directors.

Interest Rate Risk Management

Interest rate risk arises in the normal course of business when interest-earning assets and interest-bearing liabilities reprice or mature at different times. If more assets than liabilities reprice or mature in a given period (an asset sensitive position or positive gap), market interest rate changes will be reflected more quickly in earning asset rates and increases in interest rates will generally benefit net interest income. Alternatively, where interest-bearing liabilities reprice more quickly than earning assets in a given period (a liability sensitive position or negative gap), an increase in market rates will generally have an adverse impact on net interest income.
    The primary focus of interest rate risk management is to maximize net interest income while managing, within corporate policy and risk limits, interest sensitivity to changes in interest rates. The Company's current policy is to maintain a mix of asset and liabilities with repricing and maturity characteristics that permit a moderate amount of short-term interest rate risk based on current interest rate projections, customer credit demands and deposit preferences. The Company generally operates in a range of plus or minus 10% for the one-year gap. Management believes that this range reduces the vulnerability of net interest income to large shifts in market interest rates while allowing the Company to take advantage of fluctuations in current short-term rates.
    Management uses an interest rate risk measurement tool known as the interest rate sensitivity analysis to provide a general indication of the Company's level of exposure to interest sensitivity at a specific point in time.

Table 19:  Interest Rate Sensitivity Analysis

December 31, 1996                         Within       4 Months      1 to        5 Years
(Dollars in thousands)                   3 Months     to 1 Year     5 Years       or Over      Total
----------------------                   --------     ---------     -------       -------      -----
Interest-earning Assets:
  Interest-bearing deposits
    with banks                           $  6,524    $    --       $    --       $   --      $    6,524
  Mortgage loans held for sale            329,157         --            --           --         329,157
  Investment securities available
   for sale                               106,923       22,311        44,583       54,804       228,621
  Loans, net of unearned income           210,573      188,752       263,035      122,268       784,628
                                         --------    ---------     ---------     --------    ----------
    Total earning assets                 $653,177    $ 211,063     $ 307,618     $177,072    $1,348,930
                                         ========    =========     =========     ========    ==========

Interest-bearing Liabilities:
  Savings and NOW accounts               $   --      $ 117,398     $ 108,528     $   --      $  225,926
  Money market accounts                      --         48,493        32,329         --          80,822
  Certificates of deposit:
    Under $100,000                         67,413      224,704        79,989          507       372,613
    $100,000 or more                       78,483      109,951        18,972         --         207,406
                                         --------    ---------     ---------     --------    ----------
      Total interest-bearing
        deposits                          145,896      500,546       239,818          507       886,767
  Short-term borrowings (1)                98,561       22,581          --           --         121,142
  FHLB advances                            49,000       36,000        49,200         --         134,200
  Long-term debt                             --           --          35,689       13,500        49,189
                                         --------    ---------     ---------     --------    ----------
    Total interest-bearing liabilities   $293,457    $ 559,127     $ 324,707     $ 14,007    $1,191,298
                                         ========    =========     =========     ========    ==========

Interest rate sensitivity gap            $359,720    $(348,064)    $ (17,089)    $163,065    $  157,632
As a percentage of total interest-
  earning assets                            26.67%      (25.80)%       (1.27)%      12.09%        11.69%
Cumulative interest rate
  sensitivity gap                        $359,720    $  11,656     $  (5,433)    $157,632
As a percentage of total interest-
  earning assets                            26.67%         .87%         (.40)%      11.69%

(1) Includes federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings.

    The interest sensitivity analysis identifies the difference between the amount of interest-earning assets and interest-bearing liabilities at December 31, 1996 repricing or maturing within specified time periods. The resulting gaps measure the sensitivity of net interest income to changes in interest rates. With the exception of fixed rate collateralized mortgage obligations and mortgage-backed securities, actual maturity or repricing dates are used for investment securities, certificates of deposit and borrowings. Estimated maturities, based on market consensus prepayment speed assumptions, are used for fixed rate collateralized mortgage obligations and mortgage-backed securities. Assumptions and estimates have been made for savings and NOW accounts and money market accounts to more accurately reflect repricing and retention.
    As of December 31, 1996, the Company was slightly asset sensitive by $11.7 million, or .87% of interest-earning assets. This measurement of interest sensitivity indicates that over the course of one year, an increase in short-term interest rates would positively impact both net interest income and the net interest margin since interest-earning assets would reprice faster than interest-bearing liabilities.

Liquidity Management

    The objective of liquidity management is to provide funds at an acceptable cost to meet mortgage and commercial loan demand and deposit withdrawals and to service other liabilities as they become due. Managing liquidity also enables the Company to take advantage of opportunities for business expansion. Asset liquidity is available from a number of sources, including cash and due from banks, money market investments, the investment securities portfolio, mortgage loans held for sale, and repayments and maturities of portfolio loans.
    Short-term liquidity is available from federal funds purchased, securities sold under agreement to repurchase, core deposit growth, brokered certificates of deposit and FHLB advances. Long-term liquidity is generated from securities sold under agreement to repurchase, deposit growth, the maturity structure of time deposits, brokered certificates of deposit and FHLB advances. The Company also has the capability to raise funds through public and private issuances of common stock and debt.
    At December 31, 1996, the parent company and its subsidiaries had available the following lines of credit or borrowing opportunities:

    - Republic Bank had $5.0 million available in unused lines of credit for federal funds purchased; $84.3 million available in unused borrowings with the FHLB; and approximately $53.0 million in borrowings available through securities sold under agreement to repurchase.

    - Republic Savings Bank had a total of $14.0 million available in unused borrowings with the FHLB.

    - Market Street had $10.0 million available on its revolving line of credit with Residential Funding Corporation, and

    - The parent company had $16.1 million available on its $18.0 million revolving line of credit with Firstar Bank Milwaukee, N.A.

    The parent company of Republic Bancorp Inc. is a legal entity, separate and distinct from its subsidiaries. A portion of the parent company's revenues result from dividends received from subsidiaries as well as earnings on short-term investments. There are statutory and regulatory requirements applicable to the payment of dividends by Republic Bank and Republic Savings Bank to the parent company, as well as by Republic Bancorp Inc. to its shareholders. Such restrictions have not had, and are not expected to have, a material effect on the Company's ability to meet its cash obligations.

Impact of Interest Rate Fluctuations and Inflation

Unlike most industrial companies, substantially all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rate fluctuations generally have a more significant and direct impact on a financial institution's performance than do the effects of inflation. To the extent inflation affects interest rates, real estate values and other costs, the Company's lending activities may be adversely impacted. Significant increases in interest rates make it more difficult for potential borrowers to purchase residential property and to qualify for mortgage loans. As a result, the Company's volume of loan originations and the related income may be reduced. Significant decreases in interest rates typically result in higher loan prepayment activity which, in turn, causes the Company's mortgage servicing rights to decrease in value. However, a lower interest rate environment may enable more potential borrowers to qualify for relatively higher mortgage loan balances and, therefore, result in higher mortgage loan production activity.

Accounting and Reporting Developments

On January 1, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, issued by the Financial Accounting Standards Board (FASB) in March 1995, without impact to financial position or results of operations.
    In June 1996, the FASB issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement provides new accounting and reporting standards for sales, securitizations and servicing of receivables and other financial assets, secured borrowing and collateral transactions, and the extinguishments of liabilities. The provisions of the Statement are effective for transactions occurring after December 31, 1996, except those provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral. The FASB has delayed the effective date for the provisions relating to these items until after December 31, 1997 through the issuance of SFAS No. 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125. The Company expects the adoption of these Statements will not have a material impact on financial position and results of operations.

Republic Bancorp Inc. and Subsidiaries
Consolidated Balance Sheets

December 31
(Dollars in thousands)                                    1996           1995
----------------------                                    ----           ----
Assets
Cash and due from banks (Note 22)                     $   33,590   $   36,260
Interest-earning deposits with banks                       6,524        3,381
                                                      ----------   ----------
    Cash and cash equivalents                             40,114       39,641
Mortgage loans held for sale                             329,157      423,364
Securities available for sale (Note 3)                   228,621      317,769
Loans, net of unearned income (Notes 4 and 18)           784,628      578,112
Less allowance for loan losses (Note 5)                   (4,709)      (5,002)
                                                      ----------   ----------
    Net loans                                            779,919      573,110
Premises and equipment (Note 7)                           15,008       14,724
Mortgage servicing rights (Note 6)                        44,398       58,265
Other assets                                              53,148       45,817
                                                      ----------   ----------
    Total assets                                      $1,490,365   $1,472,690
                                                      ==========   ==========
Liabilities
Noninterest-bearing deposits                          $  126,940   $  126,427
Interest-bearing deposits                                886,767      778,302
                                                      ----------   ----------
    Total deposits                                     1,013,707      904,729
Federal funds purchased and securities sold
  under agreements to repurchase (Note 8)                115,156      134,237
Other short-term borrowings (Note 8)                       5,986      129,214
FHLB advances (Note 9)                                   134,200       80,500
Accrued expenses and other liabilities                    49,243       44,806
Long-term debt (Note 10)                                  49,189       51,928
                                                      ----------   ----------
    Total liabilities                                  1,367,481    1,345,414
Minority interest                                          1,069          900
                                                      ----------   ----------

Commitments and contingencies (Notes 17 and 20)

Shareholders' Equity (Notes 11, 12, 13, and 22)
Preferred stock, $25 stated value; $2.25 cumulative
  and convertible; 5,000,000 shares authorized,
  none issued and outstanding                               --           --
Common stock, $5 par value; 20,000,000 shares
  authorized; 17,129,142 and 18,125,779 shares
  issued and outstanding in 1996 and 1995,
  respectively                                            85,646       82,390
Capital surplus                                           37,538       43,177
Retained earnings                                          1,079        2,172
Net unrealized losses on
  securities available for sale                           (2,448)      (1,363)
                                                      ----------   ----------

    Total shareholders' equity                           121,815      126,376
                                                      ----------   ----------

    Total liabilities and shareholders' equity        $1,490,365   $1,472,690
                                                      ==========   ==========

See notes to consolidated financial statements.

Republic Bancorp Inc. and Subsidiaries
Consolidated Statements of Income

Years Ended December 31
(Dollars in thousands, except per share data)          1996        1995      1994
---------------------------------------------          ----        ----      ----

Interest Income
Interest and fees on loans                          $  80,436    $71,488   $ 53,617
Interest on investment securities                      18,273     23,155     24,128
Interest on federal funds sold                            282        573        277
Interest on interest-earning deposits with banks          156        381        197
                                                    ---------    -------   --------
    Total interest income                              99,147     95,597     78,219
                                                    ---------    -------   --------
Interest Expense
Interest on deposits:
  Interest-bearing demand deposits                      1,358      1,554      2,295
  Savings and money market accounts                     8,882      6,677      6,212
  Time deposits                                        32,028     30,567     19,754
Interest on short-term borrowings:
  Federal funds purchased and securities
    sold under agreements to repurchase                 8,378     10,436      7,642
  Other short-term borrowings                           1,944      7,960      3,260
Interest on FHLB advances                               6,094      2,431      2,237
Interest on long-term debt                              3,743      5,567      3,599
                                                    ---------    -------   --------
    Total interest expense                             62,427     65,192     44,999
                                                    ---------    -------   --------
    Net interest income                                36,720     30,405     33,220
Provision for loan losses (Note 5)                        290         24         94
                                                    ---------    -------   --------
    Net interest income after provision
      for loan losses                                  36,430     30,381     33,126
                                                    ---------    -------   --------
Noninterest Income
Mortgage banking income                                86,377     70,960     69,899
Service charges                                         1,218      1,297      1,337
Investment securities gains (losses) (Note 3)             766      1,061     (1,392)
Gain on sale of bank branches                            --         --        4,034
Gain on sale of SBA loans                               1,242        873        667
Other noninterest income                                1,243      1,010      1,116
                                                    ---------    -------   --------
    Total noninterest income                           90,846     75,201     75,661
                                                    ---------    -------   --------
Noninterest Expense
Salaries and employee benefits (Notes 13 and 14)       42,589     32,081     33,984
Mortgage loan commissions                              24,590     17,710     13,602
Net occupancy expense of premises                       6,145      5,274      5,807
Equipment expense                                       4,626      4,395      4,090
SAIF assessment fee                                     1,500       --         --
Other noninterest expenses (Note 15)                   25,042     23,692     27,538
                                                    ---------    -------   --------
    Total noninterest expense                         104,492     83,152     85,021
                                                    ---------    -------   --------

Income before income taxes and extraordinary item      22,784     22,430     23,766
Provision for income taxes (Note 16)                    7,718      8,166      8,047
                                                    ---------    -------   --------
Income before extraordinary item                       15,066     14,264     15,719
Extraordinary item - loss on early
  redemption of debt, net of tax (Note 10)               (388)      --         --
                                                    ---------    -------   --------
Net Income                                          $  14,678    $14,264   $ 15,719
                                                    =========    =======   ========
Per Common Share:
Income before extraordinary item                    $     .83    $   .76   $    .82
Extraordinary item, net of tax - early
  redemption of debt                                     (.02)      --         --
                                                    ---------    -------   --------
Net income (primary and fully diluted)              $     .81    $   .76   $    .82
                                                    =========    =======   ========

Average common shares outstanding (fully
  diluted) (Note 12)                                   18,039     18,696     19,058


See notes to consolidated financial statements.

Republic Bancorp Inc. and Subsidiaries
Consolidated Statements of Shareholders' Equity

                                               Number of                                    Unrealized         Total
                                               Common      Common     Capital    Retained  Gains/(Losses)   Shareholders'
(In thousands, except per share data)          Shares      Stock      Surplus    Earnings  on Securities       Equity
-------------------------------------          ------      -----      -------    --------  -------------    -------------

Balances at January 1, 1994                    13,748    $ 68,739    $ 27,229    $ 15,465    $   --          $111,433
  Net Income                                                                       15,719                      15,719
  Cash dividends declared ($.25 per share)                                         (4,542)                     (4,542)
  Amortization of restricted stock                                        109                                     109
  10% common share dividend                     1,392       6,961       8,353     (15,322)                         (8)
  Issuance of common shares:
    Through exercise of stock options             104         522         130                                     652
    Through exercise of stock warrants             82         409          10                                     419
  Tax benefit relating to exercise of
    stock options                                                         243                                     243
  Adjustment to beginning balance for
    change in accounting method for
    securities available-for-sale, net of
    income taxes of $453                                                                          840             840
  Change in unrealized gains/(losses) on
    securities available for sale, net of
    income tax benefit of $3,292                                                               (6,113)         (6,113)
  Repurchase of common shares                     (80)       (400)       (438)                                   (838)
                                             --------    --------    --------    --------    --------        --------
Balances at December 31, 1994                  15,246    $ 76,231    $ 35,636    $ 11,320    $ (5,273)       $117,914
  Net Income                                                                       14,264                      14,264
  Cash dividends declared ($.31 per share)                                         (5,536)                     (5,536)
  Awards of common shares under
    Restricted Stock Plan                                              (1,318)                                 (1,318)
  Amortization of restricted stock                                        672                                     672
  10% common share dividend                     1,504       7,521      10,342     (17,876)                        (13)
  Issuance of common shares:
    Through exercise of stock options             177         885         241                                   1,126
    Through exercise of stock warrants             12          58          11                                      69
  Tax benefit relating to exercise of
    stock options                                                         405                                     405
  Change in unrealized gains/(losses) on
     securities available for sale,
     net of income tax of $2,105                                                                3,910           3,910
  Repurchase of common shares                    (461)     (2,305)     (2,812)                                 (5,117)
                                             --------    --------    --------    --------    --------        --------
Balances at December 31, 1995                  16,478    $ 82,390    $ 43,177    $  2,172    $ (1,363)       $126,376
  Net Income                                                                       14,678                      14,678
  Cash dividends declared ($.37 per share)                                         (6,531)                     (6,531)
  Awards of common shares under
    Restricted Stock Plan                                                (790)                                   (790)
  Amortization of restricted stock                                        648                                     648
  10% common share dividend                     1,565       7,827       1,398      (9,240)                        (15)
  Issuance of common shares:
    Through exercise of stock options             212       1,062         (28)                                  1,034
    Through exercise of stock warrants              2           9          (3)                                      6
  Tax benefit relating to exercise of
    stock options                                                         514                                     514
  Change in unrealized gains/(losses) on
    securities available for sale,
    net of income tax benefit of $584                                                          (1,085)         (1,085)
  Repurchase of common shares                  (1,128)     (5,642)     (7,378)                                (13,020)
                                             --------    --------    --------    --------    --------        --------
Balances at December 31, 1996                  17,129    $ 85,646    $ 37,538    $  1,079    $ (2,448)       $121,815
                                             ========    ========    ========    ========    ========        ========


See notes to consolidated financial statements.

Republic Bancorp Inc. and Subsidiaries
Consolidated Statements of Cash Flows

Year Ended December 31
(In thousands)                                              1996          1995            1994
--------------                                              ----          ----            ----
Cash Flows From Operating Activities:
Net income                                            $    14,678    $    14,264    $    15,719
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
    Depreciation and amortization                           5,258          5,521          5,107
    Amortization of mortgage servicing rights               7,616          6,999          5,008
    Net gains on sale of mortgage servicing rights        (33,041)       (25,279)       (32,438)
    Net (gains) losses on sale of securities
      available for sale                                     (766)        (1,061)         1,392
    Net gains on sale of loans                             (5,488)        (3,037)        (2,793)
    Gain on sale of bank branches                            --             --           (4,034)
    Proceeds from sale of mortgage loans
      held for sale                                     3,244,436      2,408,751      3,002,993
    Origination of mortgage loans held for sale        (3,150,229)    (2,695,917)    (2,640,165)
    (Increase) decrease in other assets                    (5,205)         3,137        (12,896)
    Increase (decrease) in other liabilities                5,928          1,729         (4,616)
    Other, net                                             (3,292)        (5,077)        (2,939)
                                                      -----------    -----------    -----------
      Total adjustments                                    65,217       (304,234)       314,619
                                                      -----------    -----------    -----------
      Net cash provided by (used in)
        operating activities                               79,895       (289,970)       330,338
                                                      -----------    -----------    -----------
Cash Flows From Investing Activities:
Proceeds from sale of mortgage servicing rights            53,182         48,918         45,676
Additions to mortgage servicing rights                    (19,638)       (31,720)       (52,604)
Proceeds from sale of securities available for sale       145,422        233,082        106,470
Proceeds from maturities/principal payments of
  securities available for sale                            57,139         67,192         48,808
Purchase of securities available for sale                (115,115)      (157,537)      (238,926)
Proceeds from maturities/principal payments of
  securities held to maturity                                --           11,881         16,728
Purchase of securities held to maturity                      --             --         (250,958)
Proceeds from sale of loans related to bank
  branch sale                                                --             --           28,933
Proceeds from sale of loans                               215,636        253,310         82,742
Net increase in loans made to customers                  (415,126)      (208,034)      (307,793)
Purchase acquisitions                                        --             (177)        (2,450)
                                                      -----------    -----------    -----------
      Net cash (used in) provided by
        investing activities                          $   (78,500)   $   216,915    $  (523,374)
                                                      -----------    -----------    -----------



See notes to consolidated financial statements.

Republic Bancorp Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)

Year Ended December 31
(In thousands)                                              1996          1995       1994
--------------                                              ----          ----       ----
Cash Flows From Financing Activities:
Net increase in total deposits                           $  81,973    $  65,490    $  32,791
Purchase of bank branch deposits                            27,005       20,497         --
Sale of bank branch deposits                                  --           --        (43,749)
Net increase (decrease) in short-term borrowings          (141,899)       6,505      120,094
Net increase (decrease) in short-term FHLB advances          4,500      (34,950)      26,950
Increase in long-term FHLB advances                         49,200       70,500       20,000
Increase in long-term debt                                    --         13,464       12,244
Payments on long-term debt                                 (25,649)     (17,915)        (827)
Payments on long-term FHLB advances                           --        (25,000)        --
Proceeds from issuance of senior debentures and
    subordinated notes, net of issuance costs               22,233         --         24,712
Net proceeds from issuance of common shares                  1,040        1,195        1,072
Repurchase of common shares                                (13,020)      (5,117)        (838)
Dividends paid                                              (6,305)      (5,270)      (4,141)
                                                         ---------    ---------    ---------
      Net cash (used in) provided by financin
        activities                                            (922)      89,399      188,308
                                                         ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents           473       16,344       (4,728)
Cash and cash equivalents at beginning of year              39,641       23,297       28,025
                                                         ---------    ---------    ---------
Cash and cash equivalents at end of year                 $  40,114    $  39,641    $  23,297
                                                         =========    =========    =========

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
  Interest                                               $  63,233    $  62,562    $  44,206
  Income taxes                                           $   8,576    $   5,782    $   9,980

Supplemental Schedule of Non-Cash Investing
 Activities:
  Portfolio loan charge-offs                             $     758    $     845    $   1,705
  Reclassification of investment securities held
    to maturity to the investment securities
    available for sale category                          $    --      $ 257,200    $    --

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

    Republic Bancorp Inc. and Subsidiaries (the "Company") is a bank holding company headquartered in Ann Arbor, Michigan. The Company has two primary lines of business: (1) commercial and retail banking and (2) mortgage banking. Financial products are offered to consumers and businesses through the Company's two banking subsidiaries' 36 retail branch offices located in Michigan and Ohio. The Company also maintains a nationwide mortgage banking network with mortgage loan origination offices located in 19 states, including Michigan, Florida, Ohio and California. In addition, the Company acts as a servicer of residential mortgage loans for the benefit of others with responsibilities ranging from collecting and remitting loan payments to supervising foreclosure proceedings.

Principles of Consolidation

    The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of Republic Bancorp Inc.; its two wholly-owned banking subsidiaries: Republic Bank (and its wholly owned subsidiaries Republic Bancorp Mortgage Inc. and CUB Funding Corporation of which Republic Bank has an 80% majority interest) and Republic Savings Bank ("Republic Savings"); and Market Street Mortgage Corporation ("Market Street"), its mortgage banking subsidiary of which the Company has an 80% majority interest. During 1996, the Company contributed its ownership in Republic Bancorp Mortgage Inc. and CUB Funding Corporation to Republic Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to current year presentations.

Use of Estimates

    Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and accompanying footnotes, as well as the amounts of revenues and expenses reported during the periods covered by those financial statements and footnotes.
Actual results could differ from these estimates.

Securities Available for Sale

    The Company's investment securities are classified as available for sale and stated at fair value with unrealized gains and losses, net of income taxes, reported as a component of shareholders' equity. Gains and losses on sales of securities are computed based on specific identification of the adjusted cost of each security and included in investment securities gains (losses).
    For mortgage portfolio loans securitized and retained as investment securities, the remaining net deferred fees or costs are treated as a discount or premium and recognized as an adjustment to the yield over the life of the security using the effective interest method. If the security is subsequently sold, any remaining net deferred fees or costs are treated as part of the cost basis in determining the gain or loss on sale of the security.

Mortgage Loans Held for Sale

    Mortgage loans held for sale are carried at the lower of aggregate cost or market. The cost of mortgage loans held for sale is adjusted by gains and losses generated from corresponding forward commitments to sell the loans to investors in the secondary market. Such commitments are generally entered into prior to closing to protect the value of the mortgage loans from increases in interest rates during the period held. Mortgage loans originated are generally sold within a period of 30 to 60 days after closing, therefore, the related fees and costs are not amortized during that period.

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Loans

    Loans are stated at the principal amount outstanding, net of unearned income. Interest income earned on all loans is accrued daily. Loans for which the accrual of interest has been discontinued are designated as non-accrual loans. Commercial loans, residential real estate mortgage loans and installment loans are placed on non-accrual status at the time the loan is 90 days past due, unless the loan is well-secured and in the process of collection. In all cases, loans may be placed on non-accrual status when, in the opinion of management, reasonable doubt exists as to the full, timely collection of interest or principal. All interest accrued but not collected for loans that are placed on non-accrual status is charged against current income. Any interest payments subsequently received on non-accrual loans are applied against the principal balance. Loans are considered restructured when the Company makes certain concessions to a financially troubled debtor that would not normally be considered.
    Loan origination and commitment fees and certain direct loan origination costs are deferred and recognized over the life of the related loan or over the commitment period as an adjustment to yield.

Allowance for Loan Losses

    The allowance for loan losses is maintained at a level adequate to provide for potential loan losses through additions to the provision for loan losses. An appropriate level of the allowance for loan losses is determined based on a continuing review of the loan portfolio giving consideration to loan quality, actual loan loss experience, changes in the size and character of the loan portfolio, an analysis of current economic conditions and consultation with regulatory authorities. With respect to loans which are deemed impaired, the calculation of an allowance for loan losses is based upon collateral values, market prices or the discounted present value of expected cash flows received from the debtor.

Premises and Equipment

    Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the estimated useful lives of the related assets or the remaining lease terms.

Mortgage Servicing Rights

    The total cost of mortgage loans originated with the intent to sell is allocated between the loan and the mortgage servicing rights ("MSRs") based on their relative fair values at the date of origination. The capitalized cost of MSRs is amortized in proportion to and over the period of the estimated future net servicing income. Mortgage servicing rights are periodically evaluated for impairment, which represents the excess of cost of an individual MSR stratum over its fair value. Impairment is recognized through a valuation allowance. For purposes of measuring impairment, MSRs are stratified on the basis of loan type (conventional or governmental, fixed or adjustable), loan term (15-year or 30-year), and note rate.
    Fair values for individual stratum are based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Estimates of fair value include assumptions about prepayment, default and interest rates, and other factors which are subject to change over time. Changes in these underlying assumptions could cause the fair value of MSRs, and the related valuation allowance, to change significantly in the future.

Goodwill

    The excess of cost over the fair value of net assets acquired is included in other assets and is amortized using the straight-line method over a period of 15 years. Core deposit intangible assets are amortized on a straight-line basis over a period of 10 years.

Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Income Taxes

    Deferred income taxes are recognized for the future tax consequences attributable to temporary differences between the tax and financial statement basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established to the extent current available evidence about future events raise doubt about the future realization of a deferred tax asset. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enacted date.

Statements of Cash Flows

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-earning deposits with banks, federal funds sold and other short-term investments with maturities less than 90 days.

Note 2. Acquisitions

The Company made the following acquisitions, all of which were accounted for under the purchase method of accounting:

During 1996:
    In April 1996, the Company completed the purchase of certain assets and the mortgage origination network of First of America in St. Louis, Missouri and southern Illinois. The mortgage operation has seven offices in the greater St. Louis, Missouri area operating under the name Leader Financial and is a division of CUB Funding Corporation. The purchase price for Leader Financial was not material.
    In July 1996, the Company completed the purchase of certain assets and the mortgage origination network of Unlimited Mortgage Services, Inc., of Columbus, Ohio. The mortgage operation has an office in Columbus, Ohio and operates as a division of Republic Bancorp Mortgage Inc. The purchase price for Unlimited Mortgage was not material.
    In December 1996, the Company acquired certain fixed assets and deposits of three branch offices located in the greater Cleveland, Ohio area. The three branch offices are located in Middleburg Heights, Shaker Heights and Hudson and had combined deposits of approximately $27 million.

During 1995:
    In August 1995, the Company completed the purchase of certain assets and the mortgage origination network of the western division of Railroad Savings Bank, F.S.B. The mortgage operation has five offices in California operating under the name RSL Mortgage and is a division of CUB Funding Corporation. The purchase price for RSL Mortgage was not material.

During 1994:
    In November 1994, the Company purchased the assets and mortgage origination network of Home Funding, Inc. of Hopewell Junction, New York, for a total purchase price of approximately $2.5 million, of which $1.2 million was goodwill. The transaction included the acquisition of Home Funding, Inc.'s $130 million mortgage servicing portfolio.

The above acquisitions did not have a significant impact on the results of operations of the Company.

Notes to Consolidated Financial Statements

Note 3. Securities Available for Sale

Information regarding the Company's available-for-sale securities portfolio follows:

                                                            Gross        Gross     Estimated
                                              Amortized  Unrealized   Unrealized     Fair
(In thousands)                                  Cost        Gains       Losses       Value
--------------                                ---------  ----------   ----------   --------
December 31, 1996:
  U.S. Treasury and Government agency
    securities                                $ 36,030      $ 36        $  260     $ 35,806
  Collateralized mortgage securities            82,804         4         1,269       81,539
  Mortgage-backed obligations                   61,602         6         1,375       60,233
  Municipal and other securities                31,970       110           257       31,823
                                              --------      ----        ------     --------
    Total debt securities                      212,406       156         3,161      209,401
  Equity securities                             19,982        --           762       19,220
                                              --------      ----        ------     --------
    Total securities available for sale       $232,388      $156        $3,923     $228,621
                                              ========      ====        ======     ========
December 31, 1995:
  U.S. Treasury and Government agency
    securities                               $  71,754    $    273    $    159     $ 71,868
  Collateralized mortgage obligations           86,481         --        1,122       85,359
  Mortgage-backed securities                   118,681         116         747      118,050
  Municipal and other securities                23,292         269          54       23,507
                                              --------    --------    --------     --------
    Total debt securities                      300,208         658       2,082      298,784
  Equity securities                             19,657         --          672       18,985
                                              --------    --------    --------     --------
    Total securities available for sale       $319,865    $    658    $  2,754     $317,769
                                              ========    ========    ========     ========

    In order to respond more effectively to liquidity needs, primarily related to funding mortgage loans held for sale, the Company reclassified the entire held-to-maturity security portfolio to the available-for-sale category on June 30, 1995.
    The amortized cost and estimated market value of available-for-sale securities at December 31, 1996, by contractual maturity, are shown in the following table. The variable rate mortgage-backed securities are primarily indexed to the one-year Constant Maturity Treasury and 11th District Cost of Funds. Expected maturities for mortgage-backed securities and collateralized mortgage obligations will differ from contractual maturities because borrowers may have the right to call or prepay obligations. Based upon prepayment assumptions, estimated lives of the fixed rate mortgage-backed securities range from 1.5 to 3.0 years. Estimated average remaining lives of the Company's fixed rate collateralized mortgage obligations range from 0.5 to 3.7 years. Collateral for all mortgage-backed securities and collateralized mortgage obligations is guaranteed by U.S. Government agencies.

December 31, 1996          Due Within             One to               Five to               After
(Dollars in thousands)      One Year             Five Years            Ten Years            Ten Years             Total
---------------------  --------------------  --------------------  -------------------  -------------------  ------------------
                                  Estimated             Estimated            Estimated            Estimated            Estimated
                       Amortized    Market   Amortized    Market   Amortized   Market   Amortized  Market    Amortized   Market
                          Cost      Value       Cost      Value       Cost     Value       Cost    Value       Cost      Value
                       ---------  ---------  ---------  --------   --------- --------   ---------  ------    ---------   ------

U.S. Treasury and
  Government agency
  securities             $ 2,053   $ 2,042    $10,057   $ 9,959    $ --      $ --       $ 23,920   $ 23,805   $ 36,030   $ 35,806
Collateralized
  mortgage obligations      --        --         --        --       4,044     4,010       78,760     77,529     82,804     81,539
Mortgage-backed
  securities                --        --        8,595     8,451      --        --         53,007     51,782     61,602     60,233
Municipal and other
  securities                  25        25        135       140       243       243       31,567     31,415     31,970     31,823
Equity securities         19,982    19,220       --        --        --        --           --         --       19,982     19,220
                         -------   -------    -------   -------    ------    ------     --------   --------   --------   --------
  Total securities
    available for sale   $22,060   $21,287    $18,787   $18,550    $4,287    $4,253     $187,254   $184,531   $232,388   $228,621
                         =======   =======    =======   =======    ======    ======     ========   ========   ========   ========


Notes to Consolidated Financial Statements

Sales of investment securities resulted in the following proceeds and realized gains and losses:

Year Ended December 31
(In thousands)                         1996         1995         1994
----------------------                 ----         ----         ----

Proceeds from sales                 $ 145,422    $ 233,082    $ 106,470

Securities gains                    $     824    $   1,524    $     587
Securities losses                         (58)        (463)      (1,979)
                                    ---------    ---------    ---------
    Net securities gains (losses)   $     766    $   1,061    $  (1,392)
                                    =========    =========    =========

Securities with a carrying value of approximately $65.0 million and $164.3 million at December 31, 1996 and 1995, respectively, were pledged to secure certain short-term borrowings, FHLB advances and public and other deposits as required by law.
    The Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, as of January 1, 1994. The market valuation adjustment of $2.4 million and $1.4 million on available-for-sale securities, net of tax, is reported as a separate component of shareholders' equity at December 31, 1996 and 1995, respectively.

Note 4. Loans

Information regarding the Company's loan portfolio follows:

December 31
(In thousands)                              1996        1995
--------------                              ----        ----
Commercial:
  Commercial and industrial               $ 29,483   $ 22,523
  Real estate construction                  32,946     11,625
  Commercial real estate mortgage          132,763     98,285
                                          --------   --------
    Total commercial loans                 195,192    132,433
Residential real estate mortgage           506,944    381,803
Installment                                 82,492     63,876
                                          --------   --------
    Total loans, net of unearned income   $784,628   $578,112
                                          ========   ========

A geographic concentration exists within the Company's loan portfolio since most portfolio lending activity is with customers located in Michigan and Ohio. At December 31, 1996, approximately 63% and 27%, respectively, of total portfolio loans had been originated in these states. The commercial loan portfolio is well diversified by borrower and industry. At December 31, 1996, there were no aggregate loan concentrations of 10% or more of total loans in any particular industry.

Notes to Consolidated Financial Statements

Note 5. Allowance for Loan Losses

An analysis of changes in the allowance for loan losses follows:

Year Ended December 31
(In thousands)                                 1996       1995       1994
----------------------                         ----       ----       ----
Balance at beginning of year                 $ 5,002    $ 5,544    $ 7,214
Loans charged off                               (758)      (845)    (1,705)
Recoveries on loans previously charged off       175        279        291
                                             -------    -------    -------
  Net loans charged off                         (583)      (566)    (1,414)
Provision for loan losses                        290         24         94
Allowance for commercial loans sold             --         --         (350)
                                             -------    -------    -------
Balance at end of year                       $ 4,709    $ 5,002    $ 5,544
  Related to impaired loans                       96        368       --
  Related to all other loans                   4,613      4,634      5,544
                                             =======    =======    =======


As defined by SFAS No. 114, Accounting By Creditors for Impairment of Loans (SFAS No. 114), impaired loans are individually reviewed loans for which it is probable that payment of principal and interest will not be collected in accordance with the contractual terms of the original loan agreement. The following impaired loans were included in non-performing loans, which totaled $5.3 million and $2.0 million at December 31, 1996 and 1995, respectively:


(In thousands)                                  1996      1995
--------------                                  ----      ----
Gross recorded investment in impaired loans     $1,356   $1,572
  Impaired loans with a specific allowance         336      865
  Impaired loans without a specific allowance    1,020      707

Average recorded investment in impaired loans   $1,545   $1,075

Interest income recognized                      $   16   $   40


Substantially all loans deemed impaired were evaluated using the fair value of the underlying collateral as the measurement method. Of the $1.4 million of impaired loans at December 31, 1996, $336,000 required a specific valuation allowance of $96,000 in accordance with SFAS No. 114. Of the $1.6 million of impaired loans at December 31, 1995, $865,000 required a specific SFAS No. 114 allowance of $368,000. No specific valuation allowance was required for the remaining $1.0 million and $707,000 of impaired loans at December 31, 1996 and 1995, respectively, because the fair value of each loan in that group exceeded the recorded investment in the loan.

Notes to Consolidated Financial Statements

Note 6.  Mortgage Servicing Rights

Activity related to the Company's mortgage servicing rights is as follows:

Year Ended December 31
(In thousands)                           1996       1995       1994
----------------------                   ----       ----       ----
Balance at beginning of year          $ 58,265    $ 57,183    $ 18,428
Additions                               19,638      31,720      52,604
Acquired through purchase of asset
  of mortgage companies                   --          --         1,388
Sales                                  (25,889)    (23,639)    (10,229)
Amortization                            (7,616)     (6,999)     (5,008)
                                      --------    --------    --------
Balance at end of year                $ 44,398    $ 58,265    $ 57,183
                                      ========    ========    ========

Estimated fair value at end of year   $ 50,869    $ 63,000    $   n/a

n/a - Not Applicable


    In 1995, the Company adopted SFAS No. 122, Accounting for Mortgage Servicing Rights. Income before taxes in 1995 increased approximately $3.4 million as a result of adopting this Statement.

Mortgage Servicing Activity

Mortgage loans secured principally by single-family residential properties are originated and sold to investors without recourse. The Company retains the servicing rights to certain loans sold. As a loan servicer, the Company is responsible for collecting and remitting monthly principal and interest payments, performing certain escrow services and conducting other duties related to the administration of the loans within the servicing portfolio. The Company's mortgage servicing portfolio totaled $2.7 billion at December 31, 1996 and consisted of approximately 36,000 loans. At December 31, 1995, the mortgage servicing portfolio was $4.0 billion and consisted of approximately 51,000 loans.
    At December 31, 1996 and 1995, the Company was responsible for $47.0 million and $55.4 million, respectively, of escrow funds on behalf of mortgagors. Escrow funds are generally held in custody at Republic Bank and Republic Savings Bank and are included in noninterest-bearing deposits in the consolidated balance sheets.

Note 7. Premises and Equipment

Premises and equipment consisted of the following:

December 31
(In thousands)                           1996          1995
--------------                           ----          ----
Land                                   $  1,605    $  2,065
Furniture, fixtures and equipment        20,621      18,522
Buildings and improvements               11,111       9,216
                                       --------    --------
                                         33,337      29,803
Less accumulated amortization and
  depreciation                          (18,329)    (15,079)
                                       --------    --------
  Premises and equipment               $ 15,008    $ 14,724
                                       ========    ========

Notes to Consolidated Financial Statements

Note 8.  Short-Term Borrowings

Short-term borrowings were as follows:

                                                Average               Average      Maximum
                                    Ending       Rate      Average      Rate       Month-End
(Dollars in thousands)              Balance   At Year-End  Balance   During Year    Balance
----------------------              -------   -----------  -------   -----------   ---------
December 31, 1996
Federal funds purchased            $ 67,900      6.76%    $ 25,312      5.71%      $ 76,900
Securities sold under agreements
  to repurchase                      47,256      5.66      122,298      5.67        188,187
Other short-term borrowings           5,986      6.16       27,124      7.17         96,919
                                   --------      ----     --------      ----       --------

  Total short-term borrowings      $121,142      6.19%    $174,734      5.91%      $362,006
                                   ========      ====     ========      ====       ========

December 31, 1995
Federal funds purchased            $ 16,000      6.00%    $  9,427      5.95%      $ 19,000
Securities sold under agreements
  to repurchase                     118,237      6.10      158,999      6.21        220,612
Other short-term borrowings         129,214      7.39      106,028      7.51        202,296
                                   --------      ----     --------      ----       --------

  Total short-term borrowings      $263,451      6.73%    $274,454      6.70%      $441,908
                                   ========      ====     ========      ====       ========


    Federal funds purchased mature within one day following the transaction date and securities sold under agreements to repurchase generally mature within ninety days from the transaction date. Other short-term borrowings at December 31, 1996 consisted of $4.0 million of treasury, tax and loan demand notes, $1.9 million outstanding under a revolving credit agreement at the parent company and the current portion of long-term debt of $103,000.
    The parent company has an $18.0 million revolving credit agreement with Firstar Bank Milwaukee, N.A. The proceeds received under this agreement are used for general working capital purposes. This credit facility is secured by the common and preferred stock of Republic Bank and expires in January 1998. Interest on borrowings is computed at the prime rate (8.25% at December 31, 1996) minus .50%. The agreement contains certain restrictive covenants which require Republic Bank and the Company to maintain certain minimum capital, loan quality and financial performance ratios as well as a minimum net worth.
    Market Street has a $10.0 million warehouse line of credit available with Residential Funding Corporation (RFC). Proceeds from this credit facility would be secured primarily by mortgage loans held for sale. There were no borrowings outstanding under this line at December 31, 1996. The warehouse line of credit agreement contains restrictive covenants which require Market Street to, among other things, maintain certain minimum financial ratios and a minimum tangible net worth.
    In addition, Republic Bank had $5.0 million available in unused lines of credit for federal funds purchased at year-end 1996 and $53.0 million in borrowings available through securities sold under agreements to repurchase.
    At December 31, 1995, other short-term borrowings consisted primarily of warehousing lines of credit and revolving repurchase agreements used by the mortgage companies to fund loan production activities and mortgage servicing acquisitions. Interest rates on these borrowing agreements ranged from 6.40% to 8.59% at December 31, 1995. All of these agreements expired in 1996 and were not renewed.

Notes to Consolidated Financial Statements

Note 9.  FHLB Advances

FHLB advances outstanding as of the periods indicated were as follows:


December 31
(Dollars in thousands)               1996                      1995
---------------------         ---------------------     ---------------------
                                           Average                   Average
                              Ending       Rate at      Ending       Rate at
                              Balance      Year-End     Balance      Year-End
                              -------      --------     -------      --------
Short-term FHLB advances    $  39,000        5.59%      $ 44,500       5.73%
Long-term FHLB advances        95,200        6.02         36,000       6.22
                             --------        ----       --------       ----

    Total FHLB advances      $134,200        5.89%      $ 80,500       5.95%
                             ========        ====       ========       ====


Republic Bank and Republic Savings Bank routinely borrow short-term and long-term advances from the Federal Home Loan Bank (FHLB) to provide liquidity for mortgage loan originations and to minimize the interest rate risk associated with certain fixed rate commercial and residential mortgage portfolio loans. These advances are generally secured under a blanket security agreement by first mortgage loans or investment securities with an aggregate book value equal to at least 150% of the advances. Republic Bank and Republic Savings Bank had $84.3 million and $14.0 million, respectively, available in unused borrowings with the Federal Home Loan Bank at December 31, 1996.

The principal maturities of long-term FHLB advances outstanding at December 31, 1996 are as follows:

        (In thousands)                  Amount
        --------------                  ------

        1997                           $26,000
        1998                             7,000
        1999                            41,700
        2000                            10,000
        2001 and thereafter             10,500
                                       -------
          Total                        $95,200
                                       =======

Note 10. Long-Term Debt

Obligations with original maturities of more than one year consisted of the following:

December 31
(Dollars in thousands)                           1996          1995
----------------------                           ----          ----
7.17% Senior Debentures due 2001               $ 25,000    $ 25,000
6.75% Senior Debentures due 2001                  9,000        --
6.95% Senior Debentures due 2003                 13,500        --
9.00% Subordinated Notes due 2003                  --        17,250
6.99% Mortgage Note due 2000                      1,792       1,887
Note payable under term loan agreement,
  interest at prime (8.50% at 12/31/95) plus
  1.00% due 2000                                   --         8,304
                                               --------    --------
                                               $ 49,292    $ 52,441
Less current maturities included in other
  short-term borrowings                            (103)       (513)
                                               --------    --------
  Total long-term debt                         $ 49,189    $ 51,928
                                               ========    ========

Notes to Consolidated Financial Statements

7.17% Senior Debentures Due 2001
    These senior debentures were issued through a private offering in March 1994 and mature April 1, 2001. Interest is payable at a stated rate semi-annually on April 1 and October 1 of each year.

6.75% and 6.95% Senior Debentures Due 2001 and 2003
    In January 1996, the Company completed a private offering of $22.5 million of Senior Debentures with $9.0 million maturing on January 15, 2001 and $13.5 million maturing on January 15, 2003. Interest is payable at the stated rate semi-annually on April 1 and October 1 of each year. Proceeds of the offering were used to redeem the $17.25 million of 9.0% Subordinated Notes and for general corporate purposes. The early redemption of the 9.0% Subordinated Notes resulted in the recognition of an extraordinary loss of $388,000 after the related income tax effect of $209,000.

6.99% Mortgage Note Due 2000
    In September 1993, Republic Bancorp Mortgage Inc. financed the acquisition of its corporate office with a mortgage note in the amount of $2.1 million with Firstar Bank Milwaukee, N.A. Principal and interest at a fixed rate of 6.99% are payable quarterly. The note is due on October 1, 2000. At December 31, 1996, $103,000 of the amount outstanding is classified as short-term borrowings.

The principal maturities of long-term debt outstanding at December 31, 1996 are as follows:

          (In thousands)                   Amount
          --------------                   ------

          1998                            $   111
          1999                                119
          2000                              1,459
          2001                             34,000
          2002 and thereafter              13,500
                                          -------
            Total                         $49,189
                                          =======


Note 11. Shareholders' Equity

On September 20, 1996, the Board of Directors declared a 10% stock dividend distributed on December 2, 1996 to shareholders of record on November 4, 1996. Similar stock dividends were distributed on December 1, 1995 and December 2, 1994 to shareholders of record on November 3, 1995 and November 4, 1994, respectively.
    The Company repurchased 1,128,000 shares of common stock in 1996, compared to 461,000 shares in 1995 and 80,000 shares in 1994. In 1996 and 1995, 1,049,000 and 429,000 of these shares, respectively, were reissued in conjunction with the respective 10% stock dividend.

Note 12. Net Income Per Common Share

Primary net income per common share is computed by dividing net income by the weighted average number of shares of common shares and dilutive common stock equivalents outstanding during the period. Common equivalent shares consist of shares issuable under the assumed exercise of outstanding stock options and warrants.
    Fully diluted net income per common share is computed assuming the weighted average number of common and common equivalent shares outstanding during the period is increased by the effects, if any, of an ending market price of the Company's common stock that is higher than the average price for the period.

Notes to Consolidated Financial Statements

A computation of net income per common share follows:

Year Ended December 31
(In thousands, except per share data)        1996       1995(1)   1994(1)
-------------------------------------        ----       -------   -------
Primary
  Average shares outstanding                  17,588    18,155    18,450
  Common stock equivalents:
    Net effect of the assumed exercise of
    stock options and stock warrants based
    on average market price                      444       528       607
                                             -------   -------   -------
Primary average shares                        18,032    18,683    19,057
                                             =======   =======   =======
Net income applicable to common shares       $14,678   $14,264   $15,719
Primary net income per share                 $   .81   $   .76   $   .82

Fully diluted
  Average shares outstanding                  17,588    18,155    18,450
  Common stock equivalents:
    Net effect of the assumed exercise of
    stock options and stock warrants based
    on end of period market price                451       541       608
                                             -------   -------   -------

Fully diluted average shares                  18,039    18,696    19,058
                                             =======   =======   =======

Net income applicable to common shares       $14,678   $14,264   $15,719
Fully diluted net income per share           $   .81   $   .76   $   .82

(1) Share amounts for prior years have been restated to reflect the stock dividends.


Note 13. Stock-Based Compensation

The Company maintains various incentive and non-qualified stock-based compensation plans that allow for the granting of restricted shares, stock options or other stock-based awards to eligible employees and directors. SFAS No. 123, Accounting for Stock-Based Compensation, issued by the FASB in October of 1995, encourages but does not require companies to use a new fair value based method of accounting for stock options and similar equity awards. The Company has elected not to adopt the recognition provisions of the Statement and will continue to follow Accounting Principles Board No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related Interpretations in accounting for its stock-based compensation plans.
    Companies electing to remain under APB No. 25 must comply with the new disclosure requirements of SFAS No. 123, including the pro forma disclosures of net income and earnings per share determined as if the Company had accounted for stock options and similar equity awards granted in 1996 and 1995 using the new fair value based accounting method. The difference between the amount of compensation expense recognized by the Company under APB No. 25 in 1996 and 1995 and the amount of compensation expense resulting from application of the SFAS No. 123 fair value based accounting method is immaterial.

Notes to Consolidated Financial Statements

Stock Options

The Company's Non-Qualified Stock Option Plan for key employees authorizes the issuance of up to 1,815,000 options to purchase common stock at exercise prices equal to the market price of the shares at the date of grant. These options become exercisable immediately upon grant and expire not later than 10 years from the date of grant. During 1996 the Non-Qualified Stock Option Plan concluded in accordance with its terms. There were no options available for grant at December 31, 1996, compared to 836 options at year-end 1995 and 23,035 options at year-end 1994. The exercise prices of options outstanding at December 31, 1996 ranged from $3.32 to $10.70.


Year Ended December 31             1996                  1995                     1994
----------------------      --------------------  ---------------------   ---------------------
                                        Weighted-             Weighted-               Weighted-
                                         Average               Average                 Average
                            Number of   Exercise  Number of   Exercise    Number of   Exercise
                             Options      Price    Options      Price      Options      Price
                            ---------   --------  ---------   --------    ---------   --------
Outstanding at beginning
 of year                     780,527   $ 4.62       971,342    $  4.08    1,051,546   $   3.90
  Granted                        --       - -        29,293       8.76       69,259       7.40
  Exercised                (226,997)     4.22      (212,988)      4.41     (139,063)      3.54
  Canceled                  (19,538)     9.31        (7,120)      9.14      (10,400)      6.98
                           --------     -----       -------     ------     --------      -----
Outstanding at end of
  year                      533,992    $ 5.32       780,527     $ 4.62      971,342    $  4.08
                           ========     =====      ========     ======     ========      =====


On January 16, 1997, the Board of Directors adopted the 1997 Stock Option Plan, subject to the approval of the Company's shareholders. The 1997 Stock Option Plan authorizes the issuance of 750,000 options to purchase common stock at exercise prices equal to the market price of the shares at the date of grant. These options become exercisable immediately upon grant and expire not later than ten years from the date of grant.

Stock Warrants

The Company has awarded warrants to purchase common shares with exercise periods ranging from three to ten years to key executive officers and certain directors of the Company and its affiliates. In addition, the Company has a Director Compensation Plan that provides for the issuance of 1,500 warrants annually to each of the Company's outside directors. These warrants may be exercised at any time from the date of issuance. In 1996, 19,800 warrants were issued, compared to 14,520 warrants in 1995 and 18,634 warrants in 1994.

Restricted Stock Plan

Under the Company's Restricted Stock Plan, 301,183 common shares are authorized to be granted to certain key employees. Restricted stock issued prior to January 16, 1997 have a restriction period of three years, while restricted stock issued on or after January 16, 1997 have a restriction period of four years. Shares are forfeited if employment terminates before the restriction period expires. At December 31, 1996, 242,393 shares were outstanding under this Plan. The Company recognizes compensation expense over the restriction period as part of salaries and employee benefits expense in the consolidated statements of income. Net compensation expense recognized in 1996, 1995 and 1994 totaled $513,000, $313,000 and $116,000, respectively, for shares issued under this plan. The unamortized portion of restricted stock issued is included as a component of shareholders' equity in the consolidated balance sheets. In 1996, 79,800 restricted shares were issued, compared to 89,870 restricted shares in 1995 and 75,173 restricted shares in 1994.

Note 14. Employee Benefit Plans

The Company maintains a 401(k) plan for its employees. The employer contributions to the plan are determined annually by the Board of Directors. Expenses under the plan for the years ended December 31, 1996, 1995 and 1994 totaled $693,000, $644,000 and $669,000, respectively.

Notes to Consolidated Financial Statements

Note 15. Other Noninterest Expenses

The largest components of other noninterest expenses were as follows:

Year Ended December 31
(In thousands)                  1996     1995      1994
--------------                  ----     ----      ----
Telephone                      $3,120   $2,708   $2,697
Advertising                     1,679    1,487    1,595
Travel and automobile           1,354    1,511    1,726
Computer technology and fees    1,737    1,556    1,471
FDIC deposit insurance            683    1,282    1,858


Note 16. Income Taxes

The current and deferred components of the provision for Federal income tax expense for the years ended December 31, 1996, 1995 and 1994 are as follows.


(In thousands)                  1996     1995     1994
--------------                  ----     ----     ----
Current income tax expense     $7,315   $5,127   $7,008
Deferred income tax expense       194    3,039    1,039
                               ------   ------   ------
    Total income tax expense   $7,509   $8,166   $8,047
                               ======   ======   ======


A deferred tax asset or liability is recognized to reflect the net tax effects of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The temporary differences which gave rise to these deferred tax assets or liabilities at December 31, 1996 were as follows:


(In thousands)                                  1996               1995
-------------                              ----------------   ----------------
                                              Deferred             Deferred
                                           Asset  Liability   Asset  Liability
                                           -----  ---------   -----  ---------
Allowance for loan losses                 $  392   $ --       $  492   $ --
Mortgage servicing rights amortization       788     --        1,526     --
Originated mortgage servicing rights        --      2,506       --      1,196
Deferred loan origination fees and
  costs, net                                --      2,106       --      1,860
Non-deductible accruals                      177     --          156     --
Depreciation/amortization                    373     --         --       --
Cash dividends on FHLB stock                --        649       --        535
Purchase accounting adjustment
  amortization                               675     --          617     --
Unrealized loss on securities available
  for sale                                 1,318     --          734     --
Loan mark-to-market adjustment               994     --         --        352
Other temporary differences                1,114      158        542      102
                                          ------   ------     ------   ------
    Total deferred taxes                  $5,831   $5,419     $4,067   $4,045
                                          ======   ======     ======   ======

Notes to Consolidated Financial Statements

Items causing differences between the statutory tax rate and the effective tax rate are summarized as follows:

Year ended December 31
(Dollars in thousands)              1996                   1995                  1994
----------------------          -------------        ---------------       -----------------
                               Amount    Rate        Amount     Rate       Amount       Rate
                               ------    ----        ------     ----       ------       ----
Statutory tax rate             $ 7,765   35.0%       $ 7,851    35.0%      $ 8,318     35.0%
Amortization of goodwill            88     .4             88      .4            88       .4
Net tax exempt interest
  income                          (521)  (2.4)           (36)    (.2)          (18)     (.1)
Other, net                         177     .8            263     1.2          (341)    (1.4)
                               -------    ---        -------    ----       --------   -----
    Provision for income
      taxes                    $ 7,509   33.8%       $ 8,166    36.4%      $ 8,047     33.9%
                               =======   ====        =======    ====       =======     ====

Note 17. Commitments and Contingencies

The Company leases certain office facilities under lease agreements that expire at various dates. In some cases, these leases offer renewal options and provide that the Company pay for insurance, maintenance and taxes. Rental expense under all operating leases charged to operations in 1996, 1995 and 1994 approximated $4.6 million, $3.6 million and $3.7 million, respectively. As of December 31, 1996, the future aggregate minimum lease payments required under noncancellable operating leases are as follows:

                                                     Operating
         Year Ending                                  Leases
         -----------                                  ------
         1997                                       $  3,326
         1998                                          2,098
         1999                                          1,059
         2000                                            600
         2001 and thereafter                             728
                                                    --------
             Total minimum payments required        $  7,811
                                                    ========


    In the ordinary course of business, there are various legal proceedings pending against Republic and its subsidiaries. Management considers that the aggregate liabilities, if any, arising from such actions would not have a material adverse effect on the consolidated financial position, results of operations and liquidity of the Company.

Note 18. Transactions With Related Parties

Republic Bank and Republic Savings Bank have, in the normal course of business, made loans to certain directors and officers and to organizations in which certain directors and officers have an interest. Other transactions with related parties include noninterest-bearing and interest-bearing deposits. In the opinion of management, such loans and other transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than normal risk of collectibility.

Notes to Consolidated Financial Statements

A summary of related party loan activity follows:

Year Ended December 31
(In thousands)                               1996       1995
--------------                               ----       ----
Balance at beginning of year                $ 2,596    $ 3,978
  Loans and advances to employees              --          100
  Loans to current directors and officers       379       --
  Repayments                                 (1,290)    (1,482)
                                            -------    -------
Balance at end of year                      $ 1,685    $ 2,596
                                            =======    =======


Note 19. Segment Information

The Company operates in two industry segments, as defined by SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. Those segments are commercial and retail banking and mortgage banking. Table 2 of Management's Discussion and Analysis of Financial Condition and Results of Operations, hereby incorporated by reference, presents the financial results of these segments for the years ending December 31, 1996, 1995 and 1994.

Note 20. Off-Balance Sheet Transactions

In the normal course of business, the Company becomes a party to transactions involving financial instruments with off-balance sheet risk to meet the financing needs of its customers and to manage its own exposure to interest rate risk. These financial instruments include commitments to extend credit, standby letters of credit and forward commitments to sell mortgage loans that are not reflected in the consolidated financial statements. The contractual amounts of these instruments express the extent of the Company's involvement in these transactions as of the balance sheet date. These instruments involve, to varying degrees, elements of credit risk, market risk and liquidity risk in excess of the amount recognized in the consolidated balance sheets. However, they do not represent unusual risks for the Company and management does not anticipate any significant losses to arise from these transactions.
    Commitments to extend credit are legally binding agreements to lend cash to a customer as long as there is no breach of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Commitments to fund loan applications with agreed-upon rates subject the Company to market risk due to fluctuations in interest rates. Standby letters of credit guarantee the performance of a customer to a third party. The Company issues these guarantees primarily to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions.
    The credit risk associated with commitments to extend credit and standby letters of credit is essentially the same as that involved with direct lending. Therefore, these instruments are subject to the Company's loan review and approval procedures and credit policies. Based upon management's credit evaluation of the counterparty, the Company may require the counterparty to provide collateral as security for the agreement, including real estate, accounts receivable, inventories, investment securities, and property, plant and equipment. The maximum credit risk associated with these instruments equals their contractual amounts and assumes that the counterparty defaults and the collateral proves to be worthless.
    The total contract amounts of commitments to extend credit and standby letters of credit do not necessarily represent future cash requirements, since many of these agreements may expire without being drawn upon.

Notes to Consolidated Financial Statements

    The Company also enters into firm commitments to sell mortgage loans at specified future dates to various third parties. These forward commitments allow the Company to reduce its exposure to interest rate risk as a result of committing to fund residential real estate loan applications with agreed-upon rates, as well as holding mortgage loans held for sale prior to their sale to the secondary market. At December 31, 1996, the Company had outstanding forward commitments to sell $438.1 million of residential mortgage loans, of which $329.2 million covered the mortgage loans held for sale balance and $108.9 million related to commitments to fund residential real estate loan applications with agreed-upon rates. These forward commitments to sell mortgage loans are expected to settle in the first quarter of 1997 without producing any material gains or losses. At December 31, 1995, outstanding forward commitments to sell mortgage loans totaled $532.4 million, of which $423.4 million covered the mortgage loans held for sale balance and $109.0 million related to commitments to fund residential real estate loan applications with agreed-upon rates.
    The following table presents the contractual amounts of the Company's off-balance sheet financial instruments outstanding at December 31, 1996 and 1995:


December 31
(In thousands)                                           1996        1995
--------------                                           ----        ----
Financial instruments whose contract
  amounts represent credit risk:
    Commitments to fund residential real estate loans   $229,755   $277,425
    Commitments to fund commercial real estate loans      94,188     20,368
    Other unused commitments to extend credit             33,224     38,835
    Standby letters of credit                                228        206

Financial instruments subject to interest
  rate risk:
    Residential real estate loan applications
       with agreed-upon rates                           $145,945   $134,039
    Forward commitments to sell residential
      real estate mortgage loans                         438,112    532,442


Note 21. Estimated Fair Value of Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Since no ready market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
    Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and value of assets and liabilities that are not considered financial instruments. Tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on the fair value of financial instruments and have not been considered in these estimates.

Notes to Consolidated Financial Statements

    The methods and assumptions used to estimate the fair value of each class of financial instruments for which determination of such an estimate was practicable are as follows:

Cash and Cash Equivalents:
    The carrying amount is a reasonable estimate of fair value for these instruments.

Mortgage Loans Held for Sale:
    The fair value of mortgage loans held for sale, including the fair value of associated mortgage servicing rights, is estimated based on the present value of estimated future cash flows of the loan and related servicing rights using a discount rate commensurate with the risks associated with the respective financial instruments.

Securities Available for Sale:
    The fair value of securities available for sale is estimated based on quoted market prices or dealer quotes.

Loans:
    Fair values are estimated for portfolio loans based on the present value of future estimated cash flows using discount rates which incorporate a premium commensurate with normal credit and interest rate risks involved. Loans are segregated by type such as commercial and industrial, commercial real estate, residential mortgage and installment.
    Fair value for non-performing loans is based on the premise that management has allocated adequate reserves for loan losses. As a result, the fair value of non-performing loans approximate their carrying value.

Deposits:
    The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, money market and NOW accounts, is equal to the amount payable on demand. The estimated fair value of certificates of deposit is based on the present value of future estimated cash flows using the rates currently offered for deposits of similar remaining maturities.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase:
    Fair value approximates the carrying value since the majority of these instruments were entered into at or near December 31, 1996 and 1995.

Other Short-Term Borrowings:
    The carrying amount is a reasonable estimate of fair value of other short-term borrowings as these financial instruments are tied to floating rate indices such as prime and LIBOR, and reprice frequently.

FHLB Advances and Long-Term Debt:
    Fair value is estimated based on the present value of future estimated cash flows using current rates offered to the Company for debt with similar terms.

Off-Balance Sheet Financial Instruments:
    The Company's off-balance sheet financial instruments are detailed in
Note 20 in the Notes to Consolidated Financial Statements. The Company's commitments to fund residential real estate loan applications with agreed-upon interest rates may result in a gain or loss upon the sale of the funded residential real estate loans. Additionally, the Company's forward commitments to sell residential real estate loans may result in a gain or loss. The aggregated fair value of these off-balance sheet financial instruments at December 31, 1996 and 1995 were not material.

Notes to Consolidated Financial Statements

The following table presents the estimated fair values of the Company's financial instruments:

                                                     1996                        1995
                                             ----------------------     ----------------------
December 31                                   Carrying      Fair         Carrying       Fair
(In thousands)                                 Value       Value          Value         Value
--------------                               ---------     --------     ---------       ------
Assets:
Cash and cash equivalents                    $  40,114    $  40,114     $  39,641    $  39,641
Mortgage loans held for sale                   329,157      333,271       423,364      428,737
Securities available for sale                  228,621      228,621       317,769      317,769
Loans, net of the allowance for loan
  losses                                       779,919      784,346       573,110      575,962

Liabilities:
Noninterest-bearing deposits                   126,940      126,940       126,427      126,427
NOW, savings and money market accounts         306,748      306,748       241,943      241,943
Certificates of deposit maturing in:
  Six months or less                           260,455      260,893       289,204      290,612
  Over six months to one year                  220,096      221,250       123,154      123,947
  Over one year to three years                  78,394       78,903       108,490      110,241
  Over three years                              21,074       21,202        15,511       15,652
                                             ---------    ---------     ---------    ---------
    Total deposits                           1,013,707    1,015,936       904,729      908,822
Federal funds purchased and securities
  sold under agreements to repurchase          115,156      115,156       134,237      134,237
Other short-term borrowings                      5,986        5,986       129,214      129,214
FHLB advances                                  134,200      134,720        80,500       80,713
Long-term debt                                  49,189       50,206        51,928       54,474


Note 22. Regulatory Matters

The Company's banking subsidiaries are required by law to maintain average cash reserve balances with the Federal Reserve Bank based on a percentage of deposits. At December 31, 1996 and 1995, these reserves totaled $10.6 million and $11.9 million, respectively.
    The principal source of cash flows for the parent company is dividends from Republic Bank and Republic Savings Bank. The banking regulatory agencies limit the amount of dividends these state chartered financial institutions may declare to the parent company in any calendar year. On December 31, 1996, $30.9 million was available for payment of dividends. The parent company also receives dividend payments from Market Street.
    The Company is subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate actions by regulators that, if undertaken, could have an effect on the Company's financial statements. Capital adequacy guidelines require minimum capital ratios of 8.00% for Total risk-based capital, 4.00% for Tier 1 risk-based capital and 3.00% for Tier 1 leverage. Under the framework for prompt corrective action, all financial institutions must meet capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. To be considered well capitalized under the regulatory framework for prompt corrective action, minimum capital ratios of 10.00% for Total risk-based capital, 6.00% for Tier 1 risk-based capital and 5.00% for Tier 1 leverage must be maintained. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators with respect to components, risk weightings and other factors. Management believes, as of December 31, 1996, that the Company met all capital adequacy requirements to which it is subject. In addition, each bank subsidiary had regulatory capital ratios in excess of the levels established for well capitalized institutions.

Notes to Consolidated Financial Statements

    As of December 31, 1996, the Federal Reserve Bank of Chicago considers the Company to be "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Company's category.
    Presented in the table below are the capital amounts and ratios for the Company and each of its banking subsidiaries, Republic Bank and Republic Savings Bank, along with a comparison to the period-end capital amounts and ratios established by the regulators.



(Dollars in thousands)                Actual        Adequately Capitalized    Well Capitalized
---------------------          -----------------    ----------------------   -----------------
                                 Amount    Ratio       Amount     Ratio       Amount     Ratio
                                 ------    -----       ------     -----       ------     -----

As of December 31, 1996
Total capital (to risk
  weighted assets)(1):
    Consolidated               $120,120   13.84%       $ 69,439   8.00%       $86,799   10.00%
    Republic Bank                79,232   14.01          45,252   8.00         56,566   10.00
    Republic Savings Bank        32,434   13.31          19,248   8.00         24,061   10.00

Tier 1 capital (to risk
  weighted assets)(1):
    Consolidated               $115,411   13.30%       $ 34,720   4.00%       $52,079    6.00%
    Republic Bank                76,469   13.52%         22,626   4.00         33,939    6.00
    Republic Savings Bank        30,489   12.51%          9,624   4.00         14,436    6.00

Tier 1 capital (to average
  assets)(1):
    Consolidated               $115,411    8.16%       $ 42,454   3.00%       $70,756    5.00%
    Republic Bank                76,469    7.88          29,104   3.00         48,506    5.00
    Republic Savings Bank        30,489    6.93          13,198   3.00         21,996    5.00


As of December 31, 1995
Total capital (to risk
  weighted assets)(1):
    Consolidated               $142,437   18.63%       $ 61,177   8.00%       $76,472   10.00%
    Republic Bank                64,479   14.51          35,560   8.00         44,451   10.00
    Republic Savings Bank        32,535   18.08          14,396   8.00         17,995   10.00

Tier 1 capital (to risk
  weighted assets)(1):
    Consolidated               $120,185   15.72%       $ 30,589   4.00%       $45,883    6.00%
    Republic Bank                61,360   13.80          17,780   4.00         26,670    6.00
    Republic Savings Bank        30,653   17.03           7,198   4.00         10,797    6.00

Tier 1 capital (to average
   assets)(1):
    Consolidated               $120,185    8.31%       $ 43,375   3.00%       $72,291    5.00%
    Republic Bank                61,360    7.47          24,643   3.00         41,071    5.00
    Republic Savings Bank        30,653    8.13          11,315   3.00         18,859    5.00

(1) As defined in the regulations

Notes to Consolidated Financial Statements

Note 23. Parent Company Financial Information

The condensed financial statements of Republic Bancorp Inc. (Parent Company only) are as follows:

Parent Company Only Balance Sheets
December 31
(In thousands)                                      1996        1995
--------------                                      ----        ----
Assets:
Cash and due from banks                           $    743   $    339
Interest earning deposits                            1,771      2,133
                                                  --------   --------
  Cash and cash equivalents                          2,514      2,472
Investment in subsidiaries                         132,258    132,237
Notes and advances receivable from subsidiaries     38,384     44,446
Furniture and equipment                                 88        101
Other assets                                         4,539      2,264
                                                  --------   --------
    Total assets                                  $177,783   $181,520
                                                  ========   ========

Liabilities and Shareholders' Equity:
Accrued expenses and other liabilities               6,593   $  4,769
Short-term borrowings                                1,875      8,125
Long-term debt                                      47,500     42,250
                                                  --------   --------
    Total liabilities                               55,968     55,144
Total shareholders' equity                         121,815    126,376
                                                  --------   --------
    Total liabilities and shareholders' equity    $177,783   $181,520
                                                  ========   ========


Parent Company Only Income Statements
Year Ended December 31
(In thousands)                                     1996       1995        1994
--------------                                     ----       ----        ----
Interest income                                 $  3,323    $  2,751    $  1,653
Dividends from subsidiaries                       12,579      23,586       7,242
Other income                                        --             4          19
                                                --------    --------    --------
    Total income                                  15,902      26,341       8,914
                                                --------    --------    --------
Interest expense                                   3,637       4,365       3,107
Salaries and employee benefits                     2,229       1,058       1,120
Other expenses                                     1,382       1,260       1,593
                                                --------    --------    --------
    Total expenses                                 7,248       6,683       5,820
                                                --------    --------    --------
Income before income taxes, extraordinary
  item and excess (deficiency) of
  undistributed earnings of subsidiaries
  over dividends                                   8,654      19,658       3,094
Income tax credits                                (1,307)     (1,272)     (1,615)
                                                --------    --------    --------
Income before extraordinary item and excess
  (deficiency) of undistributed earnings of
  subsidiaries over dividends                      9,961      20,930       4,709
Extraordinary item - loss on early redemption
  of debt, net of tax                               (388)       --          --
Excess (deficiency) of undistributed earnings
  of subsidiaries over dividends                   5,105      (6,666)     11,010
                                                --------    --------    --------
Net income                                      $ 14,678    $ 14,264    $ 15,719
                                                ========    ========    ========

Notes to Consolidated Financial Statements

Parent Company Only Statements of Cash Flows
Year Ended December 31
(In thousands)                                        1996         1995        1994
----------------------                                ----         ----        ----
Cash Flows from Operating Activities:
Net income                                          $ 14,678    $ 14,264    $ 15,719
Adjustments to reconcile net income
   to net cash (used in) provided by
   operating activities:
    Depreciation and amortization                        475         598         498
    (Excess) deficiency of undistributed
      earnings of subsidiaries over
      dividends                                       (5,105)      6,666     (11,010)
    (Increase) decrease in other assets               (3,495)      1,959        (977)
    Increase in other liabilities                      1,590         312       2,616
    Other, net                                         1,389         (21)        (45)
                                                    --------    --------    --------
      Total adjustments                               (5,146)      9,514      (8,918)
                                                    --------    --------    --------
      Net cash provided by operating activities        9,532      23,778       6,801

Cash Flows from Investing Activities:
Return of capital from (capital investment in)
   subsidiaries                                        4,000      (3,547)     (9,779)
(Increase) decrease in notes and advances
   receivable from subsidiaries                        6,062     (22,635)    (13,729)
      Net cash provided by (used in)
        investing activities                          10,062     (26,182)    (23,508)

Cash Flows from Financing Activities:
Net proceeds from issuance of common shares
    through exercise of stock options and
    stock warrants                                     1,040       1,195       1,072
Repurchase of common shares                          (13,020)     (5,117)       (838)
Dividends paid on common shares                       (6,305)     (5,270)     (4,141)
Net increase (decrease) in short-term
  borrowings                                          (6,250)      8,125        --
Issuance of senior debentures, net of issuance
   costs                                              22,233        --        24,712
Repayment of subordinated notes                      (17,250)       --          --
                                                    --------    --------    --------
      Net cash (used in) provided by financing
        activities                                   (19,552)     (1,067)     20,805
                                                    --------    --------    --------

Net increase (decrease) in cash and cash
  equivalents                                             42      (3,471)      4,098
Cash and cash equivalents at beginning of year         2,472       5,943       1,845
                                                    --------    --------    --------
Cash and cash equivalents at end of year            $  2,514    $  2,472    $  5,943
                                                    ========    ========    ========

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
    Interest                                        $  3,442    $  4,030    $  2,758
    Income taxes                                    $   --      $   --      $   --

Supplemental Schedule of Non-Cash Investing Activities:
o During the year ended December 31, 1994, Republic Bancorp Inc. reclassified $3.4 million of an advance to Market Street for the purchase of CUB Funding to investment in subsidiaries upon the spin-off of CUB Funding into a separate subsidiary.

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


/s/ Jerry D. Campbell                    /s/ Thomas F. Menacher
--------------------                     ------------------------
Jerry D. Campbell                        Thomas F. Menacher, CPA
Chairman of the Board and                Senior Vice President, Treasurer and
Chief Executive Officer                  Chief Financial Officer

Deloitte & Touche LLP
[ogo]




Independent Auditors' Report

To the Shareholders and Board of Directors
Republic Bancorp Inc.

We have audited the accompanying consolidated balance sheets of Republic Bancorp Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Republic Bancorp Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of operations and cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.
    As discussed in Note 6 to the consolidated financial statements, effective April 1, 1995, Republic Bancorp Inc. changed its method of accounting for mortgage servicing rights.

/s/ Deloitte & Touche LLP

January 16, 1997
Detroit, Michigan