Form 10-K, Exhibit 13
period 1997-12-31
REPUBLIC BANCORP INC
filed 1998-03-20
CIK 813808

EXHIBIT 13

                     1997 ANNUAL REPORT TO SHAREHOLDERS

EXHIBIT 13

                                   Table of
                                   Contents

                            Shareholder Highlights
                                      I

                             To Our Shareholders
                                      2

                             Financial Highlights
                                      6

                            Our Corporate Culture
                                      8

                        Commercial and Retail Banking
                                      10

                               Mortgage Banking
                                      14

                          Our Products and Services
                                      18

                               Our Marketplace
                                      19

                                Republic Bank
                                      20

                            Republic Savings Bank
                                      22

                        Republic Bancorp Mortgage Inc.
                                      24

                      Market Street Mortgage Corporation
                         and CUB Funding Corporation
                                      26

                            Republic Bancorp Inc.
                            Directors and Officers
                                      28

                Five-Year Summary of Selected Financial Data
                                      29

                 Condensed Consolidated Financial Statements
                                      30

                            Corporate Information
                                      32

Corporate Profile

Republic Bancorp Inc. is a $1.9 billion bank holding company headquartered in Ann Arbor, Michigan with 112 offices in 21 states. The Company engages primarily in the following Lines of business: Commercial and Retail Banking and Mortgage Banking. We provide commercial, home equity and other consumer loans, deposit products and retail banking services to customers through 35 retail bank branches located in Michigan and Ohio. We also offer residential mortgage and construction loans to homebuyers through our nationwide mortgage origination network of 112 offices.

The Company's subsidiaries include Republic Bank (including its subsidiaries Republic Bancorp Mortgage Inc., Market Street Mortgage Corporation and CUB Funding Corporation) and Republic Savings Bank.


Cover Story

The cover of this year's annual report illustrates the nature of Republic Bancorp's business - growing our real estate-secured commercial and mortgage lending, the cultivation of a strong sales culture, and adherence to a firmly planted belief in providing the highest quality of personalized service to our customers. Our business philosophy will continue to be guided by these fundamental characteristics as we pursue our vision of Financing the American Dream.

                            Shareholder Highlights

o  Earnings per share increased 34% for the year.

o  Net income rose 28% in 1997.

o Republic Bancorp's stock price appreciated 102% during 1997, compared to 31% for the S&P 500 Index.

o The cumulative total return on Republic Bancorp's stock, including the reinvestment of dividends, over the past seven years was 1048%, compared to 253% for the S&P 500 Index.

o Over the same seven-year period, our market capitalization increased $380 million.

o 1997 marked the twelfth consecutive year in which Republic Bancorp has paid a 10% stock dividend.

o Republic Bancorp is the #1 Small Business Administration (SBA) lender in the State of Michigan.

o Republic Bancorp is the 17th largest retail mortgage lender in the country.


Graph #1
Increase in Shareholder Value

1/1/91       =    $10,000
12/31/97     =    $114,812

If an investor had purchased $10,000 in Republic Bancorp common stock on January 1, 1991, their investment would have grown to $114,812 by December 31, 1997.

                             To Our Shareholders


We are proud to report that the Company had an outstanding year in 1997. Net income was $18.8 million, up 28% over 1996. Earnings per share grew 34% to $.99. We earned 1.16% on average assets (ROA), compared to 1.02% in 1996. Return on average shareholders' equity (ROE) increased to 15.09% in 1997. In addition, the Company's stock price increased 102% during the year.

Strong Revenue Growth

Net revenues grew 17% in 1997, reflecting solid increases in both net interest income and noninterest income. Noninterest income, excluding securities transactions and a gain on the sale of bank branches and deposits, rose 9% to $99 million. This increase was supported by the achievement of a record level of retail residential mortgage loan closings during the year.

In 1997, the Company continued to build on its strength in the mortgage banking business-- residential mortgage lending, sales of mortgages to secondary market participants, and mortgage loan servicing. In addition, we have executed our strategic plan to augment the mortgage banking business by growing our portfolio of residential mortgage loans and real estate-secured commercial loans. Through effective implementation of this strategy, we achieved an increase in total interest income of 20% during 1997. This increase was the driving force behind a 28% rise in net interest income to $47 million.

Asset Growth

Total assets grew 26% to $1.9 billion at December 31, 1997, reflecting significant growth in portfolio loans. The portfolio loans balance grew $311 million, or 40%, during the year to $1.1 billion. Commercial loans increased $127 million to $323 million, reflecting our lending emphasis on real-estate secured commercial loans. As the Company retained more variable rate residential mortgage loans, residential real estate loans rose $162 million to $669 million. Installment loans, which are primarily home equity loans, increased $22 million to $104 million, as we targeted the marketing of home equity loans to our existing customer base. This growth in the loan portfolio enabled us to widen the net interest margin by 28 basis points.


Graph #2                               Graph #3
Total Interest Income                  Total Assets
($ in Millions)                        ($ in Millions)

1995     =    $95.6                    1995     =   $1,473
1996     =    $99.1                    1996     =   $1,490
1997     =    $118.9                   1997     =   $1,873

Superior Asset Quality

The Company's asset quality remains exceptionally strong and continues to rank among the best in the nation. This is evidenced by our historically low levels of net loan charge-offs, which totaled only .03% of average total loans in 1997, compared to .06% of average total loans a year ago. The average net loan charge-offs ratio for our peer group of bank holding companies with assets between $1 billion and $3 billion was .28% for both 1997 and 1996. The quality of the Company's loan portfolio remains high because of our focus on real estate-secured lending and our adherence to conservative underwriting standards.

Capital Management

In 1997, we continued to actively manage capital, thereby, enhancing shareholder value. We used capital to open three new bank branches and 13 new mortgage loan origination offices in attractive markets.

The Company adheres to a disciplined approach to acquisitions, emphasizing management talent, market share, operational synergies, and potential revenue growth. In the third quarter of 1997, we completed the purchase of certain assets and the mortgage origination network of Exchange Mortgage Corporation based in Southfield, Michigan. This purchase added three new loan production offices to our nationwide network. The acquisition of Exchange Mortgage also represented our entrance into the Midwest sub-prime mortgage lending market.

Our strong capital position permitted the repurchase of over 486,000 shares of common stock. In addition, the Company paid a 10% stock dividend in 1997. This was the twelfth consecutive year in which a stock dividend was paid, and resulted in an effective increase in the cash dividend of 10% over the prior year.

At December 31, 1997, the Company's total risk-based capital ratio was 10.35%. All of the Company's capital ratios remain in excess of minimum regulatory requirements for a well-capitalized financial institution.


Graph #4                         Graph #5
Portfolio Loans                  Net Loan Charge-Offs to Average Loans
($ in Millions)
                                 Republic Bancorp      Peer Group Average
                                 ----------------      ------------------
1995     =    $578               1995     =   0.06%    1995     =    0.27%
1996     =    $785               1996     =   0.06%    1996     =    0.28%
1997     =    $1,096             1997     =   0.03%    1997     =    0.28%

Distinctive Approach to Banking

Other financial institutions have adopted cost-cutting strategies or business line diversification strategies to increase revenues. Republic Bancorp has chosen to concentrate primarily on real estate-secured lending and personalized customer service to grow our business. In addition to traditional deposit products, we offer a select group of mortgage and other financial products to people desiring home ownership and to companies seeking capital to start or expand a business or to develop residential or commercial properties.

Our approach to banking has been successful for two primary reasons. First, we believe in the importance of providing our customers with the highest quality of personalized service. Second, we have always been committed to maintaining a strong sales culture in which our employees can grow. These characteristics truly distinguish Republic Bancorp.

Creating Shareholder Value

Our commitment to increasing shareholder value guides the decisions made throughout the organization, from employees interacting with customers to members of the board of directors. This strong commitment exists because the interests of our employees and management are aligned with the interests of shareholders. In fact, each full-time employee of the Company is a shareholder through a stock award program. Additionally, eighty-two percent of eligible employees participate in the company-sponsored 401(k) plan, which includes a Republic Bancorp stock investment option. The Company also matches a portion of employee 401(k) contributions in Republic Bancorp stock. Furthermore, directors receive 100% of their fees for serving the Company in the form of common stock and stock warrants. We believe the information provided throughout this annual report reflects the efforts our employees, management and directors have made over the years to build exceptional value for our shareholders.

Outlook for 1998

We believe significant opportunities exist to profitably grow our Company, thereby creating additional value for our shareholders. In 1998, we plan to grow Republic Bancorp by concentrating on several initiatives, including:

o Enhancing our internal sales culture and improving customer service and marketing programs in an effort to cross-sell more products to existing and potential customers.

o Expanding our commercial and retail banking franchise in growing markets in the Midwest.

o Further developing our nationwide mortgage lending capabilities, including sub-prime mortgage lending, in existing and new loan production offices.

The year ahead is filled with the promise of new opportunities. We have the talent, focus and momentum to create additional value for our shareholders by providing the highest quality of personalized customer service while fulfilling our vision of Financing the American Dream.

We wish to thank Republic Bancorp's employees, whose skill, hard work, and dedication have enabled us to grow the Company and achieve our business goals. We appreciate our directors for sharing their knowledge and experience in the guidance of the Company. Finally, we thank you, our shareholders, for your continued support.


/s/ Jerry D. Campbell
Jerry D. Campbell
Chairman and Chief Executive Officer


/s/ Dana M. Cluckey
Dana M. Cluckey, CPA
President and Chief Operating Officer



                                Photograph #1

           Dana M. Cluckey, CPA             Jerry D. Campbell
           President and Chief              Chairman and Chief
           Operating Officer                Executive Officer

                             Financial Highlights

(Dollars in thousands, except per share data)      1997          1996       % Change
------------------------------------------------------------------------------------
Net Income                                   $   18,789    $   14,678            28%

Per Common Share (1)
Diluted earnings                             $      .99    $      .74            34%
Cash dividends declared                             .37           .34            10
Book value (year-end)                              7.02          6.47             9
Closing price of common stock (year-end)          21.38         10.57           102
Average common shares outstanding                19,069        19,835            (4)

Operating Data
Residential mortgage loan closings           $3,891,894    $3,580,700             9%
Commercial loan closings                        175,062       121,865            44
SBA loan closings                                28,205        24,438            15
Mortgage servicing portfolio (year-end)       3,113,372     2,706,018            15

Year-End Balances
Total assets                                 $1,872,893    $1,490,365            26%
Total loans:
   Mortgage loans held for sale                 513,533       329,157            56
   Portfolio loans, net of unearned income    1,095,744       784,628            40
Deposits                                      1,177,293     1,013,707            16
Short-term borrowings and FHLB advances         424,906       255,342            66
Long-term debt                                   47,500        49,189            (3)
Shareholders' equity                            131,088       121,815             8

Average Balances
Total assets                                 $1,619,904    $1,442,053            12%
Total loans:
   Mortgage loans held for sale                 317,114       340,375            (7)
   Portfolio loans, net of unearned income      975,900       651,009            50
Deposits                                      1,071,075       943,238            14
Short-term borrowings and FHLB advances         333,905       277,978            20
Long-term debt                                   47,948        50,873            (6)
Shareholders' equity                            124,524       122,792             1

Selected Ratios
Return on average assets                           1.16%         1.02%           14%
Return on average equity                          15.09         11.95            26
Net interest margin                                3.16          2.88            10
Net charge-offs to average total loans              .03           .06           (50)
Average equity to average assets                   7.69          8.52           (10)

(1) All per share amounts presented have been adjusted to reflect the issuance of stock dividends.

                              Graph #6
                              Earnings per Common Share

                              1995      =        $0.69
                              1996      =        $0.74
                              1997      =        $0.99



                              Graph #7
                              Net Interest Income
                              ($ in Millions)

                              1995      =        $30.4
                              1996      =        $36.7
                              1997      =        $46.9



                              Graph #8
                              Noninterest Income
                              ($ in Millions)

                              1995      =        $75.2
                              1996      =        $90.8
                              1997      =        $102.5

                            Our Corporate Culture


Our sales orientation attracts people who are motivated to give 100% to selling our products and providing exceptional customer service everyday. We recognize the importance of hiring talented individuals with positive attitudes. Our Human Resources team continually works to create, organize and assess programs that will attract, motivate, develop and reward people with these attributes.

Our "Pay for Performance" compensation structure, which includes competitive base salaries and emphasizes incentive-based compensation, is attractive to people who are motivated--like our more than 360 commissioned Mortgage Loan Originators. We measure our employees' work performance on a regular basis to provide consistent and meaningful feedback. This performance measurement system links employee compensation to our financial objectives and individual performance goals. As a result, employees are encouraged to help the Company meet its overall financial goals through teamwork and personal accomplishments.

We work together to recruit the best people in the industry. Republic Bancorp's "Pay for Performance" compensation programs are partnered with the additional opportunities our Company provides, including:

o     Comprehensive, flexible employee benefits programs

o     Quarterly and annual recognition awards

o     Product "Stars" travel and stock awards

o     Local lending support, including processing and closing

o     Personal relationship banking philosophy

o     Opportunities for personal growth and advancement

Current and prospective employees may also access our web site on the Internet at www.republicbancorp.com to review career opportunities available throughout the Company.

We have established several educational programs that underscore our commitment to the professional growth and development of our sales, retail banking and support staff. Our programs are designed to recruit and retain top performers nationwide, as well as help current employees develop new skills. The following programs are included in these professional development opportunities:

Fast Track Management Training Program

Each year we conduct extensive college recruiting to identify and recruit outstanding college graduates for our distinguished program. The program offers departmental rotations, participation in management training and meetings, individual mentors and accelerated performance review and salary consideration. The "Fast Track" program is a unique opportunity for recent college graduates who want to become an integral part of a growing financial institution and work directly with top sales and management professionals.

Mortgage Loan Officer Training Program

Republic Bancorp conducts in-house training for individuals seeking to explore career growth as a Mortgage Loan Originator. Many of our most successful loan originators are graduates of our extensive classroom and field instruction programs.

Career Planning and Development

Republic Bancorp supports the drive and energy of our employees who want to grow with the Company. Our Salary Administration and Compensation program shows employees the career path and


                                 Illustration

                                   [ Art ]

              Symbol: "Republic Bancorp - A Great Place to Work" requirements for progression in each functional area of the Company. Our Human Resources team and sales managers continually search for external conferences and seminars, as well as develop internal programs for employees interested in professional growth. We also strongly believe in promoting from within the Company.

Ultimately, our corporate culture thrives because of our commitment to consistent communication and prompt feedback at all levels throughout the Company. This type of communication allows us to share our goals and expectations with one another. For example, monthly accountability meetings permit employees to discuss their achievements and develop short-term goals with their supervisors. Regular corporate conference calls with the Company's Chief Executive Officer, known as "TeleRap" sessions, provide employees with updates on the Company's financial and operating results. In addition, each employee in a management position at Republic Bancorp maintains an "open door" management philosophy.

Effective communication of our philosophies and the existence of many opportunities for both personal and professional growth within our corporate culture make Republic Bancorp "A Great Place to Work" for our employees.


From Left to Right:

Debra A. Hanses, PHR, Vice President, Corporate Human Resources, Republic Bancorp Inc.; Denise M. Kiepper, Vice President, Human Resources, Republic Bancorp Mortgage Inc.; Bethany L. Barker, SPHR, Vice President, Human Resources, Republic Bank; Nancy J. Weaver, Vice President, Human Resources and Marketing, Market Street Mortgage Corporation and CUB Funding Corporation; Michelle J. Dubblestyne, Vice President, Human Resources, Republic Savings Bank



                                Photograph #2

                        Commercial and Retail Banking


Commercial Lending

The commercial lending group strives to achieve the highest level of customer satisfaction by providing expertise, extraordinary service and fast loan approvals. To consistently reach this goal, our Commercial Loan Officers take the time to build lasting relationships with their customers. This involves personally meeting with business owners and commercial developers at their place of business or project site in order to learn about the business venture and gather the necessary information to process the loan request. Our customers appreciate this approach, because it affords them the opportunity to discuss various issues at length, on a one-on-one basis.

Our Commercial Loan Officers bring knowledge, skill and experience to the Republic Bancorp commercial lending team and ensure that our customers' transactions are handled in a friendly and timely manner. In addition, they cultivate relationships with attorneys, accountants, commercial brokers and other professionals in their communities to strengthen their customer referral database.


Graph #9
Commerical Loan Closings
($ in Millions)

1995     =    $50
1996     =    $122
1997     =    $175


As a result of the commercial lending group's effort, the Company has experienced significant growth in the volume of commercial loans. In 1997, the commercial lending group grew commercial loan closings 44% to $175 million, compared to $122 million in 1996.

Republic Bancorp is the #1 SBA Lender in the State of Michigan

Republic Bancorp's banking subsidiary, Republic Bank, approved more small business loans than any other SBA lender in Michigan and, once again, was recognized by the Small Business Administration as the top provider of SBA loans to Michigan businesses. This marks the fourth consecutive year in which Republic Bank has achieved this honor. During the year, Republic Bank was also designated as a Preferred Lender by the Small Business Administration in the State of Michigan. The Preferred Lender status allows Republic Bank to provide direct approval on small business loans, thus enabling our Commercial Loan Officers to respond quickly to small business owners' requests for financing.

Consistent with our emphasis on personal service, every small business customer is assigned an SBA specialist, in addition to their Commercial Loan Officer, to handle the loan application and to ensure that their specific needs are addressed. The SBA-guaranteed loans have no short balloon maturities and offer small businesses longer terms. These features give small business owners a greater chance to succeed by lowering monthly payments and enhancing cash flow. In 1997,

Republic Bancorp expanded its small-business lending program to include small businesses in rural areas. These loans are guaranteed by the United States Department of Agriculture (USDA).

As a result of the efforts and accomplishments of our Commercial Loan Officers and SBA specialists, the volume of SBA loans closed in 1997 increased 15% to $28 million, compared to $24 million in 1996.


Graph #10
SBA Loan Closings
($ in Millions)

1995     =    $17
1996     =    $24
1997     =    $28


Top photo:

Daniel G. Merkel (left) and Carl F. Moraw (right); Vice Presidents, Commercial Lending, Republic Savings Bank

Bottom photo:

Dwight G. Reynolds (left), Michigan District Director, Small Business Administration and Barry J. Eckhold (right), Vice Chairman and Chief Executive Officer, Republic Bank


              Photograph #3

              Photograph #4

                                Commercial and
                            Retail Banking (cont.)


Retail Banking

Deposit products and personal banking services are delivered to customers through 35 retail bank branches in Michigan and Ohio. We are committed to providing a pleasant environment in which our customers will feel comfortable handling their banking needs. Therefore, each branch is designed to allow individuals to conduct their banking transactions face to face with their own Personal Banker. As a result, many of these branches function without drive-through windows, teller windows or automated teller machines.

Our Personal Bankers are knowledgeable people who are trained to manage retail banking transactions and focus on providing one-on-one service to customers. They greet each customer with a smile and a willingness to help. In fact, each customer is assigned a Personal Banker they can turn to for assistance during each and every visit. And unlike other financial institutions that may assess fees on customers for providing personal service, our Personal Bankers help our customers free of charge. Our customers can see by the attitudes and behaviors exhibited by our Personal Bankers that we care about treating them well and going the extra mile to meet their needs.

During 1997, the retail banking group grew total deposits to nearly $1.2 billion from $1.0 billion in 1996, an increase of 16%.

Home Equity Lending

Republic Bancorp's retail lending efforts are concen- trated primarily on home equity lending. This lending area complements our residential mortgage lending business since it involves offering home equity products to



Graph #11                             Graph #12
Deposits                              Installment Loan Closings
($ in Millions)                       ($ in Millions)

1995     =    $905                    1995     =    $41
1996     =    $1,014                  1996     =    $69
1997     =    $1,177                  1997     =    $92

Photograph #5


Michelle A. Olechnowicz, a Personal Banker at our Republic Bank - Ann Arbor office, assists a customer.



existing retail banking and mortgage customers. Personal Bankers offer these products directly to retail banking customers and receive mortgage customer referrals from Mortgage Loan Originators. Each mortgage applicant receives information describing our home equity products and our deposit products.

Our home equity product line includes single-purpose loans, lines of credit, and up to 125% loan-to-value home equity loans. During 1997, the retail lending group increased installment loan closings, which are predominantly comprised of home equity loans, by 34% to $92 million.

                               Mortgage Banking


Residential Mortgage Lending

Purchasing a home is one of the most important financial decisions our customers will ever make. Therefore, Republic Bancorp offers mortgage products with terms suitable for a variety of homebuyers and employs experienced loan originators who provide personalized service and valuable guidance throughout the application and closing process. The residential mortgage lending group focuses on simplifying the mortgage process and making it possible for each one of our customers to achieve their dream of home ownership.

Homebuyers have access to our more than 360 Mortgage Loan Originators through the Company's nationwide network of offices. They can also arrange for an in-home appointment. Prospective borrowers meet one-on-one with a Mortgage Loan Originator to pre-qualify for a mortgage loan prior to beginning the house search. Interested homebuyers may also complete and submit a pre-qualification form directly over the Internet by visiting our web site at www.republicbancorp.com. In addition, we are expediting the mortgage application process by providing our Mortgage Loan Originators with laptop computers to use in the field. This capability adds value to the customer's home buying experience by reducing the time required for loan approvals.

In 1997, Republic Bancorp implemented a new program for first-time homebuyers called "Home At Last." This program is designed to make the transition from renting to owning a home easier.

It includes a number of benefits for homebuyers, including a low down-payment; a quick pre-qualification interview to determine affordability; and a "pre-approval letter" that gives buyers a bargaining advantage. In addition, our Mortgage Loan Originators regularly conduct educational seminars for first-time homebuyers seeking to more fully understand the home buying process.


Graph #13
Residential Mortgage Loan Closings
($ in Billions)

1995     =    $2.8
1996     =    $3.6
1997     =    $3.9


During 1997, the residential mortgage lending team completed $3.9 billion in mortgage loan closings, compared to $3.6 billion in 1996. We reached a record $3.4 billion in retail mortgage loan closings in 1997, or 88% of total closings, an increase of $700 million when compared to 1996.

                                Photograph #6


         Timothy B. Smith, Vice President, Republic Bancorp Mortgage
          Inc., and his Loan Processor, Maureen M. Carleton, assist
         residential mortgage loan customers with their application.

As a result, Republic Bancorp is the 17th largest retail mortgage lender in the country. We are also proud to be the largest Michigan-based retail mortgage lender and the largest retail mortgage lender in the Tampa, Florida area.

Republic Bancorp's Mortgage Loan Originators rank among the top lenders in the markets we serve. They are dedicated to building personal relationships with real estate agents and brokers in the communities they serve. Cultivation of these relationships helps strengthen our existing referral programs and permits the development of new ones, thereby supporting loan growth. Most importantly, our Mortgage Loan Originators, along with their dedicated Loan Processors, are motivated to provide the highest level of personalized service so that customers can receive quick responses to questions, timely loan approvals and efficient closings.

Mortgage Loan Sales to the
Secondary Market

Approximately 63% of Republic Bancorp's total mortgage loan closings are conventional mortgage loans. Another 16% represent government loans either guaranteed by the Department of Veterans Affairs (VA) or insured by the Federal Housing Administration (FHA). The remaining 21% are comprised of portfolio and jumbo loans. We regularly originate conventional mortgages in conformity with underwriting guidelines permitting their sale directly to the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC). In addition, we originate government loans in compliance with underwriting guidelines permitting their conversion into mortgage-backed securities issued by the Government National Mortgage Association (GNMA).

Mortgage Loan Servicing

At December 31, 1997, the Company serviced $3.1 billion in mortgage loans for the benefit of others, representing over 39,000 loans. At year-end 1996, loans serviced for others totaled $2.7 billion or more than 36,000 loans. Mortgage loans serviced have been originated through our retail bank and mortgage loan production offices or acquired through bulk purchases.

As a loan servicer, Republic Bancorp performs the servicing function by collecting and remitting loan payments, holding custodial funds for payment of taxes and insurance, counseling delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults, and performing other loan administrative duties. In return, the Company receives a fee from the investor, ranging from 25 to 45 basis points per year on the unpaid principal balance of loans in the servicing portfolio. In addition, the Company retains late fees and other ancillary charges associated with the administration of the mortgage loan servicing portfolio.

Providing outstanding customer service is the main focus of each servicing employee at Republic Bancorp. This commitment is demonstrated each time an employee speaks with a customer over the phone or processes a transaction that affects a homeowner.

                                Photograph #7


Our servicing employees also concentrate on the accurate and efficient processing of transactions and information. Technological advancements have been integrated into various processes to improve accuracy and reduce the cost of mortgage loan servicing activities. Our efforts are paying off as evidenced by an increase in the number of loans serviced per servicing employee, an indicator of efficiency.



Left to right:

Nancy A. Jones, Senior Vice President, Market Street Mortgage Corporation and CUB Funding Corporation; T. Donnell Smith, CMB, Executive Vice President, Market Street Mortgage Corporation and CUB Funding Corporation; Marcetta Nelson-Rhodes, Senior Vice President, Republic Bancorp Mortgage Inc.; Michael
H. Dillon, CPA, Executive Vice President, Market Street Mortgage Corporation and CUB Funding Corporation

                          Our Products and Services


Commercial Lending Products
Commercial Loans

Republic Bank and Republic Savings Bank provide financing primarily for commercial real estate in Michigan, Ohio and Indiana. The types of projects financed typically involve small- to medium-size manufacturing facilities, retail shopping centers, apartment complexes and office buildings.

SBA Loans

Republic Bank and Republic Savings Bank provide loans guaranteed by the Small Business Administration to small businesses for owner-occupied commercial properties; the purchase, construction or expansion of buildings; working capital; and for machinery and equipment.

USDA Guaranty Loans

For-profit and non-profit organizations and small businesses in rural areas can apply for a loan through this program offered by Republic Bank in Michigan and sponsored by the United States Department of Agriculture.

Retail Banking Products
Checking

Republic Bancorp has a wide selection of personal checking accounts available for customers. Our Signature Plus Checking interest-bearing account rewards individuals for maintaining multiple accounts with us and automatically qualifies customers for a higher rate of interest on certificates of deposit. Our classic Pathfinders Checking account is a financial as well as a social club that permits individuals age 50 and over to participate in a variety of active, enjoyable and informative programs. We also offer various checking accounts specifically for businesses, including business checking accounts and sweep accounts that contain features such as unlimited deposit and check writing privileges, money market equivalent rates, and earnings credits.

Savings

Republic Bancorp offers three types of savings vehicles for individuals. Our Diamond Savings account is a tiered, variable rate account aimed at people with higher balances seeking competitive rates of return. Our Diamond Investment money market account is a variable rate account designed to compete with money market mutual funds. Our Personal Savings account is designed to help individuals seeking to begin a savings program.

Retail Certificates of Deposit

Republic Bancorp's Retail Certificates of Deposit offer maturities ranging from two months to eight years with competitive interest rates that will help individuals meet their investment goals. We also offer various Individual Retirement Accounts in the form of certificates of deposit that have competitive rates, an attractive tax-deferral feature, a low initial deposit requirement, and additional deposit opportunities.

Public Funds

In Michigan and Ohio, Republic Bancorp provides a variety of accounts tailored to meet the needs of municipalities and educational institutions. Our Public Fund Certificates of Deposit are available in denominations over $100,000 and offer competitive rates and flexible terms. Our Public Fund Money Market Checking account is a variable rate money market account with unlimited deposit and check writing privileges. Our Public Fund Checking account features unlimited deposit and check writing privileges, as well as an earnings credit. We also offer Public Fund Installment Purchase Contracts that allow governmental organizations to borrow funds at competitive rates and with flexible terms.

Mortgage Lending Products

Republic Bancorp offers a variety of residential mortgage loan products, including the following:

o Conventional, fixed-rate 15- and 30-year mortgages;
o One-, three- and five-year adjustable rate mortgages;
o Five- and seven-year balloon mortgages;
o Jumbo mortgages;
o FHA and VA mortgage loans;
o New construction loans;
o Bridge loans;
o Second mortgages;
o Home equity loans;
o Sub-prime mortgage loans; and
o Portfolio loans.

For more information regarding our products and services, please refer to the map and detail list of offices on the following pages to locate the office nearest you.

                               Our Marketplace



                             MAP OF UNITED STATES



                         Financing the American Dream
             Republic Bancorp Inc. has 112 Offices in 21 States.


                            Commercial, Retail and
                     Mortgage Banking States (54 Offices)

                                 Michigan-36
                                   Ohio-17
                                  Indiana-1


                     Mortgage Banking States (58 Offices)

 Florida-14                       Georgia-4                North Carolina-1
  Alabama-1                      Illinois-5                   Oklahoma-3
 Arizona-4                       Maryland-2                 Pennsylvania-1
California-3                   Massachusetts-1                  Texas-1
 Colorado-4                      Missouri-5                     Utah-1
Connecticut-2                    New York-3                   Virginia-3

                                Republic Bank


Highlights

Republic Bank is a state-chartered bank headquartered in Ann Arbor, Michigan. In 1997, Republic Bank was named a Preferred Lender by the Small Business Administration (SBA), the highest designation attainable by lending institutions. Additionally, Republic Bank was recognized as the Number One SBA Lender in the State of Michigan for the fourth consecutive year.

At December 31, 1997, Republic Bank had total assets of $1.3 billion. Total deposits grew 22% to $894 million at December 31, 1997. Commercial loan closings reached $119 million, up 47% from 1996. SBA loan closings were $21 million, up 16% over the prior year. Republic Bank closed $490 million in residential mortgage loans in 1997, representing a 24% increase over 1996.



Board of Directors

Howard J. Hulsman
Chairman of the Board;
Chairman, Ross
Learning Center

Barry J. Eckhold
Vice Chairman and Chief
Executive Officer, Republic
Bank; Vice Chairman,
Republic Savings Bank

Lee E. Benz
President, Benz
Insurance Company

George L. Burkitt
Certified Public Accountant

Robert G. Edgar
President, R. G.
Edgar & Associates

D. Wayne Fate
Pharmacist

Lloyd G. Ganton
President, Ganton
Retirement Centers, Inc.

Craig L. Johnson
President and Chief Operating
Officer, Republic Bank;
President and Chief
Executive Officer,
Republic Savings Bank

Jack R. Lousma
Consultant

Milton F. Lutz, II
President, Midbrook
Products, Inc.

Robert L. McNaughton
President, McNaughton &
Gunn Printers and
Lithographers

Robert C. Manutes
Retired Pharmacist

William G. Milliken, Jr.
Owner, Milliken
Realty Company

William C. Rands, III
Managing Partner,
Sagres Partners

Milton J. Rosenbaum
Physician

John E. VanderPoel
Regional Bank President,
Republic Bank

David W. Wright
President and Chief
Executive Officer, Durakon
Industries, Inc.

Michael D. Young
President, Michael D. Young
Olds, Pontiac, GMC
Trucks, Inc.

Officers

Barry J. Eckhold
Vice Chairman and Chief
Executive Officer

Craig L. Johnson
President and Chief
Operating Officer

John E. VanderPoel
Regional Bank President

David G. Stickel
Regional President

Constance A. Deneweth
Community Bank
President-Traverse City

Dennis A. Hill
Community Bank
President-Jackson

Richard P. Lupkes
Community Bank
President-Ann Arbor

Thomas G. Zernick
Community Bank
President-Lansing

Theodore J. Carlson
Executive Vice President,
Director of Facilities

Craig C. Foust
Senior Vice President and
Chief Credit Officer

Jeffrey D. Saunders, CPA
Senior Vice President and
Chief Financial Officer

Bethany L. Barker, SPHR
Vice President,
Human Resources

Commercial Lending

Senior Vice Presidents

Ronald L. Clingerman
Thomas A. Creswell
Stuart A. Forsyth

Vice Presidents

Douglas T. Allor
Vincent G. Cassisa
Donald F. Chamberlain
Matthew J. Chrome
Linda S.  Crawford
Craig A. Criswell
Larry R. Daniel
John C. Deming
Pamela J. Foster
D. Scott Hannah
E. James Houston, Jr.
Karl C. Jones
Patricia K. Julien
Thomas P. McFadden
Darlene A. Nowak-Baker
Joann M. Roche
Andrew P. Sabatine
David J. Skaff
Gloria A. Tomaszewski
Jeffrey S. Williams
Karl D. Zachmann

Mortgage Lending

Senior Vice Presidents

Lawrence D. Corbett
Michael J. Gleason
Daniel F. MacKenzie
David B. Randall
Diana L. Wallace

Vice Presidents

Rosalee M. Bailey
Sheila G. Brigham
Michael J. Charlow
Teresa A. Damman
Suzanne M. Lieder
Heidi H. McNaughton

Gregory B. Smith
Julie M. Q. Smith
David W. Stellin
Holly G. Tegel

Retail Banking,
Consumer Lending
and Operations

Vice Presidents

Sharon M. Bollinger
Paul C. Fuller
Jack S. Harris
Lorraine A. Jackman
Douglas A. Liverance
Richard A. Roty
Cheryl M. Schantz
Barbara J. Schmit
James L. Stotz
Russell J. Thomas
Joanne M. Wrozek

Office Locations

Ann Arbor Region
Main Office
122 South Main Street
Ann Arbor, MI  48104
(313) 665-4030

2100 South Main Street
Ann Arbor, MI  48103
(313) 665-4080

Flint Region

G-3200 Beecher Road
Flint, MI  48532
(810) 732-3300

20 South Main Street
Clarkston, MI  48346
(248) 922-1200

2050 South Linden Road
Flint, MI  48532
(810) 733-7500

220 East Main Street
Flushing, MI  48433
(810) 659-7712

G-8455 South Saginaw Road
Grand Blanc, MI  48439
(810) 694-8222

1070 East Main Street
Owosso, MI  48867
(517) 723-7800

1345 North Shiawassee Street
Owosso, MI  48867
(517) 723-5101

Jackson Region
306 West Michigan Avenue
Jackson, MI  49201
(517) 789-4300

2201 East Michigan Avenue
Jackson, MI  49202
(517) 789-4330

2030 Fourth Street
Jackson, MI  49203
(517) 789-4335

904 North Wisner Street
Jackson, MI  49202
(517) 789-4326

Loan Production Office
4205 South Westnedge Avenue
Kalamazoo, MI  49008
(616) 344-0011

Lansing Region
500 North Homer Street
Lansing, MI  48912
(517) 351-7300

601 West Grand River
Okemos, MI  48864
(517) 349-1930

127 East Grand River
Webberville, MI  48892
(517) 521-3122

105 West Middle Street
Williamston, MI  48895
(517) 655-4371

Southeastern
Michigan Region
1700 North Woodward,
Suite B
Bloomfield Hills, MI  48304
(248) 258-5300

31155 Northwestern Highway
Farmington Hills, MI  48334
(248) 737-0444

18720 Mack Avenue
Grosse Pointe Farms, MI  48236
(313) 882-6400

Traverse City Region
534 East Front Street
Traverse City, MI  49686
(616) 933-4400

3600 Veterans Drive
Traverse City, MI  49864
(616) 933-5626

Loan Production Office
616 Petoskey Street
Petoskey, MI  49770
(616) 347-0290

Western Michigan
100 E. 8th Street
Holland, MI  49423
(616) 395-2585

Loan Production Office
1500 East Beltline,
Suite 160
Grand Rapids, MI  49506
(616) 977-5907


Photograph #8

Barry J. Eckhold, Vice Chairman and Chief Executive Officer, Republic Bank

                            Republic Savings Bank


Highlights

Republic Savings Bank is a state-chartered savings bank headquartered in Pepper Pike, Ohio, that offers commercial, retail and mortgage loans in addition to a variety of checking and deposit products primarily to individual and business customers in the greater Cleveland, Ohio area and Indianapolis, Indiana. Republic Savings Bank also originates mortgage loans through offices in Columbus, Dayton, and Cincinnati, Ohio as well as in Indiana.


Republic Savings Bank was the top SBA lender in the Cleveland District for the fourth quarter of 1997. At December 31, 1997, Republic Savings Bank had assets of $492 million. Total deposits grew 12% to $320 million from $285 million last year. Commercial loan closings were $56 million, an increase of 36% from 1996. SBA loan closings improved to $7 million in 1997. Republic Savings Bank closed $557 million in residential mortgage loans, representing a 65% increase from 1996.


Board of Directors

Dennis J. Ibold
Chairman of the Board;
President, Petersen & Ibold, Attorneys at Law

Albert P. Blank
Executive Vice President, Republic Savings Bank

Dana M. Cluckey
President and Chief Operating Officer,
Republic Bancorp Inc.

Paul C. Drueke
First Vice President, Stifel, Nicolaus & Company, Inc.

Barry J. Eckhold
Vice Chairman, Republic Savings Bank; Vice Chairman and Chief Executive Officer, Republic Bank

Craig L. Johnson
President and Chief Executive Officer, Republic Savings Bank;
President and Chief Operating Officer, Republic Bank

John J. Lennon
Retired Chairman and Chief Executive Officer,
White Engines, Inc.

John L. Macklin
President, Investment Advisors International, Inc.

Lyman H. Treadway
Consultant, Retired Chairman and Chief Executive Officer,
Bancapital Corporation

Officers

Craig L. Johnson
President and Chief Executive Officer

Albert P. Blank
Executive Vice President

Gregory T. Cook
Senior Vice President, Retail Banking

Michelle J. Dubblestyne
Vice President, Human Resources

Michelle T. Ferri, CPA
Vice President, Controller and Treasurer

Jacqueline W. Goler
Vice President, Marketing

Leeanne M. Wright
Vice President, Loan Servicing

Commercial Lending

Vice Presidents

E. Christian Barham
Thomas P. Krumel
Daniel G. Merkel
Carl F. Moraw
Neil T. Young

Mortgage Lending

Vice Presidents

Timothy B. Atkinson
Anthony P. Corrao
Davida F. Henson
Darrin L. Kresevic
Marianne McCarty
Edward M. McRitchie
John L. Mlakar
Kathy A. Shaw

Office Locations

Main Office
29225 Chagrin Blvd.
Pepper Pike, OH  44122
(216) 514-3484

17800 Chillicothe Rd.
Chagrin Falls, OH  44023
(440) 543-8237

8389 Mayfield Rd.
Chesterland, OH  44026
(440) 729-1636

80 Severance Circle Drive
Cleveland Heights, OH  44118
(216) 291-3171

5 Aurora Street
Hudson, OH  44236
(330) 653-5111

Greens of Lyndhurst
5710 Mayfield Rd.
Lyndhurst, OH  44124
(440) 461-7300

8382 Mentor Avenue
Mentor, OH  44060
(440) 918-0800

7220 Pearl Rd.
Middleburg Heights, OH  44130
(440) 845-7945

26777 Lorain Rd.
North Olmsted, OH  44070
(440) 779-9922

26301 Curtiss Wright Pkwy.
Richmond Heights, OH  44143
(216) 289-0999

3505 Lee Rd.
Shaker Heights, OH  44120
(216) 991-2800

13991 Cedar Road
South Euclid, OH  44118
(216) 932-7774

201 South Capital, Suite 650
Indianapolis, IN  46225
(317) 237-5300

Loan Production Office
7333 Paragon Rd., Suite 160
Centerville, OH  45459
(937) 438-4663

Loan Production Office
8178 Beechmont Avenue
Cincinnati, OH  45255
(513) 474-1188

Loan Production Office
6551 South Main St., Suite 100
North Kingsville, OH  44068
(440) 224-2114

Loan Production Office
500 W. Wilson Bridge Rd.
Suite 100
Worthington, OH  43085
(614) 888-9582

Loan Production Office
4665 Douglas Circle, Suite 100
Canton, OH  44718
(330) 966-7072


Photograph #9

Craig L. Johnson, President
and Chief Executive Officer,
Republic Savings Bank

                               Republic Bancorp
                                Mortgage Inc.


Highlights

Republic Bancorp Mortgage Inc. is a mortgage company with headquarters in Farmington Hills, Michigan. Republic Bancorp Mortgage offers a variety of mortgage loans, including conventional, construction, FHA/VA government-insured, jumbo and sub-prime, as well as home equity products. These products are available through 17 offices located in Michigan, Connecticut, Massachusetts, New York and Ohio. Republic Bancorp Mortgage has three divisions: Home Funding Inc., Unlimited Mortgage Services and Exchange Mortgage Corporation.

Exchange Mortgage Corporation, including its sub-prime lending division, Union Mortgage Services, was acquired in September 1997. This acquisition provided Republic Bancorp Mortgage with an opportunity to expand the Company's mortgage lending activities into the more profitable sub-prime mortgage lending market. The establishment of a sub-prime lending division within the Company is expected to enhance the volume of mortgage loans originated to applicants with less-than-perfect credit histories.

Republic Bancorp Mortgage's Southeast Michigan region has consistently been recognized as one of the top five mortgage origination groups in the State of Michigan. Republic Bancorp Mortgage originated $917 million of residential mortgage loans in 1997, an increase of 31% from 1996.


Board of Directors

George B. Smith
Chairman of the Board

Charles W. Adams
Consultant

Douglas E. Brandewie
President and Chief Executive
Officer, Republic Bancorp
Mortgage Inc.

Jerry D. Campbell
Chairman and Chief Executive
Officer, Republic Bancorp Inc.

Dana M. Cluckey
President and Chief Operating
Officer, Republic Bancorp Inc.

Barry J. Eckhold
Vice Chairman and
Chief Executive Officer,
Republic Bank
and Vice Chairman,
Republic Savings Bank

William C. Rands, III
Managing Partner,
Sagres Partners

Arthur F. Vine
Retired Director of
Mortgage Servicing,
Michigan State Housing
Development Authority

Officers

George B. Smith
Chairman of the Board

Douglas E. Brandewie
President and Chief Executive
Officer

Teresa E. Fagan
Executive Vice President,
Unlimited Mortgage
Services, Inc.

Sandra J. Nickol
Senior Vice President

Kristin L. Ouellette
Senior Vice President

Kathleen Quinn
Division President,
Home Funding Inc.

Marcetta Nelson-Rhodes
Senior Vice President

Lawrence Rosenberg, CPA
Senior Vice President and
Chief Financial Officer

W. Eric Stone
Division President, Unlimited
Mortgage Services, Inc.

Edward A. Tilk
Executive Vice President,
Exchange Mortgage
Corporation

Michael J. Walsh
Division President, Exchange
Mortgage Corporation

William A. Zablocki
Senior Vice President

Denise M. Kiepper
Vice President,
Human Resources

Vice Presidents

Patricia Cook-Anderson
Barbara J. Bartus
Robert L. Borkowski
Koleen M. Cook
Charles W. Cracraft
Robert D. Decraene
Thomas E. Dodrill
Deborah L. Dupilka
Erik C. Eriksen
Susan A. Farrar
Debra J. Gouin
Deborah E. Herman
Wendy L. Hunt
C. Ann Jeffares
Alex N. Masterpole
Carrie E. Meacham
Mary D. Mitchell
Raquel R. Moore
Ross G. Ritter
Barbara Jo Smith
Daniel B. Smith
Thomas B. Smith
Timothy B. Smith
Linda C. Stafford
Michael G. Taormino
Peter D. Tull
Kimberly L. Visniski
William D. Wilhammer

Office Locations

Main Office
31155 Northwestern Hwy.
Farmington Hills, MI  48334
(248) 932-4701

1919 West Stadium Blvd., Suite 4
Ann Arbor, MI  48103
(734) 995-4499

1700 North Woodward Avenue,
Suite B
Bloomfield Hills, MI  48304
(248) 646-7050

322 West Grand River
Brighton, MI  48116
(810) 229-7440

836 Centennial Way
Lansing, MI  48917
(517) 886-2816

186 South Main Street
Plymouth, MI  48170
(734) 459-7800

315 Water Street
Rochester, MI  48307
(248) 656-4200

24370 Northwestern Hwy.,
Southfield, MI  48075
(248) 357-8360

14405 Northline Rd.
Southgate, MI  48195
(734) 283-6200

13219 Eureka
Southgate, MI  48195
(734) 246-9900

457 Main Street
Danbury, CT 06811
(800) 767-4787

141 Orange Street
New Haven, CT  06510
(203) 776-3980

Two Meeting House Road
Chelmsford, MA  01824
(978) 250-2700

1407 Route 9
Clifton Park, NY  12065
(800) 724-0969

6701 Manlius Center Rd.
East Syracuse, NY  13057
(800) 860-8207

Two Summit Court, Suite 306
Fishkill, NY  12524
(800) 724-2111

450 West Wilson Bridge Road, Suite 370
Worthington, OH  43085
(614) 785-1730


Photograph #10

Douglas E. Brandewie, President
and Chief Executive Officer,
Republic Bancorp Mortgage Inc.

                            Market Street Mortgage
                               Corporation and
                           CUB Funding Corporation


Highlights

Market Street Mortgage Corporation and CUB Funding Corporation are mortgage companies with headquarters in Clearwater, Florida. Market Street Mortgage and CUB Funding offer a range of mortgage loan products, including conventional, construction, FHA/VA government-insured, jumbo and sub-prime, as well as home equity products. These products are offered through a total of 49 offices in Florida, California, Alabama, Arizona, Colorado, Georgia, Illinois, Maryland, Missouri, North Carolina, Oklahoma, Pennsylvania, Texas, Utah and Virginia.

In 1997, Market Street Mortgage was awarded one of two national contracts to be a master servicer of government loans for the Government National Mortgage Association (GNMA). Also, Market Street Mortgage was the Number One originator of mortgages for home purchases in the Tampa, Florida area for the eighth year in a row.

Market Street Mortgage closed $1.3 billion in residential mortgage loans in 1997, an increase of 15% from 1996. CUB Funding's residential mortgage closings were $632 million in 1997.


Market Street
Mortgage
Corporation

Board of Directors
Randall C. Johnson, CMB
Chairman of the Board,
President and Chief
Executive Officer

Jerry D. Campbell
Chairman and Chief Executive
Officer, Republic Bancorp Inc.

Dana M. Cluckey, CPA
President and Chief
Operating Officer,
Republic Bancorp Inc.

Michael H. Dillon, CPA
Executive Vice President

T. Donnell Smith, CMB
Executive Vice President

Officers
Randall C. Johnson, CMB
Chairman of the Board,
President and Chief Executive
Officer

T. Donnell Smith, CMB
Executive Vice President

Michael H. Dillon, CPA
Executive Vice President

James B. Capps
Senior Vice President

Tracy S. Jackson, CPA
Senior Vice President,
Chief Financial Officer,
Treasurer and Secretary

Nancy A. Jones
Senior Vice President

Barbara VanAntwerp
Senior Vice President

Nancy J. Weaver
Vice President

Robert W. Johnson, Esq.
Legal Counsel and
Chief Compliance Officer

Vice Presidents

Betty Ann Armstrong
Anna Y. Agee
Anthony J. Agliardi, CPA
Ross G. Bennett, CMB
Barry W. Carroll
Thomas J. Chess
Jerry F. Cobbe
Joy C. Douglas
Deborah L. Drake
Michael A. Dulla
Charles D. Feisal
Timothy J. Hawkes
Barbara J. Jenkins
Bruce W. Kates
Patricia K. McCabe
Stephen H. McLaughlin
Richard A. Munch
Brian J. Murphy
JoAnn Schuler Perry
Sandra K. Pettinger
Brian W. Prentice
Lauren C. Reed
Charles W. Richardson
Clarence P. Rideout
Neal B. Saxon, Jr.
Timothy A. Slone
Gene F. Swindle
John M. Welsh
Frank L. Wolff

Office Locations

Main Office
2650 McCormick Drive,
Suite 200
Clearwater, FL  33759
(813) 724-7000

28341 S. Tamiami Trail
Bonita Springs, FL  34134
(941) 495-5454

1375 Oakfield Drive
Brandon, FL  33511
(813) 681-7700

3620 NW 43rd Street, Unit F
Gainesville, FL  32606
(352) 336-7766

100 South Lawrence Blvd.
Keystone Heights, FL  32656
(352) 473-1020

11701 Belcher Rd. South,
Largo, FL  33773
(813) 539-8300

2500 Maitland Center Pkwy.
Maitland, FL  32751
(407) 875-6900

11440 N. Kendall Dr.,
Miami, FL  33176
(305) 596-1640

9050 Pines Blvd.,
Pembroke Pines, FL  33024
(954) 438-6600

698 Brent Lane
Pensacola, FL  32503
(904) 479-7991

300 31st Street, N.,
St. Petersburg, FL  33713
(813) 321-4439

3550 Buschwood Park Dr.
Tampa, FL  33618
(813) 932-4578

3802 Ehrlich Road,
Tampa, FL  33624
(813) 961-6694

205 S. Hoover St.,
Tampa, FL  33609
(813) 286-8700

6719 Taylor Circle,
Montgomery, AL  36117
(334) 277-9011

1255 Baseline Road
Mesa, AZ  85202
(602) 897-7447

8800 N. Gainey Center Dr.
Scottsdale, AZ  85258
(602) 596-0735

500 E. Fry Blvd.
Sierra Vista, AZ  85635
(520) 458-8523

6303 E. Tanque Verde
Tucson, AZ  85715
(520) 751-0071

7850 Vance Drive
Arvada, CO  80003
(303) 424-6993

6025 S. Quebec
Englewood, CO  80111
(303) 721-1120

214 8th Street
Glenwood Springs, CO  81601
(970) 945-7200

606 Mountain View Ave.
Longmont, CO  80501
(303) 772-4400

5669 Whitesville Rd.
Columbus, GA  31904
(706) 324-0074

300 Chastain Center Blvd.
Kennesaw, GA  30144
(770) 795-0886

23 Eastbrook Bend
Peachtree City, GA  30269
(770) 631-4000

344 Corder Road
Warner Robins, GA  31088
(912) 328-6660

1211 West 22nd Street
Oak Brook, IL  60523
(630) 990-1310

8752-3 West 159th Street
Orland Park, IL  60462
(708) 403-5663

1375 E. Woodfield Rd.
Schaumburg, IL  60173
(847) 706-9411

3901 National Dr.
Burtonsville, MD  20866
(301) 989-8500

18215-D Flower Hill Way
Gaithersburg, MD  20879
(301) 670-5660

2701 Coltsgate Rd.
Charlotte, NC  28211
(704) 365-9044

1320 N.W. Homestead Dr.
Lawton, OK  73505
(580) 248-3448

4200 Perimeter Center
Oklahoma City, OK  73112
(405) 942-1200

217 West 5th Street
Stillwater, OK  74074
(405) 377-2754

RD1, Box 1020
New Freedom, PA  17349
(717) 235-8889

8200 Brook River Center
Dallas, TX  75247
(214) 631-1810

917 East Country Hills Drive
South Ogden City, UT  84403
(801) 392-6160

7611 Little River Turnpike
Annandale, VA  22003
(703) 941-6600

3998 Fair Ridge Dr.
Fairfax, VA  22033
(703) 359-0100

8700 Centreville Road
Manassas, VA  20110
(703) 331-0300

CUB Funding
Corporation

Officers

Randall C. Johnson, CMB
Chairman of the Board and
Chief Executive Officer

Daniel M. LuVisi
Vice Chairman and President

T. Donnell Smith, CMB
Executive Vice President

Michael H. Dillon, CPA
Executive Vice President

Harry A. "Bud" Blank
President, Leader
Financial  Division

Tracy S. Jackson, CPA
Senior Vice President
Chief Financial Officer,
Treasurer and Secretary

Nancy A. Jones
Senior Vice President

Barbara J. Jenkins
Vice President

Nancy J. Weaver
Vice President

Office Locations

26565 West Agoura Road
Calabasas, CA  91302-1958
(818) 880-4400

702 East Highway 50
O'Fallon, IL  62269
(618) 632-1010

112 West Homer
Adams Parkway,
Alton, IL  62002
(618) 467-5626

1659 Clarkson
Chesterfield, MO  63017
(314) 530-9494

386 Festus Center Drive
Festus, MO  63028
(314) 931-5626

423 S. Kirkwood Road
Kirkwood, MO  63122
(314) 965-9940

13723 Riverport Dr., Suite 104
Maryland Heights, MO  63043
(314) 770-0288


Photograph #11

Randall C. Johnson, CMB, Chairman of the Board, President and Chief Executive Officer, Market Street Mortgage Corporation and CUB Funding Corporation

                            Republic Bancorp Inc.
                            Directors and Officers


Board of Directors
Jerry D. Campbell              Chairman and Chief Executive Officer
Dana M. Cluckey, CPA           President and Chief Operating Officer
Bruce L. Cook                  Chairman, Wolverine Sign Works
Richard J. Cramer, Sr.         President, Dee Cramer, Inc.
Dr. George A. Eastman          Orthodontic Consultant
Howard J. Hulsman              Chairman, Ross Learning Inc.
Gary Hurand                    President, Dawn Donut Systems, Inc.
Dennis J. Ibold                President, Petersen & Ibold, Attorneys at Law
Stephen M. Klein               Chairman and Chief Executive Officer, Omni Financial Services Inc.
John J. Lennon                 Retired Chairman and CEO, White Engines, Inc.
Sam H. McGoun                  President and CEO, Willis Corroon Corporation of Michigan, Inc.
Kelly E. Miller                President and CEO, Miller Exploration Company
Joe D. Pentecost               President, Better Properties, Inc.
George B. Smith                Chairman of the Board, Republic Bancorp Mortgage Inc.
Dr. Jeoffrey K. Stross         Professor of Internal Medicine, University Medical Center, The University of Michigan

Directors-Emeriti
Myer N. Franklin
David Laro
John F. Northway
Lyman H. Treadway

Executive Officers
Jerry D. Campbell              Chairman and Chief Executive Officer
Dana M. Cluckey, CPA           President and Chief Operating  Officer
Barry J. Eckhold               Vice President and Chief Credit Officer
Thomas F. Menacher, CPA        Senior Vice President, Treasurer and Chief Financial Officer
George E. Parker, III          General Counsel and Corporate Secretary

Corporate Officers
Vivian N. Bennett, CPA         Financial Reporting and Investor Relations Officer
Gregory R. Bixby               Vice President, Chief Information Officer
Timothy G. Blazejewski, CPA    Vice President, Chief Investment Officer
Debra A. Hanses, PHR           Vice President, Corporate Human Resources
Travis D. Jones, CPA           Vice President, Corporate Controller
Jack D. Speckmann              Director of Loan Review and Internal Audit
Pamela E. Taiariol             Director of Compliance

Executive Office               Principal Office
1070 East Main Street          122 South Main Street
Owosso, MI  48867              Ann Arbor, MI  48104
(517) 725-7337                 (313) 665-4030

                             Five-Year Summary of
                           Selected Financial Data

Year Ended December 31                                1997        1996         1995         1994        1993
------------------------------------------------------------------------------------------------------------
Earnings Summary (in thousands)
Interest income                                   $118,852    $ 99,147      $ 95,597    $ 78,219    $ 78,831
Interest expense                                    71,912      62,427        65,192      44,999      42,268
Net interest income                                 46,940      36,720        30,405      33,220      36,563
Provision for loan losses                            3,031         290            24          94         603
Mortgage banking income                             93,700      86,377        70,960      69,899      85,128
Other noninterest income                             8,815       4,469         4,241       5,762       6,992
Noninterest expense                                117,742     104,492(1)     83,152      85,021      93,539
Income before cumulative effect of a
   change in accounting principle and
   extraordinary item                               18,789      15,066        14,264      15,719      22,233
Net income                                          18,789      14,678        14,264      15,719      23,183

Per Common Share(2)
Basic earnings                                    $   1.01    $    .76      $    .71    $    .77    $   1.19
Diluted earnings                                       .99         .74           .69         .75        1.13
Cash dividends declared                                .37         .34           .28         .22         .15
Book value (year-end)                                 7.02        6.47          6.34        5.78        5.54
Closing stock price (year-end)                       21.38       10.57          8.88        7.42        9.39
Dividend payout ratio                                   37%         46%           40%         30%         13%

Operating Data (in millions)
Closings:
   Residential mortgage loans                     $  3,892    $  3,581      $  2,847    $  2,837    $  4,911
   Commercial loans                                    175         122            50          27          20
   SBA loans                                            28          24            17          12           7
Mortgage loan servicing portfolio                    3,113       2,706         3,967       4,669       3,023

Year-End Balances (in millions)
Total assets                                      $  1,873    $  1,490      $  1,473    $  1,364    $  1,171
Total earning assets                                 1,731       1,349         1,323       1,224       1,078
Mortgage loans held for sale                           514         329           423         152         508
Portfolio loans                                      1,096         785           578         605         407
Deposits                                             1,177       1,014           905         819         834
Short-term borrowings and FHLB advances                425         255           344         327         160
Long-term debt                                          48          49            52          56          20
Shareholders' equity                                   131         122           126         118         111

Ratios
Return on average assets                              1.16%       1.02%         1.00%       1.23%       1.94%
Return on average equity                             15.09       11.95         11.71       13.43       23.72
Net interest margin (3)                               3.16        2.88          2.38        2.88        3.29
Net loan charge-offs to average total loans (4)        .03         .06           .06         .20         .06
Allowance for loan losses as a percentage
   of year-end portfolio loans                         .67         .60           .87         .92        1.77
Non-performing assets as a percentage
   of year-end total assets                            .68         .44           .20         .30         .45
Average shareholders' equity to average assets        7.69        8.52          8.56        9.14        8.16
Tier 1 risk-based capital                             9.75       13.30         15.72       17.57       16.35
Total risk-based capital                             10.35       13.84         18.63       21.05       20.19
Tier 1 leverage                                       6.58        8.16          8.31        8.43        8.43

(1) Includes a one-time assessment of $1.5 million ($975,000 after tax, or $.05 per share) for the recapitalization of the Savings Association Insurance Fund.

(2) The basic earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, Earnings Per Share. All per share amounts presented have been adjusted to reflect the issuance of stock dividends.

(3) Net interest income (FTE) expressed as a percentage of average interest-earning assets.

(4) Includes mortgage loans held for sale.

                 Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets

December 31 (Dollars in thousands)                                  1997           1996
---------------------------------------------------------------------------------------
Assets:
Cash and due from banks                                      $    27,458    $    33,590
Interest-earning deposits with banks                               2,210          6,524
Mortgage loans held for sale                                     513,533        329,157
Securities available for sale                                    119,881        228,621
Loans, net of unearned income                                  1,095,744        784,628
Less allowance for loan losses                                    (7,334)        (4,709)
                                                             -----------    -----------
   Net loans                                                   1,088,410        779,919
                                                             -----------    -----------
Premises and equipment, net                                       12,505         15,008
Mortgage servicing rights                                         58,413         44,398
Other assets                                                      50,483         53,148
                                                             -----------    -----------
   Total Assets                                              $ 1,872,893    $ 1,490,365
                                                             ===========    ===========
Liabilities and Shareholders' Equity:
Deposits                                                     $ 1,177,293    $ 1,013,707
Federal funds purchased, securities sold under
   agreement to repurchase and other short-term borrowings        58,274        121,142
FHLB advances                                                    366,632        134,200
Accrued expenses and other liabilities                            91,142         49,243
Long-term debt                                                    47,500         49,189
                                                             -----------    -----------
   Total Liabilities                                           1,740,841      1,367,481
Minority Interest                                                    964          1,069
Shareholders' Equity                                             131,088        121,815
                                                             -----------    -----------
   Total Liabilities and Shareholders' Equity                $ 1,872,893    $ 1,490,365
                                                             ===========    ===========

Condensed Consolidated Statements of Income

Year Ended December 31
(Dollars in thousands, except per share data)                   1997         1996
---------------------------------------------------------------------------------
Interest income                                             $ 118,852   $  99,147
Interest expense                                               71,912      62,427
                                                            ---------   ---------
   Net interest income                                         46,940      36,720
Provision for loan losses                                       3,031         290
                                                            ---------   ---------
   Net interest income after provision for loan losses         43,909      36,430
Noninterest income                                            102,515      90,846
Noninterest expense                                           117,742     104,492
                                                            ---------   ---------
   Income before income taxes and extraordinary item           28,682      22,784
Income taxes                                                    9,893       7,718
                                                            ---------   ---------
   Income before extraordinary item                            18,789      15,066
Extraordinary item - early redemption of debt, net of tax        --          (388)
                                                            ---------   ---------
   Net income                                               $  18,789   $  14,678
                                                            =========   =========
Net income per common share:
Basic                                                       $    1.01   $     .76
Diluted                                                     $     .99   $     .74
                                                            ---------   ---------

     Condensed Consolidated Statement of Changes in Shareholders' Equity

                                                                                              Net
                                                                                          Unrealized
                                                                                        Gains (Losses)
                                  Number of                                              on Securities      Total
                                   Common        Common        Capital       Retained      Available    Shareholders'
(In thousands)                     Shares         Stock        Surplus       Earnings      for Sale        Equity
---------------------------------------------------------------------------------------------------------------------
Balances at January 1, 1997        17,129       $ 85,646      $  37,538    $   1,079     $ (2,448)      $   121,815
Net income                                                                    18,789                         18,789
Cash dividends declared                                                       (6,950)                        (6,950)
   ($0.37 per common share)
Awards of shares under
   restricted stock plan                                         (1,575)                                     (1,575)
Amortization of restricted
   shares issued                                                    824                                         824
Issuance of common shares:
   10% stock dividend               1,693          8,466          3,155      (11,644)                           (23)
   Exercise of stock options
     and stock warrants               342          1,710             45                                       1,755
   Tax benefit related to
      stock-based awards                                          1,123                                       1,123
Common shares repurchased            (486)        (2,431)        (3,889)                                     (6,320)
Change in net unrealized losses
   on securities available
   for sale                                                                                 1,650             1,650
                                   ------       --------      ---------    ---------     --------       -----------
Balances at December 31, 1997      18,678       $ 93,391      $  37,221    $   1,274     $   (798)      $   131,088
                                   ======       ========      =========    =========     ========       ===========


Report of Independent Auditors

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Republic Bancorp Inc. and subsidiaries as of December 31, 1997 and the related statements of income, changes in shareholders' equity, and cash flows for the year ended December 31, 1997 (not presented separately herein) and in our report dated January 15, 1998, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived. The financial statements of Republic Bancorp Inc. for the year ended December 31, 1996, were audited by other auditors whose report dated January 16, 1997 expressed an unqualified opinion on those statements and included an explanatory paragraph that disclosed the change in the Company's method of accounting for mortgage servicing rights.

/s/ Ernst & Young LLP

Detroit, Michigan
January 15, 1998

                            Corporate Information


Annual Meeting
The Annual Meeting of Shareholders
of Republic Bancorp Inc. will be held
Wednesday, April 22, 1998 at 9:00 a.m. at the Novi Hilton, 21111 Haggerty Road,
Novi, Michigan.

Common Stock
Republic Bancorp Inc. common stock is
listed on the National Market Tier of the Nasdaq Stock Market and is traded under the symbol RBNC.

Principal Market Makers
A.G. Edwards & Sons, Inc.
St. Louis, Missouri 63103

Allen & Company, Inc.
New York, New York 10022

Robert W. Baird & Co., Inc.
Milwaukee, Wisconsin 53202

Dean Witter Reynolds, Inc.
New York, New York 10048

First Albany Corporation
Albany, New York  12207

First of Michigan Corporation
Detroit, Michigan  48226

Herzog, Heine, Geduld, Inc.
Jersey City, New Jersey  07310

Howe Barnes Investment, Inc.
Chicago, Illinois  60603

Keefe, Bruyette & Woods, Inc.
New York, New York  10048

MacAllister Pitfield MacKay
New York, New York  10004

Mayer & Schweitzer Inc.
Jersey City, New Jersey  07302

Nash Weiss
Jersey City, New Jersey  07302

Paine Webber Inc.
New York, New York  10019

Roney & Co.
Detroit, Michigan  48226

Smith Barney Shearson, Inc.
New York, New York  10105

Spencer Clarke L.P.
New York, New York  10022

Stifel Nicolaus & Co., Inc.
St. Louis, Missouri  63102

Troster Singer Corporation
Jersey City, New Jersey  07302


Stock Transfer Agent
and Registrar
Shareholders requiring a change of name, address or ownership of stock, as well as information about shareholder records, lost or stolen certificates or dividend checks should contact:

State Street Bank and Trust Company
c/o Boston EquiServe
P.O. Box 8200
Boston, MA  02266-8200
(800) 257-1770

Independent Auditors
Ernst & Young LLP
500 Woodward Avenue, Suite 1700
Detroit, Michigan 48226-3426



Stock Price and Trading Volume Information

                                                        Quarterly
                                                     Trading Volume
Date                          Closing Price          (In thousands)
-------------------------------------------------------------------
December 31, 1997                $21.38                   3,990
September 30, 1997               $15.00                   3,150
June 30, 1997                    $12.95                   3,440
March 31, 1997                   $11.81                   3,390
December 31, 1996                $10.57                   4,050
---------------------------------------------------------------

Shareholder Information
Dividend Payment Dates
     Subject to approval of the Board of Directors, quarterly cash dividend payments are made during January, April, July and October.

Dividend Reinvestment Plan
     Through the Republic Bancorp Inc. Dividend Reinvestment Plan, shareholders with common stock registered in their names can reinvest their dividends in additional shares of common stock. In addition, participating shareholders may purchase common stock with supplemental cash payments of $10 to $5,000 each quarter. The Company assumes all costs associated with the purchase of shares under the Plan. Participating shareholders also have the option to deposit stock certificates into their Dividend Reinvestment Plan account. For a brochure, authorization card or further information, please contact Vivian N. Bennett at the address or telephone number listed below.

Account Consolidation and Elimination of Duplicate Mailings
     If you receive duplicate mailings of Republic Bancorp materials at one address, and you wish to discontinue such mailings, or you would like to consolidate your registered shareholder accounts, write or call our stock transfer agent at the address or telephone number provided, providing your full name and address the way it appears on your account statements.

Form 10-K and Other Financial Reports
     Copies of Republic Bancorp's 1997 Annual Report on Form 10-K filed with the Securities and Exchange Commission, Quarterly Form 10-Q's, and Quarterly Earnings Releases may be obtained by calling or writing the Investor Contact identified below.

Internet Address
     Information on Republic Bancorp's financial results and its products and services can be accessed on the Internet at http://www.republicbancorp.com.



Photograph #12                                   Photograph #13



Analyst and Media Contact                        Investor Contact

Thomas F. Menacher, CPA                          Vivian N. Bennett, CPA
Senior Vice President, Treasurer                 Financial Reporting and
and Chief Financial Officer                      Investor Relations Officer
1070 East Main Street                            1070 East Main Street
Owosso, Michigan 48867                           Owosso, Michigan 48867
(517) 725-7337                                   (517) 725-7004